                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Statement
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            barnesandnoble.com inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box)

[ ]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

          Class A Common Stock, par value $0.001
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          14,624,557
        ------------------------------------------------------------------------

     (3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $4.25
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $62,154,367.25
        ------------------------------------------------------------------------

     (5)  Total fee paid:

          $12,431.00
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            BARNESANDNOBLE.COM INC.
                                76 NINTH AVENUE
                            NEW YORK, NEW YORK 10011

                                                              ____________, 2000

Dear Fellow Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of barnesandnoble.com inc., on [date] , 2000, at 10:00 a.m., local time, at [Location] in New York, New York. At the Special Meeting, we are asking for stockholder approval of a merger agreement and the transactions contemplated by that agreement, including the merger of Fatbrain.com, Inc. with and into barnesandnoble.com inc. In the merger:

     - the stockholders of Fatbrain.com, Inc., in exchange for their shares of Fatbrain.com, Inc. common stock, $0.001 par value per share, will receive value equal to $4.25 per share as follows: (i) $1.0625 in cash and (ii) the number of shares of barnesandnoble.com inc. Class A Common Stock, $0.001 par value per share, equal to $3.1875 divided by the average of the closing sales price per share of barnesandnoble.com inc. Class A Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger;

     - the merger is subject to the approval of Fatbrain.com, Inc. stockholders by a majority of the shares of common stock outstanding and entitled to vote. Six stockholders of Fatbrain.com, Inc., including a member of its management and board of directors, who collectively own approximately 33.6% of Fatbrain.com, Inc.'s outstanding common stock, have signed a stockholder agreement in which they agreed to vote their shares in favor of the merger;

     - the merger is subject to the approval of barnesandnoble.com inc. stockholders by a majority vote of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock voting as one class. Barnes & Noble, Inc. and Bertelsmann AG, as the respective beneficial owners of all of the shares of Class B Common Stock and Class C Common Stock (which represents 97.4% of the common stock entitled to vote), have indicated their intention to vote their shares in favor of the merger;

     - barnesandnoble.com inc. will continue as the surviving corporation of the merger; and

     - barnesandnoble.com inc. stockholders will continue to hold their shares of barnesandnoble.com inc. common stock.

     These transactions are more fully described in the accompanying joint proxy statement/prospectus. Included with these soliciting materials is a proxy card for voting, a postage prepaid envelope, in which to return your proxy, and instructions for voting by telephone or on the Internet.

     If the merger were completed on September 15, 2000, former Fatbrain.com, Inc. stockholders would own approximately 24.4% of barnesandnoble.com inc.'s outstanding Class A Common Stock immediately after the proposed merger. This interest would constitute a 0.9% voting interest in barnesandnoble.com inc. and, following the establishment of Fatbrain.com, Inc.'s operations as a wholly owned subsidiary of barnesandnoble.com llc, would constitute a 7.2% economic interest in barnesandnoble.com llc.

     barnesandnoble.com inc.'s Class A Common Stock is listed on the Nasdaq National Market System under the trading symbol "BNBN." Fatbrain.com, Inc.'s common stock is listed on the Nasdaq National Market System under the trading symbol "FATB."

     Our board of directors has approved the merger agreement and the related transactions. OUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF BARNESANDNOBLE.COM INC. AND ITS STOCKHOLDERS, AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSED MERGER.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, EVEN IF YOU CANNOT ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON. PLEASE GIVE CAREFUL CONSIDERATION TO THE ITEMS TO BE VOTED UPON, COMPLETE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED. IF YOU RETURN A PROXY CARD OR VOTE BY TELEPHONE OR ON THE INTERNET AND DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON AS DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

     We look forward to receiving your vote and seeing you at the meeting.

                                          Sincerely,

                                          --------------------------------------
                                          Leonard Riggio
                                          Chairman of the Board of Directors

                            BARNESANDNOBLE.COM INC.
                                76 NINTH AVENUE
                            NEW YORK, NEW YORK 10011
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD [DATE], 2000

To our Stockholders:

     A special meeting of Stockholders of barnesandnoble.com inc. will be held at 10:00 a.m. local time, on [Date], 2000, at [Location] in New York, New York for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated September 13, 2000, by and between barnesandnoble.com inc. and Fatbrain.com, Inc., and approve the related merger pursuant to which Fatbrain.com, Inc. will merge with and into barnesandnoble.com inc.

          2. To consider and take action upon any other business that may properly come before the special meeting, or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the joint proxy statement/prospectus accompanying this notice.

     THE BOARD OF DIRECTORS OF BARNESANDNOBLE.COM INC. HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS FAIR, ADVISABLE TO, AND IN THE BEST INTERESTS OF, BARNESANDNOBLE.COM INC. AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF BARNESANDNOBLE.COM INC. HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

     All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote by telephone or by Internet as instructed. Any stockholder attending the meeting may vote in person even if he or she has submitted a proxy, provided he or she complies with the steps for revoking a proxy as described in the accompanying joint proxy statement/prospectus.

     All holders of record of shares of barnesandnoble.com inc.'s common stock at the close of business on [Date] , 2000 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

                                          By order of the Board of Directors,

                                          --------------------------------------
                                          Michael N. Rosen
                                          Secretary

New York, New York
[Date], 2000

                SUBJECT TO COMPLETION, DATED             , 2000

                                   PROSPECTUS
                                      FOR

                            BARNESANDNOBLE.COM INC.
                                              SHARES
               (CLASS A COMMON STOCK PAR VALUE $0.001 PER SHARE)
                            ------------------------

                                PROXY STATEMENT
                                      FOR

                            BARNESANDNOBLE.COM INC.
                   SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                                            , 2000
                            ------------------------

                                PROXY STATEMENT
                                      FOR

                               FATBRAIN.COM, INC.
                   SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                                            , 2000
                            ------------------------

     This joint proxy statement/prospectus relates to a proposed merger pursuant to the terms of an Agreement and Plan of Merger, dated September 13, 2000, by and between barnesandnoble.com inc., a Delaware corporation, and Fatbrain.com, Inc., a Delaware corporation. Pursuant to the merger agreement, each stockholder of Fatbrain.com, Inc. will receive the right to convert each share of Fatbrain.com, Inc. common stock into a combination of cash and barnesandnoble.com inc. Class A Common Stock, and Fatbrain.com, Inc. will merge with and into barnesandnoble.com inc. The stockholders of Fatbrain.com, Inc., in exchange for their shares of Fatbrain.com, Inc. common stock, will receive value equal to $4.25 per share as follows: (i) $1.0625 in cash and (ii) the number of shares of barnesandnoble.com inc.'s Class A Common Stock, $.001 par value per share, equal to $3.1875 divided by the average of the closing sales price per share of barnesandnoble.com inc.'s Class A Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger. barnesandnoble.com inc.'s Class A Common Stock is listed on the Nasdaq National Market System under the trading symbol "BNBN."

     The merger is subject to the approval of Fatbrain.com, Inc. stockholders holding a majority of the shares of common stock outstanding and entitled to vote. Six stockholders of Fatbrain.com, Inc., including a member of its management and board of directors, who collectively own approximately 33.6% of Fatbrain.com, Inc.'s outstanding common stock, have signed a stockholder agreement in which they agreed to vote their shares in favor of the merger.

     The merger is also subject to the approval of barnesandnoble.com inc. stockholders by a majority vote of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock voting as one class. Barnes & Noble, Inc. and Bertelsmann AG, as the respective beneficial owners of all of the shares of Class B Common Stock and Class C Common Stock (which represents 97.4% of the total common stock entitled to vote), have indicated their intention to vote their shares in favor of the merger.

     barnesandnoble.com, inc. has filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933 covering the shares of barnesandnoble.com inc. Class A Common Stock that barnesandnoble.com inc. will issue to stockholders of Fatbrain.com, Inc. pursuant to the merger (approximately 11,258,000 shares). This joint proxy statement/prospectus constitutes the prospectus that barnesandnoble.com inc. files as part of its registration statement and also constitutes the proxy statement that each of Fatbrain.com, Inc. and barnesandnoble.com inc., respectively, furnishes to its stockholders in connection with the solicitation of proxies by the boards of directors of Fatbrain.com, Inc. and barnesandnoble.com inc. for use at their respective special meetings of the stockholders being held to vote on the merger and merger agreement.

     This joint proxy statement/prospectus and the accompanying form of proxy is first being mailed to barnesandnoble.com inc. and Fatbrain.com, Inc. stockholders on or about [Date], 2000.

     AN INVESTMENT IN BARNESANDNOBLE.COM INC. CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 15.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER AND THE ISSUANCE OF SHARES OF BARNESANDNOBLE.COM INC. CLASS A COMMON STOCK IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this joint proxy statement/prospectus is [Date], 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    v
SUMMARY.....................................................    1
     The Companies..........................................    2
     The Stockholders Meetings..............................    2
     The Merger.............................................    2
     Transfer of Fatbrain Operations to New LLC and
      Contribution of New LLC to B&N.com LLC for Additional
      Membership Units; Issuance of Class A Common Stock to
      B&N.com LLC...........................................    3
     Options and Warrants...................................    3
     Management of Barnes & Noble.com.......................    3
     Interests of Fatbrain Officers and Directors in the
      Merger................................................    3
     Stockholder Agreement..................................    3
     Material United States Federal Income Tax
      Consequences..........................................    4
     Accounting Treatment...................................    4
     Opinion of Financial Advisor to Fatbrain...............    4
     Recommendation to Our Stockholders.....................    4
     Reasons for the Merger.................................    4
     Appraisal Rights.......................................    5
     Listing of Barnes & Noble.com Class A Common Stock.....    5
     The Merger Agreement...................................    5
     Regulatory Approvals...................................    6
     Fatbrain Market Price Information......................    6
     Barnes & Noble.com Market Price Information............    6
     Comparison of Stockholder Rights.......................    6
BARNES & NOBLE.COM SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA............................................    7
FATBRAIN.COM, INC. SELECTED HISTORICAL FINANCIAL DATA.......    9
BARNES & NOBLE.COM UNAUDITED PRO FORMA CONDENSED COMBINED
  SELECTED FINANCIAL DATA...................................   10
COMPARATIVE MARKET PRICE AND PER SHARE DATA.................   12
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   14
RISK FACTORS................................................   15
     Risks Related to the Merger............................   15
     Risks of the Business of Each of Barnes & Noble.com and
      Fatbrain..............................................   16
     Risks Related Solely to Barnes & Noble.com.............   25
     Risks Related Solely to Fatbrain.......................   28
ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS.................   30
THE SPECIAL MEETING OF BARNES & NOBLE.COM STOCKHOLDERS......   30
  Time and Place; Purposes..................................   30
  Record Date; Voting Rights; Vote Required for Approval....   30

                                                              PAGE
                                                              ----
  Solicitation..............................................   31
  Appraisal Rights..........................................   31
  Other Matters.............................................   31
THE SPECIAL MEETING OF FATBRAIN STOCKHOLDERS................   33
  Time and Place; Purposes..................................   33
  Record Date; Voting Rights; Vote Required for Approval....   33
  Solicitation..............................................   33
  Appraisal Rights..........................................   34
  Other Matters.............................................   34
THE MERGER..................................................   36
  Terms of the Merger.......................................   36
  Background of the Merger..................................   36
  Reasons for the Merger; Recommendation of the Board of
     Directors of Barnes & Noble.com........................   37
  Reasons for the Merger; Recommendation of the Board of
     Directors of Fatbrain..................................   39
  Opinion of Financial Advisor to Fatbrain Board............   41
  Interests of Fatbrain Executive Officers and Directors in
     the Merger.............................................   46
  Material United States Federal Income Tax Consequences....   48
MERGER AGREEMENT............................................   51
  General...................................................   51
  Effective Time of the Merger..............................   51
  Exchange of Certificates for Fatbrain.....................   51
  Options and Warrants......................................   52
  Representations and Warranties............................   52
  Certain Covenants.........................................   53
THE COMPANIES...............................................   62
     Barnes & Noble.com.....................................   62
     Fatbrain...............................................   63
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION OF FATBRAIN......................   74
     Overview...............................................   74
     Results of Operations..................................   74
     Liquidity and Capital Resources........................   81
     Changes in and Disagreements with Accountants on
      Accounting and Financial Disclosure...................   82
PRINCIPAL STOCKHOLDERS OF FATBRAIN..........................   83
COMPARISON OF RIGHTS OF STOCKHOLDERS........................   85
     General................................................   85
     Limitation of Director Liability.......................   85
     Authorized Capital.....................................   86
     Dividends..............................................   86
     Conversion of Class B Common Stock and Class C Common
      Stock.................................................   87
     Preferred Stock........................................   87

                                                              PAGE
                                                              ----
     Anti-Takeover Effects of Certain Provisions of Delaware
      Law...................................................   87
     Voting; Election of Directors..........................   90
     Mergers, Share Exchanges and Sales of Assets...........   90
     Liquidation, Dissolution or Winding Up.................   90
     Redemption and Preemptive Rights.......................   91
     Amendments to Certificates of Incorporation and
      Bylaws................................................   91
     Stockholder Action By Written Consent..................   91
     Board of Directors.....................................   92
     Special Meetings of Stockholders.......................   92
BARNES & NOBEL.COM UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION.....................................   93
LEGAL MATTERS...............................................   98
INDEPENDENT AUDITORS........................................   98
WHERE YOU CAN FIND MORE INFORMATION.........................   98
INDEX TO FINANCIAL STATEMENTS...............................  F-1

ANNEX A  AGREEMENT AND PLAN OF MERGER................................    A-1
ANNEX B  STOCKHOLDER AGREEMENT.......................................    B-1
ANNEX C  OPINION OF FINANCIAL ADVISOR TO FATBRAIN....................    C-1
ANNEX D  DELAWARE RIGHTS OF APPRAISAL................................    D-1

     This document incorporates important business and financial information about barnesandnoble.com inc. that is not included in or delivered with this document. barnesandnoble.com inc. will provide you with copies of the incorporated documents containing information relating to barnesandnoble.com inc., without charge, upon written or oral request to:

                            BARNESANDNOBLE.COM INC.
76 Ninth Avenue
New York, New York 10011
(212) 414-6000
Attention: Ms. Marie Toulantis

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF YOUR SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUESTS NO LATER THAN [DATE], 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     In this joint proxy statement/prospectus:

     - We refer to barnesandnoble.com inc., a Delaware corporation, as "Barnes & Noble.com."

     - We refer to barnesandnoble.com llc, a Delaware limited liability company, of which Barnes & Noble.com is the sole manager, as "B&N.com LLC."

     - We refer to Fatbrain.com, Inc., a Delaware corporation, and its subsidiaries as "Fatbrain."

     - We refer to the merger of Fatbrain with and into Barnes & Noble.com as the "merger."

     - We refer to the agreement between Barnes & Noble.com and Fatbrain concerning the merger as the "merger agreement."

Q: PLEASE BRIEFLY DESCRIBE THE PROPOSED MERGER AND THE RELATED TRANSACTIONS.

A: Barnes & Noble.com will acquire all of the outstanding common stock of Fatbrain for an aggregate purchase price of approximately $64 million, consisting of a combination of cash and Barnes & Noble.com Class A Common Stock. The stockholders of Fatbrain, in exchange for their shares of Fatbrain common stock, will receive value equal to $4.25 per share as follows: (i) $1.0625 in cash and (ii) the number of shares of Barnes & Noble.com Class A Common Stock, $0.001 par value per share, equal to $3.1875 divided by the average of the closing sales price per share of Barnes & Noble.com Class A Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger. Upon the completion of the merger, Fatbrain will be merged with and into Barnes & Noble.com and Barnes & Noble.com will be the surviving corporation. Following the merger, the assets and liabilities of Fatbrain will be transferred to a wholly owned subsidiary of Barnes & Noble.com, which will then become a wholly owned subsidiary of B&N.com LLC in exchange for the number of membership units of B&N.com LLC equal to the number of shares of Barnes & Noble.com Class A Common Stock issued in connection with the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: As a Fatbrain stockholder, you will receive the right to convert each of your shares of outstanding Fatbrain common stock into a combination of cash and Barnes & Noble.com Class A Common Stock. The stockholders of Fatbrain, in exchange for their shares of Fatbrain common stock will receive value equal to $4.25 per share as follows: (i) $1.0625 in cash and (ii) the number of shares of Barnes & Noble.com Class A Common Stock, $.001 par value per share, equal to $3.1875 divided by the average of the closing sales price per share of Barnes & Noble.com Class A Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger. You will receive only whole shares of Barnes & Noble.com Class A Common Stock. Barnes & Noble.com will pay you cash for any fractional share you would otherwise receive in the exchange.

Q: WHY ARE BARNES & NOBLE.COM AND FATBRAIN PROPOSING THE MERGER?

A: The respective boards of directors of Barnes & Noble.com and Fatbrain believe that the merger of Fatbrain with and into Barnes & Noble.com benefits the stockholders of both companies because, among other things, Fatbrain's business-to-business focus, combined with its digital publishing and print-on-demand capabilities, complement Barnes & Noble.com's consumer-based initiatives, which is expected to enhance and accelerate the rollout of Fatbrain's Information Exchange product to corporations seeking to streamline the management and distribution of their publishable materials. In addition, the respective boards of directors of Barnes & Noble.com and Fatbrain believe that Barnes & Noble.com has infrastructure and resources that Fatbrain can leverage to increase its lead in the corporate desktop market for books. A more detailed description of the background and reasons for the merger appears on pages 36, 37 and 39.

Q: HOW MANY SHARES OF BARNES & NOBLE.COM CLASS A COMMON STOCK WILL BE
   OUTSTANDING AFTER THE MERGER?

A: If the merger were completed on September 15, 2000, Barnes & Noble.com expects that there will be approximately 46,186,187 shares of Barnes & Noble.com Class A Common Stock outstanding, approximately 24.4% of which will be held by former stockholders of Fatbrain. These shares will represent a 0.9% voting interest in Barnes & Noble.com and, following the establishment of Fatbrain's operations as a wholly owned subsidiary of B&N.com LLC, will constitute a 7.2% economic interest in B&N.com LLC.

Q: WHAT DIVIDENDS WILL I RECEIVE IN THE FUTURE?

A: Barnes & Noble.com has never paid cash dividends on the Barnes & Noble.com
   Class A Common Stock, and Barnes & Noble.com currently intends to retain all of its earnings, if any, for the future operation and expansion of its business.

Q: WHERE WILL THE SHARES OF BARNES & NOBLE.COM CLASS A COMMON STOCK BE LISTED?

A: The shares of Barnes & Noble.com Class A Common Stock to be delivered in the merger will be listed on the Nasdaq National Market System under the trading symbol "BNBN."

Q: WHAT ARE THE TAX CONSEQUENCES TO FATBRAIN STOCKHOLDERS OF THE MERGER?

A: Receipt of the shares of Barnes & Noble.com Class A Common Stock by the stockholders of Fatbrain in the merger is intended to be tax-free to the stockholders of Fatbrain for U.S. federal income tax purposes, except that in any event, Fatbrain stockholders will be subject to tax based on the amount of cash received in exchange for their shares, including cash received instead of fractional shares. A more detailed description of the material U.S. federal income tax consequences of the merger appears on page 48.

Q: WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: Barnes & Noble.com and Fatbrain expect that the merger will be completed promptly after the special meetings of stockholders of Barnes & Noble.com and Fatbrain and after receipt of governmental approvals, including antitrust clearance. Barnes & Noble.com and Fatbrain anticipate closing the transaction in the fourth quarter of 2000.

Q: ARE FATBRAIN STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under Delaware law, which governs Fatbrain and the rights of its stockholders, Fatbrain stockholders who comply with Section 262 of the Delaware General Corporation Law are entitled to dissenter's rights of appraisal for their shares of Fatbrain common stock instead of the merger consideration by reason of the merger. A more detailed description of the appraisal rights of Fatbrain stockholders appears on page 60.

Q: WHO MUST APPROVE THE MERGER?

A: In addition to the respective boards of directors of each of Barnes &
   Noble.com and Fatbrain, which have already approved the merger, the merger is subject to the approval of Fatbrain stockholders holding a majority of the shares of common stock outstanding and entitled to vote. Six stockholders of Fatbrain, including a member of its management and board of directors, who collectively own approximately 33.6% of Fatbrain's outstanding common stock, have signed a stockholder agreement in which they agreed to vote their shares in favor of the merger. The merger is also subject to the approval of Barnes & Noble.com stockholders holding a majority of the outstanding shares of Class A

   Common Stock, Class B Common Stock and Class C Common Stock voting as one class. Barnes & Noble, Inc. ("Barnes & Noble") and Bertelsmann AG ("Bertelsmann"), as the respective beneficial owners of all of the shares of Class B Common Stock and Class C Common Stock (which represents 97.4% of the common stock entitled to vote), have indicated their intention to vote their shares in favor of the merger. Barnes & Noble.com and Fatbrain must also obtain approval from antitrust authorities for the merger.

Q: WHAT SHOULD I DO NOW?

A: After reading this joint proxy statement/prospectus carefully, you should vote your shares by either telephone, Internet (for Barnes & Noble.com stockholders only) or utilizing the enclosed proxy card, according to the instructions included with the proxy card. If you use the proxy card, please complete and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the Barnes & Noble.com special meeting or the Fatbrain special meeting. If you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be voted "FOR" the merger agreement. If you do not vote in person, by telephone, by Internet (for Barnes & Noble.com stockholders only) or by returning your completed proxy card, it will have the same effect as a vote "AGAINST" the merger agreement. EACH OF THE FATBRAIN AND BARNES & NOBLE.COM BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: ONCE I HAVE VOTED, MAY I CHANGE MY VOTE PRIOR TO THE BARNES & NOBLE.COM OR
   FATBRAIN SPECIAL MEETINGS?

A: Yes. You can change your vote at any time prior to your proxy being voted at the Barnes & Noble.com or Fatbrain special meetings by sending a signed notice of revocation or a later-dated, signed proxy card to the Secretary of Barnes & Noble.com or the Secretary of Fatbrain, as the case may be, before their respective special meetings. If you hold your shares in your own name, you may change your vote by attending the special meeting for Barnes & Noble.com or Fatbrain, as the case may be, and voting in person. If you hold your shares in "street name," you must first obtain a broker proxy card to vote in person at the meeting. If you vote by telephone or, in the case of Barnes & Noble.com stockholders only, the Internet, you can also change your vote by phone, or in the case of Barnes & Noble.com only, the Internet, or by following the instructions in the enclosed proxy form.

Q: WHAT WILL HAPPEN IN THE MERGER TO EMPLOYEE STOCK OPTIONS HELD BY FATBRAIN
   EMPLOYEES AND WARRANTS HELD BY OTHERS?

A: Each outstanding option to purchase Fatbrain common stock shall vest immediately prior to the merger and, to the extent not exercised immediately prior to the merger in accordance with its terms, be canceled immediately upon the effective time of the merger and be of no further force and effect. Each outstanding warrant to purchase Fatbrain common stock will be treated in accordance with its terms at the effective time of the merger.

Q: MAY I EXERCISE MY VESTED STOCK OPTIONS AND SELL SHARES OF FATBRAIN COMMON
   STOCK BETWEEN NOW AND THE COMPLETION OF THE MERGER?

A: Yes, unless you are subject to limitations on trading by persons defined as Fatbrain "affiliates" or other restrictions on "insider trading" under securities laws. The limitations on "affiliates" are described beginning on page 61.

Q: IF I HOLD MY STOCK CERTIFICATES IN MY OWN NAME, SHOULD I SEND MY STOCK
   CERTIFICATES NOW?

A: No. After the merger is completed, Barnes & Noble.com will send you instructions for exchanging your shares of Fatbrain common stock for cash and shares of Barnes & Noble.com Class A Common Stock.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger, or if you would like copies of any of the documents of Barnes & Noble.com referred to or incorporated by reference in this joint proxy statement/prospectus, please call: ChaseMellon Shareholder Securities, L.L.C. at (888) 634-7103; See also "Where You Can Find More Information."

                                    SUMMARY

     The following summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and related transactions more fully, please carefully read this entire joint proxy statement/prospectus, the annexes and the documents to which we refer you. See "Where You Can Find More Information."

     Fatbrain has provided the information in this joint proxy statement/prospectus about Fatbrain and Barnes & Noble.com has provided the information in this joint proxy statement/prospectus about Barnes & Noble.com.

THE COMPANIES (see page 62)

     BARNES & NOBLE.COM. Barnes & Noble.com is a Delaware corporation organized in March 1999. Its principal executive offices are located at:

    BARNESANDNOBLE.COM INC.
    76 Ninth Avenue
    New York, New York
    (212) 414-6000

     Barnes & Noble.com, based in New York, New York, is a holding company whose sole asset is a 21.3% equity interest in B&N.com LLC, and whose sole business is currently acting as sole manager of B&N.com LLC. B&N.com LLC is an online retailer of knowledge, information, education and entertainment-related products. As sole manager of B&N.com LLC, Barnes & Noble.com controls all of the affairs of B&N.com LLC and as a result, the financial statements of B&N.com LLC are consolidated with those of Barnes & Noble.com. Barnes & Noble and Bertelsmann each beneficially own a 39.4% equity interest (equivalent to an aggregate of 115,000,000 membership units) in B&N.com LLC. Each membership unit held by these companies is convertible into one share of Barnes & Noble.com Class A Common Stock. Barnes & Noble and Bertelsmann own one share of Barnes & Noble.com Class B Common Stock and Class C Common Stock, respectively. Through the Class B Common Stock and the Class C Common Stock, Barnes & Noble and Bertelsmann each are entitled to 575,000,010 votes on all matters presented for a vote by the holders of Barnes & Noble.com common stock (constituting their one share of Class B Common Stock or Class C Common Stock and their membership units multiplied by 10). As a result, Barnes & Noble.com is controlled by Barnes & Noble and Bertelsmann, who collectively control approximately 97.4% of the voting power of all shares of voting stock of Barnes & Noble.com.

     FATBRAIN. Fatbrain is a Delaware corporation initially incorporated in November 1994 as a California corporation under the name of CBooks Express, Inc. It changed its name to Computer Literacy in May 1997, was reincorporated in Delaware in May 1998 and changed its name to Fatbrain.com, Inc. in March 1999. Its principal executive offices are located at:

    FATBRAIN.COM, INC.
    2550 Walsh Avenue
    Santa Clara, California 95051
    (408) 845-0100

     Fatbrain, based in Santa Clara, California, is one of the leaders in managing, marketing and distributing information for businesses. Fatbrain is an online provider of professional books, technology based training solutions, corporate documentation and services that help organizations streamline the management and distribution of professional information. Fatbrain's business is transacted through its Web site and through its two physical retail locations. In October 1999, Fatbrain introduced eMatter, a secure digital publishing technology that allows authors and publishers to publish and sell works online. In March 2000, Fatbrain launched MightyWords, Inc. as a subsidiary to take advantage of the mass market opportunities presented by the eMatter digital publishing initiative. On June 5, 2000, Fatbrain completed a round of equity financing for MightyWords, which is now operated as a separate company. B&N.com LLC currently owns approximately 29.4% of MightyWords and, following the merger, will own approximately 53.0% of MightyWords.

THE STOCKHOLDERS MEETINGS (see page 30 and 33)

  Barnes & Noble.com

     The special meeting of Barnes & Noble.com stockholders will be held at [LOCATION] in New York, New York at 10:00 a.m. local time, on [DATE], 2000.

     At the special meeting, Barnes & Noble.com stockholders will be asked to vote to adopt the merger agreement and approve the merger with Fatbrain. Adoption of the merger agreement requires the favorable vote of Barnes & Noble stockholders holding a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock voting as one class. Barnes & Noble and Bertelsmann, as the respective beneficial owners of all of the shares of Class B Common Stock and Class C Common Stock (which represents 97.4% of the common stock entitled to vote), have indicated their intention to vote their shares in favor of the merger.

     You can vote at the special meeting if you owned Barnes & Noble.com common stock at the close of business on [DATE], 2000. As of that date, directors and executive officers of Barnes & Noble.com owned approximately [ ]% of the outstanding shares of Class A Common Stock. If you do not vote your shares of common stock or give instructions to your broker as to how to vote, the effect will be the same as a vote against the merger agreement and the merger.

     THE BOARD OF DIRECTORS OF BARNES & NOBLE.COM BELIEVES THE MERGER IS IN THE BEST INTERESTS OF BARNESANDNOBLE.COM AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

  Fatbrain

     The special meeting of Fatbrain stockholders will be held at the [LOCATION] in Santa Clara, California, at 10:00 a.m. local time, on [DATE], 2000.

     At the special meeting, Fatbrain stockholders will be asked to vote to adopt the merger agreement and approve the merger with Barnes & Noble.com. Adoption of the merger agreement requires the favorable vote of a majority of the outstanding shares of Fatbrain common stock. Six stockholders of Fatbrain, including a member of its management and board of directors, who collectively own approximately 33.6% of Fatbrain's outstanding common stock, have signed a stockholder agreement in which they agreed to vote their shares in favor of the merger.

     You can vote at the special meeting if you owned Fatbrain common stock at the close of business on [DATE], 2000. As of that date, directors and executive
officers of Fatbrain owned approximately [     ]% of the outstanding shares of
Fatbrain common stock. If you do not vote your shares of Fatbrain common stock or give instructions to your broker as to how to vote, the effect will be the same as a vote against the merger agreement and the merger.

     THE BOARD OF DIRECTORS OF FATBRAIN BELIEVES THE MERGER IS IN THE BEST INTERESTS OF FATBRAIN AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

THE MERGER (see page 36)

     The merger agreement provides for the acquisition of all of the outstanding common stock of Fatbrain by Barnes & Noble.com. If the merger and merger agreement are approved by both the Barnes & Noble.com and Fatbrain stockholders, Barnes & Noble.com will pay a combination of cash and Barnes & Noble.com Class A Common Stock for each share of outstanding common stock of Fatbrain, and Fatbrain will be merged with and into Barnes & Noble.com. Barnes & Noble.com will continue as the surviving corporation after the merger. Upon completion of the merger, each share of Fatbrain common stock will be converted into a right to receive (1) $1.0625 and (2) the number of shares of Barnes & Noble.com Class A Common Stock determined by dividing $3.1875 by the average closing sales price per share of Barnes & Noble.com Class A Common Stock on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger. The exact amount of Barnes & Noble.com Class A Common Stock is dependent upon the exchange price of Barnes & Noble.com Class A Common Stock as described above.

     The merger agreement is attached as ANNEX A to this joint proxy statement/prospectus and is incorporated by reference into this document. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

TRANSFER OF FATBRAIN OPERATIONS TO NEW LLC AND CONTRIBUTION OF NEW LLC TO B&N.COM LLC FOR ADDITIONAL MEMBERSHIP UNITS; ISSUANCE OF CLASS A COMMON STOCK TO B&N.COM LLC

     Immediately prior to the merger, Barnes & Noble.com will issue Class A Common Stock to B&N.com LLC (at the per share value used in the merger) in exchange for the amount of cash consideration to be paid by Barnes & Noble.com in the merger.

     Immediately following the effective time of the merger, the assets and liabilities of Fatbrain will be contributed by Barnes & Noble.com to Fatbrain.com LLC, which will be a newly formed and wholly-owned subsidiary of Barnes & Noble.com. Barnes & Noble.com will immediately transfer its interest in Fatbrain.com LLC to B&N.com LLC in exchange for membership units equal to the number of shares issued by Barnes & Noble.com in connection with the merger. Following the transactions, the assets and liabilities of Fatbrain will be held in Fatbrain.com LLC, a wholly owned subsidiary of B&N.com LLC and Barnes & Noble.com's economic interest in B&N.com LLC will increase to 27.0%.

OPTIONS AND WARRANTS (see page 52)

     Each outstanding option to purchase Fatbrain common stock will vest immediately prior to the merger and, to the extent not exercised immediately prior to the merger in accordance with its terms, be canceled immediately upon the effective time of the merger and be of no further force and effect. Each outstanding warrant to purchase Fatbrain common stock will be treated in accordance with its terms at the effective time of the merger.

MANAGEMENT OF BARNES & NOBLE.COM

     The board of directors and officers of Barnes & Noble.com prior to the merger will remain the board of directors and officers of Barnes & Noble.com upon completion of the merger.

INTERESTS OF FATBRAIN OFFICERS AND DIRECTORS IN THE MERGER (see page 46)

     When considering the recommendations of the board of directors of Fatbrain, you should be aware that directors and executive officers of Fatbrain have interests and arrangements in addition to your interests as stockholders, including the vesting of previously unvested stock options upon the change of control of Fatbrain resulting from the merger. Also, Dennis Capovilla, the President and Chief Executive Officer of Fatbrain, and Kim Orumchian, the Executive Vice President of Product Development of Fatbrain, have entered into two-year employment agreements with B&N.com LLC which will have them continue their current roles for Fatbrain.com LLC immediately following the merger.

STOCKHOLDER AGREEMENT (see page 48)

     Six stockholders of Fatbrain, including a member of its management and board of directors, who in the aggregate own approximately 33.6% of the issued and outstanding common stock of Fatbrain, have entered into a stockholder agreement with Barnes & Noble.com in which they have agreed to vote all of the Fatbrain common stock which they own or have the right to vote in favor of the merger. The stockholder agreement is attached as ANNEX B to this joint proxy statement/prospectus and is incorporated by reference into this document.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (see page 48)

     Barnes & Noble.com and Fatbrain intend that the merger qualify as a tax-free reorganization under U.S. tax laws. Qualification of the merger as a tax-free reorganization is not a condition to completing the merger. If the merger qualifies as a tax-free reorganization, you will not recognize gain or loss by virtue of your receipt of Barnes & Noble.com Class A Common Stock in exchange for your Fatbrain stock, but your receipt of the cash portion of the merger consideration will require you to recognize any gain (but not loss) you realize on the transaction up to the amount of the cash received. If the merger does not qualify as a tax-free reorganization, you will recognize all gain or loss that you realize, equal to the difference between the tax basis in your Fatbrain stock and the fair market value of the merger consideration that you receive.

     Tax matters are complicated, and the tax consequences of the proposed transactions to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the cost to acquire Fatbrain will be allocated to the assets acquired and liabilities assumed based on their fair values, with any excess being treated as goodwill and amortized over a five year life.

OPINION OF FINANCIAL ADVISOR TO FATBRAIN (see page 41)

     In deciding to approve the merger, the board of directors of Fatbrain received and considered the opinion of J.P. Morgan Securities Inc. ("J.P. Morgan"), its financial advisor, as to the fairness to the Fatbrain stockholders, from a financial point of view, of the merger consideration. The full text of the opinion is attached as ANNEX C to this joint proxy statement/prospectus, and a summary of that opinion is set forth on page 41. Barnes & Noble.com and Fatbrain encourage you to read the summary and the opinion in their entirety. THE OPINION OF J. P. MORGAN IS DIRECTED TO THE FATBRAIN BOARD OF DIRECTORS AND DOES NOT CONSTITUTE THE RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

RECOMMENDATION TO OUR STOCKHOLDERS (see page 37 and 39)

     The Barnes & Noble.com board of directors believes that the merger and merger agreement providing for the merger of Fatbrain with and into Barnes & Noble.com, is fair and in the best interests of Barnes & Noble.com and its stockholders. The Barnes & Noble.com directors have approved the merger of Fatbrain and Barnes & Noble.com and the merger agreement and recommend that the Barnes & Noble.com stockholders vote FOR the merger of Fatbrain with and into Barnes & Noble.com.

     The Fatbrain board of directors believes that the merger and the merger agreement providing for the merger of Fatbrain with and into Barnes & Noble.com, is fair and in the best interests of Fatbrain and its stockholders. The Fatbrain directors approved the merger of Fatbrain and Barnes & Noble.com and recommend that the Fatbrain stockholders vote FOR the merger and the merger agreement providing for the merger of Fatbrain with and into Barnes & Noble.com.

REASONS FOR THE MERGER (see page 37 and 39)

     The boards of directors of both Barnes & Noble.com and Fatbrain believe that the merger of Fatbrain into Barnes & Noble.com benefits the stockholders of both companies because, among other things, Fatbrain's business-to-business focus, combined with its digital publishing and print-on-demand capabilities, complement Barnes & Noble.com's consumer-based initiatives, which is expected to enhance and accelerate the rollout of Fatbrain's Information Exchange product to corporations seeking to streamline the management and distribution of their publishable materials. In addition, the respective boards of directors of Barnes & Noble.com and Fatbrain believe that Barnes & Noble.com has infrastructure and resources that Fatbrain can leverage to increase its lead in the corporate desktop market for books.

APPRAISAL RIGHTS (see page 60)

     Under Delaware law, which governs Fatbrain and the rights of its stockholders, Fatbrain stockholders who comply with Section 262 of the Delaware General Corporation Law are entitled to dissenter's rights of appraisal for their shares of Fatbrain common stock instead of the merger consideration by reason of the merger. In order to qualify for these appraisal rights, Fatbrain stockholders must take specific actions.

LISTING OF BARNES & NOBLE.COM CLASS A COMMON STOCK (see page 57)

     Barnes & Noble.com will apply to list on Nasdaq the Barnes & Noble.com Class A Common Stock to be issued to Fatbrain stockholders in connection with the merger.

THE MERGER AGREEMENT (see page 51)

     The merger agreement is the legal document which governs the merger. We encourage you to read the merger agreement which is attached as ANNEX A to this joint proxy statement/prospectus.

  Conditions to the Merger (see page 57)

     The obligations of Barnes & Noble.com and Fatbrain to complete the merger are subject to the satisfaction or waiver of the conditions described in the merger agreement. These conditions include, among others:

     - obtaining the requisite approval of the stockholders of Barnes & Noble.com and Fatbrain;

     - the approval of Nasdaq for the listing and trading of shares of Barnes & Noble.com Class A Common Stock to be issued in the merger; and

     - the receipt of all material consents, authorizations, orders and approvals of governmental agencies and third parties, including those under the Hart-Scott-Rodino Antitrust Improvements Act.

     Fatbrain and Barnes & Noble.com each have the right to waive any conditions to their respective obligations to complete the merger.

  Termination (see page 58)

     Barnes & Noble.com and Fatbrain may terminate the merger agreement by mutual written consent at any time prior to completing the merger. The merger agreement may also be terminated in specified other circumstances, generally including the following:

     - Either Barnes & Noble.com or Fatbrain may terminate the merger agreement if (i) the stockholders of Fatbrain do not vote to approve the merger or
       (ii) a court or government authority has acted to prevent the merger;

     - Fatbrain may terminate the merger agreement if (i) Barnes & Noble.com breaches its representations and warranties in the merger agreement and such breach would have a material adverse effect on Barnes & Noble.com,
       (ii) Barnes & Noble.com materially breaches its covenants in the merger agreement or (iii) Fatbrain receives or accepts another proposal to acquire Fatbrain that is determined to be a superior proposal by its board of directors; or

     - Barnes & Noble.com may terminate the merger agreement if (i) Fatbrain breaches its representations and warranties in the merger agreement and such breach would have a material adverse effect on Fatbrain, (ii) Fatbrain materially breaches its covenants in the merger agreement, (iii) Fatbrain violates its duty to refrain from seeking alternative takeover proposals, (iv) Fatbrain endorses, approves or recommends another proposal to acquire Fatbrain that Fatbrain's board of directors determines to be a superior proposal or (v) Fatbrain's board of directors withdraws or modifies in a manner adverse to Barnes & Noble.com its recommendations in favor of the merger.

  Termination Fees (see page 58)

     Depending on the reason for the merger agreement's termination, as more fully described on page 58, Fatbrain may be required to pay Barnes & Noble.com a fee of $2 million or Barnes & Noble.com may be required to pay Fatbrain a fee of $2 million.

  No Solicitation of Other Transactions (see page 54)

     Fatbrain has agreed that it will not initiate, solicit or encourage any inquiries or offers to acquire all or any significant portion of the assets or equity securities of Fatbrain, or any of its subsidiaries, other than as contemplated by the merger agreement.

     Notwithstanding the above restrictions, the merger agreement does not prohibit Fatbrain from entering into discussions if the Fatbrain board of directors determines that the discussions are required by its fiduciary duties to its stockholders.

REGULATORY APPROVALS (see page 59)

     Each of Barnes & Noble.com, Fatbrain and MightyWords has made filings and taken other actions necessary to obtain approvals from certain antitrust authorities in connection with the merger. The initial filings under the Hart-Scott-Rodino Antitrust Improvements Act were made by Barnes & Noble.com and Fatbrain on September 29, 2000, and by MightyWords, Inc. on [Date], 2000. Each of Barnes & Noble.com and Fatbrain expects to obtain these approvals before the Barnes & Noble.com and Fatbrain special meetings. However, it is not certain that Barnes & Noble.com and Fatbrain will obtain these approvals by that date. Any approvals that Barnes & Noble.com and Fatbrain receive may be subject to conditions that could be detrimental to Barnes & Noble.com or Fatbrain.

FATBRAIN MARKET PRICE INFORMATION (see page 12)

     Fatbrain common stock is listed on the Nasdaq National Market System, and its ticker symbol on Nasdaq is "FATB." On September 12, 2000, the date prior to the public announcement of the proposed merger, Fatbrain common stock closed at $3.81 per share. On [date], 2000, the last full day prior to the date of this joint proxy statement/prospectus, Fatbrain common stock closed at $[ ] per share.

BARNES & NOBLE.COM MARKET PRICE INFORMATION (see page 12)

     Barnes & Noble.com Class A Common Stock is listed on the Nasdaq National Market System, and its ticker symbol on Nasdaq is "BNBN." On September 12, 2000, the date prior to the public announcement of the proposed merger, Barnes & Noble.com Class A Common Stock closed at $4.63 per share. On [date], 2000, the last full day prior to the date of this joint proxy statement/prospectus, Barnes & Noble.com Class A Common Stock closed at $[ ] per share.

COMPARISON OF STOCKHOLDER RIGHTS (see page 85)

     If you own Fatbrain common stock, you will receive both cash and Barnes & Noble.com Class A Common Stock and become a stockholder of Barnes & Noble.com after the merger. Your rights will continue to be governed by Delaware law, but also will be governed by Barnes & Noble.com's amended and restated certificate of incorporation and amended and restated bylaws instead of Fatbrain's second amended and restated certificate of incorporation and amended and restated bylaws.

                               BARNES & NOBLE.COM

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following financial information is provided to assist you in your analysis of the financial aspects of the merger. The Barnes & Noble.com information is derived from the audited financial statements of Barnes & Noble.com as of and for the fiscal years ended December 31, 1999, 1998 and 1997, and from the unaudited financial statements of Barnes & Noble.com as of and for the six months ended June 30, 2000 and 1999. The information presented here is only a summary and should be read in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Barnes & Noble.com, "Management's Discussion and Analysis of Financial Condition and Result of Operations," and other information that has been filed with the SEC and is incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" to learn where you can obtain copies of this other information.

                                                      BARNES & NOBLE.COM                    B&N.COM LLC
                                                AND SUBSIDIARY (CONSOLIDATED)           AND ITS PREDECESSOR
                                         --------------------------------------------   --------------------
                                                                          PRO FORMA         YEARS ENDED
                                          SIX MONTHS      SIX MONTHS      YEAR ENDED        DECEMBER 31,
                                             ENDED           ENDED       DECEMBER 31,   --------------------
                                         JUNE 30, 2000   JUNE 30, 1999    1999(1)(2)     1998(3)    1997(3)
                                         -------------   -------------   ------------   ---------   --------
                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales (4)..........................    $141,403        $ 70,495        $193,730     $ 61,834    $11,949
Cost of sales..........................     120,052          55,499         159,938       47,569     10,117
                                           --------        --------        --------     --------    -------
  Gross profit.........................      21,351          14,996          33,792       14,265      1,832
                                           --------        --------        --------     --------    -------
Operating expenses:
  Marketing and sales..................      59,507          39,983         101,792       70,423      8,855
  Technology and web site
     development.......................      15,942           7,568          21,006        8,532      3,256
  General and administrative...........      12,401           7,497          18,844       12,335        993
  Depreciation and amortization........      14,744           6,466          14,793        6,831      2,280
  Stock based compensation.............      11,740              --              --           --         --
  Equity loss in investments...........      10,782              --              --           --         --
                                           --------        --------        --------     --------    -------
Total operating expenses...............     125,116          61,514         156,435       98,121     15,384
                                           --------        --------        --------     --------    -------
Operating loss.........................    (103,765)        (46,518)       (122,643)     (83,856)   (13,552)
Interest income, net...................      14,196           4,346          20,238          708         --
                                           --------        --------        --------     --------    -------
Loss before minority interest..........     (89,569)        (42,172)       (102,405)     (83,148)   (13,552)
Minority interest......................      70,858          33,738          54,253           --         --
                                           --------        --------        --------     --------    -------
Net loss -- historical.................     (18,711)         (8,434)        (48,152)     (83,148)   (13,552)
Pro forma adjustment to minority
  interest(5)..........................          --              --          27,534       66,518     10,842
                                           --------        --------        --------     --------    -------
Net loss -- pro forma(2)...............    $(18,711)       $ (8,434)       $(20,618)    $(16,630)   $(2,710)
                                           ========        ========        ========     ========    =======
Basic and diluted net loss per common
  share(6).............................    $  (0.62)       $  (0.29)       $  (0.72)    $  (0.58)   $ (0.09)
Basic and diluted weighted averaged
  common shares outstanding(6).........      30,405          28,757          28,778       28,750     28,750
Basic and diluted loss before minority
  interest per share(6)(7).............    $  (0.62)       $  (0.29)       $  (0.72)    $  (0.58)   $ (0.09)
Basic and diluted weighted average
  shares outstanding, if
  converted(6)(7)......................     145,405         143,760         143,939      143,750    143,750

                                                      BARNES & NOBLE.COM                    B&N.COM LLC
                                                AND SUBSIDIARY (CONSOLIDATED)           AND ITS PREDECESSOR
                                         --------------------------------------------   --------------------
                                                                          PRO FORMA         YEARS ENDED
                                          SIX MONTHS      SIX MONTHS      YEAR ENDED        DECEMBER 31,
                                             ENDED           ENDED       DECEMBER 31,   --------------------
                                         JUNE 30, 2000   JUNE 30, 1999    1999(1)(2)     1998(3)    1997(3)
                                         -------------   -------------   ------------   ---------   --------
                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............    $ 28,933        $360,231        $247,403     $ 96,940    $    --
Long term marketable securities........      71,852              --          71,852           --         --
Working capital........................     267,260         613,849         429,674       78,681      3,176
Total assets...........................     592,083         689,030         679,518      202,144     26,327
Minority interest(8)...................     422,252         529,289         482,896           --         --
Equity.................................    $109,055        $132,322        $120,682     $169,149    $19,213

---------------
(1) Includes the historical results of B&N.com LLC for the entire year and the historical results of Barnes & Noble.com from May 25, 1999. Barnes & Noble.com was incorporated on March 10, 1999, but had no activity until Barnes & Noble.com's initial public offering on May 25, 1999.

(2) The pro forma amounts do not give effect to the assumed charges to operating results which might have resulted had Barnes & Noble.com's initial public offering occurred at the beginning of the respective periods.

(3) Includes the historical results of B&N.com LLC and its predecessor.

(4) In accordance with the Emerging Issues Task Force Issue No. 00-14 "Accounting for Certain Sales Incentives" ("EITF 00-14"), expenses related to coupon redemptions, formerly classified as marketing and sales expense, are now recorded as a reduction to sales. EITF 00-14 requires the implementation of this change effective within all reporting periods beginning in the fourth quarter of the fiscal year beginning after December 15, 1999, and also requires all prior periods to be reclassified to reflect this modification.

(5) Represents the approximate 80% interest of Barnes & Noble and Bertelsmann in the net loss of B&N.com LLC for periods prior to May 25, 1999.

(6) For periods prior to May 25, 1999, reflects the pro forma effect of the shares issued in Barnes & Noble.com's initial public offering assuming they were issued at the beginning of 1997.

(7) Includes the conversion of membership units in B&N.com LLC held by Barnes & Noble and Bertelsmann into outstanding shares of Barnes & Noble.com.

(8) Represents the approximate 80% interest of Barnes & Noble and Bertelsman in the equity of B&N.com LLC.

                               FATBRAIN.COM, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents selected historical financial data, which should be read in conjunction with Fatbrain's consolidated financial statements and notes thereto provided elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of income data for the six months ended July 31, 2000 and 1999 and the three years ended January 31, 2000, 1999, and 1998 and the balance sheet data as of January 31, 2000 and 1999 are derived from Fatbrain's financial statements provided elsewhere in this prospectus. The selected statement of income data for the years ended January 31, 1997 and 1996 and the balance sheet data as of January 31, 1998, 1997 and 1996 are derived from Fatbrain's audited financial statements that are not included in this prospectus.

                               SIX MONTHS      SIX MONTHS     YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED
                                  ENDED           ENDED       JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,
                              JULY 31, 2000   JULY 31, 1999      2000          1999          1998          1997          1996
                              -------------   -------------   -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Online....................    $ 25,752        $ 10,276       $ 28,776      $ 10,662       $ 3,021       $  180        $   --
  Retail and other..........       3,633           3,229          6,562         9,118         7,927           --            --
                                --------        --------       --------      --------       -------       ------        ------
         Total revenues.....      29,385          13,505         35,338        19,780        10,948          180            --
Cost of revenues:
  Online....................      20,338           8,172         23,191         8,433         2,189          150            --
  Retail and other..........       2,369           2,104          4,286         5,967         5,216           --            --
                                --------        --------       --------      --------       -------       ------        ------
         Total cost of
           revenues.........      22,707          10,276         27,477        14,400         7,405          150            --
                                --------        --------       --------      --------       -------       ------        ------
Gross profit................       6,678           3,229          7,861         5,380         3,543           30            --
                                --------        --------       --------      --------       -------       ------        ------
Operating expenses:
  Sales and marketing.......      17,896           9,936         25,121         9,918         4,192          130             3
  Development and
    engineering.............       4,545           2,419          6,598         2,858           860          110            65
  General and
    administrative..........       6,727           2,518          7,354         2,909         1,674          412            26
                                --------        --------       --------      --------       -------       ------        ------
Total operating expenses....      29,168          14,873         39,073        15,685         6,726          652            94
                                --------        --------       --------      --------       -------       ------        ------
Loss from operations........     (22,490)        (11,644)       (31,212)      (10,305)       (3,183)        (622)          (94)
Other expense...............        (397)             --             --            --            --           --            --
Interest, net...............         165             506            921           413            (7)          55            --
                                --------        --------       --------      --------       -------       ------        ------
Net loss....................    $(22,722)       $(11,138)      $(30,291)     $ (9,892)      $(3,190)      $ (567)       $  (94)
                                ========        ========       ========      ========       =======       ======        ======
Basic and diluted net loss
  per common share..........    $  (1.75)       $  (0.99)      $  (2.61)     $  (2.87)      $ (2.11)      $(0.38)       $(0.10)
Basic and diluted weighted
  averaged common shares
  outstanding...............      13,005          11,263         11,627         3,441         1,509        1,504           960

BALANCE SHEET DATA:
Cash and cash equivalents...    $  4,889        $  3,121       $ 15,367      $  9,341       $ 4,974       $3,228        $   29
Working capital.............       8,803           6,443         21,802        17,142         5,630        3,242            29
Total assets................      44,678          31,497         48,465        39,614        13,598        3,583           101
Total liabilities...........      15,720           5,842         11,348         3,118         3,673          182            49
Total stockholders'
  equity....................    $ 28,958        $ 25,655       $ 37,117      $ 36,496       $ 9,925       $3,401        $   52

                               BARNES & NOBLE.COM

         UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma condensed combined selected financial data are derived from the unaudited pro forma combined balance sheet as of June 30, 2000 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 presented elsewhere in this joint proxy statement/prospectus.

     The unaudited pro forma combined balance sheet as of June 30, 2000 was prepared by combining the balance sheet as of June 30, 2000 of Barnes & Noble.com with the balance sheet as of July 31, 2000 of Fatbrain, giving effect to the merger as though it had been completed on June 30, 2000 and utilizing the shares of Fatbrain common stock outstanding as of September 22, 2000.

     The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 gives effect to the merger as though it had been completed on January 1, 1999.

     The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2000 was prepared by combining the consolidated statements of operations for the six months ended June 30, 2000 and July 31, 2000 for Barnes & Noble.com and Fatbrain, respectively. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 was prepared by combining the consolidated statements of operations for the year ended December 31, 1999 and January 31, 2000 for Barnes & Noble.com and Fatbrain, respectively.

     The pro forma condensed combined financial statements do not purport to represent what the results of operations or financial position of Barnes & Noble.com would actually have been if the merger and related transactions had, in fact, occurred on the dates indicated above, nor do they purport to project the results of operations or financial position of Barnes & Noble.com for any future period or as of any date, respectively.

                                                                                   YEAR ENDED
                                                              SIX MONTHS ENDED    DECEMBER 31,
                                                               JUNE 30, 2000          1999
                                                              ----------------    ------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................     $ 170,788         $ 229,068
Cost of sales...............................................       142,759           187,415
                                                                 ---------         ---------
  Gross profit..............................................        28,029            41,653
                                                                 ---------         ---------
Operating expenses:
  Marketing and sales.......................................        77,588           128,029
  Technology and web site development.......................        22,150            28,007
  General and administrative................................        16,132            22,824
  Depreciation and amortization.............................        19,929            23,927
  Stock based compensation..................................        11,740                --
  Equity loss in investments................................        10,782                --
                                                                 ---------         ---------
Total operating expenses....................................       158,321           202,787
                                                                 ---------         ---------
Operating loss..............................................      (130,292)         (161,134)
Interest income, net........................................        14,361            21,159
                                                                 ---------         ---------
Loss before minority interest...............................      (115,931)         (139,975)
Minority interest...........................................        85,306            76,170
                                                                 ---------         ---------

                                                                                   YEAR ENDED
                                                              SIX MONTHS ENDED    DECEMBER 31,
                                                               JUNE 30, 2000          1999
                                                              ----------------    ------------
Net loss-historical.........................................       (30,625)          (63,805)
Pro forma adjustment to minority interest...................            --            27,534
                                                                 ---------         ---------
Net loss-pro forma..........................................     $ (30,625)        $ (36,271)
                                                                 =========         =========
Basic and diluted net loss per common share.................     $   (0.74)        $   (0.90)
Basic and diluted weighted averaged common shares
  outstanding...............................................        41,663            40,036
Basic and diluted loss before minority interest per share...     $   (0.74)        $   (0.90)
Basic and diluted weighted average shares outstanding, if
  converted.................................................       156,663           155,036
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 270,443         $ 247,278
Long term marketable securities.............................        71,852            71,852
Working capital.............................................       257,371           435,984
Total assets................................................       654,465           740,541
Minority interest...........................................       422,252           482,896
Equity......................................................     $ 155,717         $ 170,357

                  COMPARATIVE MARKET PRICE AND PER SHARE DATA

COMPARATIVE MARKET DATA

     Barnes & Noble.com Class A Common Stock is traded on Nasdaq National Market under the symbol "BNBN." Fatbrain common stock is traded on Nasdaq National Market under the symbol "FATB."

     The table below sets forth, from the calendar quarters indicated, the reported high and low sale prices of Barnes & Noble.com Class A Common Stock and Fatbrain common stock as reported by Nasdaq National Market. Neither Barnes & Noble.com nor Fatbrain have declared or paid any cash dividends on its Class A Common Stock or common stock, as the case may be, during the periods indicated.

                                                  BARNES & NOBLE.COM
                                                    CLASS A COMMON               FATBRAIN
                                                       STOCK(1)              COMMON STOCK(2)
                                                  ------------------        ------------------
                                                     MARKET PRICE              MARKET PRICE
                                                  ------------------        ------------------
                                                   HIGH        LOW           HIGH        LOW
                                                  ------      ------        ------      ------
1999
  First Calendar Quarter......................    $   --      $   --        $28.25      $12.50
  Second Calendar Quarter.....................     26.63       14.25         23.75       13.31
  Third Calendar Quarter......................     20.88       15.00         24.63       12.25
  Fourth Calendar Quarter.....................     23.50       14.06         39.75       16.38

2000
  First Calendar Quarter......................    $17.50      $ 7.50        $28.00      $10.69
  Second Calendar Quarter.....................     11.13        6.19         13.00        4.13
  Third Calendar Quarter......................      6.88        3.44          7.22        3.38
  Fourth Calendar Quarter (through
                 , 2000)......................

---------------
(1) From the date of Barnes & Noble.com's initial public offering on May 25, 1999.

(2) From the date of Fatbrain's initial public offering on November 20, 1998.

     On September 12, 2000, the date prior to the joint public announcement by Barnes & Noble.com and Fatbrain of the execution of the merger agreement, the closing prices per share of Barnes & Noble.com Class A Common Stock and Fatbrain common stock as reported by Nasdaq National Market were $4.63 and $3.81, respectively. On [date], the last full trading day for which information was available prior to the printing of this joint proxy statement/prospectus, the closing price per share of Barnes & Noble.com Class A Common Stock and Fatbrain
common stock as reported by Nasdaq National Market were $[     ] and $[     ],
respectively. The market prices of Barnes & Noble.com Class A Common Stock and Fatbrain common stock fluctuate. As a result, we urge Barnes & Noble.com and Fatbrain stockholders to obtain current market quotations for Barnes & Noble.com and Fatbrain shares.

     Following the merger, the Barnes & Noble.com Class A Common Stock will continue to be traded on Nasdaq National Market and the Fatbrain common stock will cease to be traded on Nasdaq National Market and will represent only the right to receive a combination of cash and Barnes & Noble.com Class A Common Stock pursuant to the merger agreement.

     Barnes & Noble.com has never paid cash dividends on Barnes & Noble.com Class A Common Stock, and Barnes & Noble.com currently intends to retain all of its earnings, if any, for the future operation and expansion of its business.

UNAUDITED COMPARATIVE PER SHARE DATA

     Presented below are the earnings per share, cash dividends or cash distributions declared and book value per share data of Barnes & Noble.com Class A Common Stock and Fatbrain common stock on both historical and unaudited pro forma combined bases and on a per share equivalent unaudited pro forma basis. The unaudited pro forma combined per share information has been derived from the unaudited pro forma combined information presented elsewhere in this document. The average number of common shares outstanding used in calculating pro forma net income per common share is calculated assuming that the estimated number of shares of Barnes & Noble.com common stock to be issued in the merger were outstanding from the beginning of the periods presented.

     Fatbrain per share equivalent amounts are calculated by multiplying the respective Barnes & Noble.com pro forma combined per share amounts by an estimated exchange ratio of 0.76981.

     You should read the information below in conjunction with the financial statements and accompanying notes of Barnes & Noble.com and Fatbrain that are incorporated by reference or included elsewhere in this joint proxy statement/prospectus and with the unaudited pro forma combined data included under "Barnes & Noble.com Pro Forma Summary Financial Data."

                                                              AS OF AND FOR THE    AS OF AND FOR THE
                                                                 YEAR ENDED           YEAR ENDED
                                                              DECEMBER 31, 1999    JANUARY 31, 2000
                                                              -----------------    -----------------
Barnes & Noble.com Historical:
  Earnings per share -- basic...............................       $(0.72)              $   --
  Earnings per share -- diluted.............................       $(0.72)              $   --
  Cash dividends declared...................................       $   --               $   --
  Book value per share of Class A Common Stock..............       $ 4.19               $   --
Fatbrain Historical:
  Earnings per share -- basic...............................       $   --               $(2.61)
  Earnings per share -- diluted.............................       $   --               $(2.61)
  Cash dividends declared...................................       $   --               $   --
  Book value per share of common stock......................       $   --               $ 3.19
Barnes & Noble.com Pro Forma Combined:
  Earnings per share -- basic...............................       $(0.90)              $   --
  Earnings per share -- diluted.............................       $(0.90)              $   --
  Cash dividends declared...................................       $   --               $   --
  Book value per share of Class A Common Stock..............       $ 3.79               $   --
Fatbrain Per Share Equivalent:
  Earnings per share -- basic...............................       $(0.69)              $   --
  Earnings per share -- diluted.............................       $(0.69)              $   --
  Cash dividends declared...................................       $   --               $   --
  Book value per share of common stock......................       $ 2.92               $   --

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Each of Barnes & Noble.com and Fatbrain has made certain statements in the Summary and under the captions "Risk Factors," "The Merger -- Reasons for the Merger; Recommendation of the Board of Directors of Barnes & Noble.com," "The Merger -- Positive Factors Considered by the Board of Directors of Barnes & Noble.com," "The Merger -- Negative Factors Considered by the Board of Directors of Barnes & Noble.com," "The Merger -- Reasons for the Merger; Recommendation of the Fatbrain Board of Directors," "The Merger -- Positive Factors Considered by the Fatbrain Board of Directors," "The Merger -- Negative Factors Considered by the Fatbrain Board of Directors," "The Merger -- Opinion of Financial Advisor to Fatbrain," and elsewhere in this joint proxy statement/prospectus which are or may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future capital expenditures, acquisitions, future sales, earnings, margins, costs, currency fluctuations, inflation and various economic and business trends. You can identify forward-looking statements by the use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan," and similar expressions in this joint proxy statement/prospectus or in documents incorporated herein. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for stock of Barnes & Noble.com and Fatbrain. Stockholders are cautioned that these statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which may not even be anticipated. Prospective investors are cautioned that these statements are not guarantees of future performance and that actual results or developments may differ materially from those anticipated in the forward-looking statements. Risks and other factors that might cause these differences, some of which could be material, include, among others:

     - ability of Barnes & Noble.com and Fatbrain to retain and grow their respective customer bases;

     - general industry trends and the ability of Barnes & Noble.com and Fatbrain to succeed in the highly competitive markets in which they operate;

     - market demand for Internet services and changes in the economies and geographic areas served by the companies;

     - ability of Barnes & Noble.com and Fatbrain to sustain their respective projected growth;

     - unexpected costs or difficulties related to the integration of new customers and/or assets obtained through acquisitions, including the integration of the businesses of Barnes & Noble.com and Fatbrain;

     - regulatory delays or conditions imposed by regulatory bodies in approving the merger;

     - employment workforce factors, including loss or retirement of key employees;

     - technological developments affecting the Internet and the ability of Barnes & Noble.com and Fatbrain to respond to such developments; and

     - ability to protect intellectual property rights.

     This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this joint proxy statement/prospectus. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in each of Barnes & Noble.com's and Fatbrain's respective businesses, and no assurance can be given that future results indicated, whether expressed or implied, will be achieved.

     Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of a document incorporated by reference, the date of the document. In this section, references to Barnes & Noble.com include B&N.com LLC.

                                  RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger, Fatbrain stockholders will be choosing to invest in Barnes & Noble.com Class A Common Stock. An investment in Barnes & Noble.com Class A Common Stock involves a high degree of risk. In considering whether to approve the merger and the merger agreement, you should carefully consider the following risk factors described in this section, together with the other information contained or incorporated by reference in this joint proxy statement/prospectus. If any of the following risks actually occur, the business, financial condition and results of operations of either or both of Barnes & Noble.com and Fatbrain may be seriously harmed. In such case, the trading price of Barnes & Noble.com Class A Common Stock may decline and you may lose all or part of your investment. In this section, references to Barnes & Noble.com include B&N.com LLC.

RISKS RELATED TO THE MERGER

 If Barnes & Noble.com Cannot Successfully Integrate Fatbrain's Business into Barnes & Noble.com's Existing Business Operations, Barnes & Noble.com May Not Achieve the Anticipated Benefits of the Merger

     Integrating Fatbrain into Barnes & Noble.com involves a number of risks, including:

     - the diversion of management's attention away from ongoing operations;

     - difficulties and expenses in combining the operations, technology and systems of the two companies;

     - difficulties in the creation and maintenance of uniform standards, controls, procedures and policies;

     - different geographic locations of the principal operations of Barnes & Noble.com and Fatbrain; and

     - challenges in keeping and attracting business customers.

     If Barnes & Noble.com is to realize the anticipated benefits of the merger, the operations of Fatbrain must be integrated and combined efficiently and effectively into Barnes & Noble.com. There can be no assurance that the integration will be successful or that the anticipated benefits of the merger will be realized. Additionally, employee morale may suffer and the combined company may have difficulties retaining key technical and managerial personnel.

 The Failure of the Merger to Qualify as a Tax-free Reorganization Would Result in an Increased Tax Burden to Fatbrain Stockholders

     Barnes & Noble.com and Fatbrain intend for the merger to qualify as a tax-free reorganization. Accordingly, Fatbrain stockholders will not recognize gain or loss by virtue of their receipt of Barnes & Noble.com Class A Common Stock for their Fatbrain stock, but their receipt of the cash portion of the merger consideration will require them to recognize any gain (but not loss) they realize on the transaction up to the amount of the cash received.

     However, if the merger does not qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code, Fatbrain stockholders will recognize gain or loss based on the entire per share merger consideration they receive, including both the cash and Barnes & Noble.com stock portions. Thus, they could incur significantly higher tax obligations if the merger does not qualify as a tax-free reorganization under Section 368(a) of the Code. Also, if the merger does not qualify for tax-free treatment, Fatbrain will recognize significant taxable income as a result, which could decrease the value of all Barnes & Noble.com Class A Common Stock, including that received by Fatbrain stockholders in the merger. For more information on the material tax consequences of the merger, see "The Merger -- Material United States Federal Income Tax Consequences."

 Sales of Substantial Amounts of Barnes & Noble's Class A Common Stock in the Open Market Could Depress the Stock Price of Barnes & Noble.com Class A Common Stock

     If Barnes & Noble.com's stockholders sell substantial amounts of Barnes & Noble.com Class A Common Stock in the public market following consummation of the merger, the market price of Barnes & Noble.com Class A Common Stock could fall. These sales might also make it more difficult for Barnes & Noble.com to sell equity or equity-related securities at a time and price that Barnes & Noble.com would deem appropriate.

     Sales of a large number of shares of common stock in the public market following the consummation of the merger, or even the belief that such sales could occur, could cause a drop in the market price of Barnes & Noble.com Class A Common Stock and could impair Barnes & Noble.com's ability to raise capital through offerings of Barnes & Noble.com's equity securities. Immediately after the merger, there will be approximately 46,186,000 shares of Barnes & Noble.com Class A Common Stock outstanding. Except as set forth below, all of the shares issued to Fatbrain stockholders will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are held by any Barnes & Noble.com "affiliate" or any "affiliate" of Fatbrain prior to the merger, as that term is defined under the Securities Act of 1933. The term "affiliate" would include directors, executive officers and some significant stockholders. Six stockholders of Fatbrain, including a member of its management and board of directors, who collectively own approximately 33.6% of Fatbrain common stock, have entered into a stockholder agreement with Barnes & Noble.com, which provides that those stockholders will not sell their shares of Barnes & Noble.com Class A Common Stock which they receive in the merger until at least six-months after the completion of the merger (or earlier in the case of a change of control in Barnes & Noble.com). See "Merger
Agreement -- Federal Securities Law Consequences; Resale Restrictions."

 Certain Officers and Directors of Fatbrain Have Potential Conflicts of Interest in the Merger

     Fatbrain stockholders should be aware of potential conflicts of interest and the benefits available to certain of Fatbrain's officers and directors. See "The Merger -- Interests of Fatbrain Executive Officers and Directors in the Merger."

RISKS OF THE BUSINESS OF EACH OF BARNES & NOBLE.COM AND FATBRAIN

  Barnes & Noble.com and Fatbrain Each Has a Limited Operating History

     Each of Barnes & Noble.com and Fatbrain has a relatively short operating history upon which you can evaluate their respective businesses and prospects. Each of Barnes & Noble.com's and Fatbrain's prospects must be considered in light of the risks, expenses and uncertainties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets, including electronic commerce. These risks may include:

     - An evolving and unpredictable business model;

     - Management of an expanding business;

     - Fluctuations in sales and seasonality;

     - Entry into new business areas;

     - Competition;

     - Need for additional personnel and dependence on key personnel;

     - Limitations on their ability to establish and expand their brands; and

     - Capacity constraints and system failures.

     Barnes & Noble.com and Fatbrain may not successfully address these challenges and the failure to do so could seriously harm their respective businesses, financial conditions, operating results or cash flows.

  Barnes & Noble.com and Fatbrain Have Incurred Losses and Expect Future Losses

     Since their inception, both Barnes & Noble.com and Fatbrain have incurred significant net operating losses and expect to incur additional net operating losses for the foreseeable future. Barnes & Noble.com and Fatbrain may not achieve profitability and if achieved, profitability may not be sustained. As of June 30, 2000, Barnes & Noble.com had an accumulated deficit of $13.7 million. As of July 31, 2000, Fatbrain had an accumulated deficit of $66.8 million. Fatbrain intends to invest heavily in direct sales and telesales organizations, systems and infrastructure development, and marketing and promotion. These expenditures may not result in increased revenues or customer growth. Additionally, while in recent periods each of Barnes & Noble.com and Fatbrain has experienced significant growth in revenues, customer base and repeat customer revenue, these growth rates are not sustainable. These growth rates are likely to decrease in the future and may not be indicative of actual growth rates that Barnes & Noble.com or Fatbrain may experience.

 Barnes & Noble.com's and Fatbrain's Quarterly Operating Results Are Volatile and Future Operating Results Remain Uncertain

     Each of Barnes & Noble.com's and Fatbrain's quarterly operating results has varied significantly in the past and will likely vary significantly in the future. Each of Barnes & Noble.com's and Fatbrain's future quarterly operating results may vary significantly due to a variety of factors, many of which are outside the control of Barnes & Noble.com and Fatbrain. Factors that could affect their respective quarterly operating results include:

     - Ability to establish and expand brand awareness;

     - Ability to retain existing customers, attract new customers and continuously improve customer satisfaction;

     - Ability to manage inventory and fulfillment operations;

     - Ability to sustain or improve gross margin levels;

     - The announcement or introduction of new online stores, services and products by Barnes & Noble.com, Fatbrain or their respective competitors;

     - Price competition or higher wholesale prices in the industry;

     - The level of usage of and commerce on the Internet and online services generally;

     - Ability to upgrade and develop their respective systems and infrastructure in a timely and effective manner;

     - Technical difficulties, system downtime or Internet brownouts;

     - The amount and timing of operating costs and capital expenditures relating to expansion of their respective businesses, operations and infrastructure;

     - The introduction of new product lines; and

     - Governmental regulation.

     Barnes & Noble.com and Fatbrain are unable to accurately forecast their respective future revenues because of their limited operating histories and the emerging nature of the markets in which they compete. Revenues and operating results generally depend on the volume of, timing of and ability to fulfill orders received. These factors have historically been, and are likely to continue to be, difficult to forecast. Current and future expense levels are based largely on operating plans and estimates of future revenues and are, to a large extent, fixed. Barnes & Noble.com or Fatbrain may be unable to adjust spending quickly to sufficiently compensate for any unexpected revenue shortfall. As a result, any significant shortfall in revenues in relation to planned expenditures could seriously harm the respective businesses, financial conditions, operating results or cash flows of Barnes & Noble.com and Fatbrain. Further, from time to

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time, each of Barnes & Noble.com and Fatbrain may make selected pricing, product, service or marketing decisions as a strategic response to changes in the competitive environment. These changes could also seriously harm the respective businesses, financial conditions, operating results or cash flows of Barnes & Noble.com and Fatbrain.

     Each of Barnes & Noble.com and Fatbrain has, in the past, experienced seasonality in its business, and each expects that it will continue to experience seasonality in the future. Operating results in future quarters may be negatively affected by seasonal trends. Due to the foregoing factors, Barnes & Noble.com and Fatbrain cannot predict with any significant degree of certainty their respective quarterly revenue and operating results. Further, each of Barnes & Noble.com and Fatbrain believes that period-to-period comparisons of its operating results are not necessarily a meaningful indication of future performance. It is likely that in one or more future quarters operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of the Barnes & Noble.com Class A Common Stock or the Fatbrain common stock, as the case may be, could be seriously harmed.

  The Risks and Expenses Associated with New Product Offerings May Harm Business

     From time to time Barnes & Noble.com or Fatbrain may expand its operations by promoting new or complementary products and expanding the breadth and depth of products and services offered. Barnes & Noble.com or Fatbrain may decide to utilize third-party relationships to extend its brand or establish additional co-branded online stores. Barnes & Noble.com or Fatbrain may pursue the acquisition of new or complementary businesses, products or technologies. Barnes & Noble.com or Fatbrain may not be able to expand its product offerings and related operations in a cost-effective or timely manner. These efforts may fail to increase online traffic and purchases from either Barnes & Noble.com's or Fatbrain's Web sites or to increase their respective overall market acceptance. Furthermore, any new business launched by Barnes & Noble.com or Fatbrain that is not favorably received by their respective customers could damage their respective reputations or brands. Expansion of Barnes & Noble.com's or Fatbrain's operations in this manner would also require significant additional expenses and development, operations and editorial resources. These efforts may strain their respective management, financial or operational resources.

  The Markets in Which Barnes & Noble.com and Fatbrain Compete Are Highly Competitive

     The electronic commerce market is new, rapidly evolving and intensely competitive. The market for information resources is more mature but also intensely competitive. The electronic publishing market is also new and rapidly evolving. The current potential competitors of Barnes & Noble.com and Fatbrain include:

     - online vendors of books, music, DVDs, videos, software, video games, and other products,

     - a number of indirect competition, including Web portals and Web search engines, that are involved in online commerce, either directly or in collaboration with other retailers,

     - online auction services,

     - Web-based retailers using alternative distribution capabilities, and

     - publishers, distributors, manufacturers and physical-world retailers of Barnes & Noble.com's or Fatbrain's products, many of which possess significant brand awareness, sales volume and customer bases, and some of which currently sell, or may sell, products or services through the Internet, mail-order or direct marketing.

     Barnes & Noble.com and Fatbrain expect competition to continue to intensify in the future. Each of Barnes & Noble.com and Fatbrain believes that the principal competitive factors on which it competes in its markets include brand recognition, selection, personalized services and overall customer service, convenience and accessibility, price, quality of search tools, quality of editorial and other site content and reliability and speed of fulfillment.

     Each of Barnes & Noble.com and Fatbrain may not be able to maintain a competitive position against current or future competitors as it enters the markets in which it competes. This is true particularly with

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

respect to competitors with longer operating histories, larger customer bases and greater financial, marketing, service, support, technical and other resources. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Some of Barnes & Noble.com's and Fatbrain's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development. The failure of each of Barnes & Noble.com and Fatbrain to maintain a competitive position within its markets could seriously harm its business, financial condition, operating results or cash flows.

     In addition, increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. Barnes & Noble.com or Fatbrain may from time to time make selected pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. These actions could result in reduced margins or otherwise seriously harm their respective businesses, financial conditions, operating results or cash flows.

     Further, new technologies and the expansion of existing technologies may increase the competitive pressure experienced by each of Barnes & Noble.com and Fatbrain. For example, applications that select specific titles from a variety of Web sites may channel customers to online booksellers that are competitors of Barnes & Noble.com and Fatbrain. Companies that control access to transactions through a network or Web browsers could also promote competitors or charge a substantial fee for inclusion.

  Barnes & Noble.com and Fatbrain Must Manage Their Growth and Expansion

     Each of Barnes & Noble.com and Fatbrain has rapidly expanded its operations and anticipates that further expansion will be required to address potential growth in its customer base and market opportunities. Specifically, Fatbrain expects to significantly increase its direct corporate and telesales organization and marketing initiatives. This expansion has placed, and future expansion is expected to place, a significant strain on the management, operational and financial resources of each of Barnes & Noble.com and Fatbrain. The management of each of Barnes & Noble.com and Fatbrain will be required to maintain and expand its relationships with:

     - Various suppliers and freight companies;

     - Other Web sites and other Web service providers;

     - Internet and other online service providers; and

     - Other third parties necessary to the respective businesses of Barnes & Noble.com and Fatbrain.

     To manage the expected growth of their respective operations and personnel, Barnes & Noble.com and Fatbrain will need to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. In addition, Barnes & Noble.com and Fatbrain will need to expand, train and manage an increasing employee base. Each of Barnes & Noble.com and Fatbrain will also need to expand its finance, administrative and operations staff.

     Each of Barnes & Noble.com's and Fatbrain's current and planned personnel, systems, procedures and controls may be inadequate to support its future operations. Further, management may be unable to attract, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities. If either Barnes & Noble.com or Fatbrain are unable to manage growth effectively, their respective businesses, financial conditions, operating results or cash flows could be seriously harmed.

  Barnes & Noble.com and Fatbrain Must Attract and Retain Personnel

     The future success of each of Barnes & Noble.com and Fatbrain depends on its ability to attract, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense. As a result, Barnes & Noble.com or Fatbrain
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

may be unable to successfully attract, assimilate or retain qualified personnel. Each of Barnes & Noble.com and Fatbrain has encountered difficulties in attracting a sufficient number of qualified software developers for its online stores and transaction-processing systems. Further, each of Barnes & Noble.com and Fatbrain may be unable to retain those developers it currently employs or attract additional developers. The failure to retain and attract the necessary personnel could seriously harm Barnes & Noble.com's or Fatbrain's respective businesses, financial conditions, operating results or cash flows.

  Changes in State Sales and Other Tax Collection Regulations Could Harm The Business

     Barnes & Noble.com does not currently collect sales or other similar taxes for shipments of goods into states other than New York, New Jersey and Virginia or in any foreign country other than Canada. Fatbrain does not currently collect sales or other similar taxes for shipments of goods into states other than Kentucky and California or any foreign countries. However, one or more states or foreign countries may seek to impose sales tax collection obligations on out-of-state or foreign companies which engage in electronic commerce. A successful assertion by one or more states or any foreign country that either of Barnes & Noble.com or Fatbrain should collect sales or other similar taxes on the sale of merchandise could seriously harm their respective businesses, financial conditions, operating results or cash flows.

  System Failures Could Harm The Business

     The success of each of Barnes & Noble.com and Fatbrain, in particular its ability to successfully receive and fulfill online orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of its respective computer and communications hardware systems. Despite the implementation of network security measures, each of Barnes & Noble.com's and Fatbrain's servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. These disruptions could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could seriously harm their respective businesses, financial conditions, operating results or cash flows. The systems and operations of each of Barnes & Noble.com and Fatbrain are vulnerable to damage or interruption from a number of sources, including:

     - Fire;

     - Flood;

     - Power loss or telecommunications failure;

     - Break-ins; and

     - Earthquake and similar events.

  Barnes & Noble.com and Fatbrain Depend on Key Personnel

     The performance of each of Barnes & Noble.com and Fatbrain is substantially dependent on the continued services and on the performance of its senior management and other key personnel. The loss of the services of any of their respective executive officers or other key employees could seriously harm their respective businesses, financial conditions, operating results or cash flows.

  Risks Associated with International Sales

     For the six months ended June 30, 2000, Barnes & Noble.com's international sales accounted for approximately 7.1% of its online revenue. For the six months ended July 31, 2000, Fatbrain's international sales accounted for approximately 15.0% of its online revenue. Each of Barnes & Noble.com and Fatbrain expects that its percentage of online revenue from international markets will continue to represent a portion of its respective total revenue. International business activities are subject to a variety of potential risks, including the adoption of laws, political and economic conditions and actions by third parties that would restrict or eliminate the ability of each of Barnes & Noble.com and Fatbrain to do business in some jurisdictions. Although Barnes & Noble.com and Fatbrain currently transact business in U.S. dollars, to the extent that either Barnes & Noble.com or Fatbrain determines to transact business in foreign currencies, it will become subject to the risks attendant to transacting in foreign currencies, including potential adverse effects of exchange rate fluctuations.

 Protection of Intellectual Property Is Limited and Barnes & Noble.com or Fatbrain May Be Found to Infringe Proprietary Rights of Others

     Each of Barnes & Noble.com and Fatbrain regards its trademarks, service marks, copyrights, patents, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. Each of Barnes & Noble.com and Fatbrain has been issued a number of trademarks, service marks, patents and/or copyrights by U.S. and foreign governmental authorities. Each of Barnes & Noble.com and Fatbrain also has applied for the registration of other trademarks, service marks, copyrights and/or patents in the U.S. and internationally. In addition, Barnes & Noble.com has filed U.S. and international patent applications covering certain of its proprietary technology. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which the products and services of each of Barnes & Noble.com and Fatbrain are made available. The protection of intellectual property may require the expenditure of significant financial and managerial resources.

     Third parties that license the proprietary rights of Barnes & Noble.com or Fatbrain, such as trademarks, patented technology or copyrighted material, may take actions that diminish the value of the proprietary rights or reputation of Barnes & Noble.com or Fatbrain. In addition, the steps taken by Barnes & Noble.com or Fatbrain to protect its proprietary rights may not be adequate and third parties may infringe or misappropriate the copyrights, trademarks, trade dress, patents and/or similar proprietary rights of Barnes & Noble.com or Fatbrain. Other parties may assert infringement claims against Barnes & Noble.com or Fatbrain. Each of Barnes & Noble.com and Fatbrain has been subject to claims, and expects to continue to be subject to legal proceedings and claims, regarding alleged infringement by its licensors of the trademarks and other intellectual property rights of third parties. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against each of Barnes & Noble.com or Fatbrain or the imposition of damages that each of Barnes & Noble.com or Fatbrain may have to pay. Barnes & Noble.com or Fatbrain may need to obtain licenses from third parties who allege that it infringed their rights, but such licenses may not be available on acceptable terms or at all.

  Risks Associated with Domain Names

     Barnes & Noble.com currently holds various Web domain names relating to its brand, including "www.barnesandnoble.com" and "www.bn.com." Fatbrain currently holds various Web domain names relating to its brand, including "www.fatbrain.com." Currently, the acquisition and maintenance of domain names is regulated by governmental agencies and their designees. These regulations in the U.S. and in foreign countries are expected to change. As a result, Barnes & Noble.com and Fatbrain may not be able to acquire or maintain relevant domain names in all countries in which it does business. Furthermore, regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Barnes & Noble.com and Fatbrain may not be able to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights.

  Barnes & Noble.com and Fatbrain Depend on the Continued Growth of Electronic Commerce

     The achievement of future revenues and profits by Barnes & Noble.com and Fatbrain substantially depends upon the acceptance and use of the Internet and other online services as an effective medium of commerce by its respective target customers. Rapid growth in the use of and interest in the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. Each of Barnes & Noble.com's and Fatbrain's target customer has historically used traditional means of commerce to purchase information resources. For each of Barnes & Noble.com and Fatbrain to be successful, these customers must accept and utilize Barnes & Noble.com's and Fatbrain's respective Web sites to satisfy their information resource needs.

     In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and of Barnes & Noble.com or Fatbrain in particular. If any of the foregoing events occur, Barnes & Noble.com's or Fatbrain's respective businesses, financial conditions, operating results or cash flows could be seriously harmed.

 Security Breaches of Third-Party Technology Could Affect The Business of Barnes & Noble.com and Fatbrain

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Barnes & Noble.com and Fatbrain rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, including customer credit card numbers. If there was a compromise in the security of Barnes & Noble.com or Fatbrain, it could expose such entity to a risk of loss or litigation and possible liability, as well as seriously harm its reputation, business, financial condition, operating results or cash flows. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms used to protect customer transaction data. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in the operations of Barnes & Noble.com or Fatbrain. Barnes & Noble.com or Fatbrain may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.

     Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. If these concerns limit or reduce the use of the Internet as a means of conducting commercial transactions, the business, financial condition, operating results or cash flows of Barnes & Noble.com or Fatbrain could be seriously harmed.

 Barnes & Noble.com or Fatbrain Could Be Subject to Risks Associated with Information Posted on Its Web Site

     The respective Web sites of Barnes & Noble.com and Fatbrain feature customer reviews and ratings of products sold on such Web site. Although these reviews and ratings are generated by customers and not by either of Barnes & Noble.com or Fatbrain, it is possible that a claim could be made against Barnes & Noble.com or Fatbrain for reviews and ratings posted on its Web site by its customers. Barnes & Noble.com or Fatbrain could be harmed and may be forced to discontinue certain services as a result.

     Barnes & Noble.com and Fatbrain Must Respond to Rapid Technological Change and Evolving Industry Standards

     To remain competitive, Barnes & Noble.com and Fatbrain must continue to enhance and improve the responsiveness, functionality and features of their respective online operations. The Internet and the electronic commerce industry are characterized by:

     - Rapid technological change;

     - Changes in user and customer requirements and preferences;

     - Frequent new product and service introductions embodying new technologies; and

     - The emergence of new industry standards and practices.

     The evolving nature of the Internet could render their respective existing online stores and proprietary technology and systems obsolete. Each of Barnes & Noble.com's and Fatbrain's success will depend, in part, on its ability to:

     - License leading technologies useful to its business;

     - Enhance its existing services;

     - Develop new services and technology that address the increasingly sophisticated and varied needs of its current and prospective customers; and

     - Respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of Barnes & Noble.com's and Fatbrain's respective Web sites and other proprietary technology entails significant technical and business risks. Barnes & Noble.com or Fatbrain may not successfully use new technologies effectively or adapt its online store, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If either Barnes & Noble.com or Fatbrain is unable, for technical, legal, financial or other reasons, to adapt in a timely manner, in response to changing market conditions or customer requirements, its business, financial condition, operating results or cash flows could be seriously harmed.

     Barnes & Noble.com or Fatbrain May Face Increased Governmental Regulation and Legal Uncertainties

     Neither Barnes & Noble.com nor Fatbrain is currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in connection with the Internet, relating to:

     - User privacy;

     - Pricing;

     - Content;

     - Copyrights;

     - Distribution; and

     - Characteristics and quality of products and services.

     Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for Barnes & Noble.com's or Fatbrain's products and services and increase their respective costs of doing business, or otherwise seriously harm their respective businesses. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. If any of these changes were to occur, the respective businesses, financial conditions, operating results or cash flows of Barnes & Noble.com or Fatbrain could be seriously harmed.

     As the respective services of Barnes & Noble.com and Fatbrain are offered over the Internet in multiple states and foreign countries, these jurisdictions may claim that either Barnes & Noble.com or Fatbrain is required to qualify to do business as a foreign corporation in each of these states and foreign countries. The failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject Barnes & Noble.com or Fatbrain to taxes and penalties for the failure to qualify. It is possible that the governments of other states and foreign countries also might attempt to regulate the content of online stores or prosecute Barnes & Noble.com or Fatbrain for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. Further, Barnes & Noble.com or Fatbrain might unintentionally violate these laws and these laws may be modified and new laws may be enacted in the future.

     In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. The growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service. As a result, local exchange carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on Internet service providers. If any effort to increase regulation of Internet service providers is successful, the expense of communicating on the Internet could increase substantially, potentially slowing the growth in the use of the Internet. Any new legislation or regulation or application or interpretation of existing laws could seriously harm Barnes & Noble.com's or Fatbrain's respective businesses, financial conditions, operating results or cash flows.

  Risks Relating to Future Acquisitions

     While each of Barnes & Noble.com and Fatbrain is continually searching for acquisition opportunities, there can be no assurance that it will be successful in identifying attractive acquisitions. If any potential acquisition opportunities are identified, there can be no assurance that each of Barnes & Noble.com and Fatbrain will complete such acquisitions or, if any such acquisition does occur, that it will be successful in enhancing its respective businesses. In the future, each of Barnes & Noble.com and Fatbrain may face competition for acquisition opportunities, which may inhibit its ability to complete acquisitions. In addition, to the extent that such acquisitions are completed, such acquisitions could pose a number of special risks, including the diversion of management's attention, the assimilation of the operation and personnel of the acquired companies, the integration of acquired assets with existing assets, adverse short-term effect on reported operating results, the amortization of acquired intangible assets and the loss of key employees. In addition, with respect to its future acquisitions, Barnes & Noble.com's stockholders may not have a chance to review the financial statements of companies being acquired or to vote on such acquisitions.

  Possible Volatility of the Stock Price of Each of Barnes & Noble.com and Fatbrain

     The trading prices of each of Barnes & Noble.com Class A Common Stock and Fatbrain common stock may be subject to wide fluctuations in response to a number of factors, some of which are beyond Barnes & Noble.com's or Fatbrain's control, including:

     - Actual or anticipated variations in quarterly operating results;

     - Announcements of technological innovations or new products or services by either company or by their respective competitors;

     - Changes in financial estimates by securities analysts;

     - Conditions or trends in the Internet and electronic commerce industries;

     - Announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

     - Additions or departures of key personnel.

     In addition, stock markets in general and the market for Internet-related and technology companies in particular, have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of the securities of many high technology companies for reasons frequently unrelated to the operating performance of specific companies. These broad market fluctuations could aversely affect the market price of Barnes & Noble.com Class A Common Stock and Fatbrain common stock. In addition, in the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. If this type of litigation were instituted against either Barnes & Noble.com or Fatbrain, it could result in substantial costs and a diversion of such company's management's attention and resources, which could seriously harm its business, financial condition, operating results or cash flows.

  No Dividends

     Barnes & Noble.com has not declared or paid any dividends on its Class A Common Stock, and B&N.com LLC has not made any distributions to its members. Neither Barnes & Noble.com nor B&N.com LLC currently anticipate paying any such dividends or distributions, except for amounts which may be distributed by B&N.com LLC to cover income tax liabilities, if any, of its members arising from the taxable income of B&N.com LLC.

     Fatbrain has not declared or paid any dividends on its common stock and does not currently anticipate paying any such dividends in the future.

RISKS RELATED SOLELY TO BARNES & NOBLE.COM

  Barnes & Noble.com Depends on Barnes & Noble as Key Supplier

     Through its distribution facilities, Barnes & Noble accounted for approximately 60.3% and 58.9% of Barnes & Noble.com purchases during 1998 and 1999, respectively. Pursuant to an agreement with Barnes & Noble, Barnes & Noble.com may continue to source merchandise through Barnes & Noble, with Barnes & Noble charging Barnes & Noble.com for the cost of such merchandise plus incremental overhead. Barnes & Noble.com believes that such terms are equal to or better than the terms at which it otherwise would be able to make such purchases on its own. The agreement may be terminated by Barnes & Noble.com upon the approval of a majority of the Bertelsmann-nominated directors, upon 30 days' prior written notice to Barnes & Noble, and may be terminated by Barnes & Noble:
(1) if there is a continuing default by B&N.com LLC; (2) on a bankruptcy or liquidation event of B&N.com LLC or of Barnes & Noble; or (3) at any time after June 1, 2004 if Bertelsmann transfers its membership units in B&N.com LLC to any third party or if either Barnes & Noble or Bertelsmann owns less than 15% of the outstanding membership units of B&N.com LLC. There can be no assurance that if the agreement were terminated, Barnes & Noble.com would be able to find an alternative, comparable supplier capable of providing product on terms it finds satisfactory. To date, Barnes & Noble has satisfied Barnes & Noble.com's requirements on a timely basis. However, to the extent that Barnes & Noble does not have sufficient capacity to handle Barnes & Noble.com's requirements or is unable to timely satisfy increasing requirements, then the business, financial condition, operating results or cash flows of Barnes & Noble.com could be seriously harmed.

  Barnes & Noble.com Depends Upon Certain Strategic Alliances

     Barnes & Noble.com relies on certain strategic alliances with third-party Web sites and content providers to attract users to its online stores. Barnes & Noble.com has entered into various agreements with companies to attract users from numerous other Web sites or online service providers, including AOL, Microsoft, Lycos and, most recently, Yahoo. Barnes & Noble.com believes that such alliances result in increased traffic to its online stores. The ability of Barnes & Noble.com to generate revenues from e-commerce may depend on the increased traffic, purchases, advertising and sponsorships that it expects to generate through such strategic alliances. There can be no assurance that these agreements will be maintained beyond their initial terms or that additional third-party agreements will be available on acceptable commercial terms or at all. If Barnes & Noble.com cannot enter into new significant strategic alliances or maintain its existing strategic alliances, then its business, financial condition, operating results or cash flows could be seriously harmed.

  Control by Barnes & Noble.com's Principal Stockholders

     Barnes & Noble and Bertelsmann control approximately 97.4% of the voting power of the all the shares of voting stock of Barnes & Noble.com. Under Barnes & Noble.com's amended and restated certificate of incorporation, each of Barnes & Noble and Bertelsmann have the right to directly elect three of the nine directors of Barnes & Noble.com, and will control the election of the remaining three directors as well. As a result, Barnes & Noble and Bertelsmann will collectively be able to exercise control over all matters requiring stockholder approval, including the election of all directors and approval of the merger and other significant corporate transactions.

  Risk of Deadlock

     Since Barnes & Noble and Bertelsmann own equal amounts of Barnes & Noble.com, it is possible that if they should disagree on any significant matter or the direction of Barnes & Noble.com, that the business of Barnes & Noble.com may be affected during the time of any disagreement. If any disagreement cannot be resolved, or if their relationship should deteriorate as a result of any disagreement, then the business, financial condition, operating results or cash flows of Barnes & Noble.com could be seriously harmed.

  Barnes & Noble.com's Potential Conflicts of Interest with Barnes & Noble

     Barnes & Noble beneficially owns approximately 48.7% of the voting power of Barnes & Noble.com. Mr. Leonard Riggio, who is the Chairman of both Barnes & Noble.com and Barnes & Noble, currently beneficially owns 23.3% of the common stock of Barnes & Noble. Additionally each of Stephen Riggio, who is the Vice Chairman and a director of Barnes & Noble, and Michael Rosen, who is the Secretary and a director of Barnes & Noble, is a director of Barnes & Noble.com. Barnes & Noble's continuing ownership of Barnes & Noble.com common stock and the ownership of Barnes & Noble common stock by directors and officers of Barnes & Noble.com or their service as directors or officers of both Barnes & Noble.com and Barnes & Noble, could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for Barnes & Noble.com and Barnes & Noble, including potential acquisitions of businesses, effects of competition, the issuance or disposition of securities, the election of new or additional directors, the payment of dividends by Barnes & Noble.com and other matters.

     Except for the establishment of an audit committee of the Barnes & Noble.com board of directors which reviews transactions with affiliates, Barnes & Noble.com has not instituted any other plan or arrangement to address potential conflicts of interest that may arise among Barnes & Noble.com, Barnes & Noble and their affiliates. However, under Delaware corporate law, officers and directors of Barnes & Noble.com owe fiduciary duties to Barnes & Noble.com and its stockholders. In addition, under Delaware law, contracts between a corporation and a director, or another corporation in which a director has a financial interest, may be approved under certain circumstances by disinterested directors or by stockholders.

  Potential Conflicts of Interest with Bertelsmann

     Bertelsmann beneficially owns approximately 48.7% of the voting power of Barnes & Noble.com. Bertelsmann, among other things, owns Random House, Inc., the largest book publisher in the U.S., BMG Entertainment, one of the largest music companies in the U.S., and BOL, which operates Web sites and online stores in the United Kingdom, Germany, France, the Netherlands and Italy. Barnes & Noble.com. has agreed that it would not engage in the sale of non-English language books except through links to Bertelsmann Web sites and Bertelsmann has agreed that, with certain exceptions, its sales of English language books through the Internet would be made exclusively through Barnes & Noble.com's Web sites. However, it is possible that Bertelsmann's businesses may compete directly with Barnes & Noble.com in other areas where neither Barnes & Noble nor Bertelsmann have agreed to any type of exclusivity, such as in the sale over the Internet of videos, software or music. Bertelsmann currently owns Getmusic.com and CDNow, Inc., each an Internet music retailer. Barnes & Noble.com has entered into agreements which allow Bertelsmann to view, obtain and use Barnes & Noble.com's technology, which, except as indicated above, may be used by Bertelsmann to compete with Barnes & Noble.com. Bertelsmann's continuing beneficial ownership of the Class C Common Stock could create conflicts of interest when Bertelsmann is faced with decisions that could have different implications for Barnes & Noble.com and Bertelsmann, including potential acquisitions of businesses, effects of competition, the issuance or disposition of securities, the election of new or additional directors, the payment of dividends and other matters.

     Except for the establishment of an audit committee of the Barnes & Noble.com board of directors which reviews transactions with affiliates, Barnes & Noble.com has not instituted any other plan or arrangement to address potential conflicts of interest that may arise among Barnes & Noble.com, Bertelsmann and their affiliates. However, under Delaware corporate law, officers and directors of Barnes & Noble.com owe fiduciary duties to Barnes & Noble.com and its stockholders. In addition, under Delaware law, contracts between a corporation and a director, or another corporation in which a director has a financial interest, may be approved under certain circumstances by disinterested directors or by stockholders.

  Barnes & Noble.com's Receipt of Benefits from Barnes & Noble

     Barnes & Noble.com obtains some products and services from Barnes & Noble, including obtaining the benefits of Barnes & Noble's purchasing discounts, state-of-the-art distribution center, proprietary book title database and the promotion of the online store in Barnes & Noble stores located in certain states. Barnes & Noble.com's inability to obtain these products or services for any reason, including any termination of the agreements between Barnes & Noble.com and Barnes & Noble with respect to such products and services, could seriously harm the business, financial condition, operating results or cash flows of Barnes & Noble.com.

 Anti-Takeover Effects of Certain Charter, By-laws and Delaware Law Provisions; Possible Issuance of Preferred Stock

     Barnes & Noble and Bertelsmann have voting control of Barnes & Noble.com and control the election of a majority of the Barnes & Noble.com board of directors. These ownership positions have the effect of preventing a change in control in Barnes & Noble.com without their consent. In addition, Barnes & Noble.com's board of directors has the authority to issue up to 50,000,000 shares of preferred stock without any further vote or action by the stockholders. The board can also determine the price, rights, preferences, privileges, restrictions and voting rights of these shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the Class A Common Stock, the rights of the holders of Class A Common Stock will be subject to the rights of the holders of any Barnes & Noble.com preferred stock.

     In addition, some provisions of Barnes & Noble.com's amended and restated certificate of incorporation, its amended and restated bylaws and Delaware law could have the effect of delaying or preventing a change in control of Barnes & Noble.com.

  Barnes & Noble.com's Holding Company Structure

     Barnes & Noble.com is a holding company, the sole asset of which is membership units in B&N.com LLC. Barnes & Noble.com has no independent means of generating revenues. As a member of B&N.com LLC, Barnes & Noble.com will incur income taxes on its proportionate share of the net taxable income of B&N.com LLC. B&N.com LLC intends to distribute cash to its members in amounts sufficient to cover their tax liabilities, if any. If Barnes & Noble.com need funds to pay taxes or for any other purpose and B&N.com LLC is unable to provide those funds, Barnes & Noble.com's business, financial condition, operating results or cash flows could be seriously harmed.

  Barnes & Noble.com's Investment Company Act Considerations

     If Barnes & Noble.com were to cease participation in the management of B&N.com LLC, Barnes & Noble.com's interest in B&N.com LLC could be deemed an "investment security" for purposes of the Investment Company Act of 1940. In general, a person is an "investment company" if, subject to certain exceptions, it owns investment securities having a value exceeding 40% of the value of its total assets (other than U.S. government securities and cash items). Barnes & Noble.com's sole asset is its membership interest in B&N.com LLC. A determination that such investment was an investment security could result in Barnes & Noble.com being an investment company under the Investment Company Act and becoming subject to the registration and other requirements of the Investment Company Act. In order to register, Barnes & Noble.com would be subject to U.S. tax on its worldwide income, subject to any applicable foreign tax credits. As the manager of B&N.com LLC, Barnes & Noble.com intends to conduct the business so that it is not deemed to be an investment company under the Investment Company Act. However, if anything were to happen which would cause it to be deemed to be an investment company under the Investment Company Act, Barnes & Noble.com's business, financial condition, operating results or cash flows could be seriously harmed.

RISKS RELATED SOLELY TO FATBRAIN

  Fatbrain Has a History of Operating Losses and Anticipates Losses and Negative Cash Flow for the Foreseeable Future.

     Since inception, Fatbrain has incurred significant net operating losses and expects to incur additional net operating losses for the foreseeable future. As of July 31, 2000, Fatbrain had an accumulated deficit of $66.8 million. It is possible that Fatbrain may never achieve profitability, and even if it does achieve profitability, it may not achieve or sustain profitability on a quarterly or annual basis in the near future. If Fatbrain does not achieve or sustain profitability or secure adequate additional funding, then Fatbrain would be unable to continue its operations.

  Fatbrain's Business Could Suffer Due to the Announcement of the Merger, the Consummation of the Merger or the Failure to Consummate the Merger.

     The announcement or consummation of the merger may increase the likelihood of a number of changes to Fatbrain's business, any of which could significantly harm Fatbrain's business. Such changes include but are not limited to:

     - Inability to obtain consents from third parties necessary for the transfer of contracts material to Fatbrain's business;

     - Loss of key management, technical or other personnel of Fatbrain; and

     - Inability to consummate an alternative merger or strategic collaboration.

     If the merger is not completed, Fatbrain could be materially adversely affected by such change, and restoring Fatbrain's business to its pre-announcement value could be expensive and time consuming, and may not even be possible. Failure to consummate the merger may therefore significantly harm Fatbrain's business and stock trading price.

 Capacity Constraints, System Failures and Fatbrain's Reliance on Internally Developed Systems Could Affect Fatbrain's Business

     A key element of Fatbrain's strategy is to generate a high volume of traffic on, and use of, Fatbrain's online store. As a result, the satisfactory performance, reliability and availability of the online store, transaction-processing systems and network infrastructure are critical to Fatbrain's reputation. These factors are similarly critical to Fatbrain's ability to attract and retain customers and maintain adequate service and customer support levels. Fatbrain's revenues depend on the number of visitors who shop at its online store and the volume of orders Fatbrain fulfills. Any system interruptions that cause Fatbrain's online store to be unavailable or impair order fulfillment performance would reduce the volume of goods sold and the attractiveness of Fatbrain's product and service offerings. Fatbrain has experienced periodic system interruptions, which it believes will continue to occur from time to time. Substantially all of Fatbrain's computer and communications hardware is currently located at a single leased facility in Santa Clara, California. Fatbrain has experienced minor and infrequent system interruptions in the past. Fatbrain does not presently have a formal disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur. If there is a substantial increase in the volume of traffic on Fatbrain's online store or the number of orders placed by customers, Fatbrain will need to expand and further upgrade its technology, transaction-processing systems and network infrastructure. Fatbrain may be unable to accurately project the rate or timing of increases, if any, in the use of its online store or timely expand and upgrade its systems and infrastructure to accommodate such increases.

     Fatbrain uses an internally developed system, which is supplemented by commercially available licensed technology, for:

     - Fatbrain's online store;

     - Fatbrain's search engine;

     - Fatbrain's secure digital publishing channel for eMatter; and

     - Substantially all aspects of Fatbrain's transaction processing systems, including order management, cash and credit card processing, purchasing, inventory management and shipping.

     Fatbrain intends to upgrade and expand its transaction-processing systems and to integrate newly developed and purchased modules with Fatbrain's existing systems in order to improve its accounting, control and reporting methods and support increased transaction volume. Fatbrain may be unable to add additional software and hardware or to develop and further upgrade its existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic through Fatbrain's online store or increased sales volume. Any inability to do so may result in:

     - Unanticipated system disruptions;

     - Slower response times;

     - Degradation in levels of customer service;

     - Impaired quality and speed of order fulfillment; and

     - Delays in reporting accurate financial information.

     Fatbrain may be unable, in a timely manner, to effectively upgrade and expand its transaction-processing system or to smoothly integrate any newly developed or purchased modules with Fatbrain's existing systems. Any inability to do so could seriously harm Fatbrain's business, financial condition, operating results or cash flows.

Fatbrain Relies on Selected Suppliers

     For the fiscal year ended January 31, 2000, Fatbrain purchased approximately 34% of its products from Ingram Book Company and 17% of its products from Pearson Education Division. Fatbrain relies to a large extent on rapid fulfillment from Ingram, Pearson and other vendors. Fatbrain generally has no commitments or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. Fatbrain's current vendors may not continue to sell merchandise to Fatbrain on current terms. In addition, Fatbrain may be unable to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If Fatbrain were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, Fatbrain's business, financial condition, operating results or cash flows could be seriously harmed.

                  ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus is part of a registration statement that Barnes & Noble.com filed with the Securities and Exchange Commission relating to the Barnes & Noble.com Class A Common Stock being issued in the merger. This joint proxy statement/prospectus provides you with a description of the securities Barnes & Noble.com will issue.

     You should read this joint proxy statement/prospectus together with the additional information described under the heading "Where You Can Find More Information."

             THE SPECIAL MEETING OF BARNES & NOBLE.COM STOCKHOLDERS

TIME AND PLACE; PURPOSES

     The Barnes & Noble.com special meeting will be held on [date], 2000, at 10:00 a.m., local time, at [location], in New York, New York. At the Barnes & Noble.com special meeting, Barnes & Noble.com's stockholders will be asked:

          1. To consider, adopt and approve the merger and the merger agreement; and

          2. To transact other business as may properly come before the special meeting or any adjournments or postponement of the special meeting.

     THE BARNES & NOBLE.COM DIRECTORS RECOMMEND THAT THE BARNES & NOBLE.COM STOCKHOLDERS VOTE "FOR" THE MERGER AND MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     The board of directors of Barnes & Noble.com has fixed the close of business on [date], 2000, as the record date for the determination of Barnes & Noble.com stockholders entitled to notice of and to vote at the special meeting. Only holders of record of shares of Barnes & Noble.com Class A Common Stock, Class B Common Stock and Class C Common Stock at the close of business on [date], 2000 will be entitled to vote at the special meeting. As of the close of
business on [date], 2000, there were [            ] holders of record of Barnes
& Noble.com Class A Common Stock and [     ] shares of Barnes & Noble.com Class
A Common Stock eligible to be voted, of which [     ] (or approximately [     ]%
of the outstanding Barnes & Noble.com Class A Common Stock) (excluding [     ]
shares where beneficial ownership is disclaimed) were owned beneficially by the officers and directors of Barnes & Noble.com, who have indicated their intention to vote their shares in favor of the merger of Fatbrain with and into Barnes & Noble.com.

     The holders of all of the shares of the Class B Common Stock and the Class C Common Stock (which represents 97.4% of the required votes) have indicated their intention to vote their shares in favor of the merger. You are entitled to one vote per share of Barnes & Noble.com Class A Common Stock that you own. Barnes & Noble and Bertelsmann are each entitled to 575,000,010 votes for the one share of Class B Common Stock and one share of Class C Common Stock that they respectively own. If you sign and return the accompanying proxy form, your shares of Barnes & Noble.com Class A Common Stock will be voted in accordance with your direction on the proxy form, or in the absence of a direction, your shares will be voted for the merger agreement. You may change your vote or revoke your proxy at any time by:

          (1) sending written notice prior to the special meeting to Secretary, barnesandnoble.com inc., 76 Ninth Avenue, New York, New York 10011;

          (2) executing and delivering a later-dated proxy prior to the special meeting; or

          (3) attending the special meeting of Barnes & Noble.com stockholders and voting in person.

SOLICITATION

     The cost of solicitation of proxies will be paid by Barnes & Noble.com, including the costs related to the financial printer, printing and mailing of this joint proxy statement/prospectus. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Barnes & Noble.com will, upon request, reimburse these brokerage houses and custodians for their reasonable expenses in so doing. To the extent necessary to ensure sufficient representation at its special meeting, Barnes & Noble.com may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

APPRAISAL RIGHTS

     Under Delaware law, which governs Barnes & Noble.com and the rights of its stockholders, Barnes & Noble.com stockholders are not entitled to dissenter's rights of appraisal under Section 262 of the Delaware General Corporation Law.

OTHER MATTERS

     The presence, in person or by proxy, of the holders of a majority by vote of the outstanding shares of Barnes & Noble.com common stock entitled to vote is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority by vote of the outstanding shares of Barnes & Noble.com common stock is required to approve and adopt the merger proposal.

     All shares of common stock represented by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a properly executed returned proxy, that proxy will be voted "FOR" the approval of the merger proposal.

     Abstentions may be specified with respect to the merger proposal. A properly executed proxy marked "ABSTAIN" with respect to the merger proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the special meeting with respect to the merger proposal. Because the affirmative vote of a majority of the outstanding shares of common stock is required for approval of the merger proposal, a proxy marked "ABSTAIN" with respect to the merger proposal will have the effect of a vote against the merger proposal. In addition, the failure of a stockholder of Barnes & Noble.com to return a proxy will have the effect of a vote against the merger proposal. Under Nasdaq rules, brokers who hold shares in "street name" for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under Nasdaq rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the merger proposal. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the merger proposal (i.e., "broker non-votes"). Since the affirmative votes described above are required for approval of the merger proposal, a "broker non-vote" with respect to the merger proposal will have the effect of a vote "AGAINST" the merger proposal.

     A stockholder may revoke his or her proxy at any time prior to the vote at the special meeting by delivering to the Secretary of Barnes & Noble.com a signed notice of revocation or a later-dated, signed proxy. A stockholder holding shares in his or her own name may change his or her vote by attending the special meeting and voting in person. A stockholder holding shares in "street name" must first obtain a broker proxy card to vote in person at the meeting. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

     Stockholders should not send in any stock certificates with their proxy cards. As soon as practicable after the consummation of the merger, a transmittal form will be sent to former stockholders of Fatbrain who hold their stock in their own name with instructions for receiving the merger consideration. Broker-dealers who hold stock for a stockholder in "street name" will execute the conversion from Fatbrain common stock to cash and common stock for that stockholder.

     Under the amended and restated bylaws of Barnes & Noble.com, no business may be transacted at the special meeting, except the business referred to in the accompanying notice of meeting. As of the date of this joint proxy statement/prospectus, the board of directors of Barnes & Noble.com does not know of any business to be presented at the special meeting other than the merger proposal. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the judgment of the persons voting the proxies.

                  THE SPECIAL MEETING OF FATBRAIN STOCKHOLDERS

TIME AND PLACE; PURPOSES

     The Fatbrain special meeting will be held on [DATE], 2000, at 10:00 a.m., local time, at [LOCATION], in Santa Clara, California. At the Fatbrain special meeting, Fatbrain's stockholders will be asked:

          1. To consider, adopt and approve the merger and the merger agreement; and

          2. To transact other business as may properly come before the special meeting or any adjournments or postponement of the special meeting.

     THE FATBRAIN DIRECTORS RECOMMEND THAT THE FATBRAIN STOCKHOLDERS VOTE "FOR" THE MERGER AND MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

     The close of business on [DATE], 2000, is the record date for the determination of Fatbrain stockholders entitled to notice of and to vote at the special meeting. Only holders of record of shares of Fatbrain common stock at the close of business on [DATE], 2000 will be entitled to vote at the special
meeting. As of the close of business on [DATE], 2000, there were [     ] holders
of record of Fatbrain common stock and [     ] shares of Fatbrain common stock
eligible to be voted, of which [     ] (or approximately [  ]% of the
outstanding Fatbrain common shares) (excluding [     ] shares where beneficial
ownership is disclaimed) were owned beneficially by the officers and directors of Fatbrain, who have indicated their intention to vote their shares in favor of the merger. Six of Fatbrain's stockholders, including a member of its management and board of directors, who own approximately 33.6% of Fatbrain's outstanding common stock, have signed a stockholders' agreement in which they agreed to vote their shares in favor of the merger and the merger agreement. You are entitled to one vote per share of Fatbrain common stock that you own. If you sign and return the accompanying proxy form, your shares of Fatbrain Common Stock will be voted in accordance with your direction on the proxy form, or in the absence of a direction, your shares will be voted for the merger agreement. You may change your vote or revoke your proxy at any time by:

          (1) sending written notice prior to the special meeting to Secretary, Fatbrain, Inc., 2550 Walsh Avenue, Santa Clara, California 95051;

          (2) executing and delivering a later-dated proxy prior to the special meeting; or

          (3) attending the special meeting of Fatbrain stockholders and voting in person.

     Each holder of record of Fatbrain common stock as of the record date is entitled to cast one vote per share on all matters submitted to Fatbrain's stockholders.

SOLICITATION

     The cost of solicitation of proxies and the costs related to the financial printer, printing and mailing of this joint proxy statement/prospectus will be paid for by Barnes & Noble.com. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Fatbrain will, upon request, reimburse these brokerage houses and custodians for their reasonable expenses in so doing. Fatbrain expects to engage a firm to aid in the solicitation of proxies, and Fatbrain estimates that related fees will not exceed $[ ] (plus expenses). To the extent necessary to ensure sufficient representation at its special meeting, Fatbrain or its proxy solicitor may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay. The solicitation of proxies for the Fatbrain special meeting is made by Fatbrain's board of directors.

APPRAISAL RIGHTS

     Under Delaware law, which governs Fatbrain and the rights of its stockholders, Fatbrain stockholders who comply with Section 262 of the Delaware General Corporation Law are entitled to dissenter's rights of appraisal for their shares of Fatbrain common stock instead of the merger consideration by reason of the merger. In order to qualify for these appraisal rights, Fatbrain stockholders must take specific actions. For more on appraisal rights, see "The Merger Agreement -- Appraisal Rights."

OTHER MATTERS

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Fatbrain common stock entitled to vote is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Fatbrain common stock is required to approve and adopt the merger proposal. For additional information on the ownership of Fatbrain common stock by Fatbrain directors and executive officers, see "Principal Stockholders of Fatbrain."

     As of the record date, the directors and executive officers of Fatbrain beneficially own approximately [ ]% of the outstanding Fatbrain common stock.

     Six Fatbrain stockholders, including a member of its management and board of directors, who own approximately 33.6% of Fatbrain's outstanding common stock, have signed a stockholder agreement in which they agreed to vote their shares in favor of the merger. See "The Merger -- Stockholder Agreement."

     All shares of Fatbrain common stock represented by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a properly executed returned proxy, that proxy will be voted "FOR" the approval of the merger proposal.

     Abstentions may be specified with respect to the merger proposal. A properly executed proxy marked "ABSTAIN" with respect to the merger proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the special meeting with respect to the merger proposal. Because the affirmative vote of a majority of the outstanding shares of Fatbrain common stock is required for approval of the merger proposal, a proxy marked "ABSTAIN" with respect to the merger proposal will have the effect of a vote against the merger proposal. In addition, the failure of a stockholder of Fatbrain to return a proxy will have the effect of a vote against the merger proposal. Under Nasdaq rules, brokers who hold shares in "street name" for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under Nasdaq rules, such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the merger proposal. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the merger proposal (i.e., "broker non-votes"). Since the affirmative votes described above are required for approval of the merger proposal, a "broker non-vote" with respect to the merger proposal will have the effect of a vote "AGAINST" the merger proposal.

     A stockholder may revoke his or her proxy at any time prior to the vote at the special meeting by delivering to the Secretary of Fatbrain a signed notice of revocation or a later-dated, signed proxy. A stockholder holding Fatbrain shares in his or her own name may change his or her vote by attending the Fatbrain special meeting and voting in person. A stockholder holding Fatbrain shares in "street name" must first obtain a broker proxy card to vote in person at the meeting. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

     Stockholders should not send in any stock certificates with their proxy cards. As soon as practicable after the consummation of the merger, a transmittal form will be sent to former stockholders of Fatbrain who hold their stock in their own name with instructions for receiving the merger consideration. Broker-dealers who hold stock for a stockholder in "street name" will execute the conversion from Fatbrain common stock to cash and common stock for that stockholder.

     Under the Fatbrain amended and restated bylaws, no business may be transacted at the special meeting, except the business referred to in the accompanying notice of meeting. As of the date of this joint proxy statement/prospectus, the Fatbrain board of directors does not know of any business to be presented at the special meeting other than the merger proposal. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the judgment of the persons voting the proxies.

                                   THE MERGER

     The following is a summary of the material terms of the merger and the merger agreement. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the merger agreement, which is attached as ANNEX A and is incorporated herein by reference.

TERMS OF THE MERGER

     Fatbrain will be merged with and into Barnes & Noble.com, upon satisfaction or waiver of the conditions set forth in the merger agreement. Upon the completion of the merger, each outstanding share of common stock of Fatbrain will be converted into the right to receive cash and Class A Common Stock of Barnes & Noble.com. The stockholders of Fatbrain, in exchange for their shares of Fatbrain common stock, will receive value equal to $4.25 per share as follows: (i) $1.0625 in cash and (ii) the number of shares of Barnes & Noble.com Class A Common Stock, $.001 par value per share, equal to $3.1875 divided by the average of the closing sales price per share of Barnes & Noble.com Class A Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger. No fractional shares of common stock will be issued in connection with the merger.

BACKGROUND OF THE MERGER

     In March 2000, Barnes & Noble.com and Fatbrain held discussions about Barnes & Noble.com making an investment in Fatbrain's subsidiary, MightyWords.

     On May 19, 2000, Fatbrain's board of directors approved filing a registration statement on Form S-3 for an equity line of financing with an outside investor group.

     At its June 2000 board meetings, Fatbrain's board of directors directed management to pursue strategic alternatives for Fatbrain while also enacting operational efficiencies. The Fatbrain board of directors made this recommendation as a result of the difficulty that Fatbrain was having in raising adequate funding due to changing market conditions and the negative impact of a delay in financing MightyWords.

     On June 5, 2000, an initial meeting was held between J.P. Morgan and Fatbrain's executive team to discuss retaining J.P. Morgan's services to assist in a valuation analysis of Fatbrain, finding suitable candidates for a possible business combination and structuring the financial aspects of any business combination.

     On June 5, 2000, Barnes & Noble.com purchased approximately 24.8% of the issued and outstanding capital stock of MightyWords on a fully-diluted basis for an aggregate purchase price of $20,000,000.

     On June 15, 2000, J.P. Morgan met with the Fatbrain board with respect to engaging J.P. Morgan and an additional meeting was held on June 19 between J.P. Morgan personnel and Fatbrain's management.

     On June 20, 2000, Fatbrain held a telephonic board meeting to approve the hiring of J.P. Morgan. Fatbrain and J.P. Morgan executed an engagement letter on June 29, 2000.

     Immediately thereafter, J.P. Morgan and Fatbrain's executive team discussed an initial list of potential acquirors. On June 22, 2000, J.P. Morgan commenced contacting and discussing Fatbrain with potential acquirors.

     On July 14, 2000, Barnes & Noble.com and Fatbrain entered into a confidentiality agreement. Thereafter, Barnes & Noble.com and Fatbrain exchanged information concerning their respective businesses.

     On July 20, 2000, a Barnes & Noble.com team visited Fatbrain for a presentation and preliminary diligence meeting. No other activity with Barnes & Noble.com occurred until mid-August.

     From June 27, 2000 to July 31, 2000, Fatbrain held numerous telephonic board meetings to discuss the progress made in the business combination process and to address the declining status of Fatbrain's cash position and financing prospects.

     On August 2, 2000, senior management of Barnes & Noble.com spoke with J. P. Morgan about a possible business combination with Fatbrain.

     From the time of commencement of its engagement through late August 2000, J.P. Morgan continued to have conversations with several suitors who had expressed interest in acquiring Fatbrain. Meetings and management presentations occurred throughout the summer.

     On August 23, 2000 a representative of Barnes & Noble.com contacted representatives of Fatbrain concerning Barnes & Noble.com's possible interest in entering into a business combination with Fatbrain. The next level of discussions were held on August 29 and August 30, 2000, between Barnes & Noble.com's and Fatbrain's management.

     During the week of August 28, 2000, a member of Barnes & Noble.com's senior management conducted a tour of Fatbrain's headquarters. During the last week of August 2000, Barnes & Noble.com met and Fatbrain conducted a series of telephone conferences for purposes of determining under what terms Barnes & Noble.com might proceed with a possible acquisition of Fatbrain. Barnes & Noble.com's legal counsel conducted legal due diligence at Fatbrain on September 4, 2000, and Barnes & Noble.com's auditors conducted financial due diligence at Fatbrain on August 31, September 1 and 5, 2000.

     On September 5, 2000, Fatbrain management received a draft term sheet from Barnes & Noble.com for a merger of the two companies. The contents of this term sheet were discussed in further detail and then presented to Fatbrain's board of directors at its regularly scheduled quarterly meeting on September 6, 2000. In that meeting, Fatbrain management, J.P. Morgan and Fatbrain's counsel presented to the board a summary of the key legal elements of the merger transaction, including a review of the fairness of the transaction to Fatbrain's stockholders. At the meeting, J.P. Morgan provided an analysis of the economics of the transaction, including a review of the fairness of the transaction, from a financial point of view, to Fatbrain's stockholders. The Fatbrain board instructed management to proceed with negotiations toward a definitive agreement.

     On September 7, 2000, Barnes & Noble.com provided a draft merger agreement to Fatbrain. Between September 7 and September 13, 2000, Fatbrain, Barnes & Noble.com and their respective legal counsels and financial advisors participated in further negotiation of the definitive merger documents. Both Fatbrain and Barnes & Noble.com continued examinations of each others' respective businesses. These negotiations resulted in tentative agreement between Fatbrain and Barnes & Noble.com as to the final terms and conditions of the merger agreement.

     Barnes & Noble.com's board of directors held a special meeting during the afternoon of September 8, 2000, at which the board voted to approve the merger, the merger agreement and the transactions contemplated in the merger agreement.

     At a special meeting of Fatbrain's board of directors on the evening of September 11, 2000, Fatbrain management and outside legal counsel presented a summary of the key elements of the merger and the merger agreement. J.P. Morgan presented its oral opinion as to the fairness of the transaction, from a financial point of view, to Fatbrain's stockholders. Following discussion of the presentations, Fatbrain's board of directors voted to approve the merger, the merger agreement and the transactions contemplated in the merger agreement.

     After the close of the market on September 13, 2000, Fatbrain and Barnes & Noble.com executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BARNES & NOBLE.COM

     The board of directors of Barnes & Noble.com believes that the terms of the merger of Fatbrain with and into Barnes & Noble.com are fair to and in the best interests of its stockholders. Consequently, the

Barnes & Noble.com board of directors approved the merger of Fatbrain into Barnes & Noble.com and recommends that Barnes & Noble.com's stockholders vote "FOR" the adoption of the merger agreement.

  Positive Factors Considered By the Board of Directors of Barnes & Noble.com

     In deciding whether to approve the merger of Fatbrain with and into Barnes & Noble.com, the board of directors considered a number of factors. The following are some of the positive factors that the board considered:

     - Synergies of Companies. Fatbrain's business-to-business focus, combined with its digital publishing and print-on-demand capabilities, complement Barnes & Noble.com's consumer-based initiatives and is expected to enhance and accelerate the rollout of Fatbrain's Information Exchange product to corporations seeking to streamline the management and distribution of their publishable materials.

     - Cost Savings. Barnes & Noble.com's board believed that the combination of the business of Barnes & Noble.com and Fatbrain would increase operating efficiencies through economies of scale and that the combined entity would realize savings in overhead and expenses.

     - Complementary Cultures of Companies. Both companies have complementary cultures that are expected to foster Barnes & Noble.com's ability to build both its consumer and business-to-business markets.

     - Enhanced Management. Fatbrain's management team has agreed to continue in place to manage and run the day-to-day operations of Fatbrain's business.

     - Terms of the Merger Agreement. Barnes & Noble.com's board believed that the terms of the merger agreement are fair to Fatbrain and its stockholders. In addition, the Barnes & Noble.com board of directors viewed as adequate the conditions to the completion of the merger included in the merger agreement, including the condition that no change in the financial condition, business or operations of Fatbrain and its subsidiaries taken as a whole will have occurred that would have or would be reasonably likely to have a material adverse effect on Fatbrain.

  Negative Factors Considered By the Board of Directors of Barnes & Noble.com

     In addition to the foregoing positive factors, Barnes & Noble.com's board of directors also considered the potential adverse impact of other factors on the proposed merger. These included the following:

     - Merger Consideration. The Barnes & Noble.com board of directors considered the possibility that, after the announcement of the merger, the market price of Barnes & Noble.com Class A Common Stock might fall, which might have the result that Fatbrain common stockholders might receive more shares of Barnes & Noble.com Class A Common Stock than the Barnes & Noble.com board of directors believes adequately reflects the market value of the Fatbrain common stock being surrendered in the merger.

     - Payment of Fees. Barnes & Noble.com may be required to pay Fatbrain a fee of $2 million in connection with the merger if the merger agreement is terminated under certain circumstances.

     - Benefits Not Realized. The possibility that the merger would not be consummated or, if consummated, that the anticipated benefits would not be fully realized.

     The Barnes & Noble.com board of directors did not believe that the negative factors were sufficient, either individually or in the aggregate, to outweigh the advantages of the merger.

     The foregoing discussion of the information and factors considered by the Barnes & Noble.com board of directors is not meant to be exhaustive, but is believed to include all material factors that the Barnes & Noble.com board of directors considered. The Barnes & Noble.com board of directors did not qualify or attach any particular weight to any of the various factors that it considered in reaching its determination. Instead, the Barnes & Noble.com board of directors viewed its position and recommendation to be based on the totality of the information presented to it. In addition, the individual members of the Barnes & Noble.com board of directors may have given different weight to different factors in reaching their own individual conclusions regarding the merger and the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF FATBRAIN

     The Fatbrain board of directors believes that the merger of Fatbrain into Barnes & Noble.com, including the merger consideration, is fair and in the best interests of Fatbrain and its stockholders. Accordingly, the Fatbrain board of directors approved the merger agreement and the merger of Fatbrain into Barnes & Noble.com and recommends that Fatbrain stockholders vote "FOR" the merger of Fatbrain with and into Barnes & Noble.com.

  Positive Factors Considered by the Fatbrain Board of Directors

     In reaching this determination, the Fatbrain board of directors reviewed information provided by Fatbrain management, legal counsel and accountants and considered a number of factors. The following are some of the positive factors that the board considered:

     - Synergies of the Companies. Barnes & Noble.com is seen as a strong business partner that is interested in and capable of helping Fatbrain advance its business-to-business agenda. The online book business is one fundamentally of scale, and Barnes & Noble.com is believed to have infrastructure and resources that Fatbrain can leverage to increase its lead in the corporate desktop market for books.

     - Viability. This merger is expected to mitigate long-term viability and near-term cost-of-capital concerns, allowing Fatbrain to incubate its higher-margin Information Exchange business and reach profitability sooner.

     - Brand Equity. The intent to operate Fatbrain as a wholly owned subsidiary, retaining its identity, brand and culture, was seen as positive and as a way to retain its people, its loyal customer base and the brand equity it has built in the business-to-business market.

     - Cost Savings. Fatbrain's board believed that the combination of the business of Barnes & Noble.com and Fatbrain would increase operating efficiencies through economies of scale and that the combined entity would realize savings in overhead and expenses.

     - Tax-free Nature of the Merger. The merger is expected to be treated as a tax-free reorganization for U.S. federal income tax purposes. The Fatbrain board of directors viewed this as favorable because no gain or loss is expected to be recognized in the merger by either Fatbrain or the stockholders of Fatbrain except to the extent cash is received pursuant to the merger.

     - Opinion of Financial Advisor. The opinion of J.P. Morgan to the Fatbrain board that the merger consideration to be received by the Fatbrain stockholders was fair, from a financial point of view, to the holders of Fatbrain common stock. See "-- Opinion of Financial Advisor to Fatbrain."

     - Increased Liquidity. The opportunity for the holders of Fatbrain common stock to participate in a larger company and, as stockholders of the combined company, to have greater liquidity in their shares and to benefit from any future growth of the combined company.

     - Complementary Strategies of Companies. The complementary strategies and direction of Fatbrain and Barnes & Noble.com.

     - Greater Resources. The nature of the Internet book-selling industry and the fact that greater size and resources are increasingly required for companies to successfully compete in the industry.

     - Enhanced Competitive Advantage. The continued competition in Fatbrain's markets from both existing and potential competitors, some of which have greater assets and resources than Fatbrain.

     - Comparative Historical Information of the Companies. Historical information concerning the respective businesses, financial performance and condition, operations, technology, management and competitive position of both Fatbrain and Barnes & Noble.com, including public reports concerning results of operations filed with the SEC.

  Negative Factors Considered by the Fatbrain Board of Directors

     The Fatbrain board of directors also considered some potentially negative factors which could result from the merger. These included:

     - Failure of the Merger. The possibility that the merger might not be completed and the effect of public announcement of the merger on Fatbrain's sales and operating results, and its ability to attract and retain key technical, marketing and management personnel.

     - Prohibition on Solicitation. The Fatbrain board of directors considered that under the terms of the merger agreement, Fatbrain would be prohibited from initiating, soliciting, encouraging, participating in negotiations or otherwise facilitating a proposal of an acquisition by or business combination with any other party unless, among other things, the Fatbrain board of directors determines, after consultation with outside counsel, that the action is required for the Fatbrain board of directors to comply with its duties under applicable law.

     - Payment of Fees. The Fatbrain board of directors considered the possibility that Fatbrain may be required to pay Barnes & Noble.com a termination fee of $2.0 million if the merger agreement is terminated under certain circumstances. The Fatbrain board of directors recognized that the inclusion of a provision in the merger agreement providing for payment of these fees would render it less likely that a more attractive transaction would be presented to Fatbrain and its stockholders.

     - Merger Consideration. The Fatbrain board of directors considered the possibility that following the announcement of the merger the market price of Fatbrain common stock would rise above $4.25 or the market price of the Barnes & Noble.com Class A Common Stock would rise. If such an event occurred, the number of shares of Barnes & Noble.com Class A Common Stock received by Fatbrain common stockholders might not adequately reflect the actual value of the shares surrendered by Fatbrain stockholders.

     - Integrating the Business of Fatbrain into Barnes & Noble.com. The Fatbrain board considered the challenge of integrating Fatbrain's business into that of Barnes & Noble.com and the associated costs of that integration and the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not remain employed by the combined company.

     - Benefits Not Fully Realized. The risk that the anticipated benefits of the merger might not be fully realized.

     - Difficulty of Management Due to Geographics. The difficulty of managing separate operations at different geographic locations.

     - Profitability. The risk that the combined company will not be profitable for at least several years and possibly longer, if ever.

     - Volatility of Stock Price. The risk of volatility of Barnes & Noble.com's stock price due to Barnes & Noble.com's small market capitalization.

     The Fatbrain board of directors did not believe that the negative factors were sufficient, either individually or in the aggregate, to outweigh the advantages of the merger.

     The foregoing discussion of the information and factors considered by the Fatbrain board of directors is not meant to be exhaustive, but is believed to include material factors that the Fatbrain board of directors considered. The Fatbrain board of directors did not quantify or attach any particular weight to any of the various factors that it considered in reaching its determination. Instead, the Fatbrain board of directors viewed its position and recommendation to be based on the totality of the information presented to it. In addition, the individual members of the Fatbrain board of directors may have given different weight to different factors in reaching their own individual conclusions regarding the merger and the merger agreement.

OPINION OF FINANCIAL ADVISOR TO FATBRAIN BOARD

     Pursuant to an engagement letter dated June 29, 2000, Fatbrain retained J.P. Morgan as its financial advisor in order to advise it with respect to a transaction such as the proposed merger of Fatbrain with and into Barnes & Noble.com.

     At the meeting of Fatbrain's board of directors on September 11, 2000, J.P. Morgan gave its oral opinion, subsequently confirmed in writing, to the board of directors that, as of such date and based upon and subject to various considerations set forth in the opinion, the consideration to be paid pursuant to the proposed merger was fair from a financial point of view to Fatbrain's stockholders. Fatbrain's board of directors did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion.

     Attached as ANNEX C to this document is the full text of J.P. Morgan's written opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. J.P. Morgan's opinion is incorporated in its entirety into this document by reference. J.P. Morgan addressed its written opinion to the board of directors of Fatbrain. The opinion addresses only the consideration pursuant to the merger and is not a recommendation to any Fatbrain stockholder as to how such stockholder should vote at the Fatbrain special meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Fatbrain's stockholders are urged to, and should, read the opinion carefully and in its entirety.

     In arriving at its opinion, J.P. Morgan reviewed:

          (1) a final draft copy of the merger agreement, the stockholder agreement and the form of note which will evidence the possible loan from B&N.com LLC to Fatbrain in the amount of up to $4,000,000;

          (2) the audited financial statements of Fatbrain and Barnes & Noble.com for the fiscal years ended January 31, 2000 and December 31, 1999, respectively, and the unaudited financial statements of Fatbrain and Barnes & Noble.com for the periods ended April 30, 2000, and June 30, 2000, respectively;

          (3) financial analyses and forecasts prepared by Fatbrain and its management;

          (4) publicly available information concerning the business of Fatbrain and of other companies engaged in businesses comparable to those of Fatbrain and the reported market prices for other companies' securities J.P. Morgan deemed comparable;

          (5) agreements with respect to outstanding indebtedness or obligations of Fatbrain;

          (6) current and historical market prices of Fatbrain common stock and Barnes & Noble.com Class A Common Stock;

          (7) publicly available terms of various transactions involving companies comparable to Fatbrain and the consideration received for such companies; and

          (8) the terms of other business combinations that J.P. Morgan deemed relevant.

     J.P. Morgan also held discussions with members of the management of Fatbrain and Barnes & Noble.com on various aspects of the merger, the past and current business operations of Fatbrain and Barnes & Noble.com, the financial condition and future prospects and operations of Fatbrain and Barnes & Noble.com, the effect of the merger on the financial condition and future prospects and operations of

Fatbrain and Barnes & Noble.com and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan visited representative facilities of Fatbrain and reviewed other financial studies and analyses and considered other information that it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or furnished to it by Fatbrain or Barnes & Noble.com or otherwise reviewed by J.P. Morgan from third party sources. J.P. Morgan is not responsible or liable for that information or its accuracy. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to J.P. Morgan.

     In relying on other financial analyses provided to it, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates as to the financial condition of Fatbrain to which those analyses relate. J.P. Morgan also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Fatbrain, and that the parties will complete the transaction contemplated by the merger agreement as described in the merger agreement. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

     J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. Subsequent developments may affect J.P. Morgan's opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which Barnes & Noble.com Class A Common Stock will trade at any future time.

     The terms of the proposed merger were determined through negotiations between Fatbrain and Barnes & Noble.com and were approved by the Fatbrain board of directors. Although J.P. Morgan provided advice to Fatbrain during the course of these negotiations, the decision to enter into the merger was solely that of Fatbrain's board of directors. As described above, the opinion of J.P. Morgan and its presentation to the Fatbrain board of directors were only one of a number of factors taken into consideration by the Fatbrain board of directors in making its determination to approve the proposed merger.

     J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its opinion. Some of the summaries of financial analyses have been presented in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

Fatbrain Analysis

  Premium and Implied Ownership Analysis

     J.P. Morgan reviewed the range of closing prices of Fatbrain common stock and Barnes & Noble.com Class A Common Stock as of and including September 11, 2000. J.P. Morgan observed the following:

     The offer price presents a premium to the last reported sales price of Fatbrain common stock on the Nasdaq National Market System during each of the following periods prior to the signing of the merger agreement:

SEPT. 11, 2000   10-DAY AVERAGE   15-DAY AVERAGE   20-DAY AVERAGE   30-DAY AVERAGE
--------------   --------------   --------------   --------------   --------------
     19%           11%              13%              14%               7%

     The implied ownership percentage of the combined company by Fatbrain stockholders, based on historical stock prices of Fatbrain and Barnes & Noble.com during each of those periods, would be as follows:

CURRENT MARKET   10-DAY AVERAGE   15-DAY AVERAGE   30-DAY AVERAGE   90-DAY AVERAGE
--------------   --------------   --------------   --------------   --------------
     7.4%          8.5%             8.5%             8.8%             8.3%

     The implied ownership assumes that the consideration for the merger would be paid entirely in stock of Barnes & Noble.com. J.P. Morgan noted that, because the merger consideration is being paid in stock and cash, the actual ownership percentages will be less than the implied ownership percentages.

  Selected Public Trading Multiples

     Using publicly available information, J.P. Morgan compared selected financial data of Fatbrain with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be reasonably comparable to Fatbrain. These companies were:

     Amazon.com
     Barnes & Noble.com
     Borders
     Rowecom
     Ashford.com
     Autoweb.com
     Beyond.com
     Cyberian Outpost
     Drugstore.com
     Egghead.com
     EToys.com
     Garden.com

     J.P. Morgan selected these companies because they engage in businesses reasonably comparable to those of Fatbrain. J.P. Morgan used publicly available financial projections by equity analysts covering each comparable company to determine the ratio of market capitalization to projected revenues for 2000 and 2001 for each of these companies. The following table presents a comparison of the median revenue multiples of the comparable companies and the implied merger multiples for Fatbrain based on a range of expected revenues for the calendar years 2000 and 2001, respectively:

                                                              REVENUE MULTIPLES
                                                              ------------------
                                                               2000       2001
                                                              -------    -------
Fatbrain implied merger multiple............................   0.91x      0.49x
Comparable company median...................................   0.41x      0.37x

     J.P. Morgan observed that the implied merger multiple was above the median of the comparable company revenue multiples for each of 2000 and 2001.

     No company utilized in the analysis above is identical to Fatbrain. In evaluating companies identified by J.P. Morgan as comparable to Fatbrain, J.P. Morgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Fatbrain, such as the impact of competition on the business of Fatbrain and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Fatbrain or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected Internet company data.

  Comparable Transaction Analysis

     J.P. Morgan noted that the implied merger revenue multiples paid for Fatbrain was in line with the recent acquisition of CDNow by Bertelsmann which J.P. Morgan considered the primary comparable for this transaction. The following table presents a comparison of the merger revenue multiples for the calendar years 2000 and 2001, respectively:

                                                              REVENUE MULTIPLES
                                                              ------------------
                                                               2000       2001
                                                              -------    -------
Fatbrain implied merger multiple............................   0.91x      0.49x
CDNow/Bertelsmann merger multiple...........................   0.72x      0.51x

     J.P. Morgan observed that the implied merger multiples were above or in close proximity to the CDNow/Bertelsmann transaction revenue multiples. The CDNow/Bertelsmann transaction utilized in the analysis above is not identical to the Fatbrain/Barnes & Noble.com merger.

 Capital Challenges Facing Fatbrain

     J.P. Morgan noted that Fatbrain has experienced substantial challenges in obtaining the capital required to continue to operate its business and has restricted access to credit facilities and other forms of funding. A cash burn analysis, using management's internal estimates, indicates that Fatbrain would not have enough cash and cash equivalents to continue operations through the month of October 2000 without making use of external sources of funds. A cash burn analysis of Barnes & Noble.com indicates that Barnes & Noble.com currently has sufficient cash reserves, after taking into account all fees and costs and the cash consideration payable in association with the transaction, to continue operations through the fourth quarter of 2001 and beyond.

Barnes & Noble.com Analysis

  Selected Public Trading Multiples

     Using publicly available information, J.P. Morgan compared selected financial data of Barnes & Noble.com with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be reasonably comparable to Barnes & Noble.com. These companies were:

    Amazon.com
    Barnes & Noble.com
    Borders
    Rowecom
    Ashford.com
    Autoweb.com
    Beyond.com
    Cyberian Outpost
    Drugstore.com
    Egghead.com
    EToys.com
    Garden.com

     J.P. Morgan selected these companies because they engage in businesses reasonably comparable to those of Barnes & Noble.com. J.P. Morgan used publicly available financial projections by equity analysts covering each comparable company to determine the ratio of market capitalization to projected revenues for 2000 and 2001 for each of these companies. The following table presents a comparison of the median revenue multiples of the comparable companies and Barnes & Noble.com based on expected revenues for the calendar years 2000 and 2001, respectively:

                                                              REVENUE MULTIPLES
                                                              ------------------
                                                               2000       2001
                                                              -------    -------
Barnes & Noble.com multiples................................   1.14x      0.57x
Comparable company median...................................   0.41x      0.37x

     J.P. Morgan observed that the Barnes & Noble.com multiple was above the median of the comparable company revenue multiples for each of 2000 and 2001.

     No company utilized in the analysis above is identical to Barnes & Noble.com. In evaluating companies identified by J.P. Morgan as comparable to Barnes & Noble.com, J.P. Morgan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Barnes & Noble.com, such as the impact of competition on the business of Barnes & Noble.com and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Barnes & Noble.com or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected Internet company data.

  Trading Range

     J.P. Morgan reviewed the range of closing prices of Barnes & Noble.com Class A Common Stock as of and including September 11, 2000. J.P. Morgan observed the following:

PERIOD PRIOR TO SEPT. 11, 2000                                VALUE PER SHARE
------------------------------                                ---------------
1 day.......................................................       $4.56
10 days.....................................................       $3.69
20 days.....................................................       $4.28
30 days.....................................................       $5.13
60 days.....................................................       $8.25

     This summary does not purport to be a complete description of the analyses or data considered or presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions that impact the companies' growth rates, labor costs and price competition and industry-specific factors similar to those set forth under the heading "Risk Factors". This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of Fatbrain, Barnes & Noble.com, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     Under its engagement letter with J.P. Morgan, Fatbrain has agreed to pay J.P. Morgan for the financial advisory services provided by J.P. Morgan in connection with the merger and the delivery of the fairness opinion, a fee equal to the greater of $1.5 million or 1.5% of the aggregate amount of consideration received by Fatbrain's stockholders. Because of the value of the aggregate consideration, the fee to be paid to J.P. Morgan by Fatbrain upon successful completion of the merger will be $1.5 million. In addition, Fatbrain has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

     Prior to advising Fatbrain on this transaction, J.P. Morgan had no relationship with Fatbrain. J.P. Morgan has no financial advisory or other relationship with Barnes & Noble.com. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the equity securities of Fatbrain and Barnes & Noble.com for their own accounts or for the accounts of customers and, accordingly, they may hold long or short positions in those securities at any given time.

INTERESTS OF FATBRAIN EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     In considering whether to adopt the merger agreement, Fatbrain common stockholders should be aware that some members of Fatbrain's management and some of Fatbrain's directors have interests in the merger that are different from or in addition to the interests of Fatbrain's common stockholders generally, including the vesting of previously unvested stock options upon the change of control of Fatbrain resulting from the merger. Dennis Capovilla, Fatbrain's President and Chief Operating Officer, and Kim Orumchian, Fatbrain's Executive Vice President of Product Development, entered into two-year employment agreements with B&N.com LLC which will have them continue their current roles for Fatbrain.com LLC immediately following the merger.

  Employment Agreements

     The employment agreement with Mr. Capovilla provides that, following the merger, Mr. Capovilla will serve as the President and Chief Executive Officer of Fatbrain.com LLC. Mr. Capovilla's employment agreement is to have a two-year term unless earlier terminated. Mr. Capovilla is to be paid an annual base salary of $325,000. Mr. Capovilla is entitled to receive a bonus of 100% of his base salary for achieving, within six months following the effective time of the merger, certain "integration targets" to be established by a transition team selected by B&N.com LLC (to be comprised of certain executive officers of each of Barnes & Noble.com and Fatbrain) and approved by the Chief Executive Officer of B&N.com LLC.

     In connection with Mr. Capovilla's employment agreement, Barnes & Noble.com, subject to the approval of the compensation committee of the board of directors of Barnes & Noble.com, agreed to grant to Mr. Capovilla options to purchase up to 750,000 shares of Barnes & Noble.com Class A Common Stock at an exercise price equal to the average closing sales price per share of the Class A Common Stock for the ten full trading days ending on the fifth day immediately prior to the closing of the merger. These options would vest annually in equal amounts over three years.

     In addition, Barnes & Noble.com agreed to continue paying the premiums on the existing life insurance policy of Mr. Capovilla covering his life, with his spouse as beneficiary. Mr. Capovilla will also be entitled to participate under Barnes & Noble.com's employee benefits plans.

     The employment agreement with Mr. Orumchian provides that, following the merger, Mr. Orumchian will serve as the Executive Vice President of Product Development of Fatbrain.com LLC. Mr. Orumchian's employment agreement is to have a two-year term unless earlier terminated. Mr. Orumchian is to be paid an annual base salary of $285,000. Mr. Orumchian is entitled to receive a bonus of 100% of his base salary for achieving, within six months following the effective time of the merger, certain "integration targets" to be established by the transition team selected by B&N.com LLC (to be comprised of certain executive officers of each of Barnes & Noble.com and Fatbrain) and approved by the Chief Executive Officer of B&N.com LLC.

     In connection with Mr. Orumchian's employment agreement, Barnes & Noble.com, subject to the approval of the compensation committee of the board of directors of Barnes & Noble.com, agreed to grant to Mr. Orumchian options to purchase up to 500,000 shares of Barnes & Noble.com Class A Common Stock at an exercise price equal to the average closing sales price per share of the Class A Common Stock for the ten full trading days ending on the fifth day immediately prior to the closing of the merger. These options would vest annually in equal amounts over three years.

     In addition, Barnes & Noble.com agreed to continue paying the premiums on the existing life insurance policy of Mr. Orumchian covering his life, with his spouse as beneficiary. Mr. Orumchian will also be entitled to participate under Barnes & Noble.com's employee benefits plans.

  Forgiveness of Indebtedness

     Under the employment agreements, Barnes & Noble.com has agreed to forgive certain indebtedness of Messrs. Capovilla and Orumchian. At the closing of the merger, Barnes & Noble.com will release and forgive Messrs. Capovilla and Orumchian from their obligations to repay $100,000 and $50,000, respectively, to Fatbrain. On January 1, 2001, Barnes & Noble.com will release and forgive Messrs. Capovilla and Orumchian from their remaining indebtedness of $100,000 and $50,000, respectively, to Fatbrain. Barnes & Noble.com has also agreed to pay to Mr. Capovilla and Mr. Orumchian, at the effective time of the merger, $50,000 and $25,000, respectively, subject to withholding taxes, to offset in part any taxes payable by each of them resulting from the forgiveness of indebtedness.

  Indemnification

     The merger agreement requires that Barnes & Noble.com indemnify to the fullest extent permitted by the Delaware General Corporation Law each person who is now, later becomes or has been in the past an officer or director of Fatbrain or its subsidiaries. Additionally, Barnes & Noble.com will indemnify each of its officers and directors to the fullest extent permitted by Delaware law. Under the merger agreement, Barnes & Noble.com agreed that for a period of six years after the consummation of the merger it will fulfill, in all respects, the obligations of Fatbrain pursuant to the provisions of the Fatbrain second amended and restated certificate of incorporation to indemnify present and former directors and officers. In addition, Barnes & Noble.com agreed that for the six-year period after the consummation of the merger, subject to cost limitations, it will maintain directors' and officers' liability insurance comparable to those currently maintained by Fatbrain.

  Acceleration of Options

     The following table sets forth, with respect to each of the executive officers and the non-employee directors of Fatbrain:

     - The number of shares of Fatbrain common stock subject to options held by such persons that will be exercisable immediately prior to the consummation of the merger;

     - The weighted average exercise price of the options held by such persons; and

     - The aggregate cash value of the in-the-money portion of such options based on the merger consideration of $4.25 per share.

                                                                                            AGGREGATE VALUE
                                          OPTIONS WHICH WILL        WEIGHTED AVERAGE        OF IN-THE-MONEY
NAME                                        BE EXERCISABLE      EXERCISE PRICE PER SHARE        OPTIONS
----                                      ------------------    ------------------------    ---------------
Dennis Capovilla........................       529,456                   $15.54                $236,600
Kim Orumchian...........................       344,922                   $16.00                $133,016
Sean Cumbie.............................       245,638                   $14.68                $      0
Chris MacAskill.........................             0                   $    0                $      0
Keith Benjamin..........................        75,000                   $16.38                $      0
Peter Bodine............................         1,500                   $15.13                $      0
Diane Daggatt...........................         7,500                   $36.13                $      0
Alan Fisher.............................         9,000                   $ 9.19                $      0
Peter Wendell...........................         1,500                   $15.13                $      0

Keith Benjamin, Peter Bodine, Diane Daggatt and Peter Wendell are all directors of Fatbrain and are affiliated with entities which also own securities interests in Fatbrain as described in the footnotes to the "Principal Stockholders of Fatbrain."

  Stockholder Agreement

     Concurrently with the execution and delivery of the merger agreement, six stockholders of Fatbrain (owning in the aggregate 33.6% of the issued and outstanding Fatbrain common stock), including a member of its management and board of directors, have entered into a stockholder agreement with Barnes & Noble.com.

     Under this agreement, each stockholder agreed:

     - to vote all shares of Fatbrain owned by that stockholder (including any shares acquired after the stockholder agreement was executed or that they have the right to vote) in favor of the merger agreement and the merger of Fatbrain into Barnes & Noble.com and against any other proposed business combination involving Fatbrain; and

     - not to dispose of any shares of Barnes & Noble.com owned by them and acquired as part of the merger until at least six months after the completion of the merger (or earlier in the case of a change of control in Barnes & Noble.com).

     Mr. Orumchian is given the right, pursuant to his employment agreement with Barnes & Noble.com, to sell up to 250,000 shares of Barnes & Noble.com Class A Common Stock in the six-month period, but no more than 10,000 shares per day or more than 100,000 shares in any calendar month.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material United States Federal income tax consequences both to Barnes & Noble.com and its stockholders and to Fatbrain and its stockholders resulting from the merger of Fatbrain into Barnes & Noble.com. The following discussion, to the extent it constitutes matters of law or legal conclusions are accurate in all material respects (assuming the facts, representations and assumptions upon which the discussion is based are accurate, which includes all representations, warranties and covenants in the merger agreement). However, no opinion of counsel or IRS ruling is being rendered with respect to the tax consequences of the merger and the IRS is not bound by this discussion. Accordingly, neither Barnes & Noble.com nor Fatbrain can assure you that the IRS will agree with this discussion and with the positions described below, nor can either Barnes & Noble.com or Fatbrain assure you that the IRS would not seek to challenge these positions, or that such challenges would not be sustained in the courts.

     THE TAX DISCUSSION SET FORTH BELOW IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF FATBRAIN COMMON STOCK OR BARNES & NOBLE.COM CLASS A COMMON STOCK. THE FOLLOWING SUMMARY IS BASED UPON CURRENT PROVISIONS OF THE INTERNAL REVENUE CODE, CURRENTLY EXISTING TEMPORARY AND FINAL REGULATIONS AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF

THESE ARE SUBJECT TO CHANGE (POSSIBLY ON A RETROACTIVE BASIS). NO ATTEMPT HAS BEEN MADE TO COMMENT ON ALL OF THE POSSIBLE RELEVANT UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR HOLDER OF FATBRAIN COMMON STOCK OR BARNES & NOBLE.COM CLASS A COMMON STOCK. FOR EXAMPLE, THIS DISCUSSION DOES NOT ADDRESS THE SPECIAL TAX RULES WHICH MAY APPLY TO STOCKHOLDERS WHO ARE SUBJECT TO THE ALTERNATIVE MINIMUM TAX, DEALERS IN SECURITIES OR FOREIGN CURRENCY, STOCKHOLDERS WHO DO NOT HOLD THEIR FATBRAIN COMMON STOCK AS CAPITAL ASSETS OR WHO ACQUIRED THEIR FATBRAIN COMMON STOCK IN CONNECTION WITH STOCK OPTION OR STOCK PURCHASE PLANS OR IN OTHER COMPENSATORY TRANSACTIONS, STOCKHOLDERS WHO HOLD FATBRAIN COMMON STOCK AS PART OF AN INTEGRATED INVESTMENT (INCLUDING A "STRADDLE," PLEDGE AGAINST CURRENCY RISK, "CONSTRUCTIVE" SALE OR "CONVERSION" TRANSACTION) COMPRISED OF SHARES OF FATBRAIN COMMON STOCK AND ONE OR MORE OTHER POSITIONS, MUTUAL FUNDS, FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, TAX-EXEMPT ENTITIES, FOREIGN CORPORATIONS, FOREIGN PARTNERSHIPS, FOREIGN ESTATES OR TRUSTS OR INDIVIDUALS WHO ARE TREATED AS NON-RESIDENT ALIENS UNDER THE U.S. TAX LAWS (EXCEPT AS SET FORTH BELOW). IN ADDITION, THE FOLLOWING DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER UNDER FOREIGN, STATE OR LOCAL TAX LAWS, THE TAX CONSEQUENCES OF TRANSACTIONS EFFECTUATED PRIOR TO, CONCURRENTLY WITH, OR AFTER THE MERGER (WHETHER OR NOT ANY SUCH TRANSACTIONS ARE UNDERTAKEN IN CONNECTION WITH THE MERGER), INCLUDING TRANSACTIONS IN WHICH SHARES OF FATBRAIN COMMON STOCK WERE OR ARE ACQUIRED OR SHARES OF BARNES & NOBLE.COM CLASS A COMMON STOCK WERE OR ARE DISPOSED OF, OR THE TAX CONSEQUENCES TO HOLDERS OF OPTIONS, WARRANTS OR SIMILAR RIGHTS TO ACQUIRE FATBRAIN COMMON STOCK. BECAUSE HOLDERS OF SHARES OF FATBRAIN COMMON STOCK MAY HAVE DIFFERENT TAX ATTRIBUTES, THE CONSEQUENCES OF THE MERGER MAY DIFFER FOR EACH HOLDER. THEREFORE, EACH STOCKHOLDER OF FATBRAIN IS URGED TO CONSULT WITH HIS OR HER OWN LEGAL AND TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER OR OF HOLDING SHARES OF BARNES & NOBLE.COM CLASS A COMMON STOCK.

  Tax Consequences of the Merger

     Barnes & Noble.com and Fatbrain intend that the merger of Fatbrain with and into Barnes & Noble.com will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and that Fatbrain and Barnes & Noble.com will each be a party to the reorganization, within the meaning of
Section 368(b) of the Internal Revenue Code.

     Stockholders of Barnes & Noble.com and Fatbrain should be aware that the foregoing is not binding on the IRS, and no assurance is or will be given that the IRS will not adopt a contrary position or that the IRS position would not be sustained by a court.

     The following is a summary of the material Federal income tax consequences to Fatbrain and its stockholders of the merger of Fatbrain into Barnes & Noble.com. This discussion assumes that the merger of Fatbrain with and into Barnes & Noble.com constitutes a reorganization within the meaning of Internal Revenue Code Section 368(a), and that Fatbrain and Barnes & Noble.com are each a party to this reorganization, within the meaning of Internal Revenue Code
Section 368(b):

     - No gain or loss is expected to be recognized by Fatbrain or Barnes & Noble.com as a result of the merger of Fatbrain into Barnes & Noble.com;

     - A Fatbrain stockholder who receives a combination of cash and Barnes & Noble.com Class A Common Stock will not recognize any loss but will recognize gain, if any, on the shares of Fatbrain common stock so exchanged to the extent of any cash received in the merger. The amount of gain, if any, recognized by a Fatbrain stockholder will be equal to the lesser of (1) the amount of gain realized (i.e., the excess of the amount of cash and the fair market value of the Barnes & Noble.com Class A Common Stock received in the merger over the tax basis of the Fatbrain common stock surrendered) and (2) the amount of cash (other than cash received in lieu of fractional shares of Barnes & Noble.com Class A Common Stock) received in the merger;

     - A holder of Fatbrain common stock who receives cash instead of a fractional share of Barnes & Noble.com Class A Common Stock in the merger of Fatbrain into Barnes & Noble.com will be treated as if he received a fractional share of Barnes & Noble.com Class A Common Stock in the merger and then redeemed the fractional share for cash. The stockholder will recognize gain or loss equal to the difference, if any, between his basis in the fractional share and the amount of cash received;

     - The aggregate tax basis of the Barnes & Noble.com Class A Common Stock received by any Fatbrain stockholder in exchange for Fatbrain common stock will be the same as the aggregate tax basis of the Fatbrain common stock exchanged, decreased by the amount of cash received in the merger and increased by the amount of gain recognized in the merger; and

     - The holding period for Barnes & Noble.com Class A Common Stock received in exchange for Fatbrain common shares stock in the merger of Fatbrain into Barnes & Noble.com will include the period during which the stockholder held the Fatbrain shares, provided that the Fatbrain shares were held as capital assets by that stockholder at the time of the merger of Fatbrain into Barnes & Noble.com.

     - A successful IRS challenge to the reorganization status of the merger as a result of the failure to meet any of the requirements of a reorganization within the meaning of Internal Revenue Code Section 368(a) would result in all Fatbrain stockholders being treated as if they sold their Fatbrain common stock in a fully taxable transaction. In such event, each Fatbrain stockholder would recognize gain or loss with respect to each share of Fatbrain common stock surrendered in an amount equal to the difference between the stockholder's adjusted tax basis in such share and the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Barnes & Noble.com Class A Common Stock received in exchange therefor. In such event, a Fatbrain stockholder's aggregate basis in the Barnes & Noble.com Class A Common Stock so received would equal its fair market value as of the effective time and such stockholder's holding period for such Barnes & Noble.com Class A Common Stock would begin the day after the merger. In addition, if the merger did not meet the requirements of a reorganization within the meaning of Internal Revenue Code Section 368(a), Fatbrain would be treated as if, upon consummation of the merger, it had disposed of all of its assets in a fully taxable transaction for an amount of consideration equal to the sum of (1) the amount of liabilities of Fatbrain assumed by Barnes & Noble.com in the merger, (2) the amount of cash paid by Barnes & Noble.com in the merger and (3) the fair market value, as of the effective time of the merger, of the Barnes & Noble.com Class A Common Stock issued in the merger.

                                MERGER AGREEMENT

     We encourage you to read the entire merger agreement, which is attached as ANNEX A to this joint proxy statement/prospectus and is incorporated herein by reference.

GENERAL

     The merger agreement provides for the merger of Fatbrain with and into Barnes & Noble.com. In the merger, the stockholders of Fatbrain, in exchange for their shares of Fatbrain common stock will receive value equal to $4.25 per share as follows: (i) $1.0625 in cash and (ii) the number of shares of Barnes & Noble.com Class A Common Stock equal to $3.1875 divided by the average of the closing sales price per share of Barnes & Noble.com Class A Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger.

EFFECTIVE TIME OF THE MERGER

     Subject to the satisfaction, or waiver, of the conditions and the obligations of Barnes & Noble.com and Fatbrain to complete the merger, the merger will become effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger shall take place as soon as practicable, but in no event later than 10:00 a.m. on the second business day following the waiver or satisfaction of all the conditions set forth in the merger agreement.

EXCHANGE OF CERTIFICATES FOR FATBRAIN

     At or prior to the effective time, Barnes & Noble.com will deposit with an exchange agent certificates evidencing the Barnes & Noble.com Class A Common Stock to be issued in the merger to former Fatbrain stockholders and cash in an amount necessary to make any cash payments due to the holders of Fatbrain common stock under the terms of the merger agreement and in lieu of any fractional shares of Barnes & Noble.com Class A Common Stock.

     Promptly after the effective time of the merger, the exchange agent will mail to Fatbrain stockholders of record a letter of transmittal which will contain instructions regarding surrendering certificates representing Fatbrain common stock for certificates evidencing Barnes & Noble.com Class A Common Stock.

     YOU SHOULD NOT RETURN YOUR CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Promptly after the effective time of the merger (and in any event no later than five business days after the later to occur of the effective time of the merger or receipt by Barnes & Noble.com of a complete list from Fatbrain of the names and addresses of its holders of record), the exchange agent shall mail to each holder of record of Fatbrain common stock (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Fatbrain certificates shall pass, only upon receipt of the Fatbrain certificates by the exchange agent, and shall be in such form and have such other provisions as Barnes & Noble.com may reasonably specify, and which shall be reasonably satisfactory to the Fatbrain), and (ii) instructions for surrender of the Fatbrain certificates in exchange for the merger consideration.

     Upon surrender of a Fatbrain certificate to the exchange agent, together with such letter of transmittal which is duly completed and validly executed and such other documents as may be reasonably required by the exchange agent, the holder of such Fatbrain certificate shall be entitled to receive in exchange therefor (i) a Barnes & Noble.com certificate representing the number of whole shares of Barnes & Noble.com Class A Common Stock equal to $3.1875 divided by the average of the closing sales price per share of Barnes & Noble.com Class A Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the Nasdaq National Market System for the ten full trading days ending on the fifth full trading day immediately prior to the effective time of the merger multiplied by the number of shares of Fatbrain common stock represented by the certificate surrendered (provided that each holder will receive cash in lieu of any fractional share of Barnes & Noble.com Class A Common Stock to which such holder would otherwise be entitled pursuant to the terms of the merger agreement) and (ii) payment by check of an amount equal to the product of $1.0625 multiplied by the number of shares of Fatbrain common stock formerly represented by the surrendered Fatbrain certificate, after giving effect to any required tax withholding and the Fatbrain certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Fatbrain certificate that, prior to the effective time of the merger, represented shares of Fatbrain common stock will be deemed from and after the effective time, for all purposes, to evidence the right to receive the merger consideration. No interest will be paid or will accrue on any cash payable to holders of Fatbrain certificates. The letter of transmittal will provide instructions for stockholders who have lost or misplaced their Fatbrain certificates and wish to tender their shares of Fatbrain common stock.

     None of the parties to the merger agreement nor the exchange agent will be liable to any former Fatbrain stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     At and after the effective time of the merger agreement there will be no transfers on the stock transfer books of Fatbrain. After the effective time, if any Fatbrain common stock certificates are presented to Barnes & Noble.com, they will be canceled and exchanged for certificates of Barnes & Noble.com Class A Common Stock and cash.

OPTIONS AND WARRANTS

     The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase Fatbrain common stock shall either, at Barnes & Noble.com's election, (i) be assumed by Barnes & Noble.com in the economic equivalent of Barnes & Noble.com Class A Common Stock (and Fatbrain's repurchase rights, if any, with respect to these options and the stock issuable under these options, shall be assigned to Barnes & Noble.com) or (ii) vest immediately prior to the merger and, to the extent not exercised immediately prior to the merger in accordance with its terms, be canceled immediately upon the effective time of the merger and be of no further force and effect. Each outstanding warrant to purchase Fatbrain common stock will be treated in accordance with its terms at the effective time of the merger.

     Barnes & Noble.com has elected not to assume any outstanding options. All outstanding options will vest immediately prior to the merger, and to the extent not exercised immediately prior to the merger will be cancelled immediately upon the effective time of the merger and thereafter will be of no further force and effect.

REPRESENTATIONS AND WARRANTIES

     Fatbrain made representations and warranties in the merger agreement relating to the following matters, including, but not limited to:

     - its due organization, power, authority and good standing and that of its subsidiaries and similar corporate matters;

     - its due authorization and power to execute the merger agreement, and the enforceability of the merger agreement;

     - its capital structure;

     - its ownership and capitalization and that of its subsidiaries;

     - compliance of the merger agreement with its certificates of incorporation and bylaws and material agreements;

     - governmental and third party approvals;

     - the absence of material legal proceedings and injunctions;

     - filings with the Securities and Exchange Commission and reliability of its financial statements;

     - the absence of changes in its business, not in the ordinary course of business, since April 30, 2000;

     - filing and accuracy of tax returns;

     - accuracy and completeness of its books and records and its maintenance in accordance with generally accepted business practices;

     - the identity, status and condition of its respective properties and assets, including ownership, title and existence of necessary consents;

     - compliance with environmental laws;

     - employee benefit plans and compliance with the related laws and regulations;

     - labor matters;

     - brokers' and finders' fees;

     - opinions of its financial advisor;

     - insurance policies;

     - related party transactions;

     - material contracts, material leases, indebtedness and other obligations;

     - lack of negotiations or discussions with any other party relating to an alternative transaction; and

     - identification of change of control agreements or arrangements with any officers, directors or employees and payments resulting from consummation of the merger agreement transactions.

     Barnes & Noble.com made representations and warranties in the merger agreement relating to the following matters:

     - its due organization, power, authority and standing of and similar corporate matters;

     - its capital structure;

     - its due authorization and power to execute the merger agreement and the enforceability of the merger agreement;

     - compliance of the merger agreement with its articles and bylaws and material agreements;

     - governmental and third party approvals;

     - absence of Barnes & Noble.com conducting any business not in the ordinary course of business and consistent with past practice or incurring any material liabilities not in the ordinary course of business and consistent with past practice prior to the effective time of the merger, since June 30, 2000;

     - brokers' and finders' fees;

     - filings with the Securities and Exchange Commission and reliability of its financial statements; and

     - the absence of material legal proceedings and injunctions.

CERTAIN COVENANTS

     Conduct Of Business by Fatbrain Pending the Closing of the
Merger. Fatbrain has agreed that, until the merger is completed or the merger agreement has been terminated, unless Barnes & Noble.com otherwise agrees in writing, (a) Fatbrain will conduct its operations only in the ordinary course of business consistent with past practice and (b) Fatbrain will use all reasonable efforts to keep available the services of its current officers, key employees and consultants and to preserve the current business relationships of

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its corporate partners, customers, suppliers and other persons in order to preserve substantially intact its business organization. Without limiting the foregoing, Fatbrain has agreed that it will not do any of the following without the prior written consent of Barnes & Noble.com:

     - amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

     - issue or sell any shares of its capital stock, except pursuant to exercises of outstanding options or warrants;

     - sell, transfer, license or lease any of its material property or assets except pursuant to existing contracts and in the ordinary course of business consistent with past practice;

     - incur any indebtedness for borrowed money;

     - terminate, cancel or request any material change in, or agree to any material adverse change in, any material contract or other material license;

     - make or authorize any capital expenditure, in the aggregate, in excess of $100,000 unless committed to prior to the execution date or otherwise in the ordinary course of business consistent with past practices;

     - declare or pay any dividend or other distribution with respect to any of its capital stock;

     - reclassify, combine, split, purchase or otherwise acquire any of its capital stock;

     - amend or change any terms of any Fatbrain stock option;

     - increase the compensation payable to its directors, officers, consultants or employees, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, consultant or other employee of Fatbrain except for increases in compensation paid and bonuses payable in the ordinary course of business consistent with past practices;

     - pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business and consistent with past practice;

     - except as required by any governmental entity, make any material change with respect to Fatbrain's accounting policies, principles, methods or procedures other than as required by general accepted accounting principles;

     - make any material tax election or settle or compromise any material tax liability, other than the payment of taxes which are due and payable; or

     - take any action which would make any of the representations or warranties of Fatbrain contained in the merger agreement untrue or incorrect in any material respect or prevent Fatbrain from performing or cause Fatbrain not to perform its covenants under the merger agreement in any material respect or result in any of the conditions to the merger not being satisfied in any material respect.

     Access to Information. Until the merger is completed or the merger agreement is terminated, Fatbrain will provide to Barnes & Noble.com access to Fatbrain's officers, employees, agents, properties, and its offices and other facilities, books and records.

     Inquiries and Negotiations; No Solicitation of Transactions. Fatbrain has agreed that until the merger is completed or the merger agreement is terminated, it will not:

     - solicit, initiate or knowingly encourage the submission of any Alternative Transaction (as defined below), including, without limitation, any Superior Proposal (as defined below); or

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

     - participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in or facilitate, any Alternative Transaction with any person, corporation, entity or group (other than Barnes & Noble.com and its affiliates, representatives and agents)

provided, however, that Fatbrain may take any of these actions if (A) the board of directors of Fatbrain determines in good faith (after consultation with outside counsel) that such action is required by the fiduciary duties of the board of directors under applicable law, (B) the board of directors determines in good faith that the Alternative Transaction constitutes a Superior Proposal, and (C) Fatbrain has given prior written notice to Barnes & Noble.com and has used all commercially reasonable efforts to enter into a customary confidentiality agreement on terms no less favorable to Fatbrain than those contained in the confidentiality agreement entered into with Barnes & Noble.com.

     The merger agreement does not prohibit Fatbrain from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal, if the board of directors of Fatbrain determines in good faith after consultation with outside counsel that the action is required for the Fatbrain board to comply with their fiduciary duties imposed by law or their duties under Fatbrain's organizational documents and that the person or entity making the proposal has the ability and financial wherewithal to consummate a more favorable proposal than the transactions contemplated by the merger agreement.

     For purposes of the merger agreement, the term "Alternative Transaction" means any bona fide written proposal or offer from any third party relating to any (i) merger, consolidation, recapitalization, tender or exchange offer, debt restructuring or similar transaction involving Fatbrain, (ii) sale of more than 30% of the common stock or other capital stock of Fatbrain or (iii) sale of assets (including stock of subsidiaries) representing more than 30% of the assets of Fatbrain and its subsidiaries, taken as a whole, including a sale by any means specified in clause (i) of this sentence.

     For purposes of the merger agreement, the term "Superior Proposal" means any bona fide written Alternative Transaction, if and only if, the board of directors of Fatbrain reasonably determines (after consultation with its financial advisor and outside counsel) (a) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the merger and the transactions contemplated by the merger agreement taking into account at the time of determination any changes to the terms of the merger agreement that as of that time had been proposed by Barnes & Noble.com, and (b) that the person or entity making such Superior Proposal is capable of consummating such Alternative Transaction (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person or entity).

     In addition, Fatbrain may terminate the merger agreement with respect to a Superior Proposal, provided that, prior to any such termination:

          (i) Fatbrain has provided Barnes & Noble.com with written notice that it intends to terminate the merger agreement, identifying the Superior Proposal and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the agreement to be entered into for such Superior Proposal;

          (ii) Fatbrain affords Barnes & Noble.com a reasonable opportunity within the immediately succeeding five days after delivering such notice to make such adjustments to the terms and conditions of the merger agreement as would enable Fatbrain's board of directors to maintain its recommendation of the Merger to Fatbrain stockholders; and

          (iii) Fatbrain delivers to Barnes & Noble.com a written notice terminating the merger agreement and a written acknowledgment that the termination will require Fatbrain to pay $2,000,000 to Barnes & Noble.com as a termination fee.

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

     Further Action; Consents; Filings. Each of Fatbrain and Barnes & Noble.com agree to use all reasonable efforts to (i) take all action, and do all things necessary, proper or advisable under the merger agreement, applicable law or otherwise to consummate and make effective the merger, (ii) obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Barnes & Noble.com or Fatbrain or any of their respective subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to the merger agreement and the merger required under (A) the rules and regulations of the Nasdaq National Market System or such other applicable securities exchange, (B) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (C) the Hart-Scott-Rodino Act and (D) any other applicable law.

     Each of Fatbrain and Barnes & Noble.com will give (or will cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, reasonable efforts to obtain any consents from third persons necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

     Additional Reports. Fatbrain and Barnes & Noble.com shall each furnish to the other copies of any reports which it files with the SEC on or after the date hereof, and Fatbrain and Barnes & Noble.com, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Fatbrain and its consolidated subsidiaries or Barnes & Noble.com and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     Third Party Consents. Fatbrain shall use all reasonable efforts to obtain the consent or approval or confirmation or other reasonable comfort of those persons identified in the merger agreement with respect to the continuing relationship of Fatbrain and such parties under existing contracts and arrangements following the effective time of the merger.

     Tax-free Treatment. The merger agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Internal Revenue Code. Barnes & Noble.com and Fatbrain each agreed to use their reasonable best efforts from and after the date of the merger agreement, to cause the merger to qualify, and shall not, without the prior written consent of the other party, knowingly take any actions or cause any actions to be taken (other than those actions contemplated by or required to be taken pursuant to the merger agreement) which could reasonably be expected to prevent the merger from qualifying as a reorganization under the provisions of Section 368 of the Internal Revenue Code. Following the effective time, neither the surviving corporation nor Barnes & Noble.com nor any of its affiliates shall knowingly and voluntarily take any action or cause any action to be taken which could reasonably be expected to cause the merger to fail to qualify as a reorganization under Section 368 of the Internal Revenue Code.

     Interim Financing. At any time prior to the termination of the merger agreement, if requested by Fatbrain, B&N.com LLC has agreed to loan to Fatbrain $2,000,000 on each of November 1, 2000 and December 1, 2000, pursuant to the terms of a convertible promissory note (the "Note"). The principal amount of the loan bears interest at the annual rate of interest publicly announced from time to time by The Chase Manhattan Bank N.A. in New York City, as its "prime" or "base" rate plus 2.0%. Pursuant to

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

the terms of the Note, the loan is to be repaid, on demand, at any time after any of the following events (each, a "Maturity Event"):

     - in the event Fatbrain (i) becomes subject, as debtor, to any voluntary or involuntary bankruptcy or insolvency proceeding, (ii) makes an assignment for the benefit of its creditors, or (iii) has a receiver or trustee appointed with respect to Fatbrain or any of its properties, assets or business, in which event all unpaid principal and accrued interest under the note shall be due immediately;

     - in the event Fatbrain breaches any of its representations and warranties contained in the note in a material respect;

     - in the event that the merger is terminated for any reason other than as a result of an intentional breach of the merger agreement by Barnes & Noble; or

     - December 31, 2000.

     The Note will be convertible into shares of Fatbrain common stock, at the option of B&N.com LLC, in whole or in part, at any time and from time to time after a Maturity Event. The number of shares of Fatbrain common stock that shall be issuable upon a conversion of the note shall be determined by dividing the outstanding principal amount of the Note, plus all accrued but unpaid interest thereon, by $3.7781, subject to certain adjustments.

Listing of Shares

     Barnes & Noble.com shall prepare and submit to Nasdaq a listing application covering the Barnes & Noble.com Class A Common Stock, issuable in the merger and any other shares of Barnes & Noble.com issued in the merger as may be required by Nasdaq.

Conditions to the Merger

     The respective obligations of Fatbrain and Barnes & Noble.com to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the closing date of the merger:

     - Each party will have performed in all material respects its obligations required to be performed by it on or prior to the closing of the merger;

     - The representations and warranties of each party shall be true and correct as of the date of the merger agreement and at the effective time of the merger (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date) except where the failure to be so true and correct would not have a material adverse effect on the business of Fatbrain or Barnes & Noble.com, as the case may be;

     - Holders of a majority of the outstanding common stock of Fatbrain and holders of a majority of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock, voting as a class, of Barnes & Noble.com will have approved the merger and the transactions contemplated by the merger agreement;

     - No injunctions or restraints shall have been issued by any court of competent jurisdiction preventing the consummation of the merger or any of the other transactions or agreements contemplated by the merger agreement;

     - The registration statement of which this joint proxy statement/prospectus forms a part shall have become effective, all necessary state securities law permits or approvals will have been obtained and no stop order will have been issued and no proceeding for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

     - Nasdaq will have approved for listing the Barnes & Noble.com Class A Common Stock to be issued in the merger; and

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

     - The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

     The following additional conditions must be satisfied or waived before the parties to the merger agreement are obligated to complete the merger:

     - Since the date of the merger agreement, there will have been no material adverse change in the business, financial condition or results of operations of Fatbrain and its subsidiaries; and

     - The employment agreements of each of Dennis Capovilla and Kim Orumchian with B&N.com LLC shall be in full force and effect and there shall be no breach or threat of breach of any such agreements.

Termination

     The merger agreement may be terminated at any time prior to the effective time by the board of directors of Fatbrain or the board of directors of Barnes & Noble.com under the following circumstances:

     - by the mutual written consent of Fatbrain and Barnes & Noble.com;

     - the approval of the stockholders of Fatbrain or Barnes & Noble.com will not have been obtained at the meetings of the stockholders or at any adjournment thereof; or

     - any governmental entity shall have issued a final and non-appealable order, decree or injunction or taken any other final action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement.

     The merger agreement may be terminated at any time prior to the effective time of the merger whether before or after approval of the stockholders under the following circumstances:

          1. by Fatbrain, if the board of directors, in the exercise of its good faith judgment as to its duties to its stockholders imposed by law, determines that the termination is required by reason of a Superior Proposal;

          2. by Fatbrain, if any of the conditions precedent to its obligations to effect the merger have become incapable of fulfillment and shall not have been waived;

          3. by Fatbrain, if Barnes & Noble.com shall have materially breached any of its covenants or agreements set forth in the merger agreement, which breach is not curable or, if curable, is not cured within 15 days after written notice of the breach is given by Fatbrain to Barnes & Noble.com;

          4. by Barnes & Noble.com, if the board of directors of Fatbrain withdraws or modifies, in a manner adverse to Barnes & Noble.com, its recommendation to Fatbrain stockholders of the merger agreement or the merger or causes Fatbrain to enter into an agreement with respect to, or endorses or approves, an Alternative Transaction, or if the board of directors of Fatbrain approves, or recommends a Superior Proposal (which term is described under "-- Inquiries and Negotiations; No Solicitation of Transactions");

          5. by Barnes & Noble.com, if any of the conditions precedent to its obligations to effect the merger have become incapable of fulfillment and shall not have been waived; or

          6. by Barnes & Noble.com, if Fatbrain shall have materially breached any of its covenants or agreements set forth in the merger agreement, which breach is not curable or, if curable, is not cured within 15 days after written notice of the breach is given by Barnes & Noble.com to Fatbrain.

Termination Fees and Expenses

     In the event the merger agreement is terminated under the circumstances described in paragraphs 2 or 3 above, then Barnes & Noble.com will be obligated to pay Fatbrain a termination fee of $2 million.

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

     In the event the merger agreement is terminated under the circumstances described in paragraphs 4, 5 or 6, then Fatbrain will be obligated to pay Barnes & Noble.com a termination fee of $2 million.

Indemnification and Directors' and Officers' Insurance

     From and after the effective time of the merger, Barnes & Noble.com shall exculpate and indemnify to the fullest extent permitted by the Delaware General Corporation Law each person who is now or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the merger, an officer, trustee or director of Fatbrain, Barnes & Noble.com or any of their subsidiaries. The exculpation and indemnification shall cover actions on or prior to the effective time of the merger, including all transactions contemplated by the merger agreement.

     Barnes & Noble.com shall also maintain, for six years after the merger, insurance reasonably comparable to the directors' and officers' liability policies maintained by Fatbrain, subject to cost limitations.

Amendment and Waiver

     The merger agreement may be amended by the board of directors of Fatbrain and the board of directors of Barnes & Noble.com at any time before or after approval of the merger by the stockholders of Fatbrain and Barnes & Noble.com. After any stockholder approval, no amendment may be made which by law requires the further approval of stockholders without obtaining such further approval.

     At any time prior to the effective time of the merger, any party may, to the extent legally allowed,

     - extend the time for the performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties made to the party contained in the merger agreement or in any related document; and

     - waive compliance with any of the agreements or conditions for the benefit of the party contained in the merger agreement.

Governmental and Regulatory Matters

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Barnes & Noble.com and Fatbrain filed the required notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission, and the Antitrust Division on September 29, 2000 and MightyWords has filed the required notification and report forms on [Date], 2000.

     Each state in which Barnes & Noble.com, Fatbrain or MightyWords has operations also may review the merger under state antitrust laws.

     At any time before the effective time of the merger, the Justice Department, the Federal Trade Commission, the Antitrust Division, a state or non-U.S. governmental authority or a private person or an entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Barnes & Noble.com to divest itself, in whole or in part, of businesses conducted by Fatbrain or MightyWords or of other businesses conducted by Barnes & Noble.com. There can be no assurance that a challenge to the merger will not be made, or that, if such a challenge is made, Barnes & Noble.com and Fatbrain will prevail. The obligations of Barnes & Noble.com and Fatbrain to consummate the merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger. Each party has agreed to use reasonable efforts to have any such order, ruling or injunction of a court of competent jurisdiction lifted, stayed or reversed.

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     Barnes & Noble.com and Fatbrain believe that they will obtain all required antitrust regulatory approvals prior to the Fatbrain special meeting. However, it is not certain that all such approvals will be received by such time, or at all, and governmental authorities may impose unfavorable conditions for granting the required approvals.

Appraisal Rights

     Fatbrain is a Delaware corporation, and as a result of the terms of the merger agreement and under the Delaware General Corporation Law, Fatbrain stockholders shall have rights of appraisal with respect to their Fatbrain common stock. Delaware law entitles the holders of record of shares of Fatbrain common stock who follow the procedures specified in Section 262 of the Delaware law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of such shares as of the effective time of the merger as determined by the court instead of the merger consideration. In order to exercise such rights, a stockholder must demand and perfect its rights in accordance with Section 262. The following is a summary of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as ANNEX D to this joint proxy statement/prospectus. Fatbrain stockholders should carefully review Section 262 as well as information discussed below to determine their rights to appraisal.

     If a stockholder of Fatbrain elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

          (1) file with Fatbrain at its main office in Santa Clara, California, a written demand for appraisal of shares of Fatbrain common stock held and such demand must identify the stockholder and expressly request an appraisal, before the vote is taken on the merger agreement at the special meeting (this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement; neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a demand for appraisal within the meaning of
     Section 262);

          (2) not vote in favor of the merger agreement (a failure to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the merger agreement, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

          (3) continuously hold such shares through the effective time of the merger.

     All written demands for appraisal should be addressed to: Fatbrain.com, Inc., 2550 Walsh Avenue, Santa Clara, California 95051, Attention: Secretary, before the vote is taken on the merger agreement at the special meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform Fatbrain of the identify of the stockholder and that the stockholder is thereby demanding appraisal of his or her shares of Fatbrain common stock.

     Within ten days after the effective time of the merger, the surviving corporation of the merger will give written notice to each stockholder of Fatbrain who has satisfied the requirements of Section 262 and has not voted for the proposal to approve and adopt the merger agreement and the transactions contemplated thereby (a "Dissenting Stockholder"). Within 120 days after the effective time, the surviving corporation or any Dissenting Stockholder may file a petition in the court demanding a determination of the fair value of the shares of Fatbrain common stock that are held by all Dissenting Stockholders. Any Dissenting Stockholder desiring to file this petition is advised to file the petition on a timely basis unless the Dissenting Stockholder receives notice that a petition has already been filed by the surviving corporation or another Dissenting Stockholder.

     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Fatbrain common stock held by Dissenting Stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the court shall take into account all relevant
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

factors. The court may determine such fair value to be more than, less than or equal to the consideration that the Dissenting Stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the shares of Fatbrain common stock of stockholders entitled to such interest. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Fatbrain common stock entitled to appraisal.

     From and after the effective time of the merger, no Dissenting Stockholder shall have any rights of a Fatbrain stockholder with respect to such holder's shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's shares of Fatbrain common stock, if any, payable to Fatbrain stockholders of record as of a date prior to the effective time. If a Dissenting Stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the effective time or thereafter with the written approval of the surviving corporation, or, if no petition for appraisal is filed within 120 days after the effective time, then the right of that Dissenting Stockholder to an appraisal will cease and the Dissenting Stockholder will be entitled to receive only the merger consideration.

Federal Securities Law Consequences; Resale Restrictions

     All shares of Barnes & Noble.com Class A Common Stock that will be distributed to stockholders of Fatbrain in the merger will be freely transferable, except for certain restrictions applicable to "affiliates" of Fatbrain. Shares of Barnes & Noble.com Class A Common Stock received by persons who are deemed to be affiliates of Fatbrain may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act.

     In addition, certain Fatbrain stockholders who executed a stockholder agreement agreed that, without the prior written consent of Barnes & Noble.com inc, they shall not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any of the Barnes & Noble.com Class A Common Stock issued to such stockholder in connection with the merger, any options or warrants to purchase and Barnes & Noble.com Class A Common Stock, or any securities convertible or exchangeable for any Barnes & Noble.com Class A Common Stock that they acquire upon completion of the merger, for a period commencing from the date of receipt of such securities through and including the earlier of (a) the six-month anniversary of the effective time of the merger and (b) the date immediately after (i) any merger, reorganization or consolidation of Barnes & Noble.com with or into any entity if persons who were beneficial owners of securities of Barnes & Noble.com entitled to vote generally in the election of directors (hereinafter referred to as "voting securities") immediately before such merger, reorganization or consolidation are not, immediately thereafter, the beneficial owners, directly or indirectly, of at least 50% of the then-outstanding voting securities of the entity surviving or resulting from such merger, reorganization or consolidation in substantially the same respective proportions as their beneficial ownership of the previously outstanding voting securities of Barnes & Noble.com or (ii) the sale or other disposition of all or substantially all of the consolidated assets of Barnes & Noble.com. Persons who may be deemed to be affiliates of Fatbrain generally include certain officers, directors and significant stockholders of Fatbrain.

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                                 THE COMPANIES

BARNES & NOBLE.COM

  Overview

     Barnes & Noble.com, based in New York, New York, is a holding company whose sole asset is a 21.3% equity interest in B&N.com LLC, an online retailer of knowledge, information, education and entertainment-related products, and whose sole business is currently acting as sole manager of B&N.com LLC. As sole manager of B&N.com LLC, Barnes & Noble.com controls all of the affairs of B&N.com LLC and as a result, the financial statements of B&N.com LLC are consolidated with those of Barnes & Noble.com. Barnes & Noble and Bertelsmann each beneficially own a 39.4% equity interest (equivalent to an aggregate of 115,000,000 membership units) in B&N.com LLC. Each membership unit held by these companies is convertible into one share of Barnes & Noble.com Class A Common Stock. Each of Barnes & Noble and Bertelsmann own one share of Barnes & Noble.com Class B Common Stock and Class C Common Stock, respectively. Through the Class B Common Stock and the Class C Common Stock, Barnes & Noble and Bertelsmann each are entitled to 575,000,010 votes in all votes of Barnes & Noble.com common stock (constituting their one share of Class B Common Stock or Class C Common Stock and their membership units multiplied by 10). As a result, Barnes & Noble.com is controlled by Barnes & Noble and Bertelsmann, who collectively control approximately 97.4% of the voting power of all shares of voting stock of Barnes & Noble.com. In this section, references below to Barnes & Noble.com include B&N.com LLC.

     Since opening its initial online store in March 1997, Barnes & Noble.com has sold products to over 6.0 million customers in 224 countries. Barnes & Noble.com has created a model for e-commerce based upon a compelling value proposition. Barnes & Noble.com's suite of online stores is anchored by its online bookstore, and also includes online stores offering eBooks, music, videos & DVDs, prints & posters, college textbooks, magazines, software, online courses and related products, all seamlessly integrated within its Web site located at "www.barnesandnoble.com" and "www.bn.com." Barnes & Noble.com's online bookstore, which contains over 1 million in-print titles and 15.6 million out-of-print items available for sale, offers customers an easy-to-search catalog of virtually every book currently in print, as well as an extended searchable catalog of millions of out-of-print, previously-owned and rare books. Barnes & Noble.com, through its own distribution facilities and Barnes & Noble, has the largest in-stock position of books available for immediate shipping to customers. In addition to a comprehensive selection of books and related products, Barnes & Noble.com offers its customers fast delivery, deep discounts, easy and secure ordering, rich editorial content and community experience.

     According to Media Metrix, in August 2000, Barnes & Noble.com's Web site was the sixth most trafficked shopping site and was among the top 25 largest Web properties on the Internet. Distribution and co-marketing agreements with major Web portals and content sites, such as America Online, MSN, Lycos and most recently Yahoo, have extended Barnes & Noble.com's brand and consumer exposure to its online stores. Barnes & Noble.com has also established a network of remote storefronts across the Internet by creating direct links with over 450,000 affiliate Web sites.

     Since its inception, Barnes & Noble.com has introduced many major enhancements to its online stores, including the full rollout of its online music and video & DVD stores. It launched its Prints & Posters Gallery, a unique collection of images that can be produced on demand on museum-quality canvas or high-quality paper, and its free electronic greeting card service, an exclusive selection of greeting card images that can be personalized and enhanced with animation and music. Barnes & Noble.com On the Go, a company-wide wireless strategy designed to allow customers to shop at Barnes & Noble.com from wireless devices such as the Palm VII handheld computer from Palm Computing, was established in late 1999. In December 1999, Barnes & Noble.com announced the expansion of its presence in the online magazine subscription market through the investment and acquisition of an equity stake in Enews.com, subsequently completed in January 2000.

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

     Barnes & Noble.com has entered into several strategic alliances in 2000 which have enabled it to expand its offerings and develop extensive content. In August 2000, Barnes & Noble.com launched its eBookStore, featuring Microsoft Reader technology for desktop PCs and laptop computers. Barnes & Noble.com was the first online retail bookstore to offer eBooks for the Microsoft Reader and is also the only major e-commerce retailer to support three eBook formats:
Microsoft Reader, Rocket eBook and Glassbook. On June 5, 2000, Barnes & Noble.com purchased 29.4% of MightyWords, a leading provider of digital content. At the same time an agreement to distribute MightyWords content through the Barnes & Noble.com website was reached. The agreement exemplifies Barnes & Noble.com's commitment to the distribution of digital content. In June, 2000, Barnes & Noble.com opened the doors of Barnes & Noble University, an online education resource offering learning courses to Barnes & Noble.com's millions of customers through its website. Barnes & Noble.com acquired a minority stake in Powered, a pioneer in developing online branded universities and the concept of edu-commerce.

     In May 2000, Barnes & Noble.com began offering same-day delivery to customers in New York City, New York. The service enables customers to order from one of the largest in-stock selection of books and have their merchandise delivered the same day at standard shipping rates.

     Barnes & Noble.com believes that its relationships with Barnes & Noble, one of the nation's largest booksellers, and Bertelsmann, one of the largest media companies, provide it with meaningful advantages relative to other online retailers in its category.

     Barnes & Noble.com has pursued a strategy of focusing on the sale of a broad range of knowledge, information, education and entertainment-related products. To achieve this objective, Barnes & Noble.com has focused its efforts on providing the highest possible levels of value and service, which it believes are reflected in the completeness of its product selection, the ease-of-use of its Web site, the price of its products and the speed of delivery it can offer its customers. While the principal focus of Barnes & Noble.com is online bookselling, it continues to seek opportunities that expand its product offering to complementary information, entertainment and intellectual property-based products, and to present them to customers with the highest contextual relevance. Barnes & Noble.com's goal is to be recognized as the most innovative and customer-focused of e-commerce merchants, making online purchasing a simple, personal and gratifying experience that results in the highest levels of customer loyalty.

     The principal executive offices of Barnes & Noble.com are located at 76 Ninth Avenue, New York, New York 10011.

Recent Developments

     On September 19, 2000, Barnes & Noble.com, Barnes & Noble and Yahoo! Inc., a leading global Internet communications, commerce and media company, announced a signficant marketing relationship which leverages the online and offline resources of the three companies. Under the agreement, Barnes & Noble.com will be the premier bookseller featured throughout the Yahoo! directory and a featured merchant on Yahoo! Shopping, recently ranked the No. 1 portal shopping destination on the Internet (Nielsen/Netratings, June 2000). This extensive agreement unites two of the most recognizable brands on the Internet and will feature Barnes & Noble.com graphic links on every search results page in the Yahoo! directory and book category pages in the Yahoo! directory.

FATBRAIN

  Overview

     Fatbrain.com is a leading Web-based information management service provider that helps organizations easily and cost-effectively manage and distribute publishable information in digital or hard copy form to employees, customers or partners.

     Similar to an online commerce experience, Fatbrain's Information Exchange service offering provides a comprehensive, Web-based method to catalog, present and distribute published materials. Users can find and procure what they need, when they need it, whether it's a book or training document, a marketing brochure or technical documentation. Taking the form of an online bookstore or information resource center, the solution allows organizations to give employees and/or external constituents easy, 24x7 access

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

to published materials. These items may be either Fatbrain's own content or that published by others (e.g., professional and technical books, third-party training materials or product documentation). Fatbrain gives its corporate clients, as well as customers who go directly to the www.fatbrain.com commerce site, access to more than 1,000,000 professional and technical titles. In addition, Fatbrain operates two physical retail stores that complement its online books and training business by generating increased online traffic and creating cross-promotional opportunities.

     Fatbrain was incorporated in November 1994 as CBooks Express, Inc., changed its name to Computer Literacy Corporation in May 1997, was reincorporated in Delaware in May 1998 and changed its name to Fatbrain.com, Inc. in March 1999. Shortly after its formation, Fatbrain quickly developed a reputation for delivering an authoritative selection of books, training materials and documentation for experts in technology, engineering, business and finance, the sciences, and mathematics through Fatbrain's online store. In mid-1998, Fatbrain initiated a focus on providing larger organizations Web-based information management solutions by offering customized, co-branded bookstores and resource centers. These solutions include not only the cataloguing of available materials and the online user experience, but also warehousing, fulfillment, optional print services, secure digital distribution and reporting services.

     Known as Fatbrain.com since March 1999, Fatbrain currently serves nearly 350 of the Fortune 1000 companies and similarly sized organizations with online custom resource centers or bookstores. Many of these organizations have more than one Fatbrain.com co-branded site, serving multiple internal or external constituencies. Individual co-branded Fatbrain.com sites total more than 500, and it's estimated that approximately 3.5 million customer employees have access to the sites. Additional customers of some of the companies sponsoring the co-branded sites can obtain published materials through the sites. The bulk of Fatbrain's revenue comes from online sales through these corporate-sponsored sites as well as sales of professional and technical books and training materials directly from the www.fatbrain.com site.

     Since inception, Fatbrain has incurred significant net operating losses and expects to incur additional net operating losses for the foreseeable future. There can be no assurance that Fatbrain will achieve profitability or that, if profitability is achieved, it will be sustained. As of July 31, 2000 Fatbrain had an accumulated deficit of $66.8 million.

     Fatbrain's subsidiary -- MightyWords -- was formed in March 2000 to address the mass market opportunities created by Fatbrain's successful eMatter digital publishing initiative. On June 5, 2000, MightyWords(TM), closed a $35.7 million financing in venture capital investments. MightyWords is now operated as an independent, privately held company. The investments included $20 million from B&N.com LLC, $10 million from Vulcan Ventures Inc. and an additional $5.7 million from other investors, including Millennium Technology Ventures, Highland Capital Partners and APV Technology Partners. Fatbrain retained approximately 24.0% ownership in MightyWords, while B&N.com LLC owned approximately 29.4% ownership in MightyWords. After the merger, B&N.com LLC would own approximately 53.4% of MightyWords.

     As part of the arrangement with MightyWords, Fatbrain received approximately $10.1 million from MightyWords as reimbursement for expenses incurred and additional cash spent on behalf of the subsidiary prior to the financing. Fatbrain recorded the reimbursement as additional paid in capital in accordance with Staff Accounting Bulletin No. 51. Fatbrain signed an operating agreement with MightyWords on June 5, 2000, whereas MightyWords will be responsible for monthly reimbursements to Fatbrain for all cash related expenses, and Fatbrain is responsible to MightyWords' vendors for payment of all of their expenses. The operating agreement ends on January 31, 2001.

     Since launching Fatbrain's first custom online store in February 1996, Fatbrain has experienced rapid online revenue growth. For the five-year period ended January 31, 2000, Fatbrain generated total online revenues of $42.6 million ($10.3 million of which was generated during the three months ended January 31, 2000). In addition, the number of online customers has grown from approximately 1,600 as of January 31, 1997 to approximately 246,000 as of January 31, 2000, and repeat purchases have accounted for approximately 58% of Fatbrain's online revenue for the year ended January 31, 2000.

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

Segment Information

     On January 31, 1999, Fatbrain adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established standards for reporting information about operating segments in annual financial statements, along with related disclosures about products and services, geographic areas, and major customers.

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by Fatbrain's chief operating decision-maker. By this definition, Fatbrain has three operating segments: Internet commerce, retail stores, and eMatter. These segments are differentiated based upon the method used to distribute product. For the Internet commerce segment, products are ordered via Fatbrain's Web site and mailed directly to the customer through Fatbrain's distribution system. The retail stores maintain inventory within the store in a traditional retail environment. eMatter is downloaded via Fatbrain's Web site. These operating segments had similar product offerings in the year ended January 31, 2000. Unallocated revenues are generated primarily from trade shows, book fairs and sale of advertising space.

     Fatbrain evaluates segment performance based on gross profit. Fatbrain does not analyze the segments individually below the gross profit line. Direct operating expenses are those directly related to the operating segment (e.g. direct salaries, rent, etc.) and exclude all corporate office expenses. Segment assets are not presented as all assets of Fatbrain are commingled and are not available by segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                              SEGMENT CONTRIBUTION

                                                                 YEAR ENDED JANUARY 31,
                                                              ----------------------------
                                                               1998      1999       2000
                                                              ------    -------    -------
                                                                     (IN THOUSANDS)
Revenues(1)
  Internet commerce.........................................  $3,021    $10,662    $28,275
  Retail stores.............................................   7,143      9,008      6,507
  eMatter...................................................      --         --         56
  Unallocated...............................................     784        110        500
                                                              ------    -------    -------
     Consolidated net revenues..............................  10,948     19,780     35,338

Gross profit(1):
  Internet commerce.........................................     832      2,229      5,128
  Retail stores.............................................   2,464      3,128      2,262
  eMatter...................................................      --         --         12
  Unallocated...............................................     247         23        459
                                                              ------    -------    -------
     Consolidated margin....................................   3,543      5,380      7,861

Contribution(2):
  Internet commerce.........................................     332       (283)     2,862
  Retail stores.............................................   1,078        744        694
  eMatter...................................................      --         --     (3,919)
  Unallocated...............................................      38         (4)       430
                                                              ------    -------    -------
     Consolidated contribution..............................  $1,448    $   457    $    67
                                                              ======    =======    =======

---------------
(1) The presentation of revenues and gross profit is consistent with the Company's internal presentation of financial information to management.

(2) Contribution is defined as gross profit, less direct operating expenses.

                   RECONCILIATION OF CONTRIBUTION TO NET LOSS

Consolidated contribution...................................  $ 1,448    $    457    $     67
Interest income, net........................................       (7)        413         921
Indirect expenses...........................................   (4,631)    (10,762)    (31,279)
                                                              -------    --------    --------
Net loss....................................................  $(3,190)   $ (9,892)   $(30,291)
                                                              =======    ========    ========

                              SEGMENT CONTRIBUTION

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JULY 31,}             JULY 31,
                                                        -------------------    -----------------
                                                         1999        2000       1999      2000
                                                        -------    --------    ------    -------
                                                                     (IN THOUSANDS)
Revenues (1):
  Internet commerce...................................  $5,625     $13,551     $9,831    $25,664
  Retail stores.......................................   1,576       1,749      3,195      3,608
  eMatter.............................................      --          25         --         88
  Unallocated.........................................     161          19        479         25
                                                        ------     -------     ------    -------
     Consolidated net revenues........................   7,362      15,344     13,505     29,385
Gross profit(1):
  Internet commerce...................................   1,096       3,114      1,659      5,371
  Retail stores.......................................     544         614      1,113      1,258
  eMatter.............................................      --          13         --         44
  Unallocated.........................................     160           3        457          5
                                                        ------     -------     ------    -------
     Consolidated margin..............................   1,800       3,744      3,229      6,678
Contribution(2):
  Internet commerce...................................    (438)        778     (1,082)       229
  Retail stores.......................................     132         221        299        486
  eMatter.............................................      --      (1,243)        --     (5,786)
  Unallocated.........................................     157          (1)       433         --
                                                        ------     -------     ------    -------
     Consolidated contribution........................  $ (149)    $  (245)    $ (350)   $(5,071)
                                                        ======     =======     ======    =======

---------------
(1) The presentation of revenues and gross profit is consistent with Fatbrain's internal presentation of financial information to management.

(2) Contribution is defined as gross profit, less direct operating expenses.

                   RECONCILIATION OF CONTRIBUTION TO NET LOSS

Consolidated contribution.........................  $  (149)   $  (245)   $   (350)   $ (5,071)
Interest income, net..............................      177        (35)        506         165
Indirect expenses.................................   (5,956)    (9,405)    (11,294)    (17,816)
                                                    -------    -------    --------    --------
Net loss..........................................  $(5,928)   $(9,685)   $(11,138)   $(22,722)
                                                    =======    =======    ========    ========

     Geographic Information. Fatbrain measures international sales as shipments to addresses outside the United States. For the fiscal year ended January 31, 1998, Fatbrain's international sales were less than 10% of total revenue. For each of the fiscal years ended January 31, 1999 and 2000, international sales were 11% of total revenue. No foreign country or geographical area accounted for more than 10% of Fatbrain's revenue in any of the periods presented.

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

     Major Customers. No individual customer accounted for 10% or more of Fatbrain's revenues for fiscal years ended January 31, 1998, 1999 or 2000.

Strategy

     Fatbrain's objective is to revolutionize the way businesses manage, market and distribute corporate information through its Information Exchange product suite and to maintain and extend Fatbrain's leadership position as the online solution for the information resource needs of professionals. Key elements of Fatbrain's strategy to achieve this objective include:

     Expand Product Offerings. Fatbrain recently introduced its Information Exchange product suite which combines Fatbrain's e-commerce expertise, secure digital publishing technology known as eMatter, comprehensive professional bookstore, established print-on-demand infrastructure and world-class distribution and fulfillment services to deliver a powerful and complete Web-based solution for outsourcing mission-critical internal and external corporate information. Using Fatbrain's Information Exchange product suite, corporate customers can outsource the management, marketing and distribution of this information while providing faster and better quality service to those requiring the information.

     In addition, Fatbrain has broadened its areas of content and expertise in books, training materials and documentation to include the medical and biotechnology industries. In these new markets, Fatbrain will seek to deliver the same subject expertise and special services to which Fatbrain's customers have become accustomed, such as powerful search tools, expert reviews and custom recommendations.

     Enhance the Customer Experience. Fatbrain seeks to provide its corporate customers with advanced tools to manage, market and distribute corporate information through Fatbrain's Information Exchange suite of products. Fatbrain seeks to provide its customers with a superior online shopping experience by offering an extensive selection, authoritative and compelling content, convenience, value-added service, a strong commitment to customer service, competitive pricing and an easy-to-use interface. Fatbrain believes that enhancements to its Information Exchange and online product offerings will enable Fatbrain to capture an increasing share of the worldwide market for information resources. Fatbrain expects to continue investing in its technology and product development to enhance the Information Exchange suite of products and to maintain a state-of-the-art, simple to use and content-rich online store, while broadening and expanding Fatbrain's product offerings.

     Expand Corporate Relationships. Fatbrain believes that there is a significant opportunity to increase its sales by expanding its corporate sales force and focusing their efforts on including additional Fortune 1000 companies in key verticals such as telecommunications, hardware, software, automotive and financial services. Such corporate relationships provide a cost-effective means of acquiring a large number of loyal customers quickly and efficiently. In addition, by integrating Fatbrain's Information Exchange suite into the business processes of many of these corporate customers, Fatbrain would be able to secure and leverage its position with the customer as the preferred solution for managing, marketing and distributing corporate information.

     Build Brand Awareness. Fatbrain believes that it is the first company to provide an integrated solution for outsourcing the management, marketing and distribution of corporate information. To leverage Fatbrain's advantage, it seeks to expand awareness of the Fatbrain brand with a direct sales force and targeted advertising and marketing programs, thereby reducing customer acquisition costs. Fatbrain's strategy is to promote, advertise and increase brand equity through excellent customer service, effective marketing and promotion, and with strategic alliances and partnerships.

     Encourage Customer Loyalty. Fatbrain believes that its unique Information Exchange solution, its commitment to customer service and readily available product offerings create valuable long-term relationships and repeat purchasing behavior. Fatbrain intends to expand its current corporate relationships through the integration of its entire suite of Information Exchange products with Fatbrain's established customized online stores and devote significant resources to encourage overall customer loyalty.

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

     Capitalize on Expanding Market. Fatbrain intends to capitalize on the growing market for information resources by leveraging the Fatbrain online platform and brand, and by providing an extensive selection of products and services previously unavailable through a single or centralized source. In addition, Fatbrain will consider developing incremental revenue opportunities by promoting Fatbrain's products through affiliated sites and expanding into related product areas.

     Establish and Leverage Supplier Relationships. Fatbrain intends to capitalize upon the advantages associated with its online platform to create and sustain strong relationships with publishers and other suppliers. Fatbrain also intends to leverage its market leadership position to expand cooperative marketing campaigns with publishers, pursue direct supply relationships and improve volume discounts. Fatbrain plans to hire additional personnel primarily dedicated to establishing and maintaining supplier relationships in order to improve availability, delivery, pricing terms and, in certain circumstances, exclusivity.

     Maintain Technology Focus and Expertise. Because speed, scalability and ease-of-use are essential to effectively operating successful business to business initiatives, Fatbrain's internal engineering group will continue to devote substantial resources to develop, acquire and implement technological enhancements to Fatbrain's Web site and transaction-processing systems. Among other technology objectives, Fatbrain intends to provide increasingly value-added services and make the user interface as intuitive, engaging and effective as possible, while continuously improving the efficiency of Fatbrain's transaction-processing and fulfillment activities.

Fatbrain's Online Store

     Customers enter Fatbrain's professionally focused online store through the Fatbrain Web site and, in addition to ordering technical and professional books, technology-based training solutions, product manuals and research reports, customers can conduct targeted searches, browse highlighted selections, bestsellers and other features, read and post reviews, register for value-added services, check order status and participate in promotions.

     Browsing. Fatbrain's online store offers visitors a variety of highlighted subject areas and special features. Popular features include "bestsellers," "what's hot" and "our recommendations," which enable individuals to view the most popular and best selling items. The "what's hot" area directs customers to information resources for particular subject categories such as Java or C++, and "partner shelves" provides the user with titles and selections specific to products from technology leaders such as Cisco, Hewlett-Packard, Microsoft and Sun Microsystems. In addition, Fatbrain's home page presents a variety of other features of topical or current-event interest, such as "what's new" which allows customers to be notified of recent releases of new versions and "events calendar" which provides the user information on store events and tradeshows. Further, customers can click on the "suggestions" button, located at the bottom of each page and make a suggestion to us.

     Searching. A primary feature of Fatbrain's online store is its interactive, searchable catalog of more than 900,000 titles. Fatbrain provides a selection of search tools enabling users to quickly find information resources based on title, subject, author, publisher or ISBN. Within a particular search, a customer can choose to sort the selections in various orders of importance. Fatbrain believes that its focus on professional materials allows for an efficient search mechanism by delivering search results of relevant materials. After a selection has been located, Fatbrain informs customers of related products which provides unique up-selling and marketing opportunities.

     Ordering. To purchase products, customers simply click on an icon to add books to their online shopping basket and can remove products from their shopping baskets as they browse. To execute orders, customers click on the "checkout" icon and are prompted to supply shipping and credit card details, either online, by e-mail or by telephone. Customer account information is stored on Fatbrain's secure servers and is automatically recalled for subsequent purchases. Personal passwords allow repeat customers to automatically access previously provided information, as well as book notification profiles. Fatbrain's system automatically confirms each order by e-mail within minutes after placing the order and advises customers by e-mail shortly after orders are shipped.
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

     Reviews and Content. Fatbrain's online store offers numerous forms of content to entertain, engage and inform readers, and enhance the customer's shopping experience. For many selections, customers are able to access reviews by Fatbrain's in-house editorial staff and other industry leaders. In addition, customers are encouraged to write and post their own reviews which are also available under "more information available" icons. Within the "authors' domain" area of the online store, customers can access other interviews and articles by industry leaders. Due to the customer's need for credible advice, specific background information about reviewers is posted, such as the reviewer's profession and level of expertise. In addition, Fatbrain's practice of displaying the table of contents for many of its selections, and often sample chapters, enables the purchaser to evaluate the content of the item being purchased.

     Availability and Fulfillment. Fatbrain strives to ship 90% of all orders received weekdays by 4:00 p.m. Pacific Time on the same day. Below each product offering is a symbol that indicates whether such item is in stock. Customers select from a variety of delivery options, including overnight and various international shipping alternatives. Fatbrain seeks to provide rapid and reliable fulfillment of customer orders and intend to continue to improve its record of availability and fulfillment.

     Customized Online Stores. Fatbrain's Information Exchange product suite allows its corporate customers the opportunity to outsource the management, marketing and distribution of mission-critical internal and external corporate information while providing faster and better service to those requiring the information. One of the features of the product is to provide customized professional bookstores within the customer's corporate networks which integrate with existing business processes to give organizations control over procurement. The program provides Fatbrain with opportunities to be the preferred provider of information resources to organizations and their employees and constituents.

     In addition to Fatbrain's online stores, Fatbrain maintains two retail stores located in San Jose and Sunnyvale, California operating under the name Computer Literacy, Inc. These stores supplement Fatbrain's operating results and provide a profitable means of customer acquisition. Additionally, the existence of the stores enables Fatbrain to engage in unique cross-promotional efforts and offer in-store events such as guest lectures. Fatbrain periodically evaluates the location and productivity of its stores, and may close, consolidate or relocate stores as conditions warrant.

Customers

     Fatbrain's customers consist of both corporate customers, who can take advantage of Fatbrain's entire Information Exchange suite of products, and individual professionals, who primarily purchase for business purposes. Through relationships with corporate customers, Fatbrain sells primarily to purchasing agents, corporate librarians and training departments as well as to individual employees within these organizations. Fatbrain has also leveraged these corporate customer relationships into sales to constituents of the corporate customers. The number of Fatbrain's customer accounts has grown from approximately 1,600 as of January 31, 1997 to approximately 246,000 as of January 31, 2000 and repeat purchases have accounted for approximately 58% of online revenue in the fiscal year ended January 31, 2000. No single Fatbrain customer accounted for more than 10% of Fatbrain's total revenue for any fiscal year since inception. Set forth below is a case study of a representative corporate customer relationship.

     Sun Microsystems, Inc. Sun Microsystems has a centralized library resource that serves its global corporate staff's information needs. Sun Microsystems was looking for a partner who could provide a secure mechanism to enable employees to browse and order important technical documents quickly. Sun Microsystems chose Fatbrain because of Fatbrain's unique focus on the technical professional, immediate inventory of over 30,000 technical titles, departmental billing, centralized purchasing control and specialized content including recommended reading lists. The Sun Microsystems Library acts as a central purchasing agent, and Sun Microsystem's employees are able to browse and order at the co-branded site developed and hosted by Fatbrain. The Sun Microsystems library and Fatbrain work together to help serve the information needs of the worldwide employee base, by promoting this online channel for information resources that is co-branded with Sun Microsystems Library and Fatbrain logos.

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

Sales and Marketing

     Fatbrain's sales and marketing strategy is focused on the corporate enterprise-wide customer. This approach is designed to cost-effectively strengthen Fatbrain's brand name, increase customer traffic to Fatbrain's online store, build customer loyalty and develop repeat revenue opportunities through Fatbrain's distribution channels.

     Corporate Sales. Fatbrain has an increasing number of sales personnel primarily focused on fulfilling the information resource requirements of corporate organizations and their employees and constituents. Fatbrain's direct sales force is headquartered in Santa Clara, California and each member is assigned to specific strategic accounts. Each member of the direct sales organization, including telesales personnel, is compensated with fixed and variable performance-based compensation.

     Marketing and Mass Market Sales. Fatbrain utilizes a variety of programs and promotional activities to increase traffic and purchases on its Web site and in retail locations. Fatbrain maintains a proprietary customer database of e-mail addresses that allows for cost-effective personal notification and other targeted marketing. Fatbrain continues to build customer loyalty by delivering customized services, promotions and products to its customers. Fatbrain targets the individual customer through a mix of promotional activities and strategic advertising. Over 10,000 Web sites have links to Fatbrain's online store. These links are located primarily on Web sites concerning computers or other technical topics, which are considered complementary to Fatbrain's online store. Fatbrain also places a limited number of advertisements on strategic Web sites. Fatbrain advertises in a number of trade journals, newspapers and magazines targeted to the information technology professionals and information systems consultants.

Customer Service and Support

     Fatbrain is committed to providing superior customer service and support. Fatbrain customer service and support personnel are trained to assist customers in purchasing decisions, recommend complementary products and handle general customer inquiries. Fatbrain answers service and support questions through e-mail and through its toll-free phone line from 5:00 a.m. to 8:00 p.m., Pacific Time on weekdays and 9:00 a.m. to 5:00 p.m., Pacific Time on weekends. Fatbrain has automated certain portions of its customer service and support operations and intends to enhance and provide further automation of such service and operations.

Warehousing and Fulfillment

     For fiscal 1999 and 2000, respectively, Fatbrain purchased approximately 37% and 34% of its inventory from Ingram Book Company and 22% and 17% of its inventory from Pearson Education Division. Fatbrain relies to a large extent on rapid fulfillment from Ingram, Pearson and other vendors. Fatbrain generally has no commitments or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance Fatbrain's current vendors will continue to sell merchandise to Fatbrain on current terms or that Fatbrain will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If Fatbrain were unable to develop and maintain relationships with vendors that would allow Fatbrain to obtain sufficient quantities of merchandise on acceptable commercial terms, Fatbrain's business, financial condition and results of operations could be materially adversely affected.

     Fatbrain currently maintains a warehouse and distribution center in Erlanger, Kentucky. Fatbrain operates on a software supported warehousing and distribution solution from Manhattan Associates, PKMS Warehouse Management System.

Technology and Product Development

     Using a combination of Fatbrain internally developed proprietary technology and commercially available licensed technology, Fatbrain has implemented an integrated system of site management, search

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engine, customer support, inventory management, network monitoring, quality assurance, transaction processing and fulfillment services. Fatbrain's technology architecture is based on a distributed model that is extremely scalable, flexible and modular.

     Fatbrain's current strategy is to focus its development efforts on creating and enhancing the proprietary software unique to Fatbrain's business, especially as it relates to interaction with customers. Fatbrain licenses commercially available technology in areas where it cannot create unique value. Fatbrain's integrated system consists of a dynamic Web site and transaction processing components. Fatbrain's dynamic Web site allows customers to search, browse and view product information, monitor product status and availability, compare different product options, and make purchase decisions specific to their particular needs. Fatbrain has implemented a transaction processing system that supports corporate ordering, multiple account profiles for individual and corporate users, custom integration and co-branding with partner sites, the application of selective discounting and promotion codes, and referral tracking and reporting. The system can accommodate large numbers of products, across different product categories and millions of individual items, offer users multiple shipping and delivery options and provide secure credit card transactions. Fatbrain has implemented a customer service system that manages order adjustments, credits, returns, refunds, cancellations and customer account information. Fatbrain's back-end system is fully integrated and includes inventory management, accounts payable, accounts receivable, general ledger, and retail point of sale. Fatbrain's engineering strategy includes enhancing the functionality of its existing features, developing new features and integrating off-the-shelf components into Fatbrain's environment. Fatbrain is currently investing significant resources in its system development and expects to continue to do so in the future. Fatbrain believes that its future success depends on its ability to continue developing and enhancing this system. The uninterrupted operation of Fatbrain's online store and related system is essential to its business and the site operations staff is responsible for ensuring its reliability. Fatbrain uses three Internet service providers. Fatbrain anticipates upgrading capacity to allow for faster telecommunication services in the uture.

Competition

     The electronic commerce market is new, rapidly evolving and intensely competitive. The market for information resources is more mature but also intensely competitive. Fatbrain expects competition to continue to intensify in the future. Fatbrain currently or potentially competes with a variety of companies. These competitors include:

     - A significant number of retail and online bookstores, including Amazon.com, Barnes & Noble.com, Borders Group, Inc. and other vendors of books, training products and product manuals;

     - Various computer super-stores that carry related information resources at retail locations, in catalogs and over the Internet;

     - A number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce; and

     - With respect to MightyWords, 1stBooks, Books24x7, iUniverse.com, netLibrary, PublishOne and a variety of self-publishing and e-publishing sites.

There can be no assurance that Fatbrain can maintain a competitive position against current or future competitors as they enter the markets in which Fatbrain competes, particularly those with greater financial, marketing, service, support, technical and other resources than us. Any failure to maintain a competitive position within the market could have a material adverse effect on Fatbrain's business, financial condition, results of operations and cash flows.

     Fatbrain believes that the principal competitive factors on which it competes include:

     - Brand recognition;

     - Selection;

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

     - Personalized services;

     - Convenience;

     - Price;

     - Accessibility;

     - Customer service;

     - Quality of search tools;

     - Quality of editorial and other site content; and

     - Reliability and speed of fulfillment.

     Many of Fatbrain's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Fatbrain. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of Fatbrain's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than Fatbrain. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise.

     As a strategic response to changes in the competitive environment, Fatbrain may from time to time make certain pricing, service or marketing decisions or acquisitions that could result in reduced margins or otherwise have a material adverse effect on Fatbrain's business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on Fatbrain. For example, applications that select specific titles from a variety of Web sites may channel customers to online booksellers that compete with Fatbrain. Companies that control access to transactions through a network or Web browsers could also promote Fatbrain competitors or charge Fatbrain a substantial fee for inclusion. In addition, vendors of information resources such as technology based training could provide direct access to training programs online. There can be no assurance that Fatbrain will be able to compete successfully against current and future competitors, and the competitive pressures Fatbrain faces may have a material adverse effect on Fatbrain's business, financial condition and results of operations.

Intellectual Property and Other Proprietary Rights

     Fatbrain regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to Fatbrain's success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with Fatbrain's employees, customers, partners and others to protect its proprietary rights. Fatbrain pursues the registration of its trademarks and service marks in the U.S. and internationally, and have applied for the registration of certain of its trademarks and service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which Fatbrain's products and services are made available online. While Fatbrain attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of Fatbrain's proprietary rights or reputation, which could have a material adverse effect on Fatbrain's business, financial condition, results of operations and cash flows. There can be no assurance that the steps Fatbrain takes to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate Fatbrain's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against Fatbrain. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Fatbrain is not currently aware of any legal proceedings pending or threatened against it.

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

     In addition, Fatbrain displays reviews and articles on technical subjects in its online store. Some reviews and articles may be copyrighted and Fatbrain may not have explicit permission from the author for use of such intellectual property. There can be no assurance that the authors will not assert infringement claims against Fatbrain. If a claim is asserted alleging that Fatbrain has infringed the proprietary rights of a third party, Fatbrain may be required to seek licenses to continue to use such intellectual property. The failure to obtain the necessary licenses or other rights at a reasonable cost could have a material adverse effect on Fatbrain's business, financial condition and results of operations.

Employees

     As of January 31, 2000, Fatbrain employed 286 full-time employees. In addition Fatbrain employed 29 part-time employees, primarily for its physical retail stores. Fatbrain also employs independent contractors and other temporary employees in its editorial, operations and finance and administration departments. None of Fatbrain's employees are represented by a labor union, and Fatbrain considers its employee relations to be good.

     Competition for qualified personnel in Fatbrain's industry is intense, particularly among software development and other technical staff. Fatbrain believes that its future success depends in part on its continued ability to attract, hire and retain a sufficient number of highly skilled personnel.

     FOR OTHER FACTORS AFFECTING OPERATING RESULTS, LIQUIDITY AND CAPITAL RESOURCES, SEE "RISKS OF THE BUSINESS OF EACH OF BARNES & NOBLE.COM AND FATBRAIN" AND "RISKS RELATED SOLELY TO FATBRAIN."

Properties

     Fatbrain's principal administrative, engineering, marketing, customer service and merchandising facility totals approximately 64,750 square feet and is located in Santa Clara, California under a master lease that expires in 2006. In addition, Fatbrain leases a 40,000 square foot warehousing facility in Erlanger, Kentucky. Fatbrain also leases two physical stores located in San Jose and Sunnyvale, California. Fatbrain does not own any real property. Fatbrain expects that its current facilities will be sufficient for the foreseeable future. Fatbrain periodically evaluates the location and productivity of its stores, and may close, consolidate or relocate stores as conditions warrant.

Legal Proceedings

     Fatbrain is not currently aware of any legal proceedings pending against it.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATION OF FATBRAIN

OVERVIEW

     Fatbrain began selling technical books in February 1996, technology based training solutions in January 1998, corporate documentation in May 1998, and professional resources for the engineering, science, mathematics and financial services industries in March 1999. In October 1999 Fatbrain began offering eMatter at its online store. More recently, Fatbrain introduced its Information Exchange product suite, as well as information resources for the medical and biotechnology industries. Fatbrain generates revenues from the sale of its products through its professionally focused online store, certain co-branded corporate online stores and its two retail locations as well as through trade shows and book fairs. Fatbrain generally recognizes revenue from its online store upon shipment, from eMatter sales when the content is downloaded by the customer and from its physical retail stores, trade shows and book fairs, at the time of sale. In the year ended January 31, 2000, Fatbrain generated additional revenue by selling advertising space on its Web site.

     Cost of revenues includes costs of products and inbound and outbound freight. These costs may vary as a percentage of total revenues in any given period due to a number of factors, including increased price competition, varied levels of cooperative advertising dollars received from certain publishers of books, changes in the size and timing of discounts and other promotional activities, and changes in product mix.

     Since inception, Fatbrain has incurred significant net operating losses and expects to incur additional net operating losses for the foreseeable future. There can be no assurance that Fatbrain will achieve profitability or that, if profitability is achieved, it will be sustained. As of July 31, 2000 Fatbrain had an accumulated deficit of $66.8 million.

RESULTS OF OPERATIONS

  Years Ended January 31, 1998, 1999 and 2000

     The following table presents Fatbrain's results of operations as a percentage of total revenues for the periods indicated.

                                                              YEAR ENDED JANUARY 31,
                                                              -----------------------
                                                              1998     1999     2000
                                                              -----    -----    -----
Revenues:
  Online....................................................   27.6%    53.9%    81.4%
  Retail and other..........................................   72.4     46.1     18.6
                                                              -----    -----    -----
          Total revenues....................................  100.0    100.0    100.0
Cost of revenues(1):
  Online....................................................   72.5     79.1     80.6
  Retail and other..........................................   65.8     65.4     65.2
                                                              -----    -----    -----
          Total cost of revenues............................   67.6     72.8     77.8
                                                              -----    -----    -----
Gross profit................................................   32.4     27.2     22.2

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

                                                              YEAR ENDED JANUARY 31,
                                                              -----------------------
                                                              1998     1999     2000
                                                              -----    -----    -----
Operating expenses:
  Sales and marketing.......................................   38.3     50.1     71.1
  Development and engineering...............................    7.8     14.5     18.6
  General and administrative................................   15.3     14.7     20.8
                                                              -----    -----    -----
          Total operating expenses..........................   61.4     79.3    110.5
                                                              -----    -----    -----
Loss from operations........................................  (29.1)   (52.1)   (88.3)
Interest, net...............................................   (0.1)     2.1      2.6
                                                              -----    -----    -----
Net loss....................................................  (29.1%)  (50.0%)  (85.7%)
                                                              =====    =====    =====

---------------
(1) Cost of online revenue and cost of retail and other revenue are shown as a percentage of related online revenue and retail and other revenue, respectively.

  Fiscal 1999 Compared To Fiscal 2000

     Online Revenue. Fatbrain's online revenue is comprised of revenue from online sales of information resources, net of returns, associated outbound shipping charges and, to a lesser extent, the sale of advertising space on Fatbrain's Web site. Fatbrain's online revenue increased from $10.7 million, or 53.9% of total revenues in the fiscal year ended January 31, 1999, to $28.8 million, or 81.4% of total revenues in the fiscal year ended January 31, 2000, primarily as a result of significant increases in Fatbrain's customer base (from 77,956 at January 31, 1999 to 246,175 at January 31, 2000), and repeat purchases from Fatbrain's existing customers.

     Fatbrain's international sales represented approximately 21% and 13% of online revenue for the fiscal year ended January 31, 1999 and the fiscal year ended January 31, 2000, respectively.

     Retail and Other Revenue. Fatbrain's retail and other revenue is comprised primarily of revenue generated by Fatbrain's physical retail stores and, to a lesser extent, by trade shows and book fairs. Fatbrain's retail and other revenue decreased from $9.1 million, or 46.1% of total revenues for the fiscal year ended January 31, 1999, to $6.6 million, or 18.6% of total revenues in the fiscal year ended January 31, 2000, primarily as a result of an increased focus of Fatbrain's sales and marketing on the online business, as well as the closure of two retail stores, located in Cupertino, California and Vienna, Virginia, at the end of fiscal 1999. Fatbrain periodically evaluates the location and productivity of its retail stores and may close, consolidate or relocate stores as conditions warrant. Any closure, consolidation or relocation of a retail store is likely to decrease Fatbrain's retail and other revenue.

     Cost of Online Revenue. Fatbrain's cost of online revenue is comprised primarily of the cost of merchandise sold through Fatbrain's online store and associated inbound and outbound shipping costs. Fatbrain's cost of online revenue increased from $8.4 million, or 79.1% of online revenue for the fiscal year ended January 31, 1999, to $23.2 million, or 80.6% of online revenue in the fiscal year ended January 31, 2000, primarily due to increased online sales volume.

     Cost of Retail and Other Revenue. Fatbrain's cost of retail and other revenue is comprised of the cost of merchandise sold through Fatbrain's retail stores and at trade shows and book fairs and includes associated inbound shipping costs. Fatbrain's cost of retail and other revenue decreased from $6.0 million, or 65.4% of retail and other revenue in the fiscal year ended January 31, 1999, to $4.3 million, or 65.2% of retail and other revenue in the fiscal year ended January 31, 2000. The decrease in absolute dollars was attributable to the decrease in retail and other sales.

     Gross Profit. Fatbrain's gross profit as a percentage of total revenues decreased from 27.2% in the fiscal year ended January 31, 1999, to 22.2% in the fiscal year ended January 31, 2000. The percentage decrease was primarily a result of the increase in online sales as a percent of total revenues, as well as Fatbrain's online competitive pricing policy and discounted shipping offerings. Fatbrain has offered, and

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

expects to continue to offer in the foreseeable future, discounts on various product offerings and on outbound shipping to encourage new customers and online traffic. Such pricing pressure is likely to reduce gross margins in the future but may be partially offset by the change in mix of products sold towards higher margin technology based training materials and corporate documentation.

     Sales and Marketing Expenses. Fatbrain's sales and marketing expenses consist of payroll and related expenses for personnel engaged in corporate sales, marketing and fulfillment, advertising, promotional and public relations expenditures, and direct expenses associated with Fatbrain's retail stores. Fatbrain's sales and marketing expenses increased from $9.9 million, or 50.1% of total revenues in the fiscal year ended January 31, 1999, to $25.1 million, or 71.1% of total revenues in the fiscal year ended January 31, 2000. The increase in absolute dollars was primarily attributable to the expansion of Fatbrain's online store and its direct sales force, plus an increase in advertising, branding, public relations and other promotional expenditures to support Fatbrain's introduction of the Fatbrain brand and eMatter. The increase was also due to the increased personnel and related expenses required to implement Fatbrain's marketing strategy and fulfill customer demand. Fatbrain intends to continue to enhance its corporate sales force to generate increased online traffic and acquire customers and to pursue branding, marketing and telesales campaigns.

     Development and Engineering Expenses. Fatbrain's development and engineering expenses primarily consist of costs associated with systems and telecommunications infrastructure, as well as editorial operations. Fatbrain's development and engineering expenses increased from $2.9 million, or 14.5% of total revenues in the fiscal year ended January 31, 1999, to $6.6 million, or 18.6% of total revenues in the fiscal year ended January 31, 2000. The increase in absolute dollars was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of Fatbrain's online store and transaction-processing systems, as well as increased investments in systems and telecommunications infrastructure. Additionally, Fatbrain incurred significant costs associated with the development and introduction of the Fatbrain brand and eMatter due to both increased staffing and systems infrastructure costs. To date, all of Fatbrain's development and engineering costs have been expensed as incurred. Fatbrain believes that continued investment in systems and infrastructure development is critical to attaining its strategic objectives.

     General and Administrative Expenses. Fatbrain's general and administrative expenses consist of payroll and related costs associated with executive, accounting and administrative personnel, facilities expense, recruiting, professional service fees, information technology costs and other general corporate expenses. Fatbrain's general and administrative expenses increased from $2.9 million, or 14.7% of total revenues in the fiscal year ended January 31, 1999, to $7.4 million or 20.8% of total revenues in the fiscal year ended January 31, 2000. This increase in absolute dollars was primarily due to increased salaries and related expenses associated with the hiring of additional personnel and increases in facilities related costs associated with Fatbrain's move to a new larger facility in July 1999.

     In February 1999, Fatbrain entered into a seven (7) year lease agreement for Fatbrain's headquarters. The new building is 64,750 square feet, and is located in Santa Clara, California. Fatbrain occupies all 64,750 square feet. The lease term commenced on May 1, 1999. Future minimum lease commitments under the lease are as follows: fiscal 2001: $1.1 million; fiscal 2002: $1.1 million; fiscal 2003: $1.2 million; fiscal 2004: $1.2 million; and thereafter: $2.9 million. The lease provides that the consent of the landlord is required in connection with a transfer of the lease upon a change of control of Fatbrain.

     In April 1999, Fatbrain entered into a three (3) year sub-lease for a 40,000 square foot distribution facility in Erlanger, Kentucky. Fatbrain will occupy approximately 20,000 square feet of the facility and plans to sub-lease the remaining 20,000 square feet for one to two years. Future minimum lease commitments under the Kentucky lease are as follows: fiscal 2000: $142,500; fiscal 2001: $171,000; fiscal 2002: $171,000; and fiscal 2003: $28,500. Fatbrain moved the warehousing and fulfillment of orders to Kentucky in May 1999, in order to be in closer proximity to certain publishers, wholesalers, distributors and delivery services. At the same time Fatbrain moved from a manual distribution process to a software supported solution from Manhattan Associates, PKMS Warehouse Management System.

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

     Interest, Net. Fatbrain's net interest income increased from $413,000 in the fiscal year ended January 31, 1999, to $921,000 in the fiscal year ended January 31, 2000 due to the investment of increased cash balances on hand.

     Liquidity And Capital Resources. Since inception, Fatbrain has financed its operations through private sales of Preferred Stock which totaled approximately $19.3 million net of issuance costs, public sale of Common Stock in November 1998 which totaled approximately $30.8 million net of issuance costs and private sale of Common Stock and Warrants in November 1999 which totaled approximately $29.9 million net of issuance costs.

     Net cash used in Fatbrain's operating activities was $11.1 million in fiscal 1999 and $26.7 million in fiscal 2000. Cash used in operating activities in fiscal 1999 primarily resulted from a net loss of $9.9 million plus increases of $1.1 million in accounts receivable and $826,000 in prepaid expenses and other assets, as well as a decrease in accounts payable of $622,000, offset by a reduction in inventory of $479,000 as well as depreciation and amortization of $648,000. For fiscal 2000, cash used in Fatbrain's operating activities primarily resulted from a net loss of $30.3 million plus increases of $1.8 million in accounts receivable and $2.6 million in inventories, and $2.3 million in prepaid expenses and other assets, offset by an increase in accounts payable and accrued expenses of $8.2 million as well as depreciation and amortization of $1.6 million.

     Net cash used in Fatbrain's investing activities was $21.0 million in fiscal 1999 while cash provided by financing activities was $2.1 million in fiscal 2000. Cash used in Fatbrain's investing activities in fiscal 1999 was primarily attributable to $19.6 million in purchases of investment securities, as well as purchases of property and equipment of $1.4 million. Cash provided by Fatbrain's investing activities in fiscal 2000 was primarily due to the sale of $12.5 million in investment securities, partially offset by purchases of property and equipment of $10.5 million.

     Cash provided by Fatbrain's financing activities was $36.5 million and $30.6 million in fiscal 1999 and fiscal 2000, respectively. Cash provided by Fatbrain's financing activities in fiscal 1999 consisted primarily of proceeds from the issuance of common stock in an initial public offering of $30.8 million net of issuance costs, as well as proceeds from the issuance of preferred stock of $5.5 million. Cash provided by Fatbrain's financing activities in fiscal 2000 consisted primarily of proceeds from the issuance of common stock and warrants for $29.9 million in a private equity financing.

     As of January 31, 2000, Fatbrain had $15.4 million of cash and equivalents. As of that date, Fatbrain's principal commitments consisted of obligations outstanding under a purchase agreement with SmartForce (formerly CBT Systems, Ltd.) and operating and capital leases. Although Fatbrain has no material long-term commitments for capital expenditures, it anticipates a substantial increase in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

     On July 12, 2000, Fatbrain filed a registration statement (File No. 333-41262) on Form S-3 with the SEC relating to the public offering, pursuant to Rule 415 under the Securities Act of 1933, as amended, of up to an aggregate of $20,000,000 in securities of Fatbrain. On August 7, 2000, the SEC declared this registration statement effective. On August 22, 2000, Fatbrain filed a supplement to the prospectus relating to the issuance and sale of up to 582,860 shares of the Fatbrain common stock and the sale of a warrant to purchase up to 116,572 shares of Fatbrain common stock, with the SEC. On September 13, 2000, Fatbrain filed a supplement to the prospectus, dated September 13, 2000, relating to the issuance and sale of up to 554,710 shares of Fatbrain common stock and the sale of a warrant to purchase up to 110,942 shares of Fatbrain common stock with the SEC.

  Fiscal 1998 Compared To Fiscal 1999

     Online Revenue. Fatbrain's online revenue increased from $3.0 million, or 27.6% of total revenues, to $10.7 million, or 53.9% of total revenues, respectively, as a result of significant increases in the customer base (from 19,979 to 77,956) and repeat purchases from existing customers.

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

     Fatbrain's International sales represented approximately 21.4% and 20.8% of online revenue for fiscal 1998 and fiscal 1999, respectively.

     Retail and Other Revenue. Fatbrain's retail and other revenue increased from $7.9 million, or 72.4% of total revenues, to $9.1 million, or 46.1% of total revenues, for fiscal 1998 and fiscal 1999, respectively, primarily due to only nine months of retail revenues being recorded in fiscal 1998, and a full year in fiscal 1999. Fatbrain closed its retail stores in Cupertino, California and Vienna, Virginia in September and December, 1998, respectively. Fatbrain does not expect that the closing of these stores will have a material impact on future operations.

     Cost of Online Revenue. Fatbrain's cost of online revenue increased from $2.2 million, or 72.5% of online revenue, to $8.4 million, or 79.1% of online revenue, for fiscal 1998 and fiscal 1999, respectively. The increase in absolute dollars was attributable to increased online sales volume.

     Cost of Retail and Other Revenue. Fatbrain's cost of retail and other revenue increased from $5.2 million, or 65.8% of retail and other revenue, to $6.0 million, or 65.4% of retail and other revenue, in fiscal 1998 and fiscal 1999, respectively, primarily as a result of the increase in retail and other revenue.

     Gross Profit. Fatbrain's gross profit as a percentage of total revenues decreased from 32.4% to 27.2% for fiscal 1998 and fiscal 1999, respectively. The percentage decrease was primarily a result of the increase in online sales as a percent of total revenues, as well as the implementation by Fatbrain of an online competitive pricing policy.

     Sales and Marketing Expenses. Fatbrain's sales and marketing expenses consist of direct expenses associated with Fatbrain's retail stores, as well as advertising, promotional and public relations expenditures, payroll and related expenses for personnel engaged in corporate sales, marketing and fulfillment. Fatbrain's sales and marketing expenses increased from $4.2 million, or 38.3% of total revenues, to $9.9 million, or 50.1% of total revenues, for fiscal 1998 and fiscal 1999, respectively. The increase in absolute dollars was primarily attributable to the expansion of Fatbrain's online store and its direct sales force, the increase in advertising, public relations and other promotional expenditures, and the increased personnel and related expenses required to implement Fatbrain's marketing strategy and fulfill customer demand.

     Development and Engineering Expenses. Fatbrain's development and engineering expenses primarily consist of costs associated with systems and telecommunications infrastructure, editorial operations and content acquisition. Fatbrain's development and engineering expenses increased from $860,000 or 7.8% of total revenues, to $2.9 million, or 14.5% of total revenues, for fiscal 1998 and fiscal 1999, respectively. The increase in absolute dollars was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of Fatbrain's online store and transaction-processing systems, as well as increased investments in systems and telecommunications infrastructure.

     General and Administrative Expenses. Fatbrain's general and administrative expenses increased from $1.7 million, or 15.3% of total revenues, to $2.9 million or 14.7% of total revenues, for fiscal 1998 and fiscal 1999, respectively. This increase in absolute dollars was primarily due to increased salaries and related expenses associated with the hiring of additional personnel and increases in professional fees.

     Interest, Net. Fatbrain's net interest expense was $7,000 for fiscal 1998, as compared with net interest income of $413,000 for fiscal 1999. Fatbrain's net interest expense during fiscal 1998 was primarily attributable to borrowings on Fatbrain's bank line of credit. Net interest income in fiscal 1999 resulted from the investment of cash proceeds from private and public financing.

  Three Months Ended July 31, 1999 and July 31, 2000

     Online Revenue. Fatbrain's online revenue increased from $5.8 million, or 78.6% of total revenues in the three months ended July 31, 1999, to $13.6 million, or 88.5% of total revenues in the three months ended July 31, 2000, primarily as a result of significant increases in Fatbrain's customer base (from

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

138,725 to 363,128), repeat purchases from existing customers, and expanded product offering such as Fatbrain's Information Exchange suite.

     Fatbrain's international sales represented approximately 14% and 17% of online revenue for the three months ended July 31, 1999 and the three months ended July 31, 2000, respectively.

     Retail and Other Revenue. Fatbrain's retail and other revenue increased in absolute dollars, but decreased as a percentage of total revenue from $1.6 million, or 21.4% of total revenues for the three months ended July 31, 1999, to $1.8 million, or 11.5% of total revenues in the three months ended July 31, 2000, primarily as a result of an increased focus of Fatbrain's sales and marketing on the online business.

     Cost of Online Revenue. Fatbrain's cost of online revenue increased from $4.5 million, or 78.3% of online revenue for the three months ended July 31, 1999, to $10.5 million, or 77.0% of online revenue in the three months ended July 31, 2000. The increase in absolute dollars was attributable to increased online sales volume.

     Cost of Retail and Other Revenue. Fatbrain's cost of retail and other revenue increased from $1.0 million, or 65.5% of retail and other revenue in the three months ended July 31, 1999, to $1.2 million, or 65.0% of retail and other revenue in the three months ended July 31, 2000. The increase in absolute dollars was attributable to increased retail sales volume.

     Gross Profit. Fatbrain's gross profit as a percentage of total revenues remained the same at 24.4% in the three months ended July 31, 1999 and 2000.

     Sales and Marketing Expenses. Fatbrain's sales and marketing expenses increased from $5.3 million, or 71.5% of total revenues in the three months ended July 31, 1999, to $7.4 million, or 48.2% of total revenues in the three months ended July 31, 2000. The increase in absolute dollars was primarily attributable to the expansion of Fatbrain's online store and its direct sales force, plus an increase in advertising, branding, public relations and other promotional expenditures associated with MightyWords (Fatbrain's former wholly owned subsidiary) prior to the financing. The increase was also due to the increased personnel and related expenses required to implement Fatbrain's marketing strategy and fulfill customer demand. Fatbrain intends to continue to pursue branding, marketing and telesales campaigns to generate increased online traffic and acquire customers. Accordingly, Fatbrain expects sales and marketing expenses to increase in absolute dollars for the foreseeable future, but continue to decrease as a percentage of total revenues as total revenues increase.

     Development and Engineering Expenses. Fatbrain's development and engineering expenses increased from $1.3 million, or 17.6% of total revenues in the three months ended July 31, 1999, to $2.2 million, or 14.1% of total revenues in the three months ended July 31, 2000. The increase in absolute dollars was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of Fatbrain's online store and transaction-processing systems, as well as increased investments in systems and telecommunications infrastructure. To date, all development and engineering costs have been expensed as incurred.

     General and Administrative Expenses. Fatbrain's general and administrative expenses increased from $1.3, or 18.2% of total revenues in the three months ended July 31, 1999, to $3.4 million or 22.4% of total revenues in the three months ended July 31, 2000. This increase was primarily due to increased salaries and related expenses associated with the hiring of additional personnel and increases in professional fees, as well as increased rental expenses associated with the expansion in Fatbrain's current headquarters. Fatbrain expects general and administrative expenses to increase in absolute dollars as it expands staff and incurs additional costs related to the expansion of its business and the costs resulting from being a public company, but continue to decrease as a percentage of total revenues as total revenues increase.

     Other expense. Other expense of $397,000 for the three months ended July 31, 2000 represents Fatbrain's approximate 24.0% interest in the net loss of MightyWords from June 5, 2000 through July 31, 2000.

     Interest, Net. Fatbrain's net interest decreased from $177,000 interest income in the three months ended July 31, 1999, to $35,000 interest expense in the three months ended July 31, 2000 due to the reduction in cash and investments as well as interest and finance fees charged on Fatbrain's line of credit.

  Six Months Ended July 31, 1999 and July 31, 2000

     Online Revenue. Fatbrain's online revenue increased from $10.3 million, or 76.1% of total revenues in the six months ended July 31, 1999, to $25.8 million, or 87.6% of total revenues in the six months ended July 31, 2000, primarily as a result of significant increases in Fatbrain's customer base (from 137,725 to 363,128), repeat purchases from existing customers, and expanded product offering such as Fatbrain's Information Exchange suite.

     Fatbrain's international sales represented approximately 16% and 15% of online revenue for the six months ended July 31, 1999 and the six months ended July 31, 2000, respectively.

     Retail and Other Revenue. Fatbrain's retail and other revenue increased in absolute dollars, but decreased as a percentage of total revenue from $3.2 million, or 23.9% of total revenues for the six months ended July 31, 1999, to $3.6 million, or 12.4% of total revenues in the six months ended July 31, 2000, primarily as a result of an increased focus of Fatbrain's sales and marketing on the online business.

     Cost of Online Revenue. Fatbrain's cost of online revenue increased from $8.2 million, or 79.5% of online revenue for the six months ended July 31, 1999, to $20.3 million, or 79.0% of online revenue in the six months ended July 31, 2000. The increase in absolute dollars was attributable to increased online sales volume.

     Cost of Retail and Other Revenue. Fatbrain's cost of retail and other revenue increased from $2.1 million, or 65.2% of retail and other revenue in the six months ended July 31, 1999, to $2.4 million, or 65.2% of retail and other revenue in the six months ended July 31, 2000. The increase in absolute dollars was attributable to increased retail sales volume.

     Gross Profit. Fatbrain's gross profit as a percentage of total revenues decreased from 23.9% in the six months ended July 31, 1999 to 22.7% in the six months ended July 31, 2000 as the higher margin retail and other revenue represented a smaller portion of total revenue.

     Sales and Marketing Expenses. Fatbrain's sales and marketing expenses increased from $9.9 million, or 73.6% of total revenues in the six months ended July 31, 1999, to $17.9 million, or 60.9% of total revenues in the six months ended July 31, 2000. The increase in absolute dollars was primarily attributable to the expansion of Fatbrain's online store and its direct sales force, plus an increase in advertising, branding, public relations and other promotional expenditures associated with MightyWords (Fatbrain's former wholly owned subsidiary) prior to the financing. The increase was also due to the increased personnel and related expenses required to implement Fatbrain's marketing strategy and fulfill customer demand.

     Development and Engineering Expenses. Fatbrain's development and engineering expenses increased from $2.4 million, or 17.9% of total revenues in the six months ended July 31, 1999, to $4.5 million, or 15.5% of total revenues in the six months ended July 31, 2000. The increase in absolute dollars was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of Fatbrain's online store and transaction-processing systems, as well as increased investments in systems and telecommunications infrastructure.

     General and Administrative Expenses. Fatbrain's general and administrative expenses increased from $2.5 million, or 18.6% of total revenues in the six months ended July 31, 1999, to $6.7 million or 22.8% of total revenues in the six months ended July 31, 2000. This increase was primarily due to increased salaries and related expenses associated with the hiring of additional personnel and increases in professional fees, as well as increased rental expenses associated with expansions in Fatbrain's current headquarters.

     Other expense. Other expense of $397,000 for the six months ended July 31, 2000 represents Fatbrain's approximate 24.0% interest in the net loss of MightyWords from June 5, 2000 through July 31, 2000.

     Interest, Net. Fatbrain's net interest income decreased from $506,000 in the six months ended July 31, 1999, to $165,000 in the six months ended July 31, 2000 due to the reduction in cash and investments.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Fatbrain has financed its operations primarily through private sales of preferred stock which totaled approximately $19.3 million (net of issuance costs), and public sale of common stock in Fatbrain's initial public offering in November 1998 which totaled approximately $30.8 million (net of issuance costs), private sale of Common Stock and Warrants in November 1999 which totaled approximately $29.9 million (net of issuance costs), and private sale of Common Stock and Warrants in August and September 2000 which totaled approximately $4,000,000.

     Fatbrain's net cash used in operating activities was $6.0 million in the three months ended July 31, 1999 and $12.7 million in the three months ended July 31, 2000. Fatbrain's cash used in operating activities in the three months ended July 31, 1999 primarily resulted from a net loss of $5.9 million plus increases of $384,000 and $379,000, respectively, in accounts receivable and inventories and a decrease of $252,000 in accrued liabilities, offset by a decrease in prepaid expenses and other assets of $284,000 and an increase in accounts payable of $251,000, as well as depreciation and amortization. For the three months ended July 31, 2000, Fatbrain's cash used for operating activities primarily resulted from a net loss of $9.7 million plus increases of $3.1 million and $1.4 million, respectively, in accounts receivable and receivable from affiliate plus a decrease in accounts payable of $1.8 million offset by a $1.4 million decrease in prepaid expenses and other assets and a $630,000 decrease in inventory, as well as depreciation and amortization. The significant increase in Fatbrain's accounts receivable was primarily due to an increase in sales, as well as Fatbrain's recent accounting system conversion in April 2000. The system conversion resulted in delays in collections, which was addressed in July and collections have improved subsequently.

     Fatbrain's net cash used in operating activities was $11.3 million in the six months ended July 31, 1999 and $24.0 million in the six months ended July 31, 2000. For the six months ended July 31, 1999, cash used in operating activities primarily resulted from a net loss of $11.1 million plus increases of $484,000, $2.7 million, and $478,000, respectively, in accounts receivable, inventories, and prepaid expenses and other current assets, partially offset by a $2.6 million increase in accounts payable, as well as depreciation and amortization. Fatbrain's cash used for operating activities for the six months ended July 31, 2000, primarily resulted from a net loss of $22.7 million plus increases of $4.1 million and $1.4 million, respectively, in accounts receivable and receivable from affiliate offset by a $1.7 million increase in accounts payable and a $576,000 increase in accrued liabilities, as well as depreciation and amortization.

     Fatbrain's net cash provided by investing activities was $2.0 million in the three months ended July 31, 1999 and was attributable to $4.5 million from the sale of investments, offset by $2.5 million used to purchase property and equipment. Fatbrain's net cash provided by investing activities was $1.2 million in the three months ended July 31, 2000 and was due to $2.5 million from the sale of investments, offset by $1.3 million used to purchase property and equipment. Fatbrain's net cash provided by investing activities was $4.8 million in the six months ended July 31, 1999 and was attributable to $8.8 million from the sale of investments, offset by $4.0 million used to purchase property and equipment. Fatbrain's net cash provided by investing activities was $3.1 million in the six months ended July 31, 2000 and was due to $6.8 million from the sale of investments offset by $3.7 million used to purchase property and equipment.

     Fatbrain's cash provided by financing activities was $254,000 in the three months ended July 31, 1999 and was due primarily to $227,000 in purchases under Fatbrain's employee stock purchase plan, as well as stock option exercises. Fatbrain's net cash provided by financing activities was $8.3 million in the three
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

months ended July 31, 2000 and was mainly attributable to $8.6 million received from MightyWords at the time of its financing. Cash provided by financing activities was $306,000 in the six months ended July 31, 1999 and was due primarily to purchases under Fatbrain's employee stock purchase plan, as well as stock options exercises. Fatbrain's net cash provided by financing activities was $10.4 million in the six months ended July 31, 2000 and was mainly attributable to $8.6 million received from MightyWords at the time of its financing, as well as $1.4 million in proceeds from Fatbrain's line of credit plus purchases under Fatbrain's employee stock purchase plan, and stock option exercises. Fatbrain has a $3.0 million line of credit, which expires on April 26, 2001.

     As of July 31, 2000 Fatbrain had $4.9 million of cash and equivalents. As of that date, Fatbrain's principal commitments consisted of obligations outstanding under an agreement with SmartForce (formerly CBT Systems, Ltd.) and operating and capital leases. Although Fatbrain has no material long-term commitments for capital expenditures, Fatbrain anticipates an increase in capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

     FOR OTHER FACTORS AFFECTING OPERATING RESULTS, LIQUIDITY AND CAPITAL RESOURCES, SEE "RISKS OF THE BUSINESS OF EACH OF BARNES & NOBLE.COM AND FATBRAIN" AND "RISKS RELATED SOLELY TO FATBRAIN."

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

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

                       PRINCIPAL STOCKHOLDERS OF FATBRAIN

     The following table sets forth, as of September 14, 2000, certain information with respect to shares beneficially owned by (i) each person who is known by Fatbrain to be the beneficial owner of more than five percent of Fatbrain's outstanding shares of common stock, (ii) each of Fatbrain's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

NAME AND ADDRESS                                                   AFTER MERGER            PERCENT
OF BENEFICIAL OWNER                                        AMOUNT BENEFICIALLY OWNED(1)    OWNED(2)
-------------------                                        ----------------------------    --------
Vulcan Ventures Incorporated(3)..........................           1,796,785                12.3%
  110 110th Avenue, N.E. Suite 550
  Bellevue, WA 98004
Sierra Ventures V, L.P.(4)...............................             939,643                 6.6%
  3000 Sand Hill Road, Building 4,
  Suite 210
  Menlo Park, CA 94025
Entities affiliated with Highland........................             697,904                 4.8%
Capital Partners IV L.P.(5)
  Two International Place
  Boston, MA 02110
Chris MacAskill..........................................             866,496                 6.1%
Kim Orumchian(6).........................................           1,013,022                 6.9%
Dennis F. Capovilla(7)...................................             529,456                 3.6%
Sean M. Cumbie(8)........................................             245,638                 1.7%
Keith E. Benjamin(5).....................................             697,904                 4.8%
Peter G. Bodine(9).......................................             345,103                 2.4%
Diane H. Daggart(3)......................................           1,796,785                12.3%
Alan S. Fisher(10).......................................               9,000                 0.1%
Peter C. Wendell(4)......................................             939,643                 6.6%
All directors and executive officers as a group (9
  people)(11)............................................           6,443,047                40.4%

---------------
   * Indicates beneficial ownership of less than 1%.

 (1) Percentage ownership is based on 14,283,205 shares of Fatbrain common stock outstanding on September 14, 2000.

 (2) Shares of Fatbrain common stock subject to options currently exercisable or exercisable within 60 days of September 14, 2000 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Fatbrain common stock shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Fatbrain.com, Inc., 2550 Walsh Avenue, Santa Clara, CA 95051.

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

 (3) Includes 287,494 shares issuable upon exercise of a warrant held by Vulcan Ventures Incorporated and 7,500 shares of Fatbrain common stock issuable upon immediately exercisable options held directly by Diane H. Daggatt. Ms. Daggatt, a member of Fatbrain's board of directors, is an investment analyst for Vulcan Ventures Incorporated. Ms. Daggatt disclaims beneficial ownership of shares held by Vulcan Ventures Incorporated.

 (4) Includes 1,500 shares of Fatbrain common stock issuable upon immediately exercisable options held directly by Peter C. Wendell. Mr. Wendell, a director of Fatbrain, is a general partner of SV Associates V, L.P., SV Associates V, L.P. is the general partner of Sierra Ventures V, L.P. Mr. Wendell disclaims beneficial ownership of the shares held by Sierra Ventures V, L.P. except to the extent of his pecuniary interest therein.

 (5) Includes 137,997 shares issuable upon exercise of a warrant held by Highland Capital Partners IV Limited Partnership, 5,750 shares issuable upon exercise of a warrant by Highland Entrepreneurs' Fund IV Limited Partnership and 75,000 shares of Fatbrain common stock issuable upon immediately exercisable options held directly by Keith E. Benjamin. Mr. Benjamin, a member of Fatbrain's board of directors, is a managing member of the general partner of Highland Capital Partners IV Limited Partnership and a managing member of the general partner of Highland Entrepreneurs' Fund IV Limited Partners. Mr. Benjamin disclaims beneficial ownership of shares held by or through Highland Capital Partners IV Limited Partnership and Highland Entrepreneurs' Fund IV Limited Partnership except to the extent of his pecuniary interest arising from his interest as a managing member of the general partner of Highland Capital Partners IV Limited Partnership and of Highland Entrepreneurs' Fund IV Limited Partnership.

 (6) Includes 344,922 shares of Fatbrain common stock issuable upon exercise of immediately exercisable options.

 (7) Includes 529,456 shares of Fatbrain common stock issuable upon exercise of immediately exercisable options.

 (8) Includes 245,638 shares of Fatbrain common stock issuable upon exercise of immediately exercisable options.

 (9) Includes 232,887 shares held by APV Technology Partners, L.P., 58,220 shares held by APV Technology Partners U.S., L.P., 52,496 shares held by APV Technology Partners II, L.P. (collectively, the "APV Funds"), and 1,500 shares of Common Stock issuable upon exercise of immediately exercisable options held directly by Peter G. Bodine. Mr. Bodine is a managing member of APV Management Co., L.L.C., the general partner of the APV Funds. Mr. Bodine disclaims beneficial ownership of the shares held by the APV Funds except to the extent of his pecuniary interest therein.

(10) Includes 9,000 shares of Fatbrain common stock issuable upon exercise of immediately exercisable options.

(11) Includes 1,214,516 shares of Fatbrain common stock issuable upon exercise of immediately exercisable options and 431,241 shares of Fatbrain common stock issuable upon exercise of outstanding warrants.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS

GENERAL

     As a result of the merger, holders of Fatbrain common stock will become stockholders of Barnes & Noble.com, and the rights of the former stockholders of Fatbrain will thereafter be governed by Barnes & Noble.com's amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law. The rights of Fatbrain stockholders are currently governed by the Fatbrain second amended and restated certificate of incorporation and amended and restated bylaws and the Delaware General Corporation Law.

     Barnes & Noble.com and Fatbrain are each Delaware corporations subject to the provisions of Delaware law. Because Barnes & Noble.com and Fatbrain are Delaware corporations, the stockholders of each corporation are treated the same under Delaware law. However, because of different provisions in the companies' certificates of incorporation and bylaws, the rights of the stockholders of the companies will differ in some instances.

     Set forth below are comparisons between the rights of Barnes & Noble.com stockholders and Fatbrain stockholders under their respective certificates of incorporation and bylaws. This description summarizes the material differences that may affect the rights of stockholders of Barnes & Noble.com and Fatbrain, but does not purport to be a complete statement of all such differences. Stockholders should read the relevant provisions of the laws and documents discussed below. For information on how to obtain copies of the certificates of incorporation and bylaws of the companies, see "Where You Can Find More Information."

LIMITATION OF DIRECTOR LIABILITY

     Barnes & Noble.com. The amended and restated certificate of incorporation of Barnes & Noble.com contains provisions that limit the liability of the directors of Barnes & Noble.com to the fullest extent permitted under Delaware law. The provisions eliminate the liability of the Barnes & Noble.com directors to Barnes & Noble.com and to its respective stockholders for monetary damages relating to breaches of the directors' fiduciary duties in their capacity as directors, except for specific breaches and acts or omissions for which the law of Delaware expressly provides that no limitation of liability may be effective. Delaware law does not permit indemnification in the following circumstances:

     - for breach of a director's duty of loyalty to a corporation or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - for unlawful distributions; and

     - in respect of any transaction from which a director received an improper personal benefit.

     Pursuant to the amended and restated certificate of incorporation of Barnes & Noble.com, limitation of liability of directors will not be limited or eliminated by any amendment or modification of the certificate of incorporation. The Barnes & Noble.com amended and restated bylaws further instruct the corporation to indemnify directors, officers and agents of Barnes & Noble.com to the fullest extent permitted by the Delaware General Corporation Law for claims or proceedings arising from such individuals' relationship with Barnes & Noble.com.

     Fatbrain. Fatbrain's second amended and restated certificate of incorporation provides that no director of Fatbrain will be liable to Fatbrain or its stockholders for monetary damages for a breach of the director's fiduciary duty, except that a director's liability will not be limited for:

     - any breach of the director's duty of loyalty to Fatbrain or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - the unlawful payment of dividends; or

     - any transaction from which the director derived an improper personal benefit.

     Under the second amended and restated certificate of incorporation of Fatbrain, limitation of liability of directors may not be retroactively limited or eliminated by any amendment or modification of Fatbrain's second amended and restated certificate of incorporation. The Fatbrain amended and restated bylaws further instruct the corporation to indemnify directors, officers and agents of Fatbrain to the fullest extent permitted by the Delaware General Corporation Law for claims or proceedings arising from such individuals' relationship with Fatbrain.

AUTHORIZED CAPITAL

     Barnes & Noble.com. The amended and restated certificate of incorporation provides for three classes of common stock. Barnes & Noble.com has total authorized capital stock of 800,002,000 shares, consisting of: (i) 750,000,000 shares of Class A Common Stock, par value $0.001 per share; (ii) 1,000 shares of Class B Common Stock, par value $0.001 per share; (iii) 1,000 shares of Class C Common Stock, par value $0.001 per share; and 50,000,000 shares of preferred stock, par value $0.001 per share. The number of authorized shares of any class or classes of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by each of the following, voting separately as a class:

     - affirmative vote of the holders of a majority of the voting power of the stock of Barnes & Noble.com entitled to vote generally in the election of directors irrespective of the provisions of Section242(b)(2) of the Delaware General Corporation Law or any corresponding provision hereinafter enacted;

     - if a Class B director is then entitled to be a member of the special committee of the board of directors, by the affirmative vote of the holders of a majority of the Class B Common Stock; and

     - if a Class C director is then entitled to be a member of the special committee of the board of directors, by the affirmative vote of the holders of a majority of the Class C Common Stock.

     Fatbrain. Fatbrain has total authorized capital stock of 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $0.001 par value. At August 31, 2000, 13,648,457 shares of Fatbrain common stock and no shares of its preferred stock were issued and outstanding. Fatbrain may issue its preferred stock in one or more series, from time to time, each with the rights, preferences and designations as determined by the board of directors without need for authorization or approval of its stockholders.

DIVIDENDS

     Barnes & Noble.com. Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will share ratably in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock, and shares of Class B Common Stock and Class C Common Stock may be paid only to holders of Class B Common Stock and Class C Common Stock, as the case may be; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A, Class B Common Stock and Class C Common Stock. Barnes & Noble.com may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class.

     Fatbrain. Fatbrain's amended and restated bylaws provide that dividends upon the capital stock of Fatbrain, subject to the provisions of the second amended and restated certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to Delaware law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the second amended and restated certificate of incorporation.

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

CONVERSION OF CLASS B COMMON STOCK AND CLASS C COMMON STOCK

     Barnes & Noble.com. Each share of Class B Common Stock and Class C Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock. Any shares of Class B Common Stock and Class C Common Stock transferred to a person other than Barnes & Noble or any of its subsidiaries or Bertelsmann or any of its subsidiaries shall automatically convert to shares of Class A Common Stock upon such disposition. If the number of outstanding shares of Class B Common Stock plus the number of membership units owned by the holder of the Class B Common Stock falls below 15% of the number of outstanding membership units, then all outstanding shares of Class B Common Stock shall automatically convert into Class A Common Stock. If the number of the outstanding shares of Class C Common Stock plus the number of membership units owned by the holder of the Class C Common Stock falls below 15% of the number of outstanding membership units, then all outstanding shares of Class C Common Stock shall automatically convert into Class A Common Stock.

     Fatbrain. Fatbrain has no similar provision in its second amended and restated certificate of incorporation and amended and restated bylaws.

PREFERRED STOCK

     Barnes & Noble.com. The board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 50 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. At August 31, 2000, there were no shares of preferred stock issued and outstanding. Barnes & Noble.com has no present plans to issue any shares of preferred stock. See "Comparison of Rights of Stockholders -- Anti-Takeover Effects of Certain Provisions of Delaware Law."

     Fatbrain. The second amended and restated certificate of incorporation of Fatbrain provides that Fatbrain may issue its preferred stock in one or more series, from time to time, each with rights, preferences and designations as determined by the board of directors, without need for authorization or approval by its stockholders. The board of directors is authorized, in the resolution or resolutions adopted by the board of directors providing for the issue of any wholly unissued series of preferred stock, within the limitations of the second amended and restated certificate of incorporation, to fix or alter the dividend rights, dividend rate, conversions rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW

     Delaware law contains a number of provisions that may have the effect of delaying or discovering a hostile takeover. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from entering into a business combination with the beneficial owner of 15% or more of the corporation's outstanding voting stock, or its affiliates, for a period of three years after the 15% beneficial owner achieved this level of ownership. Section 203 permits a business combination with a 15% beneficial owner if:

     - prior to the date the stockholder becomes a 15% beneficial owner, the board of directors of the corporation approve either the business combination or the transaction that will result in the person or entity becoming 15% beneficial owner;

     - the interested stockholder acquires at least 85% of the corporation's outstanding voting stock, excluding shares owned by persons who are directors, officers and by various employee stock plans, in the same transaction in which the stockholder becomes a 15% beneficial owner; or

     - on or subsequent to the date of the transaction by which the stockholder becomes a 15% beneficial owner, the board of directors approves the business combination and by a vote of the holders of two-thirds of the corporation's outstanding voting stock, not including shares owned by the 15% beneficial owners.

     In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions.

     Barnes & Noble.com.  Barnes & Noble.com is subject to the provisions of
Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder", unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in the prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. However, certain provisions of the amended and restated certificate of incorporation and amended and restated bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Additionally, provisions of the amended and restated certificate of incorporation and amended and restated bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     The relevant portions of the amended and restated certificate of incorporation and amended and restated bylaws are designed to discourage certain types of transactions that may involve an actual or threatened change of control of Barnes & Noble.com These provisions are meant to encourage persons interested in acquiring control of Barnes & Noble.com to first consult with the board of directors to negotiate terms of a potential business combination or offer. Further, these provisions protect against an unsolicited proposal for a takeover of Barnes & Noble.com that may effect the long-term value of the Barnes & Noble.com's stock or that may be otherwise unfair to the stockholders of Barnes & Noble.com

     Classified Board of Directors. Barnes & Noble.com's board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. The board of directors consists of nine directors, provided that if there shall be less than three classes of common stock issued and outstanding, then the board of directors shall consist of an amount of directors equal to three multiplied by the number of classes of common stock then issued and outstanding. Further, the board of directors has the sole power and authority to increase or decrease, within the range, the number of directors. Vacancies on the board of directors may be filled for the unexpired term, or for a new term when there is an increase in the size, only by an affirmative vote of at least a majority of the remaining directors then in office.

     As provided for in the amended and restated certificate of incorporation and amended and restated bylaws, directors may only be removed from office for cause by an affirmative vote of the holders of at least eighty (80%) percent of the voting stock, voting together as a single class. These provisions, when coupled with the provision of the amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

     Special Meetings of Stockholders. The amended and restated certificate of incorporation provides that special meetings of stockholders of Barnes & Noble.com may be called only by the chairman of the board of directors or a majority of the board of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Barnes & Noble.com, not less than 30 days nor more than 60 days prior to the annual meeting; provided, that in the event that less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders' or made public, whichever first occurs. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Barnes & Noble.com by means of a proxy contest, tender offer, merger or otherwise.

     Amendments. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The affirmative vote of the holders of at least 70% of the issued and outstanding common stock, voting as one class, is required to amend or repeal the amended and restated certificate of incorporation. Subject to the amended and restated bylaws, the board of directors may from time to time make, amend, supplement or repeal the amended and restated bylaws by vote of a majority of the board of directors; provided, however, that the stockholders may change or amend or repeal any provision of the amended and restated bylaws by the affirmative vote of the holders of a majority of the common stock, voting as one class, (1) if a Class B Director is then entitled to be a member of the special committee, by the affirmative vote of the holders of a majority of the Class B Common Stock, voting separately as a class, and (2) if a Class C Director is then entitled to be a member of the special committee, by the affirmative vote of the holders of a majority of the Class C Common Stock, voting separately as a class.

     Fatbrain. Fatbrain is subject to the provisions of Section 203 of the Delaware General Corporation Law. The Fatbrain board of directors has the authority to issue up to 5,000,000 shares of preferred stock, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Fatbrain common stock will be subject to, and may be seriously harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a third party from acquiring Fatbrain without further action by the Fatbrain stockholders. Fatbrain has no present plans to issue shares of preferred stock. Further, selected provisions of Fatbrain's second amended and restated certificate of incorporation and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving Fatbrain.

VOTING; ELECTION OF DIRECTORS

     Barnes & Noble.com. The amended and restated certificate of incorporation of Barnes & Noble.com provided the following voting rights to holders of common stock:

     - the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock generally have identical rights, except each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock and Class C Common Stock is entitled to the number of votes per share equal to: (A) ten, multiplied by the sum of (1) the aggregate number of Class B Common Stock and Class C Common Stock owned by such holder and (2) the aggregate number of membership units owned by such holder, divided by (B) the number of shares of Class B Common Stock and Class C Common Stock owned by such holder.

     - the holders of Class B Common Stock are entitled to elect three directors to the board of directors; and

     - the holders of Class C Common Stock are entitled to elect three directors to the board of directors.

The remaining directors will be elected by all of the stockholders of Barnes & Noble.com voting together as a single class. Holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are not entitled to cumulate their votes in the elections of directors.

     Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, plurality) of the votes entitled to be cast by all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

     Fatbrain. Each Fatbrain stockholder is entitled to one vote for each share of common stock upon any matter properly considered and acted on by the stockholders of Fatbrain. In all elections of directors, directors are elected by an affirmative vote of the holders of a majority of the votes of the shares present, in person or by proxy at the meeting and entitled to vote in the election of directors. The vote of a majority of shares represented at a meeting and entitled to vote at a meeting at which a quorum exists is generally necessary to approve other actions requiring stockholder approval.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     Delaware law generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote, unless a different vote is required by the certificate of incorporation or bylaws.

     Barnes & Noble.com. In the event of any merger or consolidation of Barnes & Noble.com with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of such common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

     Fatbrain. The second amended and restated certificate of incorporation and the amended and restated bylaws of Fatbrain do not specifically address mergers, share exchanges or sale of assets; therefore, the affirmative vote of the majority of the outstanding shares of common stock entitled to vote is required.

LIQUIDATION, DISSOLUTION OR WINDING UP

     Delaware law generally requires that dissolution of a corporation must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote.

     Barnes & Noble.com. On liquidation, dissolution or winding up of Barnes & Noble.com, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

     Fatbrain. The second amended and restated certificate of incorporation and the amended and restated bylaws of Fatbrain do not specifically address liquidation, dissolution or winding up; therefore, the affirmative vote of the majority of the outstanding shares of common stock entitled to vote is required.

REDEMPTION AND PREEMPTIVE RIGHTS

     Barnes & Noble.com. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

     Fatbrain. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

AMENDMENTS TO CERTIFICATES OF INCORPORATION AND BYLAWS

     Delaware law provides generally that a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.

     Barnes & Noble.com. In addition to the standard Delaware requirement, and subject to any voting rights granted to holders of any outstanding preferred stock, Barnes & Noble.com's amended and restated certificate of incorporation provides that any amendment to the provisions of the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock, Class B Common Stock or Class C Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to Barnes & Noble.com's amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of the holders of a majority of the common stock, voting together as a single class. Barnes & Noble and Bertelsmann, by a vote of at least 75% of their respective Class B Common Stock and Class C Common Stock (each voting separately as a class), may, without a vote of the holders of the Class A Common Stock, approve a merger of B&N.com LLC into Barnes & Noble.com. See "-- Voting; Election of Directors" and
"-- Anti-Takeover Effects of Certain Provisions of Delaware Law."

     Fatbrain. In addition to the right of stockholders to amend Fatbrain's bylaws pursuant to Delaware law, Fatbrain's second amended and restated certificate of incorporation authorizes the board of directors to amend Fatbrain's amended and restated bylaws. Fatbrain's amended and restated bylaws may also be amended by the affirmative vote of its stockholders holding at least a majority of the outstanding shares entitled to vote generally in the election of directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Barnes & Noble.com. The stockholders may take any action required to be taken or that may be taken at any annual or special meeting of stockholders by written consent without a meeting if the consent is signed by stockholders who would have had the votes necessary to approve the action at a meeting at which all shares entitled to vote on the action were present and if the consent is properly delivered to Barnes & Noble.com

     Fatbrain. Fatbrain's second amended and restated certificate of incorporation does not provide for or permit action to be taken by stockholders without a meeting. Notwithstanding the foregoing, Fatbrain's amended and restated bylaws provide that unless otherwise provided for in the amended and restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting if the action is taken by a unanimous vote of persons who would be entitled to vote with respect to the action at a meeting. The action must be evidenced by one or more written consents describing the action taken, signed by all of the stockholders who would be entitled to vote with respect to the action at a meeting, and delivered to Fatbrain.

BOARD OF DIRECTORS

     Barnes & Noble.com. See "-- Anti-Takeover Effects of Certain Provisions of Delaware Law; Classified Board of Directors."

     Fatbrain. Fatbrain's second amended and restated certificate of incorporation provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (regardless of any existing vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption). A director of Fatbrain holds his office until his successor is elected and qualified or until his earlier death, resignation or removal.

     Fatbrain's second amended and restated certificate of incorporation and amended and restated bylaws provide that if a vacancy or newly created directorship occurs on the Fatbrain board from any increase in the authorized number of directors, the vacancy and newly created directorship may be filled by a majority vote of the directors then in office, even if they constitute less than a quorum, or by the sole remaining director, and not by stockholders. The directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced. If there are no directors then in office, then an election of directors may be held in the manner provided by statute.

SPECIAL MEETINGS OF STOCKHOLDERS

     Barnes & Noble.com. See "-- Anti-Takeover Effects of Certain Provisions of Delaware Law."

     Fatbrain. Fatbrain's amended and restated bylaws provide that a special meeting of Fatbrain's stockholders may be called at any time by the Fatbrain president and shall be called by the president or the secretary, upon written request, from a majority of the board of directors or from the holders of not less than 50% of the voting power of Fatbrain.

                               BARNES & NOBLE.COM

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Financial Statements give effect to the merger of Barnes & Noble.com and Fatbrain. These pro forma condensed combined financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

     Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired represents goodwill, and is classified as other non-current assets, on the accompanying unaudited pro forma combined balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and purchase price allocation and are subject to final adjustments.

     The Unaudited Pro Forma Condensed Combined Financial Information of Barnes & Noble.com and Fatbrain presented below is derived from the historical consolidated financial statements of each of Barnes & Noble.com and Fatbrain. The Unaudited Pro Forma Condensed Combined Financial Information is prepared using the purchase method of accounting, with Barnes & Noble.com treated as the acquiror and as if the transactions had been completed as of January 1, 1999 for Statements of Operations purposes and on June 30, 2000 for balance sheet purposes.

     For a summary of the proposed business combination, see "The Merger" beginning on page 36 of this joint proxy statement/prospectus.

     For the purpose of the Unaudited Pro Forma Condensed Combined Financial Information presented below, the purchase price has been calculated based upon the price of $4.25 for each share of Fatbrain common stock.

     The Unaudited Pro Forma Condensed Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the combined financial position of Barnes & Noble.com would have been had the merger occurred on the date assumed, nor is it necessarily indicative of future combined results of operations or financial position.

     The Unaudited Pro Forma Condensed Combined Financial Information does not include any realization of cost savings from operating efficiencies, synergies or other restructuring which may result from the merger.

     The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with (1) the audited consolidated financial statements of Barnes & Noble.com contained in Barnes & Noble.com's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and from the unaudited consolidated financial statements of Barnes & Noble.com in Barnes & Noble.com's Quarterly Report on Form 10-Q for the period ended June 30, 2000, and (2) the audited financial statements of Fatbrain contained in Fatbrain's Annual Report on Form 10-KSB for the fiscal year ended January 31, 2000 and from the unaudited financial statements of Fatbrain contained in Fatbrain's Quarterly Report on Form 10-QSB for the period ended July 31, 2000.

                               BARNES & NOBLE.COM

                                                         FOR THE YEAR ENDED DECEMBER 31, 1999
                                          ------------------------------------------------------------------
                                                                              PRO FORMA        COMBINED
                                          BARNES & NOBLE.COM   FATBRAIN(A)   ADJUSTMENTS   PRO FORMA RESULTS
                                          ------------------   -----------   -----------   -----------------
Net sales(b)............................      $ 193,730         $ 35,338       $    --         $ 229,068
Cost of sales...........................        159,938           27,477            --           187,415
                                              ---------         --------       -------         ---------
  Gross profit..........................         33,792            7,861            --            41,653
                                              ---------         --------       -------         ---------
Operating expenses:
  Marketing & sales.....................        101,792           26,237            --           128,029
  Technology and web site development...         21,006            7,001            --            28,007
  General and administrative............         18,844            3,980            --            22,824
  Depreciation and amortization.........         14,793            1,855         7,279(c)         23,927
  Stock based compensation..............             --               --            --                --
  Equity in net loss of investments
     including amortization of
     intangibles........................             --               --            --                --
                                              ---------         --------       -------         ---------
          Total operating expenses......        156,435           39,073         7,279           202,787
Loss from operations....................       (122,643)         (31,212)       (7,279)         (161,134)
Other expense
Interest income, net....................         20,238              921            --            21,159
                                              ---------         --------       -------         ---------
  Loss before minority interest.........       (102,405)         (30,291)       (7,279)         (139,975)
Minority interest.......................         81,787                         21,917(d)        103,704
                                              ---------         --------       -------         ---------
Net loss................................      $ (20,618)        $(30,291)      $14,638         $ (36,271)
                                              =========         ========       =======         =========
Basic and diluted loss before minority
  interest per share....................      $   (0.72)              --            --         $   (0.90)
Basic and diluted weighted average
  shares outstanding if converted.......        143,939               --            --           155,036(h)
Basic and diluted net loss per common
  share.................................      $   (0.72)              --            --         $   (0.90)
Basic and diluted weighted average
  common shares outstanding.............         28,778               --            --            40,036(h)

                             See accompanying notes

                               BARNES & NOBLE.COM

                                                        FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                          ------------------------------------------------------------------
                                                                              PRO FORMA        COMBINED
                                          BARNES & NOBLE.COM   FATBRAIN(A)   ADJUSTMENTS   PRO FORMA RESULTS
                                          ------------------   -----------   -----------   -----------------
Net sales(b)............................      $ 141,403         $ 29,385       $    --         $ 170,788
Cost of sales...........................        120,052           22,707            --           142,759
                                              ---------         --------       -------         ---------
  Gross profit..........................         21,351            6,678            --            28,029
                                              ---------         --------       -------         ---------
Operating expenses:
  Marketing & sales.....................         59,507           18,081            --            77,588
  Technology and web site development...         15,942            6,208            --            22,150
  General and administrative............         12,401            3,334            --            15,735
  Depreciation and amortization.........         14,744            1,545         3,640(c)         19,929
  Stock based compensation..............         11,740               --            --            11,740
  Equity in net loss of investments
     including amortization of
     intangibles........................         10,782               --            --            10,782
                                              ---------         --------       -------         ---------
          Total operating expenses......        125,116           29,168         3,640           157,924
Loss from operations....................       (103,765)         (22,490)       (3,640)         (129,895)
Other expense...........................                            (397)           --              (397)
Interest income, net....................         14,196              165            --            14,361
                                              ---------         --------       -------         ---------
  Loss before minority interest.........        (89,569)         (22,722)       (3,640)         (115,931)
Minority interest.......................         70,858                         14,448(d)         85,306
                                              ---------         --------       -------         ---------
Net loss................................      $ (18,711)        $(22,722)      $10,808         $ (30,625)
                                              =========         ========       =======         =========
Basic and diluted loss before minority
  interest per share....................      $   (0.62)              --            --         $   (0.74)
Basic and diluted weighted average
  shares outstanding if converted.......        145,405               --            --           156,663(h)
Basic and diluted net loss per common
  share.................................      $   (0.62)              --            --         $   (0.74)
Basic and diluted weighted average
  common shares outstanding.............         30,405               --            --            41,663(h)

                             See accompanying notes

                               BARNES & NOBLE.COM

                                                                                                    SIX MONTHS
                                                      JUNE 30, 2000                                    ENDED
                                             --------------------------------                      JUNE 30, 2000
                                             BARNES & NOBLE.COM   FATBRAIN(A)   ADJUSTMENTS          COMBINED
                                             ------------------   -----------   -----------        -------------
ASSETS
Current assets:
  Cash & cash equivalents..................       $ 28,933          $ 4,889      $(18,692)(e)/(f)    $ 15,130
  Marketable securities....................        255,313               --            --             255,313
  Receivables, net.........................         15,975            7,107            --              23,082
  Merchandise inventories..................         17,367            6,015            --              23,382
  Receivable from affiliate................             --            1,405            --               1,405
  Prepaid expenses & other current
    assets.................................         10,448            3,410            --              13,858
                                                  --------          -------      --------            --------
         Total current assets..............        328,036           22,826       (18,692)            332,170
Fixed assets, net..........................        132,887           13,465            --             146,352
Long-term marketable securities............         71,852               --            --              71,852
Other non-current assets...................         59,308            8,387        36,396(f)/(g)      104,091
                                                  --------          -------      --------            --------
         Total assets......................       $592,083          $44,678      $ 17,704            $654,465
                                                  ========          =======      ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................       $  1,884          $10,005      $     --            $ 11,889
  Accrued liabilities......................         38,255            3,702            --              41,957
  Current portion of capital lease
    obligation.............................             --               16            --                  16
  Due to affiliate.........................         20,637              300            --              20,937
                                                  --------          -------      --------            --------
         Total current liabilities.........         60,776           14,023            --              74,799
                                                  --------          -------      --------            --------
  Borrowing on line of credit..............             --            1,421            --               1,421
  Capital lease obligations................             --                6            --                   6
  Deferred revenue.........................             --              270            --                 270
                                                  --------          -------      --------            --------
         Total liabilities.................         60,776           15,720            --              76,496
                                                  --------          -------      --------            --------
Minority interest..........................        422,252               --            --             422,252
Stockholders' equity.......................        109,055           28,958        17,704(e)          155,717
                                                  --------          -------      --------            --------
         Total liabilities & stockholders'
           equity..........................       $592,083          $44,678      $ 17,704            $654,465
                                                  ========          =======      ========            ========

                             See accompanying notes

                        NOTES TO THE PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

(a) Certain reclassifications were made to conform the presentation of Fatbrain to that of Barnes & Noble.com.

(b) In accordance with the Emerging Issues Task Force Issue No. 00-14 "Accounting for Certain Sales Incentives" ("EITF 00-14"), expenses related to coupon redemptions, formerly classified as marketing and sales expense, are now recorded as a reduction to sales. EITF 00-14 requires the implementation of this change effective within all reporting periods beginning in the fourth quarter of the fiscal year beginning after December 15, 1999, and also requires all prior periods to be reclassified to reflect this modification.

(c) Represents the applicable amortization expense calculated using an average five-year amortization period. This average five-year period is Barnes & Noble.com's best estimate of the overall amortization period until such time as the analysis and independent appraisal which is sufficient to allocate the purchase price and amortization period to the applicable intangibles has been completed.

(d) Adjusted to reduce minority interest percentage of combined loss based on the issuance of 11,258,163 shares of Barnes & Noble.com Class A Common Stock to the holders of Fatbrain. Immediately prior to the merger, Barnes & Noble.com will issue Class A Common Stock to B&N.com LLC (at the per share value used in the merger) in exchange for the amount of cash consideration to be paid by Barnes & Noble.com in the merger.

     Immediately following the effective time of the merger, the assets and liabilities of Fatbrain will be contributed by Barnes & Noble.com to Fatbrain.com LLC, which will be a newly formed and wholly-owned subsidiary of Barnes & Noble.com. Barnes & Noble.com will immediately transfer its interest in Fatbrain.com LLC to B&N.com LLC in exchange for membership units equal to the number of shares issued by Barnes & Noble.com in connection with the merger. Following the transactions, the assets and liabilities of Fatbrain will be held in Fatbrain.com LLC, a wholly owned subsidiary of B&N.com LLC and Barnes & Noble.com's economic interest in B&N.com LLC will increase to 27.0%.

(e) To reflect the issuance of 11,258,163 shares of Barnes & Noble.com Class A Common Stock to holders of Fatbrain common stock, elimination of capital accounts of Fatbrain and cash payment to holders of Fatbrain common stock.

(f) Adjusted to reflect incurrence of an estimated $3,200 of non-recurring merger-related costs which has been reflected in the purchase price. These costs include fees for financial advisors, legal advisors, accountants, printing costs, registration and transfer fees and other nominal charges. This amount does not include any costs incurred to integrate and restructure the operations of Barnes & Noble.com and Fatbrain.

(g) Estimated excess of cost over historical book value of net assets acquired from the preliminary allocation of the purchase price before any integration or restructuring adjustments.

(h) Represents Barnes & Noble.com weighted average number of common shares outstanding for the period and 11,258,163 shares to be issued as a result of the merger (using an exchange ratio of 0.76981), based on an estimated 14,399,777 Fatbrain common shares outstanding and assuming the exercise of 224,780 Fatbrain stock options which are vested or will become vested prior to or as a result of the merger.

                                 LEGAL MATTERS

     The validity of the shares of Barnes & Noble.com Class A Common Stock to be issued in connection with the merger will be passed upon for Barnes & Noble.com by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York.

                              INDEPENDENT AUDITORS

     The audited consolidated financial statements of Barnes & Noble.com as of December 31, 1999 and for each of the three years in the period ended December 31, 1997, 1998, and 1999 incorporated by reference in this joint proxy statement/prospectus from Barnes & Noble.com's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference.

     Fatbrain.com Inc.'s financial statements as of January 31, 1999 and 2000 and for each of the three years in the period ended January 31, 2000 included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     Barnes & Noble.com has filed a registration statement on Form S-4 with the SEC to register the Barnes & Noble.com common stock to be issued in the merger. This joint proxy statement/prospectus is a part of the Barnes & Noble.com registration statement and constitutes a prospectus of Barnes & Noble.com in addition to being a proxy statement of Fatbrain for its special meeting and a proxy statement for Barnes & Noble.com for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Barnes & Noble.com and Fatbrain. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the Barnes & Noble.com registration statement or the exhibits to the Barnes & Noble.com registration statement.

     In addition, Barnes & Noble.com and Fatbrain each are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act file annual, quarterly and current reports, proxy statements and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy any reports, statements or other information that Barnes & Noble.com and Fatbrain file at the following locations of the SEC:

Public Reference Room     New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center        500 West Madison Street
      Room 1024                  Suite 1300                    Suite 1400
Washington, D.C. 20549    New York, New York 10048    Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 45 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Barnes & Noble.com and Fatbrain SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     The SEC allows Barnes & Noble.com to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Barnes & Noble.com can disclose important information to you by referring you to another document filed separately with the SEC. The Barnes & Noble.com information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or by later filings with the SEC. This joint proxy statement/prospectus incorporates by reference the documents set forth below. Barnes & Noble.com has previously filed these documents with the SEC. These documents contain important information about Barnes & Noble.com.

     This joint proxy statement/prospectus incorporates by reference the following documents filed by Barnes & Noble.com with the SEC (File No. 000-26063):

     - Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for the first quarter ended March 31, 2000;

     - Quarterly Report on Form 10-Q for the second quarter ended June 30, 2000;

     - Proxy Statement on Schedule 14A for the 2000 Annual Meeting of Stockholders of Barnes & Noble.com held on June 19, 2000;

     - Current Report on Form 8-K dated September 26, 2000;

     - The description of Barnes & Noble.com's common stock contained in its registration statement on Form S-1 (Registration No. 333-64211) filed with the SEC on September 24, 1998; and

     Barnes & Noble.com is also incorporating by reference all additional documents that it files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of Barnes & Noble.com's special meeting.

     You can obtain the documents incorporated by reference from Barnes & Noble.com or the SEC. Documents incorporated by reference are available from Barnes & Noble.com, without charge, excluding exhibits unless those exhibits are specifically incorporated by reference as an exhibit to the registration statement of which this proxy statement/prospectus is a part. Stockholders may obtain documents that are referred to or that are incorporated by reference in this joint proxy statement/prospectus by requesting them in writing, by telephone or by the Internet at the following address:

        BARNES & NOBLE.COM:
        76 Ninth Avenue
        New York, New York 10011
        Attn: Investor Relations
        Tel: (212) 414-6000
        Internet: http://www.bn.com

     If you would like to request documents from Barnes & Noble.com, please do so by [Date] , 2000 to receive them before the Barnes & Noble.com special meeting. If you request any incorporated documents from Barnes & Noble.com, Barnes & Noble.com will mail them to you by first class mail, or other equally prompt means, within one business day after Barnes & Noble.com receives your request.

     If you would like to request documents from Fatbrain's investor relations
group, please do so by                , 2000 by contacting:

          the blueshirt group
          130 Battery Street, Suite 500
          San Francisco CA 94111
          (415) 217-7722

     NEITHER BARNES & NOBLE.COM NOR FATBRAIN HAS AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER OR EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH OFFERS OR REQUESTS, THEN THE OFFER AND REQUEST PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                         INDEX TO FINANCIAL STATEMENTS

                                                                   PAGE
FATBRAIN.COM, INC.                                                 -----
 I.  Condensed Consolidated Financial Statements
     Condensed Consolidated Balance Sheets as of January 31, 2000
     and July 31, 2000...........................................  F-2
     Condensed Consolidated Statements of Operations and
     Comprehensive Loss for the three and six months ended July
     31, 1999 and July 31, 2000..................................  F-3
     Condensed Consolidated Statements of Cash Flow for the three and six months ended July 31, 1999 and July 31, 2000........  F-4
     Notes to Condensed Consolidated Financial Statements........  F-5
II.  Financial Statements
     Report of Independent Auditors..............................  F-8
     Balance Sheets as of January 31, 1999 and 2000..............  F-9
     Statements of Operations and Comprehensive Loss for the
     years ended January 31, 1998, 1999 and 2000.................  F- 10
     Statements of Stockholders' Equity for the years ended
     January 31, 1998, 1999 and 2000.............................  F- 11
     Statements of Cash Flow for the years ended January 31,
     1998, 1999 and 2000.........................................  F- 12
     Notes to Financial Statements...............................  F- 13

                       FATBRAIN.COM, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              JANUARY 31,    JULY 31,
                                                                 2000          2000
                                                              -----------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 15,367      $  4,889
  Short-term investments....................................      5,475            --
  Accounts receivable.......................................      3,027         7,107
  Receivable from affiliate.................................         --         1,405
  Inventories...............................................      5,798         6,015
  Prepaid expenses and other................................      3,471         3,410
                                                               --------      --------
          Total current assets..............................     33,138        22,826
Property and equipment, net.................................     11,224        13,465
Investments.................................................      1,274         5,574
Goodwill, net...............................................      2,545         2,442
Other assets................................................        284           371
                                                               --------      --------
          Total assets......................................   $ 48,465      $ 44,678
                                                               ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  8,350      $ 10,005
  Accrued liabilities.......................................      2,964         3,540
  Payable to affiliate......................................         --           300
  Current portion of capital lease obligations..............         22            16
  Current portion of deferred revenue.......................         --           162
                                                               --------      --------
          Total current liabilities.........................     11,336        14,023
Borrowings on Line of Credit................................         --         1,421
Capital lease obligations...................................         12             6
Deferred revenue............................................         --           270
                                                               --------      --------
          Total liabilities.................................     11,348        15,720
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,000 shares
     authorized, none issued and outstanding................         --            --
  Common stock, $0.001 par value, 50,000 shares authorized,
     12,951 and 13,039 shares issued and outstanding at
     January 31, 2000 and July 31, 2000, respectively.......         13            13
  Additional paid-in capital................................     75,909        90,496
  Warrants..................................................      5,261         5,212
  Accumulated loss on investments...........................        (25)           --
  Accumulated deficit.......................................    (44,041)      (66,763)
                                                               --------      --------
          Total stockholders' equity........................     37,117        28,958
                                                               --------      --------
          Total liabilities and stockholders' equity........   $ 48,465      $ 44,678
                                                               ========      ========

     See accompanying notes to condensed consolidated financial statements.

                       FATBRAIN.COM, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED      SIX MONTHS ENDED
                                                         JULY 31,               JULY 31,
                                                    ------------------    --------------------
                                                     1999       2000        1999        2000
                                                    -------    -------    --------    --------
Revenues:
  Online..........................................  $ 5,785    $13,576    $ 10,276    $ 25,752
  Retail and other................................    1,577      1,768       3,229       3,633
                                                    -------    -------    --------    --------
     Total revenues...............................    7,362     15,344      13,505      29,385
Cost of revenues:
  Online..........................................    4,529     10,450       8,172      20,338
  Retail and other................................    1,033      1,150       2,104       2,369
                                                    -------    -------    --------    --------
     Total cost of revenues.......................    5,562     11,600      10,276      22,707
                                                    -------    -------    --------    --------
Gross profit......................................    1,800      3,744       3,229       6,678
Operating expenses:
  Sales and marketing.............................    5,266      7,401       9,936      17,896
  Development and engineering.....................    1,299      2,158       2,419       4,545
  General and administrative......................    1,340      3,438       2,518       6,727
                                                    -------    -------    --------    --------
     Total operating expenses.....................    7,905     12,997      14,873      29,168
                                                    -------    -------    --------    --------
Loss from operations..............................   (6,105)    (9,253)    (11,644)    (22,490)
Other expense.....................................       --       (397)         --        (397)
Interest income (expense), net....................      177        (35)        506         165
                                                    -------    -------    --------    --------
Net loss..........................................   (5,928)    (9,685)    (11,138)    (22,722)
Other comprehensive income (loss) -- unrealized
  gain (loss) on investments......................      (13)        22         (17)         25
                                                    -------    -------    --------    --------
Comprehensive loss................................  $(5,941)   $(9,663)   $(11,155)   $(22,697)
                                                    =======    =======    ========    ========
Basic and diluted net loss per share..............  $ (0.52)   $ (0.74)   $  (0.99)   $  (1.75)
                                                    =======    =======    ========    ========
Shares used in calculating basic and diluted net
  loss per share..................................   11,300     13,027      11,263      13,005
                                                    =======    =======    ========    ========

     See accompanying notes to condensed consolidated financial statements

                       FATBRAIN.COM, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED       SIX MONTHS ENDED
                                                             JULY 31,                JULY 31,
                                                        -------------------    --------------------
                                                         1999        2000        1999        2000
                                                        -------    --------    --------    --------
Cash flows from operating activities:
  Net loss............................................  $(5,928)   $ (9,685)   $(11,138)   $(22,722)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization.....................      281         907         516       1,592
    Options and warrants granted to consultants and
       creditor.......................................       --          27          --         (49)
    Amortization of premium on investments............      102          24         193          11
  Changes in assets and liabilities:
    Accounts receivable...............................     (384)     (3,053)       (484)     (4,080)
    Receivable from affiliate.........................       --      (1,405)         --      (1,405)
    Inventories.......................................     (379)        630      (2,667)       (217)
    Prepaid expenses and other assets.................      284       1,363        (478)        (91)
    Accounts payable..................................      251      (1,756)      2,560       1,655
    Accrued liabilities...............................     (252)         (5)        172         576
    Payable to affiliate..............................       --         300          --         300
    Deferred revenue..................................       --         (40)         --         432
                                                        -------    --------    --------    --------
    Net cash used in operations.......................   (6,025)    (12,693)    (11,326)    (23,998)
Cash flows from investing activities:
  Purchase of property and equipment..................   (2,534)     (1,299)     (3,993)     (3,665)
  Sale of investments.................................    4,504       2,513       8,793       6,763
                                                        -------    --------    --------    --------
  Net cash provided by investing activities...........    1,970       1,214       4,800       3,098
Cash flows from financing activities:
  Borrowings (repayment) of line of credit............       --        (659)         --       1,421
  Repayment of capital lease obligation...............       (4)         (6)         (8)        (12)
  Net proceeds from exercise of stock options and
    warrants..........................................       31          66          87         128
  Proceeds from employee stock plan purchases.........      227         285         227         285
  Proceeds from issuance of subsidiary preferred
    stock.............................................       --       8,600          --       8,600
                                                        -------    --------    --------    --------
  Net cash provided by financing activities...........      254       8,286         306      10,422
                                                        -------    --------    --------    --------
Net decrease in cash and equivalents:.................   (3,801)     (3,193)     (6,220)    (10,478)
  Cash and equivalents at beginning of period.........    6,922       8,082       9,341      15,367
                                                        -------    --------    --------    --------
  Cash and equivalents at end of period...............  $ 3,121    $  4,889    $  3,121    $  4,889
                                                        =======    ========    ========    ========
Non-cash investing activity:
  Unrealized gain (loss) on investments...............  $   (13)   $     22    $    (17)   $     25
                                                        =======    ========    ========    ========
  Increase in investment in affiliate.................  $    --    $  5,971    $     --    $  5,971
                                                        =======    ========    ========    ========
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $     2    $     75    $      3    $     75
                                                        =======    ========    ========    ========

     See accompanying notes to condensed consolidated financial statements.

                       FATBRAIN.COM, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Basis of Presentation

     Fatbrain.com, Inc. and subsidiary (the "Company") was incorporated in California in November 1994 and reincorporated in Delaware in May 1998. The Company is an online provider of professional books, technology based training solutions, corporate documentation, and services that help organizations streamline the management and distribution of professional information. In October 1999, the Company introduced eMatter, a secure digital publishing technology that allows authors and publishers to publish and sell works online. In March 2000, the Company launched MightyWords, a subsidiary created to take advantage of the mass-market opportunities presented by the eMatter digital publishing initiative. On June 5, 2000, the Company completed a round of equity funding for MightyWords, which is now operated as a separate company. Business is transacted through the Company's Web site or through its two physical retail locations.

  Unaudited Interim Financial Information

     The condensed consolidated financial statements of Fatbrain.com, Inc. and subsidiary included herein are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the three and six months ended July 31, 1999 and July 31, 2000. These financial statements should be read in conjunction with the Company's audited financial statements as of January 31, 2000 and for the year then ended and notes thereto included in the Company's April 25, 2000 filing on Form 10-KSB. The results of operations for the three and six months ended July 31, 2000 are not necessarily indicative of the results to be expected for any subsequent quarter or for the year ending January 31, 2001.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides the SEC staff's views on selected revenue recognition issues. The guidance in SAB 101 must be adopted during the fourth quarter of fiscal 2001 and the effects, if any, are required to be recorded through a retroactive, cumulative-effect adjustment as of the beginning of the fiscal year, with a restatement of all prior interim quarters in the year. Our management has completed its evaluation of the effects that SAB 101 and does not believe that it will have a material effect, if any, on the Company's income statement presentation, operating results or financial position.

2.  SEGMENT INFORMATION

     On January 31, 1999, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established standards for reporting information about operating segments in annual financial statements, along with related disclosures about products and services, geographic areas, and major customers. The information for the three and six months ended July 31, 1999 has been reclassified from the prior year's presentation to conform to the presentation for the three and six months ended July 31, 2000.

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by the Company's chief operating decision-maker. By this definition, the Company has three operating segments: Internet commerce, retail stores, and eMatter. These segments are differentiated based upon the method used to distribute product. For the Internet commerce segment, products are ordered via the Company's Web site and mailed directly to the customer through the Company's distribution system. The retail stores maintain inventory within the store in a traditional retail environment. eMatter is downloaded via the Company's Web site. The Internet commerce and retail store segments had similar product offerings in the three and six months ended July 31, 1999

                       FATBRAIN.COM, INC. AND SUBSIDIARY
and July 31, 2000. Unallocated revenues are generated primarily from trade shows, book fairs and the sale of advertising space.

     The Company evaluates segment performance based on gross profit. The Company does not analyze the segments individually below the gross profit line. Direct operating expenses are those directly related to the operating segment (for example, direct salaries, rent, etc.) and exclude all corporate overhead expenses. Segment assets are not presented as all assets of the Company are commingled and are not available by segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

SEGMENT CONTRIBUTION

                                                       THREE MONTHS ENDED      SIX MONTHS ENDED
                                                            JULY 31,               JULY 31,
                                                       -------------------    ------------------
                                                        1999        2000       1999       2000
                                                       -------    --------    -------    -------
                                                         (IN THOUSANDS)         (IN THOUSANDS)
Revenues(1):
  Internet commerce..................................  $5,625     $13,551     $ 9,831    $25,664
  Retail stores......................................   1,576       1,749       3,195      3,608
  eMatter............................................      --          25          --         88
  Unallocated........................................     161          19         479         25
                                                       ------     -------     -------    -------
     Consolidated net revenues.......................   7,362      15,344      13,505     29,385
Gross profit(1):
  Internet commerce..................................   1,096       3,114       1,659      5,371
  Retail stores......................................     544         614       1,113      1,258
  eMatter............................................      --          13          --         44
  Unallocated........................................     160           3         457          5
                                                       ------     -------     -------    -------
     Consolidated margin.............................   1,800       3,744       3,229      6,678
Contribution(2):
  Internet commerce..................................    (438)        778      (1,082)       229
  Retail stores......................................     132         221         299        486
  eMatter............................................      --      (1,243)         --     (5,786)
  Unallocated........................................     157          (1)        433          0
                                                       ------     -------     -------    -------
     Consolidated contribution.......................  $ (149)    $  (245)    $  (350)   $(5,071)
                                                       ======     =======     =======    =======

---------------
(1) The presentation of revenues and gross profit is consistent with the Company's internal presentation of financial information to management.

(2) Contribution is defined as gross profit, less direct operating expenses.

RECONCILIATION OF CONTRIBUTION TO NET LOSS


Consolidated Contribution.........................  $  (149)   $  (245)   $   (350)   $ (5,071)
Interest income, net..............................      177        (35)        506         165
Indirect expenses.................................   (5,956)    (9,405)    (11,294)    (17,816)
                                                    -------    -------    --------    --------
Net loss..........................................  $(5,928)   $(9,685)   $(11,138)   $(22,722)
                                                    =======    =======    ========    ========

     Geographic information. International sales, measured as shipments to addresses outside the United States were 11% and 12%, respectively, of total revenues for the three and six month periods ended

                       FATBRAIN.COM, INC. AND SUBSIDIARY

July 31, 1999 and 15% and 13%, respectively, of total revenues for the three and six month periods ended July 31, 2000. No foreign country or geographical area accounted for more than 10% of revenue in any of the periods presented.

     Major customers. No individual customer accounted for 10% or more of the Company's consolidated revenues for the three and six months ended July 31, 1999 and July 31, 2000.

3.  RECENT DEVELOPMENTS

     On June 5, 2000, the Company's subsidiary, MightyWords(TM), closed a $35.7 million financing in venture capital investments. MightyWords is now operated as an independent, privately held company. The investments include $20 million from barnesandnoble.com llc ("B&N.com LLC"), $10 million from Vulcan Ventures Inc. and an additional 5.7 million from other investors, including Millennium Technology Ventures, Highland Capital Partners and APV Technology Partners. The Company retained approximately 24.0 percent ownership in MightyWords, while B&N.com LLC owns approximately 29.4 percent ownership in MightyWords.

     As part of the arrangement, the Company received approximately $10.1 million from MightyWords as reimbursement for expenses incurred and additional cash spent on behalf of the subsidiary prior to the financing. The Company recorded the reimbursement as additional paid in capital in accordance with Staff Accounting Bulletin No. 51. The Company signed an operating agreement with MightyWords on June 5, 2000, whereas MightyWords is responsible for monthly reimbursements to the Company for all cash related expenses, and the Company is responsible to MightyWords' vendors for payment of all of their expenses. The operating agreement ends on January 31, 2001.

     In an unrelated matter, on July 12, 2000, the Company filed a registration statement (File No. 333-41262) on Form S-3 with the Securities and Exchange Commission (the "Commission") relating to the public offering, pursuant to Rule 415 under the Securities Act of 1933, as amended, of up to an aggregate of $20,000,000 in securities of the Company (the "Registration Statement"). On August 7, 2000, the Commission declared the Registration Statement effective. (The Registration Statement and definitive prospectus contained therein are collectively referred to as the "Prospectus.")

     On August 22, 2000, the Company filed a supplement to the Prospectus, dated August 22, 2000, relating to the issuance and sale of up to 582,860 shares of the Company's common stock and the sale of a warrant to purchase up to 116,572 shares of the Company's common stock (the "Common Stock Supplement"), with the Commission.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Fatbrain.com, Inc.
Santa Clara, California

We have audited the accompanying balance sheets of Farbrain.com, Inc. as of January 31, 1999 and 2000, and the related statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended January 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Fatbrain.com, Inc. as of January 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2000 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
March 7, 2000

                               FATBRAIN.COM, INC.

                                 BALANCE SHEETS
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND PAR VALUE AMOUNTS)

                                                                 JANUARY 31,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 9,341    $15,367
  Short-term investments....................................    5,344      5,475
  Accounts receivable, net of allowance of $161 and $654 in
     1999 and 2000, respectively............................    1,268      3,027
  Inventories...............................................    3,204      5,798
  Prepaid expenses and other................................    1,068      3,471
                                                              -------    -------
          Total current assets..............................   20,225     33,138
Property and equipment, net.................................    2,097     11,224
Investments.................................................   14,181      1,274
Goodwill, net...............................................    2,751      2,545
Other assets................................................      360        284
                                                              -------    -------
          Total assets......................................  $39,614    $48,465
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,896    $ 8,350
  Accrued liabilities.......................................    1,169      2,964
  Current portion of capital lease obligations..............       18         22
                                                              -------    -------
          Total current liabilities.........................    3,083     11,336
Capital lease obligations...................................       35         12
                                                              -------    -------
          Total liabilities.................................    3,118     11,348
Commitments and Contingencies (Note 9)
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,000 shares
     authorized, none issued and outstanding................       --         --
  Common stock, $0.001 par value, 50,000 and 50,000 shares
     authorized, 11,172 and 12,951 shares issued and
     outstanding at January 31, 1999 and January 31, 2000,
     respectively...........................................       11         13
  Additional paid-in capital................................   50,270     75,909
  Warrants..................................................       12      5,261
  Accumulated loss on investments...........................      (47)       (25)
  Accumulated deficit.......................................  (13,750)   (44,041)
                                                              -------    -------
          Total stockholders' equity........................   36,496     37,117
                                                              -------    -------
          Total liabilities and stockholders' equity........  $39,614    $48,465
                                                              =======    =======

                      (See Notes to Financial Statements)

                               FATBRAIN.COM, INC.

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED JANUARY 31,
                                                              -------------------------------
                                                               1998        1999        2000
                                                              -------    --------    --------
Revenues:
  Online....................................................  $ 3,021    $ 10,662    $ 28,776
  Retail and other..........................................    7,927       9,118       6,562
                                                              -------    --------    --------
     Total revenues.........................................   10,948      19,780      35,338
Cost of revenues:
  Online....................................................    2,189       8,433      23,191
  Retail and other..........................................    5,216       5,967       4,286
                                                              -------    --------    --------
     Total cost of revenues.................................    7,405      14,400      27,477
                                                              -------    --------    --------
Gross profit................................................    3,543       5,380       7,861
Operating expenses:
  Sales and marketing.......................................    4,192       9,918      25,121
  Development and engineering...............................      860       2,858       6,598
  General and administrative................................    1,674       2,909       7,354
                                                              -------    --------    --------
     Total operating expenses...............................    6,726      15,685      39,073
                                                              -------    --------    --------
Loss from operations........................................   (3,183)    (10,305)    (31,212)
Interest, net...............................................       (7)        413         921
                                                              -------    --------    --------
Net loss....................................................   (3,190)     (9,892)    (30,291)
Other comprehensive income/(loss) -- unrealized gain/(loss)
  on investments............................................       --         (47)         22
                                                              -------    --------    --------
Comprehensive loss..........................................  $(3,190)   $ (9,939)   $(30,269)
                                                              =======    ========    ========
Basic and diluted net loss per share........................  $ (2.11)   $  (2.87)   $  (2.61)
                                                              =======    ========    ========
Shares used in calculating basic and diluted net loss per
  share.....................................................    1,509       3,441      11,627
                                                              =======    ========    ========

                      (See Notes to Financial Statements)

                               FATBRAIN.COM, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                      CONVERTIBLE                                                 ACCUMULATED
                                       PREFERRED            COMMON                                   OTHER
                                         STOCK               STOCK        ADDITIONAL                COMPRE-
                                  -------------------   ---------------    PAID-IN                  HENSIVE     ACCUMULATED
                                   SHARES      AMOUNT   SHARES   AMOUNT    CAPITAL     WARRANTS      LOSS         DEFICIT
                                  ---------    ------   ------   ------   ----------   --------   -----------   -----------
Balances, January 31, 1997......      2,435    $   2     1,504    $ 2      $ 4,065      $   --       $ --        $   (668)
Issuance of Preferred Series
  B.............................         19       --        --     --           31          --         --              --
Issuance of Preferred Series C
  (net of issuance costs of
  $5)...........................      1,042        1        --     --        2,494          --         --              --
Issuance of Preferred Series D
  (net of issuance costs of
  $56)..........................      1,726        2        --     --        7,192          --         --              --
Issuance of stockholder note
  receivable....................         --       --        --     --          (25)         --         --              --
Exercise of stock options.......         --       --        23     --            4          --         --              --
Options granted to
  consultants...................         --       --        --     --            3          --         --              --
Warrants granted to creditor....         --       --        --     --           --          12         --              --
Net loss........................         --       --        --     --           --          --         --          (3,190)
                                  ---------    ------   ------    ---      -------      ------       ----        --------
Balances, January 31, 1998......      5,222        5     1,527      2       13,764          12         --          (3,858)
Repayment of stockholder note
  receivable....................         --       --        --     --           25          --         --              --
Options granted to
  consultants...................         --       --        --     --           19          --         --              --
Exercise of stock options.......         --       --       116     --          129          --         --              --
Issuance of Preferred Series E
  (net of issuance costs of
  $24)..........................        857        1        --     --        5,498          --         --              --
Issuance of common stock in
  Initial Public Offering (net
  of issuance costs of
  $1,247).......................         --       --     3,450      3       30,835          --         --              --
Conversion of preferred stock to
  common in connection with
  Initial Public Offering.......    (6,079)       (6)    6,079      6           --          --         --              --
Unrealized loss on
  investments...................         --       --        --     --           --          --        (47)             --
Net loss........................         --       --        --     --           --          --         --          (9,892)
                                  ---------    ------   ------    ---      -------      ------       ----        --------
Balance, January 31, 1999.......         --       --    11,172     11       50,270          12        (47)        (13,750)
Warrants granted to consultant
  and creditor..................         --       --        --     --           --         264         --              --
Exercise of stock options.......         --       --       280      1          271          --         --              --
Repurchase of shares............         --       --       (11)    --           --          --         --              --
Exercise of stock warrants......         --       --        19     --           32         (32)        --              --
Sale of stock under employee
  stock purchase plan
  purchases.....................         --       --        53     --          489          --         --              --
Issuance of warrants and common
  stock in private placement
  (net of issuance costs of
  $135).........................         --       --     1,438      1       24,847       5,017         --              --
Unrealized gain on
  investments...................         --       --        --     --           --          --         22              --
Net loss........................         --       --        --     --           --          --         --         (30,291)
                                  ---------    ------   ------    ---      -------      ------       ----        --------
Balance, January 31, 2000.......         --       --    12,951    $13      $75,909      $5,261       $(25)       $(44,041)
                                  =========    ======   ======    ===      =======      ======       ====        ========


                                      TOTAL
                                  STOCKHOLDERS'
                                     EQUITY
                                  -------------
Balances, January 31, 1997......    $  3,401
Issuance of Preferred Series
  B.............................          31
Issuance of Preferred Series C
  (net of issuance costs of
  $5)...........................       2,495
Issuance of Preferred Series D
  (net of issuance costs of
  $56)..........................       7,194
Issuance of stockholder note
  receivable....................         (25)
Exercise of stock options.......           4
Options granted to
  consultants...................           3
Warrants granted to creditor....          12
Net loss........................      (3,190)
                                    --------
Balances, January 31, 1998......       9,925
Repayment of stockholder note
  receivable....................          25
Options granted to
  consultants...................          19
Exercise of stock options.......         129
Issuance of Preferred Series E
  (net of issuance costs of
  $24)..........................       5,499
Issuance of common stock in
  Initial Public Offering (net
  of issuance costs of
  $1,247).......................      30,838
Conversion of preferred stock to
  common in connection with
  Initial Public Offering.......          --
Unrealized loss on
  investments...................         (47)
Net loss........................      (9,892)
                                    --------
Balance, January 31, 1999.......      36,496
Warrants granted to consultant
  and creditor..................         264
Exercise of stock options.......         272
Repurchase of shares............          --
Exercise of stock warrants......          --
Sale of stock under employee
  stock purchase plan
  purchases.....................         489
Issuance of warrants and common
  stock in private placement
  (net of issuance costs of
  $135).........................      29,865
Unrealized gain on
  investments...................          22
Net loss........................     (30,291)
                                    --------
Balance, January 31, 2000.......    $ 37,117
                                    ========

                      (See Notes to Financial Statements)

                               FATBRAIN.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED JANUARY 31,
                                                              -------------------------------
                                                               1998        1999        2000
                                                              -------    --------    --------
Cash from operating activities:
  Net loss..................................................  $(3,190)   $ (9,892)   $(30,291)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      297         648       1,602
     Write-off of fixed assets in connection with closing of
       stores...............................................       --          61          --
     Options and warrants granted to consultants and
       creditor.............................................       15          19         184
     Amortization of premium on investments.................       --          44         253
  Changes in current assets and liabilities:
     Accounts receivable....................................      (35)     (1,115)     (1,759)
     Inventories............................................   (1,145)        479      (2,594)
     Prepaid expenses and other assets......................     (173)       (826)     (2,316)
     Accounts payable.......................................    1,680        (622)      6,454
     Accrued liabilities....................................     (117)         85       1,795
                                                              -------    --------    --------
     Net cash used in operating activities..................   (2,668)    (11,119)    (26,672)
                                                              -------    --------    --------
Cash from investing activities:
     Purchase of property and equipment.....................     (941)     (1,371)    (10,454)
     Sale/(purchase) of investment securities...............       --     (19,616)     12,545
     Acquisition of CLBI, net of cash acquired..............   (4,334)         --          --
                                                              -------    --------    --------
     Net cash provided by/(used in) investing activities....   (5,275)    (20,987)      2,091
                                                              -------    --------    --------
Cash from financing activities:
     Repayment of capital lease obligation..................      (10)        (18)        (19)
     Issuance of preferred stock, net.......................    9,695       5,524          --
     Proceeds from sale of common stock in private
       placement............................................       --          --      24,848
     Issuance of warrants to investor.......................       --          --       5,017
     Net exercise of stock options..........................        4         129         272
     Employee stock purchase plan purchases.................       --          --         489
     Net proceeds from initial public offering..............       --      30,838          --
                                                              -------    --------    --------
     Net cash provided by financing activities..............    9,689      36,473      30,607
                                                              -------    --------    --------
Net increase in cash and equivalents:.......................    1,746       4,367       6,026
     Cash and equivalents at beginning of period............    3,228       4,974       9,341
                                                              -------    --------    --------
     Cash and equivalents at end of period..................  $ 4,974    $  9,341    $ 15,367
                                                              =======    ========    ========
Non-cash investing and financing activities:
     Conversion of preferred stock into common stock........  $    --    $ 19,268    $     --
     Equipment acquired through capital lease
       transactions.........................................  $    42    $     --    $     --
     Sale of preferred stock for note receivable............  $    25    $     --    $     --
     Unrealized gain/(loss) on investments..................  $    --    $    (47)   $     22
     Warrants issued for services (Note 6 and 7)............  $    --    $     --    $    138
     Cash paid to acquire CLBI, net of cash acquired:
       Assets acquired......................................  $ 2,926
       Liabilities assumed..................................   (1,897)
       Excess of purchase price over net assets acquired....    3,095
       Covenant not to compete..............................      210
                                                              -------
       Cash paid to acquire CLBI, net of cash acquired......  $ 4,334
                                                              =======
Supplemental disclosure of cash flow information:
     Cash paid for interest.................................  $    74    $      6    $     24
                                                              =======    ========    ========
     Cash paid for income taxes.............................  $     1    $      1    $     --
                                                              =======    ========    ========

                      (See Notes to Financial Statements)

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED JANUARY 31, 1998, 1999 AND 2000

1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Basis of Presentation

     Fatbrain.com, Inc., formerly Computer Literacy, Inc., (the "Company") was incorporated in California in November 1994 and reincorporated in Delaware in May 1998. The Company is an online provider of professional books, technology based training solutions, corporate documentation and other information resources, all of which are targeted to business and technical professionals. In October 1999, the Company introduced eMatter, a secure digital publishing technology that allows authors and publishers to publish and sell works online. Business is transacted through the Company's Web site or through its two physical retail locations.

  Cash equivalents

     Cash equivalents are highly liquid debt instruments with original maturities of three months or less when purchased.

  Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash equivalents, accounts receivables and investments. Risks associated with cash and cash equivalents are mitigated by banking with credit worthy institutions. Risks associated with accounts receivables are mitigated as the Company performs on-going credit evaluations of its customers and requires deposits for sales on credit, when deemed necessary. The Company maintains reserves for estimated credit losses. The recorded carrying amount of cash and cash equivalents, accounts receivable and investments approximate fair market value. One customer accounted for 27% of accounts receivable at January 31, 1999. No one customer accounted for 10% or more of accounts receivable at January 31, 2000.

     The objective of the Company's investment policy is conservation of capital and maintenance of liquidity until funds are needed for use in business operations. Funds are diversified to minimize risk and concentrations of investments. Under policy guidelines, the following are considered eligible investments: obligations of the U.S. Treasury, U.S. government agencies, certain financial institutions and corporations, as well as investment in money market funds. All investments are limited to those highly rated by outside organizations and derivative instruments are ineligible as investments.

  Inventories

     Inventories are valued at the lower of average cost (first in, first out method) or market. The Company's two largest vendors accounted for approximately 59% and 51% of the Company's book purchases in fiscal 1999 and 2000, respectively.

  Property and Equipment

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements and assets recorded under capital lease are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life. Property and equipment included within projects in progress is depreciated in the month after the asset is placed into service.

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

  Investments

     Investments represent debt securities, which are stated at fair value based on quoted market prices. All investments are classified as available-for-sale securities based on the Company's intended use. The difference between amortized cost and fair value representing unrealized holding gains and losses is recorded as a separate component of stockholders' equity as accumulated other comprehensive loss. Gains or losses on the sales of securities are determined on a specific identification basis.

  Long-lived Assets

     Goodwill arising from the acquisition of Computer Literacy Bookshops, Inc. (Note 2) is amortized over its estimated life of 15 years. Accumulated amortization was approximately $344,000 and $550,000 at January 31, 1999 and 2000, respectively. The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No such impairments have been identified. The Company assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

  Revenue Recognition

     The Company recognizes revenue, net of discounts, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. For online revenue, this generally occurs at the time of shipment, except in the case of eMatter revenue which is generally recognized when the content is downloaded by the customer. Retail and other revenue is generally recognized at the time of sale.

  Fair Value of Financial Instruments

     The recorded carrying amounts of the Company's financial instruments, cash and equivalents and investments, approximate their value and are based on quoted market prices.

  Advertising Costs

     The cost of advertising is expensed as incurred. For the years ended January 31, 1998, 1999 and 2000, the Company incurred advertising expense of approximately $0.9 million, $3.0 million and $10.0 million, respectively.

  Product Development

     Product development expenses primarily consist of costs associated with the systems and telecommunications infrastructure, editorial operations and content acquisition. All product development costs have been expensed as incurred.

  Income Taxes

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes," an approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial and tax reporting. In estimating future tax consequences, management generally considers all expected future events other than enactments of changes in the tax laws or rates. Under the provisions of SFAS No. 109, a valuation

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

  Stock-Based Compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion
(APB) No. 25, "Accounting for Stock Issued to Employees". The Company accounts for stock-based awards to non-employees in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation".

  Net Loss Per Share

     Basic loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding. There were 2,188 and 22,127 shares subject to repurchase at January 31, 1999 and 2000, respectively. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (warrants and common stock options) were exercised or converted into common stock. Common stock equivalents are excluded from the computation in loss periods, as their effect would be anti-dilutive.

  Comprehensive Loss

     In accordance with SFAS No. 130 "Reporting Comprehensive Income," the Company reports by major components and as a single total, the change in its net assets during the period from non-owner sources. Statements of comprehensive loss for the years ended January 31, 1998, 1999 and 2000 have been included within the statement of operations.

  New Accounting Standard

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company beginning in the first quarter of fiscal year 2002. Although the Company has not fully assessed the implications of SFAS No. 133, management does not believe that the adoption of this statement will have a significant impact on the Company's financial position, results of operations or cash flows.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include, but are not limited to, the level of inventory reserves for excess or slow moving inventory, evaluation of goodwill for impairment, accrued expenses, reserve for sales returns and a valuation allowance against net deferred tax assets. Actual results could differ from those estimates.

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

  Reclassifications

     Certain prior year amounts in the accompanying financial statements have been reclassified to conform to current year presentation. These reclassifications had no effect on the results of operations or financial position for any year presented.

2.  ACQUISITION

     On May 31, 1997, the Company completed the acquisition of all of the outstanding capital stock of Computer Literacy Bookshops, Inc., a retailer of computer books, with four stores located in California and Virginia. The purchase price was approximately $5.1 million. The acquisition was accounted for using the purchase method of accounting and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of acquisition. The principal assets acquired and liabilities assumed were cash ($759,000), inventory ($2.4 million), prepaid expenses and other current assets ($272,000), covenant not to compete ($210,000), property and equipment ($142,000), accounts receivable ($119,000), and accounts payable and accrued expenses ($1.9 million). The excess of the purchase price over the net identifiable assets acquired of $3.1 million is being amortized over a 15 year period on a straight-line basis.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              JANUARY 31,    JANUARY 31,
                                                                 1999           2000
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
Computer and office equipment...............................    $1,595         $ 5,619
Software....................................................       780           1,610
Leasehold improvements......................................       232           1,325
Furniture and fixtures......................................       121           1,367
Projects in progress........................................       172           3,358
                                                                ------         -------
                                                                 2,900          13,279
Less accumulated depreciation and amortization..............      (803)         (2,055)
                                                                ------         -------
Property and equipment, net.................................    $2,097         $11,224
                                                                ======         =======

4.  INVESTMENTS

     The amortized cost and fair value of available-for-sale securities are presented in the tables below:

                                                              JANUARY 31, 1999
                                                    -------------------------------------
                                                               (IN THOUSANDS)
                                                                  UNREALIZED
                                                    AMORTIZED    HOLDING GAINS     FAIR
                                                      COST       AND (LOSSES)      VALUE
                                                    ---------    -------------    -------
Corporate debt securities.........................   $18,049         $(39)        $18,010
Debt securities of states and of the U.S. and
  political subdivisions of the states............     1,523           (8)          1,515
                                                     -------         ----         -------
          Total...................................   $19,572         $(47)        $19,525
                                                     =======         ====         =======

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

                                                               JANUARY 31, 2000
                                                     ------------------------------------
                                                                (IN THOUSANDS)
                                                                   UNREALIZED
                                                     AMORTIZED    HOLDING GAINS     FAIR
                                                       COST       AND (LOSSES)     VALUE
                                                     ---------    -------------    ------
Discount commercial paper..........................    4,223             3          4,226
Corporate debt securities..........................    2,551           (28)         2,523
                                                      ------          ----         ------
          Total....................................   $6,774          $(25)        $6,749
                                                      ======          ====         ======

     The contractual maturities of the Company's investments in debt securities at January 31, 2000 are as follows:

                                                              WITHIN ONE      ONE TO
                                                                 YEAR       FIVE YEARS
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Discount commercial paper...................................    $4,226        $   --
Corporate debt securities...................................     1,249         1,274
                                                                ------        ------
          Total.............................................    $5,475        $1,274
                                                                ======        ======

5.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                              JANUARY 31,    JANUARY 31,
                                                                 1999           2000
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
Accrued compensation and related benefits...................    $  659         $1,807
Store and mail order credits................................       184            171
Accrued sales tax payable...................................        79            492
Other.......................................................       247            494
                                                                ------         ------
          Total.............................................    $1,169         $2,964
                                                                ======         ======

6.  LINE OF CREDIT

     During fiscal 1998, the Company entered into a line of credit arrangement which expired during fiscal 2000. In connection with establishing the line of credit, the Company issued warrants to the bank to purchase up to 20,832 shares of the Company's Series C Preferred Stock at a price of $2.40 per share. Such warrants were converted to warrants to purchase common stock at the time of the Company's initial public offering. Vesting of these warrants occurred, as defined in the warrant agreement, based on outstanding balance thresholds. Accordingly, the Company recorded the fair value of such warrants as expense when it was deemed probable that the outstanding balance thresholds would be met.

     In fiscal 2000, all vested warrants were exercised. The net value of the warrants (total market value of the exercised warrants less the total price paid to exercise the warrants) was divided by the market price of the Company's common stock on the date of exercise to calculate the net shares issued. This "net issuance" method resulted in 19,337 shares of common stock issued to the warrant holder.

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

7.  STOCKHOLDERS' EQUITY

  Common Stock

     At January 31, 2000, the Company had 50,000,000 shares of common stock authorized of which 12,950,507 were issued and outstanding. At January 31, 2000, the Company had reserved shares of common stock for issuance as follows:

                                                                (IN THOUSANDS)
Options outstanding under stock plans.......................        3,306
Issuance under stock option plans...........................          503
Issuance under employee stock purchase plan.................          247
Conversion of warrants......................................          481
                                                                    -----
          Total shares reserved.............................        4,537
                                                                    =====

  Preferred Stock

     The Company is authorized to issue 5,000,000 shares of preferred stock, none of which was outstanding January 31, 1999 or 2000.

  1998 Employee Stock Purchase Plan

     In 1998, the Company adopted an Employee Stock Purchase Plan ("the ESPP"). A total of 300,000 shares of common stock are reserved for issuance under the ESPP. Under the ESPP, eligible employees may purchase common stock over certain offering periods through payroll deductions, which may not exceed 15% of the employee's compensation, nor more than 500 shares on any purchase date. Unless the Board of Directors shall determine otherwise, each offering period will run for 24 months commencing on each June 1 and December 1, except that the first offering period commenced on November 19, 1998 and will end on November 30, 2000. The price at which common stock may be purchased under the ESPP is equal to 85% of the fair market value of common stock on the first or last day of the applicable offering period, whichever is lower. In fiscal year 2000, the first year of grant under the plan, 53,149 shares were issued at the weighted average price of $9.20. At January 31, 2000 approximately $230,000 had been contributed by employees that will be used to purchase shares in fiscal 2001 at a price determined under the terms of the 1998 Purchase Plan. At January 31, 2000, the Company had 246,851 shares of its common stock reserved for future issuance under this plan.

  Stock Option Plan

     Under the 1996 Stock Option Plan (the "Plan" or the "1996 Stock Plan"), the Company may grant options to purchase up to 1,215,686 shares of common stock to employees, directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than 85% of fair value for nonstatutory stock options. These options generally vest 25% one year from the vest start date and ratably over the next 36 months and expire 10 years from the date of grant. Shares issued upon exercise of options that are unvested are subject to repurchase by the Company upon termination of employment or services. There were 22,127 shares issued and outstanding under the 1996 Stock Plan at January 31, 2000 that were subject to repurchase. Upon adoption of the 1998 Omnibus Equity Incentive Plan (the "1998 Plan"), the Company transferred all shares available for grant under the Plan to the 1998 Plan.

     The 1998 Omnibus Equity Incentive Plan was adopted by the Board of Directors on July 13, 1998 and became effective on November 19, 1998. The Company has reserved 3,000,000 shares, plus the

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

aggregate number of shares remaining available for issuance under the 1996 Stock Plan, for issuance under the 1998 Plan. As of January 31, 2000, 2,912,205 of options had been granted under the 1998 Plan and 502,629 shares are available for option grant.

     Option activity under the 1996 Stock Option Plan and 1998 Omnibus Equity Incentive Plan is as follows (shares in thousands):

                                                              NUMBER OF    WEIGHTED
                                                               SHARES      EXERCISE
                                                              ---------    ---------
Outstanding, February 1, 1997
  (8 vested at a weighted average $0.18)....................      277       $ 0.18
  Options granted (weighted average fair value of $0.09 per
     share..................................................      795         0.57
  Options exercised.........................................      (23)       (0.18)
  Options canceled..........................................     (183)       (0.26)
                                                                -----
Outstanding, January 31, 1998
  (118 vested at a weighted average $0.28)..................      866         0.52
  Options granted (weighted average fair value of $0.88 per
     share..................................................      431         5.24
  Options exercised.........................................     (116)       (1.12)
  Options canceled..........................................     (135)       (1.05)
                                                                -----
Outstanding, January 31, 1999
  (284 vested at a weighted average $0.61)..................    1,046         2.33
  Options granted (weighted average fair value of $11.58 per
     share..................................................    2,912        17.83
  Options exercised.........................................     (280)       (1.18)
  Options canceled..........................................     (372)       (8.85)
                                                                -----
Outstanding, January 31, 2000
  (382 vested at a weighted average $2.20)..................    3,306       $15.35
                                                                =====

     Additional information regarding options outstanding as of January 31, 2000 is as follows:

                                    OPTIONS OUTSTANDING                            OPTIONS VESTED
                 ---------------------------------------------------------   --------------------------
                                      WEIGHTED AVG                            NUMBER        WEIGHTED
   RANGE OF        NUMBER OF      REMAINING CONTRACTUAL   WEIGHTED AVERAGE   OF SHARES      AVERAGE
EXERCISE PRICE   SHARES (000'S)        LIFE (YRS)          EXERCISE PRICE     (000'S)    EXERCISE PRICE
--------------   --------------   ---------------------   ----------------   ---------   --------------
$ 0.18 -  0.24         265                 7.1                 $ 0.20           220          $ 0.20
$ 0.72 -  0.96          28                 7.7                 $ 0.89            23          $ 0.87
$ 2.00 -  3.40         122                 7.7                 $ 2.24            74          $ 2.21
$ 6.00 -  8.00         162                 8.5                 $ 7.42            48          $ 7.04
$13.50 - 19.94       2,681                 9.7                 $17.92            17          $15.75
$21.88 - 36.13          48                 9.8                 $24.30            --          $   --
                     -----                                                      ---
$ 0.18 - 36.13       3,306                 9.3                 $15.35           382          $ 2.20
                     -----                                                      ---

  Additional Stock Plan Information

     Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method for employee awards as of the beginning of 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's fair value calculations on stock-based awards to employees under the 1996 and 1998 Stock Plans were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 4 years from the date of grant in 1998, 1999 and 2000; stock volatility, 0% in 1998, 92.3% in 1999 and 85% in 2000; risk-free interest rate, 5.5% in 1998 and 1999, and 5.8% in 2000; and no dividends during the expected term.

     The Company's calculations are based on a single option award valuation approach, and forfeitures are recognized as they occur. For fiscal year 2000, the Company's fair value calculations on stock-based awards under the 1998 Purchase Plan were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of six months; stock volatility of 85%; risk free interest rate of 4.8%; and no dividends during the expected term. If the computed fair values of the fiscal 1998, 1999 and 2000 employee awards granted had been amortized to expense over the vesting period of the awards, pro forma net loss would have been approximately $3,300,000 ($2.19 per share), $9,950,000 ($2.89 per share), and $33,282,000 ($2.86 per share), respectively.

     During fiscal 1998 and 1999 the Company granted 29,301 and 16,151 options to consultants at exercise prices ranging from $0.18 to $8.00 per share, and recorded expense of approximately $3,000 to $19,000, respectively. All options vested in the year of grant.

     In November 1999, the Company received net proceeds of $29,865,000 in a private placement of 1,437,470 shares of common stock, of which $5,017,000 was allocated to the fair value (using the Black Scholes pricing model) of warrants to purchase 431,241 shares of common stock issued in conjunction with the private placement. The warrants are exercisable at $26.09 and expire in November 2004. The common stock and warrants were registered with the SEC in January 2000.

     In October 1999, the Company issued warrants to purchase 50,000 shares of common stock at $18.44 per share for eMatter content acquisition. Such warrants vest and become exercisable upon the achievement of certain pre-defined milestones. In accordance with SFAS No. 123 and related interpretations, the Company accounted for these performance based awards under the fair value method and as variable awards. The Company believes that the achievement of all milestones is probable and, accordingly, has recorded $138,000 of sales and marketing expense in the accompanying statement of operations for the portion of the awards deemed to be earned. Additionally, the fair value of the first milestone (contract signing) of $106,000 was capitalized into other current assets and is being amortized over the 15 month contractual period of performance. The warrants expire in October 2002.

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

8.  INCOME TAXES

     The Company's deferred tax balances at consist of the following:

                                                                  JANUARY 31,
                                                              -------------------
                                                               1999        2000
                                                              -------    --------
                                                                (IN THOUSANDS)
Net operating loss carryforwards............................  $ 4,873    $ 15,466
Expenses not currently deductible...........................      492         951
Allowance for bad debts.....................................       71         267
                                                              -------    --------
                                                                5,436      16,684
Valuation allowance.........................................   (5,436)    (16,684)
                                                              -------    --------
Net deferred tax asset......................................  $    --    $     --
                                                              =======    ========

     The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate as follows:

                                                               YEAR ENDED
                                                              JANUARY 31,
                                                              ------------
                                                              1999    2000
                                                              ----    ----
Federal Statutory Tax Rate..................................  (35)%   (35)%
State Taxes, Net of Federal Benefit.........................   (6)     (6)
Other.......................................................    1       1
Valuation Allowance.........................................   40      40
                                                              ---     ---
Effective Tax Rate..........................................    0%      0%
                                                              ---     ---

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance of $5,436,000 and $16,684,000 as of January 31, 1999 and 2000, respectively, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

     At January 31, 2000 the Company had federal and state net operating loss carryforwards of approximately $40,794,000 and $20,478,000 which expire beginning in 2011 and in 2004, respectively.

     The extent to which the loss carryforwards can be used to offset future taxable income may be limited depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987.

9.  COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases telecommunications services under a noncancelable service agreement which began in fiscal year 1999. Expenses related to these services for fiscal 1999 and 2000 were $35,000 and $36,000, respectively.

     The Company leases office and warehouse space, retail store space and equipment under noncancelable operating leases which expire on various dates through 2006. Rental expense under operating lease agreements, net of sublease income, for the years ended January 31, 1998, 1999 and 2000 was approximately $390,000, $612,000, and $1,301,000, respectively.

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

     At January 31, 1999 and 2000, the Company leased equipment with a cost of $84,000 under capital leases. Accumulated amortization was approximately $37,000 and $56,000 for the fiscal years 1999 and 2000, respectively.

     Future minimum lease commitments under noncancelable service, operating and capital leases as of January 31, 2000 are as follows (in thousands):

YEARS ENDING                                                   SERVICE     OPERATING    CAPITAL
JANUARY 31,                                                   AGREEMENT     LEASES      LEASES
------------                                                  ---------    ---------    -------
     2001...................................................     $36        $1,533       $ 25
     2002...................................................      36         1,567         12
     2003...................................................      --         1,288         --
     2004...................................................      --         1,235         --
     2005...................................................      --         1,246         --
Thereafter..................................................      --         1,283         --
                                                                 ---        ------       ----
          Future minimum lease payments.....................     $72        $8,152         37
                                                                 ===        ======
Amounts representing interest (8%)..........................                               (3)
                                                                                         ----
Present value of future minimum lease payments..............                               34
Current portion.............................................                              (22)
                                                                                         ----
Long-term lease obligations.................................                             $ 12
                                                                                         ====

  Purchase commitments

     In March 1999, the Company entered into a revised agreement with Smartforce (formerly CBT Systems, Ltd.). The agreement requires that the Company make a $2,250,000 minimum purchase commitment of Smartforce training products, as follows: fiscal 2001: $430,000; fiscal 2002: $470,000; and fiscal 2003:
$635,000. In fiscal 1999 and 2000, the Company made timely payments of $300,000 and $415,000, respectively, towards this commitment.

10.  EMPLOYEE BENEFIT PLAN

     The Company sponsors the Fatbrain.com, Inc. 401(k) Plan (the "401(k) Plan"), formerly the Computer Literacy, Inc. 401(k) Plan, which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. All full-time equivalent employees, over 21 years of age, are eligible and may participate in the 401(k) Plan six months subsequent to their hire date. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company matches 50% for the first 4% contributed by the employee. Total Company contributions were $7,000, $31,000 and $81,000 in fiscal 1998, 1999 and 2000, respectively.

11.  SEGMENT INFORMATION

     On January 31, 1999, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established standards for reporting information about operating segments in annual financial statements, along with related disclosures about products and services, geographic areas, and major customers.

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by the Company's chief operating decision-maker. By this definition, Fatbrain.com has three operating segments: internet commerce, retail stores, and eMatter. These

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

segments are differentiated based upon the method used to distribute product. For the internet commerce segment, products are ordered via the Company's Web site and mailed directly to the customer through the Company's distribution system. The retail stores maintain inventory within the store in a traditional retail environment. eMatter is downloaded via the Company's Web site. These operating segments had similar product offerings in the year ended January 31, 2000. Unallocated revenues are generated primarily from trade shows, book fairs and sale of advertising space.

     The Company evaluates segment performance based on gross profit. The Company does not analyze the segments individually below the gross profit line. Direct operating expenses are those directly related to the operating segment (e.g. direct salaries, rent, etc.) and exclude all corporate office expenses. Segment assets are not presented as all assets of the Company are commingled and are not available by segment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

SEGMENT CONTRIBUTION

                                                                YEAR ENDING JANUARY 31,
                                                              ----------------------------
                                                               1998      1999       2000
                                                              ------    -------    -------
                                                                     (IN THOUSANDS)
Revenues(1):
  Internet commerce.........................................  $3,021    $10,662    $28,275
  Retail stores.............................................   7,143      9,008      6,507
  eMatter...................................................      --         --         56
  Unallocated...............................................     784        110        500
                                                              ------    -------    -------
     Consolidated net revenues..............................  10,948     19,780     35,338
Gross profit(1):
  Internet commerce.........................................     832      2,229      5,128
  Retail stores.............................................   2,464      3,128      2,262
  eMatter...................................................      --         --         12
  Unallocated...............................................     247         23        459
                                                              ------    -------    -------
     Consolidated margin....................................   3,543      5,380      7,861
Contribution(2):
  Internet commerce.........................................     332       (283)     2,862
  Retail stores.............................................   1,078        744        694
  eMatter...................................................      --         --     (3,919)
  Unallocated...............................................      38         (4)       430
                                                              ------    -------    -------
     Consolidated contribution..............................  $1,448    $   457    $    67
                                                              ======    =======    =======

---------------
(1) The presentation of revenues and gross profit is consistent with the Company's internal presentation of financial information to management.

(2) Contribution is defined as gross profit, less direct operating expenses.

                               FATBRAIN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
           YEARS ENDED JANUARY 31, 1998, 1999 AND 2000 -- (CONTINUED)

RECONCILIATION OF CONTRIBUTION TO NET LOSS

Consolidated contribution...................................  $ 1,448    $    457    $     67
Interest income, net........................................       (7)        413         921
Indirect expenses...........................................   (4,631)    (10,762)    (31,279)
                                                              -------    --------    --------
Net loss....................................................  $(3,190)   $ (9,892)   $(30,291)
                                                              =======    ========    ========

  Geographic Information

     International sales are measured as shipments to addresses outside the United States. For the year ended January 31, 1998, international sales were less than 10% of total revenues. For both of the years ended January 31, 1999 and 2000, international sales were 11% of total revenue. No foreign country or geographical area accounted for more than 10% of revenue in any of the periods presented.

  Major Customers

     No individual customer accounted for 10% or more of the Company's revenues for fiscal years 1998, 1999 or 2000.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            BARNESANDNOBLE.COM INC.

                                      AND

                               FATBRAIN.COM, INC.

                         DATED AS OF SEPTEMBER 13, 2000

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I.     THE MERGER..................................................   A-1
     1.1       The Merger..................................................   A-1
     1.2       Closing.....................................................   A-1
     1.3       Effective Time..............................................   A-2
     1.4       Effect of the Merger........................................   A-2
     1.5       Certificate of Incorporation; Bylaws; Directors and Officers
                 of Surviving Corporation..................................   A-2

ARTICLE II.    EFFECT OF THE MERGER........................................   A-2
     2.1       Effect on Capital Stock.....................................   A-2
     2.2       Exchange Procedures.........................................   A-3
     2.3       Stock Transfer Books........................................   A-5
     2.4       Certain Adjustments.........................................   A-5
     2.5       Lost, Stolen or Destroyed Certificates......................   A-5
     2.6       Taking of Necessary Action; Further Action..................   A-5

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-5
     3.1       Organization and Standing...................................   A-5
     3.2       Subsidiaries................................................   A-6
     3.3       Capitalization..............................................   A-6
     3.4       Authority for Agreement.....................................   A-7
     3.5       No Conflict; Required Filings and Consents..................   A-7
     3.6       Permits; Compliance with Laws...............................   A-8
     3.7       SEC Filings.................................................   A-8
     3.8       Financial Statements........................................   A-8
     3.9       Absence of Certain Changes or Events........................   A-9
     3.10      Employee Benefit Plans; Labor Matters.......................   A-9
     3.11      Contracts...................................................  A-11
     3.12      Litigation..................................................  A-11
     3.13      Environmental Compliance and Disclosure.....................  A-12
     3.14      Intellectual Property.......................................  A-12
     3.15      Taxes.......................................................  A-13
     3.16      Assets......................................................  A-14
     3.17      Brokers.....................................................  A-14
     3.18      Insurance Policies..........................................  A-15
     3.19      Transactions with Affiliates................................  A-15
     3.20      No Existing Discussions.....................................  A-15
     3.21      Intentionally Omitted.......................................  A-15
     3.22      Change of Control Agreements................................  A-15
     3.23      Information Supplied........................................  A-15
     3.24      Company Action..............................................  A-16

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF ACQUIRER..................  A-16
     4.1       Organization and Standing...................................  A-16
     4.2       Capitalization of Acquirer..................................  A-16
     4.3       Authority for Agreement.....................................  A-17
     4.4       No Conflict.................................................  A-17
     4.5       Permits; Compliance with Laws...............................  A-17

                                                                             PAGE
                                                                             ----
     4.6       Absence of Certain Changes or Events........................  A-17
     4.7       Required Filings and Consents...............................  A-18
     4.8       Information Supplied........................................  A-18
     4.9       Brokers.....................................................  A-18
     4.10      SEC Filings; Financial Statements...........................  A-18
     4.11      Litigation..................................................  A-19
     4.12      Issuance of Acquirer Common Stock...........................  A-19

ARTICLE V.     COVENANTS...................................................  A-19
     5.1       Conduct of Business by Company Pending the Closing..........  A-19
     5.2       Notices of Certain Events...................................  A-22
     5.3       Access to Information; Confidentiality......................  A-22
     5.4       Inquiries and Negotiations..................................  A-22
     5.5       Further Action; Consents; Filings...........................  A-23
     5.6       Additional Reports..........................................  A-24
     5.7       Third Party Consents........................................  A-24
     5.8       Tax-free Treatment..........................................  A-24

ARTICLE VI.    ADDITIONAL AGREEMENTS.......................................  A-25
     6.1       Stockholder Approval........................................  A-25
     6.2       Registration Statement......................................  A-25
     6.3       Directors' and Officers' Indemnification and Insurance......  A-26
     6.4       Public Announcements........................................  A-27
     6.5       Employee Benefits...........................................  A-27
     6.6       Blue Sky....................................................  A-27
     6.7       Reasonable Efforts..........................................  A-27
     6.8       Interim Financing...........................................  A-28
     6.9       Form S-8....................................................  A-28
     6.10      Nasdaq Listing..............................................  A-28
     6.11      Stock Options...............................................  A-28

ARTICLE VII.   CONDITIONS TO THE MERGER....................................  A-28
     7.1       Conditions to Each Party's Obligation to Effect the
                 Merger....................................................  A-28
     7.2       Conditions to Obligations of Acquirer to Effect the
                 Merger....................................................  A-29
     7.3       Conditions to Obligations of the Company to Effect the
                 Merger....................................................  A-29

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER...........................  A-30
     8.1       Termination.................................................  A-30
     8.2       Effect of Termination.......................................  A-30
     8.3       Amendment...................................................  A-31
     8.4       Waiver......................................................  A-31

ARTICLE IX.    GENERAL PROVISIONS..........................................  A-31
     9.1       Non-Survival of Representations and Warranties..............  A-31
     9.2       Notices.....................................................  A-31
     9.3       Severability................................................  A-32
     9.4       Assignment; Binding Effect; Benefit.........................  A-32
     9.5       Incorporation of Exhibits...................................  A-32
     9.6       Fees, Expenses and Other Payments...........................  A-32
     9.7       Governing Law...............................................  A-32

                                                                             PAGE
                                                                             ----
     9.8       Waiver of Jury Trial........................................  A-33
     9.9       Interpretation..............................................  A-33
     9.10      Counterparts................................................  A-33
     9.11      Entire Agreement............................................  A-33
     9.12      No Third Party Beneficiaries................................  A-33

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 13, 2000 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), by and between BARNESANDNOBLE.COM INC, a Delaware corporation ("Acquirer") and FATBRAIN.COM, INC., a Delaware corporation ("Company").

                             W I T N E S S E T H :

     WHEREAS, the parties to this Agreement desire to effectuate the acquisition of the Company by Acquirer;

     WHEREAS, each of the Board of Directors of Acquirer and the Company have determined that the merger (the "Merger") of the Company with and into Acquirer, with the Acquirer continuing as the surviving corporation, given the terms and subject to the conditions set forth in this Agreement, is fair to and in the best interests of their respective shareholders, and have approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, at the Effective Time (as hereinafter defined) all of the issued and outstanding shares of the Common Stock, $.001 par value per share, of the Company (the "Company Common Stock") shall be cancelled and exchanged for a price per share of $4.25 (the "Per Share Price"), payable to each holder thereof in cash and Class A Common Stock of the Acquirer, $.001 par value per share (the "Acquirer Common Stock") as more fully set forth in this Agreement;

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

     WHEREAS, in connection with the execution and delivery of this Agreement, Acquirer and certain stockholders of the Company are entering into an agreement (the "Stockholders Agreement") (in the form attached hereto as Exhibit B) pursuant to which such stockholders will agree to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Stockholders Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), at the Effective Time, the Company shall be merged with and into Acquirer. Following the Merger, the separate corporate existence of the Company shall cease and Acquirer shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 Closing. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger as set forth in Article VII, the consummation of the Merger (the "Closing") shall take place as promptly as practicable, but in no event later than 10:00 a.m. on the second Business Day following the satisfaction or waiver of the all the conditions as set forth in this Agreement (the "Closing Date") at the offices of Robinson Silverman

Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, N.Y. 10104, unless another date, time or place is agreed to by Acquirer and the Company.

     1.3 Effective Time. At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filings, or such later date and time as may be set forth therein, being the "Effective Time").

     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company shall vest in Acquirer as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Acquirer as the Surviving Corporation.

     1.5 Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by Acquirer and the Company before the Effective Time, at the Effective Time:

          (a) the certificate of incorporation of Surviving Corporation in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation of the Acquirer until amended in accordance with the terms thereof and Delaware Law;

          (b) the bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall continue to be the bylaws of the Surviving Corporation until amended in accordance with the terms thereof and Delaware Law;

          (c) the officers of Surviving Corporation immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

          (d) the directors of Surviving Corporation immediately prior to the Effective Time shall continue to serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE II.

                     EFFECT OF THE MERGER ON CAPITAL STOCK

     2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of Acquirer, the Company or the holders of any Company Common Stock, Acquirer Common Stock or any other shares of capital stock of the Company or Acquirer:

          (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding those held in the treasury of the Company), and all rights in respect thereof, shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive (i) an amount in cash equal to $1.0625 (the "Per Share Cash Consideration") and
     (ii) such number of fully paid and nonassessable shares of Acquirer Common Stock determined by dividing $3.1875 by the Average Closing Sales Price (as hereinafter defined) (the "Per Share Stock Consideration" and together with the Per Share Cash Consideration, the "Merger Consideration"). All of the shares of Company Common Stock to be converted into the right to receive the Merger Consideration pursuant to this Section 2.1(a) shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable therefor upon the surrender of such certificate in accordance with Section 2.2(c) hereof, without interest, and cash in lieu of fractional shares as contemplated by Section 2.2(f). As used in this Agreement, the "Average Closing Sales Price" means the average of the closing sales price per share of the Acquirer Common Stock at 4:00 p.m. (New York time) (as reported by Bloomberg L.P.) on the NASDAQ National Market for the 10 full trading days ending on the fifth full trading day immediately prior to the Effective Time.

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

          (c) At the sole discretion of Acquirer, each stock option to purchase Company Common Stock outstanding as of the Effective Time, whether under the Computer Literacy, Inc. Stock Plan, the Computer Literacy, Inc. 1998 Omnibus Equity Incentive Plan and the FatBrain 2000 Supplemental Stock Plan (collectively, the "Company Option Plans") or otherwise ("Company Stock Options") shall either, in whole or in part, (a) be assumed by Acquirer (and the Company's repurchase rights with respect to the Company Stock Options, if any, shall be assigned to Acquirer) in accordance with Section
     6.11 hereof or (b) to the extent not exercised in accordance with its terms, be canceled immediately upon the Effective Time and be of no further force and effect. Each warrant to purchase Company Common Stock outstanding immediately prior to the Effective Time and identified on Schedule 2.1(c) to the Company Disclosure Schedule, shall at the Effective Time, be treated in accordance with its terms.

     2.2 Exchange Procedures.

     (a) Exchange Agent. At or prior to the Effective Time, Acquirer shall enter into an agreement with a bank or trust company designated by Acquirer and reasonably acceptable to the Company, to act as exchange agent for the Merger (the "Exchange Agent").

     (b) Acquirer to Provide Common Stock. Acquirer shall deliver to the Exchange Agent for the benefit of the holders of Company Common Stock (i) cash in an amount necessary to make any cash payments due under Sections 2.1(a) and 2.2(f) and (ii) certificates of Acquirer Common Stock ("Acquirer Certificates") representing the number of whole shares of Acquirer Common Stock issuable pursuant to Section 2.1(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time. All funds deposited with the Exchange Agent shall be invested as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available).

     (c) Exchange Procedures. Promptly after the Effective Time (and in any event no later than five Business Days after the later to occur of the Effective Time and receipt by Acquirer of a complete list from the Company of the names and addresses of its holders of record), the Exchange Agent shall mail to each holder of record of certificates of Company Common Stock ("Company Certificates") (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquirer may reasonably specify, and which shall be reasonably satisfactory to the Company), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquirer, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) a Acquirer Certificate representing the number of whole shares of Acquirer Common Stock equal to the product of the Per Share Stock Consideration multiplied by the number of Shares formerly represented by the surrendered Company Certificate

(provided that each holder shall receive cash in lieu of any fractional share of Acquirer Common Stock to which such holder would otherwise be entitled pursuant to Section 2.2(f) hereof) and (ii) payment by check of an amount equal to the product of the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock formerly represented by the surrendered Company Certificate, after giving effect to any required tax withholding and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the Merger Consideration upon such surrender. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquirer Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Acquirer Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Acquirer Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Acquirer Common Stock.

     (e) Transfer of Ownership. If any Acquirer Certificate is to be issued in a name, or cash paid to an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), trust, association, entity or government or political subdivision, agency or instrumentality of a government (each, a "Person"), other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance and/or payment thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Acquirer or any agent designated by it any transfer or other taxes required by reason of the issuance of a Acquirer Certificate for shares of Acquirer Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such tax has been paid or is not payable.

     (f) No Fractional Share Certificates. No scrip or fractional share of Acquirer Common Stock shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Acquirer or of Surviving Corporation with respect to such fractional share interest. In lieu of any such fractional share of Acquirer Common Stock, Acquirer shall pay to each holder of Company Common Stock an amount in cash, rounded to the nearest whole cent, equal to the product obtained by multiplying
(i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the Average Closing Sales Price.

     (g) Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) or Acquirer Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article II within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Acquirer, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by this Article II shall thereafter look only to Acquirer (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for shares of Acquirer Stock, any cash in lieu of fractional shares of Acquirer Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Acquirer Common Stock to which they are entitled.

     (h) No Liability. None of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person in respect of any shares of Acquirer Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for Acquirer Certificates and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

     2.4 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquirer Common Stock shall be changed into a different number of shares or securities by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then the Average Closing Sales Price established pursuant to the provisions of Section 2.1(a) shall be adjusted accordingly (by the proportionate adjustment of each of the number of shares of Acquirer Common Stock) to provide Acquirer and the stockholders and option holders of the Company the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

     2.5 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration; provided, however, that Acquirer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Acquirer against any claim that may be made against Acquirer, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed and to post a bond, in such reasonable amount as Acquirer may direct, in its sole discretion, as indemnity.

     2.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquirer, except as set forth in the disclosure schedule delivered by the Company to Acquirer simultaneously with the execution of this Agreement (the "Company Disclosure Schedule") that:

     3.1 Organization and Standing. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect (as hereinafter defined). The Company has furnished or made available to Acquirer true and complete copies of its certificate of incorporation (including any certificates of designations attached thereto, the "Company Certificate of Incorporation") and bylaws (the "Company Bylaws"). As used herein, "Material Adverse Effect" shall mean any change in or effect on the business of any Person that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of such Person taken as a whole; provided , however, that a "Material Adverse Effect" shall not include any adverse effect attributable to (i) any announcement, dissemination or disclosure of this Agreement or the transactions contemplated hereby (including without limitation any delay of, reduction in or cancellation or change in the terms of product orders by customers solely as a result of such announcement, dissemination or disclosure) or (ii) changes affecting companies in the same industry as the Person in question.

     3.2 Subsidiaries. Except for shares of, or other ownership interests in, the Subsidiaries (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other similar non-corporate business enterprise. Each Subsidiary is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrance of any kind ("Liens") and there are no proxies outstanding or restrictions on voting with respect to any such shares. The copies of certificate of incorporation, bylaws and other organizational documents of the Company and the Subsidiaries previously presented to Acquirer by the Company are true, complete and correct copies thereof. Such certificates of incorporation, bylaws and other organizational documents are in full force and effect. None of the Company or any Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws and other organizational documents. For purposes of this Agreement, the term "Subsidiary" or "Subsidiaries" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries. A list containing the name of each Subsidiary and the percent of shares owned of such Subsidiary by the Company and another Subsidiary is set forth on Schedule 3.2 to the Company Disclosure Schedule.

     3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). At August 31, 2000, (i) 13,648,457 shares of Company Common Stock were issued and outstanding, all of which outstanding shares were validly issued and are fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) 3,037,000 shares of Company Common Stock were reserved for future issuance pursuant to the Company Option Plans, (iv) no shares of Company Preferred Stock are outstanding, and (v) 249,000 shares of Company Common Stock were reserved for issuance pursuant to the Computer Literacy, Inc. 1998 Employee Stock Purchase Plan (the "Company ESPP"). The name of each holder of a Company Stock Option, the grant date of each Company Stock Option, the number of shares of Company Common Stock for which each Company Stock Option is exercisable, the vesting or exercise schedule and the exercise price of each Company Stock Option at August 31, 2000 are set forth on Schedule 3.3 of the Company Disclosure Schedule. Except for shares of Company Common Stock issuable pursuant to Company Stock Plans and stock option agreements entered into in connection therewith, and the Company ESPP and as otherwise set forth on Schedule 3.3 to the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any

Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary. Except as set forth on Schedule 3.3 to the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity or Person.

     3.4 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by Delaware
Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquirer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     3.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws or any equivalent organizational documents of any Subsidiary, (ii) assuming that all filings and notifications have been made and all necessary stockholder votes have approved this Agreement and the Merger, conflict with or violate in any material respect any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction or regulatory agency ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (iii) except as otherwise set forth on
Schedule 3.5 to the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any Material Contract (as defined below).

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) the filing with the SEC of (A) a proxy statement relating to the meeting of the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under the Exchange Act and the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the "Securities Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing and recordation of appropriate merger documents as required by Delaware Law, (iii) the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),

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and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate could not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) impair the Company's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (c) The information supplied or to be supplied by the Company or any Subsidiary or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of the Company or Subsidiary ("Representatives") for inclusion or incorporation by reference in the Registration Statement (as hereinafter defined) will not, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or the Exchange Act, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in any of such documents based on information supplied by Acquirer specifically for inclusion or incorporation by reference therein.

     3.6 Permits; Compliance with Laws. The Company and the Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, establishment registrations, permits, approvals and orders of any Governmental Entity ("Permits") necessary for the Company or any Subsidiary to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted, and, as of the date of this Agreement, none of the Permits has been suspended or canceled nor is any such suspension or cancellation pending or, to the Company's knowledge, threatened. Neither the Company nor any Subsidiary is in default or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (ii) any Permits, except, in each case, for such defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
Schedule 3.6 to the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the Company's knowledge, threatened against the Company or any Subsidiary that could reasonably be expected to result in the suspension or cancellation of any Permit. Except as set forth on Schedule 3.6 to the Company Disclosure Schedule, since April 30, 2000, neither the Company nor any Subsidiary has received from any Governmental Entity any notification (written or oral) with respect to possible material defaults or violations of Law.

     3.7 SEC Filings. The Company has made available to Acquirer true and complete copies of each form, report, schedule, definitive proxy statement and registration statement filed by the Company with the SEC subsequent to January 1, 1998 and on or prior to the date hereof (collectively, the "Company SEC Filings"), which are all forms, reports, schedules, statements and other documents (other than preliminary material) that the Company was required to file with the SEC. The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) at the time of filing complied with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

     3.8 Financial Statements. All of the financial statements included in the Company SEC Filings, in each case, including any related notes thereto (collectively referred to as the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the

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

consolidated results of its operations and changes in cash flows for the periods indicated. Except as set forth in the Company Financial Statements or on
Schedule 3.8 to the Company Disclosure Schedule, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries taken as a whole. The Company has heretofore furnished or made available to Acquirer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company SEC Filings pursuant to the Securities Act and the Exchange Act.

     3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company SEC Filings filed prior to the date hereof or as set forth on Schedule 3.9 to the Disclosure Schedule, since April 30, 2000, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Material Adverse Effect on the Company;
(ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary; (iii) any material change in accounting methods, principles or practices employed by the Company; (iv) except in the ordinary course of business consistent with past practice, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Subsidiary; (v) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto; (vi) any amendment to the Company's certificate of incorporation or bylaws, (vii) other than in the ordinary course of business, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which have not, individually or in the aggregate, had a Material Adverse Effect on the Company, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company or any Subsidiary, (xi) any entering into of any transaction of a material nature other than in the ordinary course of business, consistent with past practices, (xii) any termination of any Material Contract (as hereinafter defined) other than by expiration of its term; (xiii) any receipt by the Company of notice that the employment of any of the employees set forth on Schedule 3.9 to the Company Disclosure Schedule hereof will terminate; or (xiv) any receipt of notice by the Company that any Material Contract (A) will terminate other than by expiration of its term or (B) if such Material Contract has an optional renewal clause that such option will not be exercised.

     3.10 Employee Benefit Plans; Labor Matters.

     (a) Schedule 3.10 to the Company Disclosure Schedule lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance, medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not, maintained, sponsored or contributed to or required to be contributed to by the Company or any Subsidiary (the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has delivered or made available to Acquirer a true, complete and correct written summary or copy of (i) such Company Benefit Plan and the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Company

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

Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500-R, the most recent Form 5500-C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Company Benefit Plan, or any pending request for such a determination letter. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any other Person, has any express or implied commitment, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. No condition, agreement or commitment exists that presents a risk to the Company or any Subsidiary of incurring, or being subject to, a liability upon the termination of any Company Benefit Plan on the merger or transfer of assets or liabilities thereof into an employee benefit plan maintained by Acquirer, other than such liability arising out of the administration of such merger, termination or transfer of assets or liabilities.

     (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement, to the extent required by GAAP.

     (c) The Company, on behalf of itself and all of the Subsidiaries, hereby represents that: (i) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received, or will receive without the requirement of an amendment to such plan (to the extent such letters are available under current IRS practice), a favorable determination letter from the IRS as to its qualified status under the Code, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; and (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code other than a transaction that is under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any Subsidiaries.

     (d) No Company Benefit Plan is a multi employer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company, any Subsidiary nor any other trade or business (whether or not incorporated) that is under "common control" with the Company or a Subsidiary (within the meaning of Section 4001(b) of ERISA) or with respect to which the Company or any Subsidiary could otherwise incur liability under Title IV of ERISA (an "ERISA Affiliate") has sponsored or contributed to or been required to contribute to a multi employer pension plan or other pension plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company, any Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder. None of the assets of the Company or any Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

     (e) The Company has scheduled on Schedule 3.10(e) to the Company Disclosure Schedule and has delivered or made available to Acquirer true, complete and correct copies of (i) all current employment agreements with officers and employees and all current consulting agreements of the Company and each Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, termination agreements, post-employment and other compensation agreements, arrangements and plans, supplemental retirement, programs and policies of the Company and each Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of

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the Company and each Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions.

     (f) Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the Company's knowledge, threatened which may interfere with the respective business activities of the Company or any Subsidiary. As of the date of this Agreement, none of the Company, any Subsidiary, or any of their respective Representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

     (g) Except as required by Law or as set forth on Schedule 3.10(g) to the Company Disclosure Schedule, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. The Company and the ERISA Affiliates are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations (including the proposed regulations) thereunder.

     (h) All consultants retained by the Company or any Subsidiary have been properly classified as independent contractors and all consultants retained by the Company or any Subsidiary prior to January 31, 2000 have been properly classified as independent contractors.

     3.11 Contracts. Schedule 3.11 to the Company Disclosure Schedule sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing) which have not been filed as part of or as an exhibit to the Company SEC Filings (the "Filed Material Contracts"): (i) any contracts of employment and contracts or agreements which limit or restrict the Company, any Subsidiary or any employee from engaging in any business in any jurisdiction, (ii) agreements or arrangements for the purchase or sale of any material assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of $50,000, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property involving annual rent of $50,000 or more, (vi) all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary in excess of $50,000 and (vii) other agreements, arrangements or commitments set forth on Schedule 3.11 to the Company Disclosure Schedule, which are material to the business of the Company (individually, a "Material Contract" and collectively with the Filed Material Contracts, "Material Contracts"). The Company has delivered or made available true, correct and complete copies of all such Material Contacts to Acquirer. Neither the Company or any Subsidiary is in default under any Material Contract.

     3.12 Litigation. Schedule 3.12 of the Company Disclosure Schedule sets forth a complete and accurate (a) summary description of each investigation, action, suit or proceeding pending against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitratory or arbitration tribunal and (b) a summary description of any outstanding judgment order or decree entered in any lawsuit or proceeding imposing material obligations against the Company or any of its Subsidiaries, except as disclosed in the Company SEC filings. Except as disclosed in the Company SEC Filings, (i) there are no investigations, actions, suits or proceedings pending against the Company or

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its Subsidiaries or, to the knowledge of the Company, threatened against the
Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, and, (ii) to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to result in a Material Adverse Effect on the Company or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Except as disclosed in the Company SEC Filings, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.13  Environmental Compliance and Disclosure.  Except as set forth on
Schedule 3.13 to the Company Disclosure Schedule:

          (a) Each of the Company and its Subsidiaries possesses, and is in compliance in all material respect with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all federal and state environmental laws applicable to the Company or any Subsidiary, as applicable, and neither the Company nor any Subsidiary has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any Subsidiary under any federal or state environmental laws with respect to any on-site or off-site location; and none of the assets owned by the Company or any Subsidiary or any real property leased by the Company or any Subsidiary contain any friable asbestos, regulated PCBs or underground storage tanks.

          (b) Neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Company, has not been alleged to be in violation of, applicable environmental laws or regulations either now or any time during the past five years; and

          (c) Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any environmental law and there is no basis for any such notice and, to the knowledge of the Company, none are threatened or foreseen.

     3.14 Intellectual Property.

     (a) Schedule 3.14 to the Company Disclosure Schedule sets forth a true and complete list of all of the following items which the Company and/or its Subsidiaries own in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the "Intellectual Property Rights"): (i) all United States and foreign patents and applications therefor,
(ii) all patentable inventions which have not yet become the subject to a patent application, (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iv) all material trademarks, trade names, service marks, collective marks, and certification marks which have been used by the Company or its Subsidiaries in commerce at any time in the last five years (and for each, the date of first use in commerce and a description of the goods and services in connection with which it has been used), and (v) all United States and foreign and copyright registrations and applications therefor.
Schedule 3.14 to the Company Disclosure Schedule also sets forth a true and complete list of all items described in subsections (i) through (iv) of the previous sentence in which the Company or any of its Subsidiaries own a license (the "Licensed Rights"). To their knowledge, neither the Company nor any Subsidiary has (i) any unpatented inventions which have been the subject of a patent application, (ii) any material copyrightable works of authorship which have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and

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other text works, photographs, video recordings, and audio recordings, or (iii)
any mask works. The Company represents and warrants that, except as set forth on
Schedule 3.14 to the Company Disclosure Schedule, to the Company's knowledge,
(i) the Intellectual Property Rights owned by the Company and/ or its Subsidiaries are free and clear of any Liens, except for licenses granted by the Company in the ordinary course of business; (ii) the Licensed Rights are free and clear of any Liens , except for licenses granted by the Company in the ordinary course of business; and (iii) the Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of the Company, its Subsidiaries and the Company's affiliates as presently conducted. To the Company's knowledge, the validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and (iii) are not the subject(s) of any threatened or proposed Litigation. To the Company's knowledge, the business of each of the Company and its Subsidiaries, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. To the Company's knowledge, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company's or its Subsidiaries' right to use any of the Licensed Rights. To the Company's knowledge, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted.

     (b) Each of the Company and its Subsidiaries owns, or possesses sufficiently broad and valid rights to, all computer software programs that are material to the conduct of the business of the Company and its Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary.

     3.15 Taxes.

     (a) The Company and each of its Subsidiaries have timely filed all Tax Returns (as hereinafter defined) required to be filed by any of them, or has timely applied for and received valid extensions thereof, and such Tax Returns are true, correct and complete in all material respects, except to the extent that a reserve for Taxes has been established in the most recent Company Financial Statements in accordance with GAAP. All Taxes (as hereinafter defined) of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes for which adequate reserves have been established in the most recent Company Financial Statements included in the Company SEC Filings in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Subsidiary nor does the Company or any Subsidiary thereof have any knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes which waiver is still in effect or agreed to any extension of time that is still is still in effect with respect to a Tax assessment or deficiency. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, Stockholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period (A) did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the

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Company and its Subsidiaries in filing their Tax Returns or by reason of any transaction contemplated by this Agreement. None of the Company or its Subsidiaries owns any interest in real property in any jurisdiction that would be subject to Tax upon its transfer. Neither the Company nor any of its Subsidiaries has distributed the stock of any company in a transaction satisfying the requirements of Section 355 of the Code. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax. For purposes of this Agreement, "Taxes" shall also include any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation sec. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including liability for Taxes as a transferee or successor, by contract or otherwise.

     (b) Schedule 3.15 of the Company Disclosure Schedule sets forth with reasonable specificity: (i) all material Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof and (ii) all material correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 31, 2000.

     3.16 Assets.

     (a) Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2000 (the "10-K") or on Schedule 3.16 to the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after January 31, 2000, in each case free and clear of all Liens, except for (i) Liens which secure indebtedness which are properly reflected in the 10-K; (ii) Liens for Taxes accrued but not yet payable; and (iii) Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after January 31, 2000, provided that the obligations secured by such Liens are not delinquent. Schedule 3.16 to the Company Disclosure Schedule sets forth a true, correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a license, easement or right of way to use, (iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company or a Subsidiary has any other interest. Except as set forth on Schedule 3.16 to the Company Disclosure Schedule, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

     (b) Except as set forth on Schedule 3.16 to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets with an aggregate value of $50,000.

     (c) The equipment of the Company and its Subsidiaries is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs, except for ordinary routine maintenance or repairs that are not in the aggregate material in nature or cost. The equipment of the Company and its Subsidiaries is sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Effective Time in the same manner as conducted prior to the Effective Time.

     3.17 Brokers. Except for the Company Financial Advisor (as hereinafter defined) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.18 Insurance Policies. Schedule 3.18 to the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary.

     3.19 Transactions with Affiliates. Except as set forth on Schedule 3.19 to the Company Disclosure Schedule (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries), no director, officer or other "affiliate" or "associate" (as defined in Rule l2b-2 promulgated under the Exchange Act) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in:
(i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

     3.20 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Alternative Transaction (as hereinafter defined).

     3.21 Intentionally Omitted.

     3.22 Change of Control Agreements. Except as otherwise contemplated by this Agreement or as set forth on Schedule 3.22 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     3.23 Information Supplied. None of the information supplied or to be supplied by the Company in writing to Acquirer specifically for inclusion or incorporation by reference in the Proxy Statement in connection with the meeting of the CompanyIs stockholders to be called to consider the Merger at the date such document is first published, sent or delivered to the respective stockholders of the Company and the Acquirer or, unless promptly corrected, at any time during the pendency of a stockholders meeting of the Company or the Acquirer, as the case may be, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Acquirer for inclusion or incorporation by reference in any of the foregoing documents.

     3.24 Company Action.

     (a) The Company represents that its Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations").

     (b) The Company further represents that JP Morgan Securities Inc. (the "Company Financial Advisor") has rendered to the Company's Board of Directors its written opinion, a copy of which is attached to Schedule 3.24 of Company Disclosure Schedule, to the effect that, as of the date of this Agreement, the Per Share Price is fair, from a financial point of view, to the Company's stockholders. The Company hereby consents to the inclusion in the Proxy Statement of the recommendations of the Company's Board of Directors and the opinion of the Company Financial Adviser described in this Section.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

     The Acquirer represents and warrants to the Company that:

     4.1 Organization and Standing. The Acquirer (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has full corporate power and authority to own, lease and operate it properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect to barnesandnoble.com llc (the "Operating Company") (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (ii) has full corporate power and authority to own, lease, and operate its properties and assets and to conduct its business as presently conducted and
(iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect on Acquirer.

     4.2 Capitalization of Acquirer. The authorized capital stock of Acquirer consists of 50,000,000 shares of Preferred Stock, par value $0.001 per share ("Acquirer Preferred Stock"), 750,000,000 shares of Acquirer Common Stock, 1,000 shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock"), and 1,000 shares of Class C Common Stock, par value $0.001 per share ("Class C Common Stock"). At August 31, 2000, (i) no shares of Acquirer Preferred Stock were issued and outstanding, (ii) 31,155,268 shares of Acquirer Common Stock were issued and outstanding, all of which outstanding shares were validly issued and are fully paid and nonassessable, (iii) one share of Class B Common Stock was issued and outstanding, all of which outstanding shares were validly issued and are fully paid and nonassessable, (iv) one share of Class C Common Stock was issued and outstanding, all of which outstanding shares were validly issued and are fully paid and nonassessable, (v) no shares of Acquirer Common Stock were held in the treasury of the Acquirer, and (vi) 23,809,486 shares of Acquirer Common Stock were reserved for future issuance pursuant to Acquirer's 1999 Incentive Plan (the "Acquirer Plan"). Except for shares of Acquirer Common Stock issuable pursuant to the Acquirer Plan and stock option agreements entered into in connection therewith, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Acquirer is a party

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or by which the Acquirer is bound relating to the issued or unissued capital stock of the Acquirer or obligating the Acquirer to issue or sell any shares of capital stock of, or other equity interests in, the Acquirer. There are no outstanding contractual obligations of the Acquirer to repurchase, redeem or otherwise acquire any shares of Acquirer Common Stock.

     4.3 Authority for Agreement. The Acquirer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Acquirer of this Agreement, and the consummation by it of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquirer is necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law and, the approval of the holders of the Acquirer Common Stock). This Agreement has been duly executed and delivered by Acquirer and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms.

     4.4 No Conflict. The execution and delivery of this Agreement by each of Acquirer and Operating Company do not, and the performance of this Agreement by each of them and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acquirer or the organizational documents of Operating Company, (ii) conflict with or violate any Law applicable to Acquirer or Operating Company or by which any property or asset of such person is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Acquirer or Operating Company is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by it of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     4.5 Permits; Compliance with Laws. Acquirer and Operating Company are each in possession of all material Permits necessary for such person to own, lease and operate its properties and assets or otherwise to carry on its business as it is now being conducted, and, as of the date of this Agreement, none of the Permits has been suspended or canceled nor is any such suspension or cancellation pending or, to Acquirer's knowledge, threatened. Neither Acquirer nor Operating Company is in default or violation of, (i) any Law applicable to such person or by which any property or asset of such person is bound or affected or (ii) any Permits, except, in each case, for such defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquirer. Except as set forth in the Acquirer SEC Filings (as hereinafter defined), all actions, proceedings, investigations or surveys pending or, to the Acquirer's knowledge, threatened against the Acquirer or Operating Company that could reasonably be expected to result in the suspension or cancellation of any Permit. Except as set forth in the Acquirer SEC Filings since June 30, 2000, neither Acquirer nor Operating Company has received from any Governmental Entity any notification (written or oral) with respect to possible material defaults or violations of Law.

     4.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in Acquirer SEC Filings filed prior to the date hereof, since June 30, 2000, Acquirer has conducted its business only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Material Adverse Effect on Acquirer; (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of Acquirer; (iii) any material change in accounting methods, principles or practices employed by Acquirer; (iv) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto; (v) any amendment to Acquirer's certificate of incorporation or bylaws, (vi) other than in the ordinary course of business, any
(x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or the institution of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet delinquent and such other liens, encumbrances or charges which have not, individually or in the aggregate, had a Material Adverse Effect on Acquirer, or
(z) waiver of any rights of material value or cancellation or any material debts or claims, (vii) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (viii) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Acquirer, (ix) any entering into of any transaction of a material nature other than in the ordinary course of business, consistent with past practices, (x) any termination of any Material Contract other than by expiration of its term; or (xi) any receipt of notice by Acquirer that any Material Contract (A) will terminate other than by expiration of its term, or (B) if such Material Contract has an optional renewal clause that such option will not be exercised.

     4.7 Required Filings and Consents. The execution and delivery of this Agreement by Acquirer does not, and the performance of this Agreement by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) those required by the HSR Act, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Acquirer of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     4.8 Information Supplied. None of the information supplied or to be supplied by Acquirer for inclusion or incorporation by reference in the Proxy Statement will, at the date such documents are first published, sent or delivered to the stockholders of the Company and Acquirer or, unless promptly corrected, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Acquirer with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in any of the foregoing documents.

     4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finderIs or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

     4.10 SEC Filings; Financial Statements.

     (a) Acquirer has timely filed all forms, reports, statements and documents required to be filed by it with the SEC since January 1, 2000 (collectively, together with any such forms, reports, statements and documents Acquirer may file subsequent to the date hereof until the Closing, the "Acquirer SEC Filings"). Each Acquirer SEC Filing (i) was prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in this paragraph was prepared in all material respects in accordance with the requirements of applicable Law.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Acquirer SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Acquirer as at the respective dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

     4.11 Litigation. Except as disclosed in Acquirer SEC Filings, (i) there are no investigations, actions, suits or proceedings pending against Acquirer or, to the knowledge of Acquirer, threatened against Acquirer (or any of its properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Acquirer, and, (ii) to the knowledge of Acquirer, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to result in a Material Adverse Effect on Acquirer or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Except as disclosed in Acquirer SEC Filings, Acquirer is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Acquirer.

     4.12 Issuance of Acquirer Common Stock. The shares of Acquirer Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights created by Law, the certificate of incorporation of Acquirer, the bylaws of Acquirer or any agreement to which Acquirer is a party or by which Acquirer is bound and will be registered under the Securities Act and registered or exempt from registration under applicable securities laws.

                                   ARTICLE V.

                                   COVENANTS

     5.1 Conduct of Business by Company Pending the Closing. Except as contemplated by this Agreement, the Company agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, unless Acquirer shall otherwise agree in writing, (x) the respective businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, key employees and consultants of the Company and the Subsidiaries and to preserve the current business relationships of the its corporate partners, customers, suppliers and other Persons in order to preserve substantially intact its business organization. Without limiting the foregoing, neither the Company nor any Subsidiary shall, except as contemplated by this Agreement, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Acquirer:

          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of the Company or any Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, other than the issuance of shares of Company Common Stock pursuant to the exercise of the Company Stock Options or (ii) any material property or assets of the Company or any Subsidiary except (A) transactions pursuant to existing contracts and (B) transactions in the ordinary course of business consistent with past practice;

          (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof, other than the purchase of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money (other than indebtedness with respect to working capital in amounts consistent with past practice), including borrowing an amount in excess of the amount currently outstanding pursuant to that certain Accounts Receivable Financing Agreement, dated as of April 27, 2000, between the Company and Silicon Valley Bank, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Subsidiary) for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; (iii) terminate, cancel or request any material change in, or agree to any material adverse change in, any Material Contract or other material License; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice or committed to prior to the date of this Agreement and identified on Schedule 5.1(c) to the Company Disclosure Schedule that are not, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
     Section 5.1;

          (d) except as otherwise provided in this Agreement, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Subsidiary may pay dividends or make other distributions to the Company;

          (e) except as otherwise provided in this Agreement, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than pursuant to the right to repurchase shares of Company Common Stock upon the termination of Company employees' employment existing on the date of this Agreement;

          (f) except as otherwise provided in this Agreement, amend or change any terms of any Company Stock Option, including the period (including, without limitation, permit any acceleration, amendment or change) or exercisability of options granted under the Company Stock Plans or any other outstanding options or authorize cash payments in exchange for any Company Stock Options granted under any of the Company Stock Plans or any other outstanding options;

          (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Subsidiary, other than pursuant to the right to repurchase shares of Company Common Stock upon the termination of Company employees' employment existing on the date of this Agreement;

          (h) increase the compensation payable or to become payable to its directors, officers, consultants or employees, grant any rights to severance or termination pay to, or enter into any employment or severance agreement, except as required by the terms of this Agreement, which provides benefits upon a change in control of the Company that would be triggered by the Merger with, any director, officer, consultant or other employee of the Company or any Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or any Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement (including, without limitation, any loan agreement) between the Company or any Subsidiary and any of the Company's directors, officers, consultants or employees, except for increases in compensation paid and bonuses payable to Persons who are not directors of the Company in the ordinary course of business consistent with past practice;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business and consistent with past practice;

          (j) except as required by any Governmental Entity, make any material change with respect to the Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by GAAP;

          (k) make any material Tax election or settle or compromise any material Tax liability, other than the payment of Taxes which are due and payable; or

          (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained herein untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied in any material respect.

     5.2 Notices of Certain Events. Each of Acquirer and the Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the Merger or any other transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Acquirer or the Company or the Subsidiaries, respectively, which, if pending on the date hereof, would have been required to have been disclosed in this Agreement, or that relate to the consummation of the Merger or any other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that could reasonably be expected to have a Material Adverse Effect on the Company, or to delay or impede the ability of either Acquirer or the Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

     5.3 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Acquirer or the Company or any of the Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall cause the Subsidiaries, to) (i) provide to Acquirer (and its Representatives) access at reasonable times upon prior notice to the Company's and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning the Company's and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as Acquirer or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Confidentiality Agreement, between the Acquirer and the Company (the "Confidentiality Agreement"), with respect to the information disclosed pursuant to this Section 5.3.

     5.4 Inquiries and Negotiations.

     (a) From the date hereof until the Effective Time or earlier termination of this Agreement in accordance with its terms, the Company will not and will instruct the Subsidiaries and their respective officers, directors, employees, representatives and other agents or otherwise not to directly or indirectly (i) solicit, initiate or knowingly encourage the submission of any Alternative Transaction (as hereinafter

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defined), including, without limitation, any Superior Proposal (as hereinafter defined), or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in or facilitate, any Alternative Transaction with any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Acquirer and its affiliates, representatives and agents (each, a "Third Party"), except that the Company may take any action referred to in these clauses (i) or (ii) if (A) the Board determines in good faith (after consultation with outside counsel) that such action is required by the fiduciary duties of the Board under applicable law, (B) the Board determines in good faith that the Alternative Transaction constitutes a Superior Proposal, and (C) the Company has given prior written notice to Acquirer and has used all commercially reasonable efforts to enter into a customary confidentiality agreement on terms no less favorable to the Company that those contained in the Confidentiality Agreement. The Company shall promptly notify Acquirer orally and in writing if any proposal or offer is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Acquirer, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contracts, and thereafter shall keep Acquirer informed, on a reasonably current basis, of all material developments affecting the status and terms of any such proposals or offers or the status of any such discussions or negotiations. The Company shall not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement. As of the date hereof, the Company, shall cease, and shall cause the Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and the Subsidiaries, to cease, all discussions, negotiations and communications with all Third Parties.

     (b) As used in this Agreement, the term "Alternative Transaction" shall mean any bona fide written proposal or offer from any Third Party relating to any (i) merger, consolidation, recapitalization, tender or exchange offer, debt restructuring or similar transaction involving the Company, (ii) sale of more than 30% of the common stock or other capital stock of the Company or (iii) sale of assets (including stock of Subsidiaries) representing more than 30% of the assets of the Company and its Subsidiaries, taken as a whole, including a sale by any means specified in clause (i) of this sentence.

     (c) As used in this Agreement, the term "Superior Proposal" shall mean any bona fide written Alternative Transaction, if and only if, the Board reasonably determines (after consultation with its financial advisor and outside counsel)
(x) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated hereby taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Acquirer, and (y) that the person or entity making such Superior Proposal is capable of consummating such Alternative Transaction (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

     (d) Except as set forth in this Section 5.4, neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquirer, the approval or recommendation by the Board or any such committee of this Agreement, the Merger or any other transaction. Notwithstanding the foregoing, the Board, subject to Section 5.4(j) hereof, may withdraw or modify its approval or recommendation of the Merger if the Board determines in good faith (i) after consultation with outside counsel, that such action is required by the fiduciary duties of the Board under applicable law and
(ii) that the Alternative Transaction constitutes a Superior Proposal. Notwithstanding the foregoing, nothing in this Agreement shall (x) require the Board to act in a manner inconsistent with its duty of candor under applicable law, (y) limit the Board's ability to make any disclosure to the Company's stockholders that the Board determines in good faith (after consultation with outside counsel) is required to be made to satisfy its fiduciary duties under applicable law or (z) limit the Company's ability to make any disclosure required by applicable law.

     (e) Nothing contained in this Section 5.4 shall prohibit the Company from making any disclosure to the Company's stockholders, if the Board determines in good faith, after having received advice from

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outside counsel, that such action is required under applicable Law; provided, however, that neither the Company nor the Board nor any committee thereof shall, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger or any other transactions or shall approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, including a Superior Proposal, unless the Company complies with the provisions of this Section 5.4.

     (f) If an Acquirer Payment Event (as hereinafter defined) occurs, the Company shall pay to Acquirer, within five Business Days following such Acquirer Payment Event, $2,000,000 in cash. If a Company Payment Event (as hereinafter defined) occurs, the Acquirer shall pay to the Company, within Five Business Days following such Payment Event, $2,000,000 in cash.

     (g) For purposes of this Agreement, the term "Company Payment Event" shall mean the termination of this Agreement by the Company pursuant to Section 8.1(e). For purposes of this Agreement, the term "Acquirer Payment Event" shall mean (x) the termination of this Agreement by the Acquirer pursuant to Sections 8.1(c) or Section 8.1(d)(ii) or (y) (1) after the date hereof and prior to the termination of this Agreement a third party shall have made a bona fide proposal or offer for an Alternative Transaction and (2) within 6 months of the date of termination of this Agreement (other than by reason of Acquirer's failure to comply with or perform, or its breach of, in any material respect any of its agreements or covenants contained herein), the Company shall enter into an agreement with respect to, or consummate, an Alternative Transaction. The parties acknowledge that the payment of any Company Payment Event or Acquirer Payment Event shall be the sole and exclusive remedy of each of the Company and Acquirer, as the case may be, with respect to the termination of this Agreement.

     (h) The Company acknowledges that the agreements contained in this Section
5.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquirer would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.4, and, in order to obtain such payment, Acquirer commences a suit that results in a judgment against the Company for the fee set forth in this Section 5.4, the Company shall also pay to Acquirer its costs and expenses incurred (including, without limitation, fees and expenses of counsel) in connection with such litigation.

     (i) This Section 5.4 shall survive any termination of this Agreement, however caused and is intended to benefit Acquirer and shall be binding on the successors and assigns of the Company.

     (j) The Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal provided that, prior to any such termination:

          (i) the Company has provided Acquirer written notice that it intends to terminate this Agreement pursuant to this Section 5.4, identifying the Superior Proposal and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Superior Proposal and have afforded the Acquirer a reasonable opportunity within the immediately succeeding five Business Days after delivering such notice to make such adjustments to the terms and conditions of this Agreement as would enable the Company's Board of Directors to maintain its recommendation of this Agreement and the Merger to holders of the Company Common Stock and enable Company to proceed with the Merger on such adjusted terms; and

          (ii) at least five full Business Days after the Company has provided the notice referred to in clause (i) above, the Company delivers to Acquirer (A) a written notice of termination of this Agreement pursuant to this Section 5.4 and (B) a written acknowledgment from the Company that the termination of this Agreement and the entry into the Acquisition Agreement for the Alternative Transaction will be a Payment Event.

     5.5 Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquirer or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement, the Merger required under (A) the rules and regulations of the NASDAQ National Market or such other applicable securities exchange, (B) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (C) the HSR Act and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

     (b) Each of the Company and Acquirer will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents from third Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     (c) From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, each of the Company and Acquirer covenants and agrees that it will not: (i) knowingly take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code; or (ii) take any action which would make any of the representations or warranties made by it contained in this Agreement untrue and incorrect or prevent it from performing or cause it not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     (d) Acquirer shall not file a request with the SEC to have the Registration Statement declared effective until after the day on which the waiting period under the HSR Act and any other applicable antitrust laws expires or terminates.

     5.6 Additional Reports. The Company and Acquirer shall each furnish to the other copies of any reports which it files with the SEC on or after the date hereof, and the Company and Acquirer, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Acquirer and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     5.7 Third Party Consents. The Company shall use all reasonable efforts to obtain the consent or approval or confirmation or other reasonable comfort of those persons listed on Schedule 5.7 of the Company Disclosure Schedule with respect to the continuing relationship of the Company and such parties under existing contracts and arrangements following the Effective Time.

     5.8 Tax-free Treatment. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken (other than those actions contemplated by or required to be taken pursuant to this Agreement) which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of
Section 368 of the Code. Following the Effective Time, neither the Surviving Corporation nor Acquirer nor any of its affiliates shall knowingly and voluntarily take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1 Stockholder Approval.

     (a) Each of Acquirer and the Company will take all action necessary in accordance with applicable law and its respective certificate of incorporation, to convene a special meeting of its stockholders (each, a "Stockholders Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Each of the Board of Directors of the Company and the Board of Directors of Acquirer shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby and each of the Company and Acquirer shall use commercially reasonable best efforts to obtain such approval; provided, however, that nothing contained in this Section 6.1 shall prohibit the Board of Directors of the Company from failing to make such recommendation or using commercially reasonable best efforts to obtain such approval if the Board of Directors of the Company have determined in good faith, based upon the advice of its outside legal counsel, that such action is necessary for such Board of Directors to comply with their fiduciary duties to the Company's stockholders under applicable Law.

     (b) Once a Stockholders Meeting of the Company or Acquirer, as the case may be, has been called and noticed, neither the Company nor Acquirer, as the case may be, shall postpone or adjourn its respective Stockholders Meeting (other than for the absence of a quorum) without the consent of the other.

     (c) Acquirer agrees to cause all shares of Common Company Stock owned by Acquirer, whether beneficially or of record, or any Subsidiary of Acquirer to be voted in favor of this Agreement and the Merger.

     6.2 Registration Statement.

     (a) As promptly as practicable following the date hereof, the Acquirer shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, a registration statement on Form S-4, which shall include, the proxy statement/prospectus and forms of proxies (each such proxy statement/prospectus or proxy statement and forms of proxy), together with any amendments or supplements thereto) (the "Registration Statement") relating to each of the respective Stockholder Meetings of the Company and Acquirer and the vote of the stockholders of each of Acquirer and the Company with respect to this Agreement and the transactions contemplated by this Agreement, in connection with the registration under the Securities Act of the Acquirer Common Stock to be issued to the Company's stockholders in the Merger.

     (b) Each of Acquirer and the Company will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Acquirer, on the one hand, and the Company, on the other hand, shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Registration Statement.

     (c) Acquirer shall use its reasonable best efforts, and the Company will cooperate with it, to have the Registration Statement declared effective by the SEC as promptly as practicable. Each of Acquirer and the Company agrees promptly to correct any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Registration Statement and to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the stockholders of each of the Acquirer and Company, in each case as and to the extent required by applicable federal and state securities laws and Delaware Law.

     (d) Each of Acquirer and the Company agrees that the information provided by it for inclusion in the Registration Statement and each amendment or supplement thereto at the time of the effectiveness of the Registration Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Acquirer and the Company will advise the other, and deliver copies (if any), promptly after receipt thereof, of (i) any request by or correspondence or communication from the SEC with respect to the Registration Statement, (ii) any responses thereto and (iii) notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, and the suspension of the qualification of the Registered Securities for offering or sale in any jurisdiction. Each of the Acquirer and the Company shall use its best efforts to timely mail the Registration Statement to its respective stockholders. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement will be made without providing the other party a reasonable opportunity to review and comment thereon.

     (e) The Registration Statement shall include (i) the approval of the Merger and the recommendation of the Board of Directors of the Company to the Company's stockholders that they vote in favor of approval of this Agreement and the Merger, (ii) the approval of the Merger and the recommendation of the Board of Directors of Acquirer to Acquirer's stockholders that they vote in favor of approval of this Agreement and the Merger; and (iii) the opinion of the Company Financial Advisor referred to in Section 3.24(b).

     6.3 Directors' and Officers' Indemnification and Insurance.

     (a) The provisions with respect to indemnification that are set forth in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or agents of the Company.

     (b) From and after the Effective Time, Acquirer shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between the Company and each present and former director and officer of the Company (the "Indemnified Parties") as set forth on Schedule 6.3 of the Company Disclosure Schedule and any indemnification provisions under Company's or the Surviving Corporation's Certificate of Incorporation or Bylaws as in effect on the date hereof and further shall indemnify and hold harmless each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their service as such an officer or director existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.

     (c) For a period of six years after the Effective Time, Acquirer shall maintain, or cause the Surviving Corporation to maintain, in effect insurance reasonably comparable to the directors' and officers' liability insurance policies maintained by the Company immediately prior to the Effective Time; provided, however, that in no event shall Acquirer be required to expend in any one year in excess of 200% of the annual premium currently paid by the Company for such coverage immediately prior to the Effective Time; provided further, that if the premium for such coverage exceeds such amount, Acquirer shall purchase a policy with the greatest coverage available for such 200% of the annual premium.

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

     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.3 for the benefit of the Indemnified Parties.

     (e) The provisions of this Section 6.3 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the certificate of incorporation or bylaws of the Company or any Company Subsidiary, any contract or applicable Law and shall be enforceable by the Indemnified Parties.

     6.4 Public Announcements. Acquirer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

     6.5 Employee Benefits. Acquirer will provide benefits to employees of the Company as soon as reasonably practicable following the Effective Time that are substantially identical to the benefits currently provided to similarly situated employees of Acquirer. Acquirer shall grant all employees of the Company credit for all service (to the same extent as service with Acquirer is taken into account with respect to similarly situated employees of Acquirer) with the Company prior to the Effective Time for (i) eligibility and vesting purposes under Acquirer's employee benefit plans and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Acquirer. Acquirer and the Company agree that, where applicable and permissible with respect to any medical or dental benefit plan of Acquirer, Acquirer shall waive any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provide that any covered expenses incurred on or before the Effective Time and during employment with the Company by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Acquirer. Nothing set forth herein shall limit Acquirer's power or authority to amend or terminate any of its employee benefit plans.

     6.6 Blue Sky. Acquirer shall use its best efforts to obtain prior to the Effective Time, as the case may be, all necessary permits and approvals required under state securities laws to permit the distribution of the shares of Acquirer Common Stock to be issued in accordance with the provisions of this Agreement.

     6.7 Reasonable Efforts. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the preparation of the Registration Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

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     6.8 Interim Financing.  The Acquirer shall loan to the Company up to an aggregate $4,000,000 pursuant to the terms and conditions of that certain Convertible Promissory Note (the "Convertible Note"), in the form attached hereto as Exhibit A.

     6.9 Form S-8. Acquirer agrees to use its reasonable efforts to file a registration statement on Form S-8 for the shares of Acquirer Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable (and in any event within 30 days) after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     6.10 Nasdaq Listing. Acquirer agrees to authorize for listing on NASDAQ National Market System, the shares of Acquirer Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

     6.11 Stock Options. If, at the Effective Time, any of the Company Stock Options are being assumed by Acquirer pursuant to Section 2.1(c) above, each Company Stock Option so assumed by Acquirer hereunder will continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plans immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that, subject to the terms hereof, (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Acquirer Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the quotient obtained by dividing $4.25 by the Average Closing Sales Price (the "Option Exchange Ratio") and rounded down to the nearest whole share and (ii) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries will be credited to the optionee for purposes of determining the vesting of all assumed Company Stock Options after the Effective Time. It is intended that Company Stock Options assumed by Acquirer shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 6.11 shall be applied consistent with such intent in accordance with Section 424 of the Code.

                                  ARTICLE VII.

                            CONDITIONS TO THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

          (a) Company Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of stockholders of the Company.

          (b) Acquirer Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of stockholders of the Acquirer.

          (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) Effectiveness of the Registration Statement; Clearance of the Proxy Statement. The Registration Statement on Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, or, to the knowledge of Acquirer or the Company, threatened by the SEC.

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

          (e) Governmental Actions. None of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction which restrains or prohibits the consummation of the transactions contemplated by this Agreement (an "Injunction"). In the event any such Injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such Injunction lifted, stayed or reversed.

          (f) Proceedings. There shall not be instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

     7.2 Conditions to Obligations of Acquirer to Effect the Merger. The obligation of Acquirer to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Acquirer:

          (a) (i) The representations and warranties of the Company in this Agreement shall be true and correct in all respects (except to the extent the representation or warranty is qualified by materiality or the phrase "Material Adverse Effect," in which case it shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though such representations and warranties had been made as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representation or warranty to be true and correct would not, individually or on an aggregate basis, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; (ii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (iii) the Company shall have delivered to Acquirer a certificate to the effect that each of the conditions specified in (i) and
     (ii) above is satisfied in all respects;

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change, circumstance or event concerning the Company and its Subsidiaries, taken as a whole, that has had or could be reasonably likely to have a Material Adverse Effect on the Company.

          (c) Acquirer shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons listed on Schedule 5.7 of the Company Disclosure Schedule whose consent or approval may be required in connection with the Merger.

          (d) The employment agreements of each of Dennis Capovilla and Kim Orumchian, each dated as of the date hereof, shall be in full force and effect and there shall be no breach or threatened breach of any such agreements.

     7.3 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Company:

          (a) The representations and warranties of Acquirer in this Agreement shall be true and correct in all respects (except to the extent the representation or warranty is qualified by materiality or the phrase "Material Adverse Effect," in which case it shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though such representations and warranties had been made as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representation or warranty to be true and correct would not, individually or on an aggregate basis, have a Material Adverse Effect on the Acquirer;

          (b) Acquirer shall have performed in all material respects all obligations required to be performed by it under this Agreement; and

          (c) Acquirer shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.3(a) and (b) is satisfied in all respects.

          (d) The shares of Acquirer Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market System, subject to official notice of issuance.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company or Acquirer:

          (a) by mutual written consent of Acquirer and the Company;

          (b) by any of Acquirer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) By Acquirer if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Acquirer its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Alternative Transaction, (iii) shall have endorsed, approved or recommended any Alternative Transaction or (iv) shall have resolved to do any of the foregoing;

          (d) By Acquirer if (i) any of the conditions set forth in Section 7.2 (other than 7.2(a)) shall have become incapable of fulfillment and shall not have been waived by Acquirer or (ii) (1) any of the conditions set forth in Section 7.2(a) shall have become incapable of fulfillment and shall not have been waived by Acquirer or (2) the Company shall breach any covenant or other obligations hereunder in any material respect and, within 15 days after written notice of such breach to the Company from Acquirer, such breach shall not have been cured in all material respects or waived by Acquirer and the Company shall not have provided reasonable assurance to Acquirer that such breach will be cured in all material respects on or before the Effective Time;

          (e) By the Company, if (i) any of the conditions set forth in Section
     7.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) the Acquirer shall breach any covenant or other obligations hereunder in any material respect and, within 15 days after written notice of such breach to Acquirer from the Company, such breach shall not have been cured in all material respects or waived by the Company, and the Acquirer shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time;

          (f) By the Company, in accordance with Section 5.4(j); and

          (g) By any of the Company or Acquirer, in the event that the other party has not used commercially reasonable efforts to file the Registration Statement with the SEC before October 2, 2000; provided, however, that neither the Company nor the Acquirer may terminate this Agreement pursuant to this Section 8.1(g) on or after the time that the Registration Statement has been filed with the SEC.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     8.2 Effect of Termination. Except as hereinafter specified, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement; provided, further, however, that this Section 8.2, and Sections 5.4, 6.4, 6.8 and 9.6 shall survive the termination of this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that changes the amount or type of consideration into which the Company Common Stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     8.4 Waiver.  At any time prior to the Effective Time, any party hereto may
(a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger and shall not survive the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties, which covenant and agreement shall survive in accordance with their respective terms.

     9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

        (a) if to the Company:

               FatBrain.com, Inc.
               2550 Walsh Avenue
               Santa Clara, CA 95051
               Attn: President
               Fax No.: (408) 854-0100

           with a copy to:

               Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 225 Wyman Street
               Waltham, MA 02451
               Attn: Jay K. Hachigian, Esq.
               Fax No.: (781) 622-1622

        (b) if to Acquirer:

               barnesandnoble.com inc.
               76 Ninth Avenue, 11th Floor
               New York, NY 10011
               Attn: Frank Caesar, Esq.
                     Vice President, Legal Services
               Fax No.: (212) 414-6712

               with copies to:

               Robinson Silverman Pearce Aronsohn & Berman LLP
               1290 Avenue of the Americas
               New York, New York 10104
               Attn: Michael N. Rosen, Esq.
               Fax Number: (212) 541-4630

     9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     9.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.5 Incorporation of Exhibits. The Company Disclosure Schedule attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     9.6 Fees, Expenses and Other Payments. Except as otherwise set forth in this Section 9.6, all expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Acquirer shall pay all costs and expenses with respect to the printing, filing and mailing of the Registration Statement (and any amendment thereto) and any filing fees under the HSR Act.

     9.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles thereof. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, this Agreement may be brought in the United States District Court for the Southern District of New York or any other state court (and in the appropriate appellate courts) of the State of New York, and each of the parties hereby (i) consents to the jurisdiction of such courts in any such suit, action or proceeding, (ii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum and (iii) agrees not to bring any action related to this agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts). Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 9.2 shall be deemed effective service of process on such party.

     9.8 Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

     9.9 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A telecopy signature of any party shall be considered to have the same binding legal effect as the original signature.

     9.11 Entire Agreement. This Agreement (including the Company Disclosure Schedule) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.12 No Third Party Beneficiaries.  Except as otherwise provided for in
Section 6.3, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          BARNESANDNOBLE.COM INC.

                                          By: /s/ MARIE TOULANTIS
                                            ------------------------------------
                                          Name: Marie Toulantis
                                          Title:   Chief Financial Officer

                                          FATBRAIN.COM, INC.

                                          By: /s/ DENNIS CAPOVILLA
                                            ------------------------------------
                                          Name: Dennis Capovilla
                                          Title:   President

                                                                         ANNEX B

                             STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT (this "Agreement"), dated as of September 13, 2000, by and between BARNESANDNOBLE.COM INC., a Delaware corporation ("Acquirer"), and the holders (the "Stockholders") of the shares of common stock, par value $.001 per share (the "Company Common Stock"), of FATBRAIN.COM, INC., a Delaware corporation (the "Company"), set forth on the signature pages hereof. Capitalized terms used and not otherwise defined herein and which are defined in the Merger Agreement (as defined below) shall have the respective meanings ascribed to such terms in the Merger Agreement.

                              W I T N E S S E T H:

     WHEREAS, concurrently with the execution and delivery of this Agreement, Acquirer and the Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Company will be merged with and into Acquirer (the "Merger"), with Acquirer Company being the surviving corporation in the Merger; and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Acquirer has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

     1. Voting Agreement.

     (a) Each Stockholder owns the shares of Company Common Stock set forth on Schedule A attached hereto (hereinafter referred to as "Shares"). For purposes of this Agreement, in the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, stock-split, recapitalization, combination, exchange of shares or the like, the term "Shares" shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Shares shall also include any additional shares of Company Common Stock acquired by any Stockholder after the date hereof.

     (b) Each Stockholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted) all Shares that such Stockholder is entitled to vote, at the Company's Stockholders' Meeting as follows: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, the performance by the Company of each of the actions contemplated by the Merger Agreement and this Agreement and all actions required in furtherance thereof and hereof; (ii) against any Alternative Transaction; and
(iii) against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Section 7.2 of the Merger Agreement not being fulfilled.

     (c) Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. Each Stockholder represents that any outstanding proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies are hereby revoked.

     (d) Each Stockholder understands and acknowledges that Acquirer is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     2. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

     3. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Acquirer as follows:

          (a) Ownership of Shares. The Stockholder is the record and beneficial owner of its Shares. The Stockholder has sole voting power and sole power to issue instructions with respect to any and all of the matters set forth in this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to any and all of its Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement, arrangement or understanding (in each case, oral or written) to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders' agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (c) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) to the Stockholders' knowledge, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its Shares may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its Shares.

          (d) No Encumbrances. Except as permitted by this Agreement, the Shares and the certificates representing such Shares are now, and the Shares at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all encumbrances, liens, restrictions, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

          (e) No Additional Ownership. Except for the Shares and as otherwise set forth on Schedule 3(e) attached hereto, the Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

          (f) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

          (g) Reliance by Acquirer. The Stockholder understands and acknowledges that Acquirer is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

     4. Representations and Warranties of Acquirer. Acquirer represents and warrants to each Stockholder that the execution, delivery and performance of this Agreement by Acquirer and the consummation by it of the transactions contemplated hereby are within the requisite corporate power and authority of Acquirer and have been duly authorized by all necessary corporate and stockholder action on the part of Acquirer. This Agreement has been duly executed by Acquirer and constitutes the legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms.

     5. Covenants of the Stockholders. Each Stockholder hereby covenants and agrees that:

          (a) No Proxies or Encumbrances on the Stockholders' Shares. Except pursuant to the terms of this Agreement, the Stockholder shall not, without the prior written consent of Acquirer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares, or solicit to do any of the foregoing, during the term of this Agreement.

          (b) No Shopping. From the date hereof until the termination hereof, the Stockholder, in its capacity as a Stockholder, will not, and will not authorize or knowingly permit any investment bankers, attorneys, accountants, consultants and other agents or advisors ("Representatives") of the Stockholder to, directly or indirectly, (i) take any action to solicit, initiate or facilitate or encourage the submission of any Alternative Transaction, or (ii) engage in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Alternative Transaction; provided, that notwithstanding any other provision of this Agreement, the Stockholder may take any action in its capacity as an officer or director of the Company that would be permitted to be taken in accordance with the terms and conditions of the Merger Agreement.

          (c) Notification. The Stockholder will notify Acquirer promptly (but in no event later than 48 hours) (orally and in writing) if any proposal or offer is received by, any information is requested from, or any discussions or negotiations are sought to be instituted or continued with, the Stockholder, relating to the acquisition of beneficial ownership of such Stockholder's Shares. The notice shall state the identity of the person and the material terms and conditions of such proposal or offer. The Stockholder shall keep Acquirer reasonably apprised of any material development with respect to such proposals or offers. The Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably expected to lead to, any Alternative Transaction.

     6. Lock-Up.

     (a) Each Stockholder agrees that, without the prior written consent of Acquirer, they shall not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any of the Acquirer Common Stock issued to such Stockholder in connection with the Merger, any options or warrants to purchase any Acquirer Common Stock, or any securities convertible into or exchangeable for any Acquirer Common Stock that they acquire upon completion of the Merger, for a period commencing from the date of receipt of such securities through and including the earlier of (a) the six-month anniversary of the Effective Time and (b) the date immediately after (1) any merger, reorganization or consolidation of Acquirer with or into any entity if persons who were beneficial owners of securities of Acquirer entitled to vote generally in the election of directors ("Voting Securities") immediately before such merger, reorganization or consolidation are not, immediately thereafter, the beneficial owners, directly or indirectly, of at least 50% of the then-outstanding Voting Securities of the entity surviving or resulting from such merger, reorganization or consolidation in substantially the same respective proportions as their beneficial ownership of the previously outstanding Voting Securities of Acquirer or (ii) the sale or other disposition of all or substantially all of the consolidated assets of Acquirer (the "Lock-Up Period").

     (b) The restrictions set forth in the Section 6 shall not apply to (i) transactions relating to Acquirer Common Stock acquired in open market transactions, (ii) the transfer, if the undersigned is an individual, to his or her immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, either during his or her lifetime or on death by will or intestacy, or (iii) the transfer, if the undersigned is a limited liability company, partnership, corporation, trust or similar entity, to members, partners (or retired partners who retire after the date hereof), shareholders, or beneficiaries, as the case may be, of the undersigned as a distribution; provided, however, that the undersigned shall not transfer any shares of Acquirer Common Stock to a total of more than ten (10) persons under the foregoing clauses (ii) or (iii), and all transferees described in (ii) or (iii) above will be required to agree in writing to be bound by the terms hereof as a condition of any such transfer.

     (c) In order to enforce this lock-up provision, the Stockholders agree that, at the sole discretion of the Acquirer, "stop transfer" instructions may be placed against all of the Acquirer Common Stock issuable to the Stockholders in connection with the Merger on the transfer books of Acquirer's stock transfer agent until the conclusion of the Lock-Up Period.

     7. Stop Transfer. Except as otherwise permitted in Section 6 hereof, the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares.

     8. Disclosure. The Stockholder permits Acquirer to publish and disclose in the Registration Statement (including all documents and schedules filed with the SEC) and other filings and communications their identity and ownership of the Shares and the nature of their commitments, arrangements and understandings under this Agreement.

     9. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in a reasonably prompt manner, the transactions contemplated by this Agreement.

     10. Termination. The covenants and agreements contained in this Agreement shall terminate upon (i) the consummation of the Merger, except for the covenants in Section 6, which shall survive for the period provided therein, or
(ii) the termination of the Merger Agreement in accordance with its terms.

     11. Miscellaneous.

     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, guardians, administrators or representatives. Notwithstanding any transfer of the Shares, each Stockholder shall remain liable for the performance of all obligations of such Stockholder under this Agreement.

     (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Acquirer may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Acquirer, but no such assignment shall relieve Acquirer of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the addresses set forth on the signature pages hereto.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Liability of Stockholders. The liability of the Stockholders for the representations, warranties, covenants and obligations contained in this Agreement shall be several and not joint.

     (h) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by such party of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (i) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (k) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                            (SIGNATURE PAGES FOLLOW)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          BARNESANDNOBLE.COM INC.

                                          By: /s/ MARIE TOULANTIS
                                            ------------------------------------
                                          Name: Marie Toulantis
                                          Title: Chief Financial Office

                                          STOCKHOLDERS:

                                          Vulcan Ventures Incorporated

                                          By: /s/ WILLIAM D. SAVERY
                                            ------------------------------------
                                          Name: William D. Savery
                                          Title: President

                                          Sierra Ventures V

                                          By: /s/ PETER C. WENDELL
                                            ------------------------------------
                                          Name: Peter C. Wendell
                                          Title: General Partner

                                          /s/ CHRIS MACASKILL
                                          --------------------------------------
                                          Chris MacAskill

                                          Highland Capital Partners IV Limited
                                          Partnership
                                          Highland Entrepreneurs Fund IV Limited
                                          Partnership

                                          By: /s/ KEITH BENJAMIN
                                            ------------------------------------
                                          Name: Keith Benjamin
                                          Title: General Partner

                                          APV Technology Partners II LP
                                          APV Technology Partners US LP
                                          APV Technology Partners LP

                                          By: /s/ PETER G. BODINE
                                            ------------------------------------
                                          Name: Peter G. Bodine
                                          Title: Partner

                                          /s/ KIM ORUMCHIAN
                                          --------------------------------------
                                          Kim Orumchian

                                   SCHEDULE A

NAME AND ADDRESS OF STOCKHOLDERS                                  NUMBER OF SHARES
--------------------------------                              ------------------------
Vulcan Ventures Incorporated................................         1,501,791
  Attn: Scott Fallis
  110, 110th Avenue Northeast, Suite 550
  Bellevue, WA 98004
Sierra Venture V............................................          938,143
  3000 Sand Hill Road
  Building 4, Number 200
  Menlo Park, CA 94025
Chris MacAskill.............................................          786,458
  c/o MightyWords.com
  2550 Walsh Avenue
  Santa Clara, CA 95051
Highland Capital Partners IV Limited Partnership............          479,157
Highland Entrepreneurs Fund IV Limited Partnership
  c/o Testa Herwitz and Tibeault
  Attn: Malcolm Nicholls
  125 High Street
  Boston, MA 02110
APV Technology Partners II LP...............................          343,603
APV Technology Partners US LP
APV Technology Partners LP
  535 Middlefield Road
  Menlo Park, CA 94025
Kim Orumchian...............................................  668,100 (plus options to
  1621 El Camino Real                                         purchase 441,432 shares
  Palo Alto, CA 94306                                             of common stock)

                                                                         ANNEX C

                    OPINION OF FINANCIAL ADVISOR TO FATBRAIN

September 11, 2000

The Board of Directors
Fatbrain.com, Inc.
2550 Walsh Avenue
Santa Clara, CA 95051

Attention: Dennis Capovilla
           Chief Executive Officer

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Fatbrain.com, Inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with barnesandnoble.com, inc. (the "Buyer"). Pursuant to a substantially final draft copy of the Merger Agreement, to be dated and executed as of September 13, 2000 (the "Agreement"), between the Company and the Buyer, the Company will merge into the Buyer, and stockholders of the Company will receive for each share of Common Stock, par value $0.001 per share, of the Company held by them consideration equal to $4.25, consisting of a combination of $1.06 in cash and a number of shares of Class A Common Stock of the Buyer, par value $0.001 per share, determined in accordance with a formula set forth in the Agreement, provided that in no event shall more than 25% of the aggregate consideration consist of cash. In addition, pursuant to the Agreement Buyer has agreed to provide to the Company two months of interim debt financing, in the amount of $2.0 million per month commencing on November 1, 2000, pending the consummation of the Merger (the "Interim Financing").

     In arriving at our opinion, we have reviewed (i) a final draft copy of the Agreement, the Stockholder Agreements (as defined in the Agreement) and the form of note which will evidence the Interim Financing; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and the Buyer; (v) the audited financial statements of the Company and the Buyer for the fiscal year ended January 31, 2000 and December 31, 1999, respectively, and the unaided financial statements of the Company and the Buyer for the period ended April 30, 2000 and June 30, 2000, respectively; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have visited certain representative facilities of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. Furthermore, we understand that the Company has experienced substantial challenges in obtaining the capital required to continue to operate its business and has restricted access to credit facilities and other forms of funding.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in the Agreement, and in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions (including the Interim Financing) contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company or the Buyer. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          J.P. Morgan Securities Inc.

                                          /s/ PETER ENGEL
                                          --------------------------------------
                                          Peter Engel
                                          Managing Director

                                                                         ANNEX D

                          DELAWARE RIGHTS OF APPRAISAL
                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                  FORM OF PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BARNESANDNOBLE.COM INC. FOR THE SPECIAL MEETING, __________, 2000


         The undersigned stockholder of barnesandnoble.com inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Leonard Riggio and Stephen Riggio, or either of them, his or her true and lawful agents and proxies with full power of substitution in each of them to attend the Special Meeting of stockholders of the Company to be held on __________, 2000, at 10:00 a.m., local time, at ________________, New York, New York, and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SET FORTH ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                    BARNESANDNOBLE.COM INC.
                                                    76 NINTH AVENUE, 11TH FLOOR
                                                    NEW YORK, NY 10011

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

         THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS BELOW. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE APPROVAL OF THE PROPOSAL SET FORTH IN PARAGRAPH 1 BELOW, AS DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS OF THE COMPANY DATED__________, 2000 HERETOFORE RECEIVED BY THE UNDERSIGNED, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE   / /

         1. The adoption and approval of the Agreement and Plan of Merger entered into by the Company and Fatbrain.com , Inc., a Delaware corporation ("Fatbrain"), dated as of September 13, 2000, providing for the merger of Fatbrain with and into the Company.

                     / / FOR           / / AGAINST              / / ABSTAIN

         2. To vote and otherwise represent the undersigned on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

         The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Joint Proxy Statement/Prospectus of the Company dated__________, 2000 relating to the Special Meeting.

                          / / MARK HERE IF YOU PLAN TO ATTEND THE MEETING IN
                           PERSON. Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for an entity or in another representative capacity, please give the full title under signature(s).

                           ----------------------------------------------------
                           Signature

                           ----------------------------------------------------
                           Signature, if held jointly

                           Dated:                                       , 2000
                                 --------------------------------------

         The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said Special Meeting and any and all adjournments or postponements thereof. IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

         PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE whether or not you expect to attend the Special Meeting. You may nevertheless vote in person if you do attend.

 --------------------------FOLD AND DETACH HERE--------------------------------